As filed with the U.S. Securities and Exchange Commission on December 1, 2023
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
REALTY INCOME CORPORATION
(Exact name of registrant as specified in its charter)
Maryland (State or other jurisdiction of incorporation or organization)	6798 (Primary Standard Industrial Classification Code Number)	33-0580106 (I.R.S. Employer Identification No.)
11995 El Camino Real
San Diego, California 92130
(858) 284-5000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Michelle Bushore
Executive Vice President, Chief Legal Officer, General Counsel and Secretary
Realty Income Corporation
11995 El Camino Real, San Diego, California 92130
(858) 284-5000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Charles K. Ruck, Esq. Darren J. Guttenberg, Esq. Abigail C. Smith, Esq. Latham & Watkins LLP 650 Town Center Drive 20th Floor Costa Mesa, California 92626 (714) 540-1235	Rochelle Thomas Executive Vice President, General Counsel and Secretary Spirit Realty Capital, Inc. 2727 North Harwood Street, Suite 300 Dallas, Texas 75201 (972) 476-1900	Adam O. Emmerich, Esq. Karessa L. Cain, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed document.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.   ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)   ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)   ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such dates as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities offered by this proxy statement/prospectus has been filed with the U.S. Securities and Exchange Commission. These securities may not be sold nor may offers to buy these securities be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
PRELIMINARY — SUBJECT TO COMPLETION — Dated December 1, 2023
MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
Dear Fellow Stockholders of Spirit Realty Capital, Inc.:
The board of directors of Spirit Realty Capital, Inc., a Maryland corporation (“Spirit”), has unanimously approved an Agreement and Plan of Merger, dated as of October 29, 2023 (as amended from time to time, the “Merger Agreement”), by and among Spirit, Realty Income Corporation, a Maryland corporation (“Realty Income”), and Saints MD Subsidiary, Inc., a Maryland corporation and a direct wholly owned subsidiary of Realty Income (“Merger Sub”). Pursuant to the terms and conditions of the Merger Agreement, Spirit will be merged with and into Merger Sub, with Merger Sub continuing as the surviving corporation (the “Merger”).
In connection with the Merger, (i) each share of Spirit common stock, par value $0.05 per share (“Spirit common stock”) issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) will be converted into 0.762 (the “Exchange Ratio”) newly issued shares of Realty Income common stock, par value $0.01 per share (“Realty Income common stock”), subject to adjustment as provided for in the Merger Agreement, and cash in lieu of fractional shares, and (ii) each share of Spirit 6.000% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share (“Spirit Series A preferred stock”), issued and outstanding immediately prior to the Effective Time will be converted into one newly issued share of 6.000% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share, of Realty Income (“Realty Income Series A preferred stock”), with the terms thereof materially unchanged.
The Exchange Ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing of the Merger. Spirit common stock and Realty Income common stock are each traded on the New York Stock Exchange (the “NYSE”) under the ticker symbols “SRC” and “O,” respectively, and Spirit Series A preferred stock is traded on the NYSE under the ticker symbol “SRC-A” and under the alternate ticker symbol “SRC-PA.” Realty Income Series A preferred stock is expected to be listed on the NYSE at the closing of the Merger under the ticker symbol “OA”. Based on the closing price of Realty Income common stock on the NYSE of $49.00 on October 27, 2023, the last trading day before public announcement of the proposed Merger, the Exchange Ratio represented approximately $37.34 in Realty Income common stock for each share of Spirit common stock, which represented a premium of approximately 15.4% to the closing price per share of Spirit common stock on October 27, 2023. Based on the closing price of Realty Income common stock on the NYSE of $      on                 ,   the latest practicable date before the date of this proxy statement/prospectus, the Exchange Ratio represented approximately $      in Realty Income common stock for each share of Spirit common stock.
The value of the consideration paid to holders of Spirit common stock will fluctuate with changes in the market price of Realty Income common stock. We urge you to obtain current market quotations of Realty Income common stock and Spirit common stock.
Based upon the number of outstanding shares of Spirit common stock (including each share underlying restricted stock awards and shares underlying performance share awards in respect of Spirit common stock (restricted stock awards and performance share awards collectively, the “Spirit Equity Awards”)) on the record date of                 , 2023 for the Spirit special meeting, we anticipate that Realty Income will issue approximately                 shares of Realty Income common stock and 6,900,000 shares of Realty Income Series A preferred stock in connection with the Merger.
Upon completion of the Merger, based on the shares of Realty Income common stock and Spirit common stock outstanding as of the date of the Merger Agreement, we estimate that legacy Realty Income common stockholders will own approximately 87% of the common stock of Realty Income, and legacy Spirit common stockholders will own approximately 13% of the common stock of Realty Income.
Spirit has scheduled a special meeting of its common stockholders in connection with the Merger. The Spirit special meeting will be held virtually via live audio webcast at            , on            , 2024, at            , Central Time.

At the special meeting of Spirit stockholders, Spirit stockholders will be asked to consider and vote on (i) a proposal to approve the Merger and the transactions contemplated by the Merger Agreement, on the terms and subject to the conditions of the Merger Agreement (the “Merger Proposal”), (ii) a proposal to approve, by advisory (non-binding) vote, certain compensation that may be paid or become payable to Spirit’s named executive officers in connection with the completion of the Merger (the “Compensation Proposal”) and (iii) a proposal to approve the adjournment of the Spirit special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Merger Proposal, if there are insufficient votes at the time of such adjournment to approve the Merger Proposal (the “Adjournment Proposal”).
Your vote is very important, regardless of the number of shares you own. The record date for determining the stockholders entitled to receive notice of, and to vote at, the Spirit special meeting is the close of business on                  , 2023. The Merger cannot be completed without the approval of the holders of Spirit common stock. We urge you to read this proxy statement/prospectus carefully. The obligations of Realty Income and Spirit to complete the Merger are subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement. More information about Realty Income, Spirit, the special meeting, the Merger Agreement and the transactions contemplated thereby, including the Merger, is included in this proxy statement/prospectus. You should also consider carefully the risks that are described in the “Risk Factors” section of this proxy statement/prospectus.
Whether or not you plan to attend the Spirit special meeting, please submit your proxy as soon as possible to make sure that your shares of Spirit common stock are represented at the special meeting.
The Spirit board of directors recommends that Spirit stockholders vote “FOR” the Merger Proposal, which approval is necessary to complete the Merger, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal.
On behalf of the Spirit board of directors, thank you for your consideration and continued support. We look forward to the successful combination of Realty Income and Spirit.
Sincerely,
Richard I. Gilchrist Chairman of the Board	Jackson Hsieh Chief Executive Officer and President
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined that this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
This proxy statement/prospectus is dated           , 202  and is first being mailed to stockholders of Spirit on or about                  , 202 .

Spirit Realty Capital, Inc.
2727 North Harwood Street, Suite 300
Dallas, Texas 75201
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On                  , 2024
Dear Fellow Stockholders of Spirit Realty Capital, Inc.:
We are pleased to invite you to attend a special meeting of stockholders of Spirit Realty Capital, Inc. (“Spirit”), which will be held virtually on                  , 2024, at                  , Central Time (the “Spirit special meeting”). To attend the Spirit special meeting, you must register prior to the start of the Spirit special meeting at           and enter the unique control number included on your voting instruction form or proxy card. After completing your registration, you will receive further instructions via email, including a unique link that will allow you to access the Spirit special meeting and to vote and submit questions during the Spirit special meeting. At the Spirit special meeting, you will be asked to consider and vote upon the following matters:
•
a proposal to approve the merger of Spirit with and into Saints MD Subsidiary, Inc. (“Merger Sub”), with Merger Sub continuing its existence as a wholly owned subsidiary of Realty Income Corporation (“Realty Income”), on the terms and subject to the conditions of the Agreement and Plan of Merger, dated as of October 29, 2023 (as amended from time to time, the “Merger Agreement”), by and among Spirit, Realty Income and Merger Sub, and the transactions contemplated thereby, as more fully described in the enclosed proxy statement/prospectus (the “Merger Proposal”);

•
a proposal to approve, by advisory (non-binding) vote, certain compensation that may be paid or become payable to Spirit’s named executive officers in connection with the completion of the Merger (the “Compensation Proposal”); and

•
a proposal to approve the adjournment of the Spirit special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Merger Proposal, if there are insufficient votes at the time of such adjournment to approve such proposal (the “Adjournment Proposal”).

The approval by holders of Spirit common stock of the Merger Proposal is a condition to the completion of the Merger.
Please refer to the attached proxy statement/prospectus for further information with respect to the business to be transacted at the Spirit special meeting.
Holders of record of Spirit common stock, par value $0.05 per share (“Spirit common stock”), at the close of business on                  , 2023, the record date, are entitled to notice of, and to vote on, all proposals at the Spirit special meeting and any adjournments or postponements of the Spirit special meeting. Holders of record of Spirit 6.000% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share, on the record date are entitled to notice of, but may not vote at, the Spirit special meeting.
The Merger Proposal requires the affirmative vote of holders of a majority of the outstanding shares of Spirit common stock. The Compensation Proposal requires the affirmative vote of the majority of the votes cast by holders of Spirit common stock at the Spirit special meeting, assuming a quorum is present. The Adjournment Proposal requires the affirmative vote of the majority of the votes cast by holders of Spirit common stock at the Spirit special meeting, assuming a quorum is present.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPIRIT SPECIAL MEETING, PLEASE FOLLOW THE INSTRUCTIONS ON YOUR PROXY CARD TO VOTE BY TELEPHONE OR INTERNET AS PROMPTLY AS POSSIBLE, OR PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE PRE-ADDRESSED POSTAGE-PAID ENVELOPE. IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER OR OTHER NOMINEE, PLEASE FOLLOW THE VOTING INSTRUCTIONS PROVIDED BY SUCH BANK, BROKER OR OTHER NOMINEE.
By Order of the Board of Directors,
Rochelle Thomas
Executive Vice President, General Counsel and Secretary
                  , 202
Dallas, Texas

ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates by reference important business and financial information about Realty Income and Spirit from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:
Realty Income Corporation 11995 El Camino Real San Diego, California 92130 (858) 284-5000 Attn.: Investor Relations	Spirit Realty Capital, Inc. 2727 North Harwood Street, Suite 300 Dallas, Texas 75201 (972) 476 1900 Attn.: Investor Relations

Or

D.F. King & Co., Inc. 48 Wall Street, 22nd floor New York, NY 10005 Call Toll-Free: (866) 356-7814 Email: SRC@dfking.com
Investors may also consult the websites of Realty Income or Spirit for more information concerning the Merger and the other transactions described in this proxy statement/prospectus. The website of Realty Income is www.realtyincome.com and the website of Spirit is www.spiritrealty.com. Information included on these websites is not incorporated by reference into this proxy statement/prospectus.
If you would like to request any documents, please do so by           , 2024, in order to receive them before the Spirit special meeting.
For more information, see “Where You Can Find More Information.”

ABOUT THIS DOCUMENT
This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission by Realty Income Corporation (File No. 333-          ), constitutes a prospectus of Realty Income under Section 5 of the Securities Act with respect to the Realty Income common stock and Realty Income Series A preferred stock to be issued in connection with the Merger. This document also constitutes a proxy statement of Spirit under Section 14(a) of the Exchange Act. It also constitutes a notice of meeting with respect to the special meeting of Spirit stockholders, at which holders of Spirit common stock will be asked to vote upon certain proposals to approve the Merger and/or other related matters.
You should rely only on the information contained or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated           , 202 . You should not assume that the information contained in, or incorporated by reference into, this proxy statement/prospectus is accurate as of any date other than the date on the front cover of those documents. Neither the mailing of this proxy statement/prospectus to Spirit stockholders nor the issuance of Realty Income common stock or Realty Income Series A preferred stock in connection with the Merger will create any implication to the contrary.
This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this proxy statement/prospectus regarding Realty Income has been provided by Realty Income and information contained in this proxy statement/prospectus regarding Spirit has been provided by Spirit.

CERTAIN DEFINED TERMS
The following terms are used throughout this proxy statement/prospectus. Unless stated otherwise, the terms set forth below, whenever used in this proxy statement/prospectus, have the following meanings:
•
“Closing” means the closing of the Merger.

•
“Closing Date” means the date on which the Closing actually occurs.

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“Code” means the Internal Revenue Code of 1986, as amended.

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“combined company” means Realty Income and its subsidiaries after the effective time of the Merger.

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“Effective Time” means the date and time the Merger becomes effective.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

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“Exchange Act” means the Securities Exchange Act of 1934, as amended.

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“Exchange Ratio” means the right to receive 0.762 shares of Realty Income common stock for each share of Spirit common stock.

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“GAAP” means generally accepted accounting principles as applied in the United States.

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“J.P. Morgan” means J.P. Morgan Securities LLC, financial advisor to Spirit.

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“Merger” means the merger of Spirit with and into Merger Sub, with Merger Sub continuing as the surviving entity.

•
“Merger Agreement” means the Agreement and Plan of Merger, dated as of October 29, 2023, by and among Realty Income, Merger Sub and Spirit, as it may be amended from time to time, a copy of which is attached as Annex A to this proxy statement/prospectus and is incorporated herein by reference.

•
“Merger Sub” means Saints MD Subsidiary, Inc., a Maryland corporation and a direct wholly owned subsidiary of Realty Income.

•
“MGCL” means the Maryland General Corporation Law.

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“Morgan Stanley” means Morgan Stanley & Co. LLC, financial advisor to Spirit.

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“NYSE” means the New York Stock Exchange.

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“Realty Income” means Realty Income Corporation, a Maryland corporation.

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“Realty Income Articles” means the Articles of Incorporation of Realty Income, as amended, restated, supplemented or corrected from time to time.

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“Realty Income board of directors” means the board of directors of Realty Income.

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“Realty Income Bylaws” means the Amended and Restated Bylaws of Realty Income.

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“Realty Income common stock” means the common stock of Realty Income, par value $0.01 per share.

•
“Realty Income Series A preferred stock” means the 6.000% Series A Cumulative Redeemable Preferred Stock of Realty Income, par value $0.01 per share to be issued in the Merger.

•
“record date” means the record date for the Spirit special meeting, which is the close of business on          , 2023.

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“REIT” means a real estate investment trust for U.S. federal income tax purposes.

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“SEC” means the U.S. Securities and Exchange Commission.

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“Securities Act” means the Securities Act of 1933, as amended.

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“Spirit” means Spirit Realty Capital, Inc., a Maryland corporation.

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“Spirit board of directors” means the board of directors of Spirit.

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“Spirit common stock” means the common stock of Spirit, par value $0.05 per share.

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“Spirit Equity Awards” means Spirit restricted stock awards and Spirit performance share awards, collectively.

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“Spirit Equity Plan” means that certain Second Amended and Restated Spirit and Spirit Partnership 2012 Incentive Award Plan, as amended.

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“Spirit performance share award” means an award of the right to receive Spirit common stock subject to performance-based vesting conditions granted under the Spirit Equity Plan.

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“Spirit restricted stock award” means an award of Spirit common stock subject to vesting, repurchase or other lapse restriction granted under the Spirit Equity Plan.

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“Spirit Series A preferred stock” means the 6.000% Series A Cumulative Redeemable Preferred Stock of Spirit, par value $0.01 per share.

•
“Spirit Partnership” means Spirit Realty, L.P., a Delaware limited partnership.

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“Spirit Partnership Agreement” means Second Amended and Restated Agreement of Limited Partnership of Spirit Realty, L.P., dated as of October 3, 2017, as amended from time to time.

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“Spirit Partnership Preferred Units” has the meaning assigned to the term “Preferred Units” in the Second Amended and Restated Agreement of Limited Partnership of Spirit Realty, L.P., dated as of October 3, 2017, as amended from time to time.

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“Spirit Partnership Units” has the meaning assigned to the term “Partnership Unit” in the Second Amended and Restated Agreement of Limited Partnership of Spirit Realty, L.P., dated as of October 3, 2017, as amended from time to time.

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“Spirit Stockholder Approval” means the affirmative vote of the holders of a majority of the outstanding Spirit common stock entitled to vote on the approval of the Merger.

•
“Wells Fargo” means Wells Fargo Securities, LLC, financial advisor to Realty Income.

i

QUESTIONS AND ANSWERS
The following are answers to some questions that you, as a stockholder of Spirit, may have regarding the proposed transactions between Realty Income, Spirit and Merger Sub, and the other matters being considered at the Spirit special meeting. You are encouraged to carefully read this proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the Merger and the other matters being considered at the Spirit special meeting. Additional important information is also contained in the annexes to and the documents incorporated by reference into this proxy statement/prospectus.
Q.
What is the Merger?

A.
Realty Income and Spirit have agreed to a transaction, pursuant to the terms of the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus.

Pursuant to the Merger Agreement, Spirit will merge with and into Merger Sub, with Merger Sub continuing as the surviving corporation and a wholly owned subsidiary of Realty Income.
In connection with the Merger, each share of Spirit common stock issued and outstanding immediately prior to the Effective Time will be converted into 0.762 newly issued shares of Realty Income common stock, subject to adjustment as provided for in the Merger Agreement, and cash in lieu of fractional shares. The Exchange Ratio is generally fixed and will not be adjusted to reflect stock price changes prior to the closing of the Merger. The Exchange Ratio may be adjusted in certain limited circumstances, including a recapitalization, stock or unit split, stock or unit dividend or other distribution, reclassification, combination or exchange offer of shares or other similar transaction involving Realty Income or Spirit.
In addition, each share of Spirit Series A preferred stock issued and outstanding immediately prior to the Effective Time will be automatically converted into one newly issued share of Realty Income Series A preferred stock, with the terms thereof materially unchanged. The terms of the newly issued shares of Realty Income Series A preferred stock will be set forth in the articles supplementary classifying and designating the Realty Income Series A preferred stock (the “Realty Income Series A articles supplementary”), the form of which is included as Exhibit A to the Merger Agreement, which is attached to this proxy statement/prospectus as Annex A. As a result of the Merger, the shares of Spirit 6.000% Series A Cumulative Redeemable Preferred Stock will no longer be outstanding and will be automatically canceled and retired and will cease to exist as shares of Spirit Series A preferred stock. For more information, see “The Merger Agreement — Merger Consideration.”
Upon completion of the Merger, based on the shares of Realty Income common stock and Spirit common stock outstanding as of the date of the Merger Agreement, we estimate that legacy Realty Income common stockholders will own approximately 87% of the common stock of Realty Income, and legacy Spirit common stockholders will own approximately 13% of the common stock of Realty Income.
Q.
What happens if the market price of shares of Realty Income common stock or Spirit common stock changes before the closing of the Merger?

A.
No change will be made to the Exchange Ratio of 0.762 if the market price of shares of Realty Income common stock or Spirit common stock changes before the Effective Time. Because the Exchange Ratio is fixed, the value of the consideration to be received by Spirit stockholders in the Merger will depend on the market price of shares of Realty Income common stock at the time of the Merger.

Q.
Why am I receiving this proxy statement/prospectus?

A.
The Merger cannot be completed, unless the holders of Spirit common stock vote to approve the Merger and the transactions contemplated by the Merger Agreement, on the terms and subject to the conditions of the Merger Agreement (the “Merger Proposal”). Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Spirit common stock.

Spirit will hold a special meeting of its stockholders (the “Spirit special meeting”) to obtain this approval and approvals for other related proposals as described herein. Holders of record of Spirit Series A preferred stock on the record date are entitled to notice of, but may not vote at, the Spirit special meeting.
This proxy statement/prospectus contains important information about the Merger and the other proposals being considered and voted on at the Spirit special meeting, and you should read it carefully. It is a proxy statement because the Spirit board of directors is soliciting proxies from its stockholders. It is a prospectus because Realty Income will issue shares of Realty Income common stock and shares of Realty Income Series A preferred stock. The enclosed voting materials allow Spirit stockholders to vote their shares without attending the Spirit special meeting.
Realty Income is not required to obtain stockholder approval in connection with the issuance of Realty Income common stock or Realty Income Series A preferred stock pursuant to the terms of the Merger Agreement and applicable law.
Your vote is important. We encourage you to vote as soon as possible.
Q.
Why is the Spirit board of directors recommending the approval of the Merger?

A.
Among other reasons, the Spirit board of directors approved the Merger Agreement and recommended its approval by Spirit stockholders based on a number of strategic and financial benefits, including the potential for Realty Income to create additional value for Spirit stockholders due to its larger size and stronger balance sheet and the premium Spirit stockholders will receive in the Merger. For more information, see “The Merger — Spirit’s Reasons for the Merger; Recommendations of the Spirit Board of Directors.”

Q.
When and where will the special meeting be held?

A.
The Spirit special meeting will be held virtually at                  , on                  , 2024, at                  , Central Time. Participants will be able to log in 15 minutes prior to the start of the Spirit special meeting. Spirit encourages you to access the Spirit special meeting in advance of the designated start time to ensure that you do not experience any technical difficulties. Spirit stockholders will be able to vote electronically during the Spirit special meeting. Attendees will not be permitted to record the Spirit special meeting and may be subject to security precautions.

Q.
Can I attend the Spirit special meeting in person?

A.
No. The Spirit special meeting will be held virtually and, because there will not be a physical meeting location, you will not be able to attend the Spirit special meeting in person.

Q.
How do I vote?

A.
Whether you hold shares of Spirit common stock directly in your name as the holder of record or in the name of a broker, bank or nominee, you may virtually vote your shares at the Spirit special meeting. To attend the Spirit special meeting, you must register prior to the start of the Spirit special meeting at                 and enter the unique control number included on your voting instruction form or proxy card. After completing your registration, you will receive further instructions via email, including a unique link that will allow you to access the Spirit special meeting and to vote and submit questions during the Spirit special meeting.

In addition, if you are a holder of record of Spirit common stock as of the record date for the Spirit special meeting, you may vote on the applicable proposals without virtually attending the Spirit special meeting by:
•
By visiting the internet address provided on the proxy card and following the instructions provided on your proxy card;

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By calling the telephone number provided on the proxy card and following the recorded instructions; or

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By signing and returning the enclosed proxy card in the postage-paid envelope provided.

If you are a holder of record of Spirit common stock and choose to vote by internet, telephone or mail, your proxy must be received by the conclusion of voting at the Spirit special meeting.
To reduce administrative costs and help the environment by conserving natural resources, Spirit asks that you vote by proxy in advance of the Spirit special meeting through the internet or by telephone. You may still attend the Spirit special meeting even if you vote by proxy in advance.
If you hold shares of Spirit common stock in the name of a broker, bank or nominee, please follow the voting instructions provided by your broker, bank or nominee to ensure that your shares are represented at the Spirit special meeting.
Q.
What am I being asked to vote upon?

A.
Spirit stockholders are being asked to consider and vote on the following proposals.

1.
the Merger Proposal, pursuant to which holders of Spirit common stock are being asked to approve the Merger and the transactions contemplated by the Merger Agreement, on the terms and subject to the conditions of the Merger Agreement;

2.
the Compensation Proposal, pursuant to which Spirit stockholders are being asked to approve, by advisory (non-binding) vote, certain compensation that may be paid or become payable to Spirit’s named executive officers in connection with the completion of the Merger; and

3.
the Adjournment Proposal, pursuant to which Spirit stockholders are being asked to approve one or more adjournments of the Spirit special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Merger Proposal, if there are insufficient votes at the time of such adjournment to approve such proposal.

The Merger cannot be completed without the approval by Spirit common stockholders of the Merger Proposal. The approvals of the Compensation Proposal and the Adjournment Proposal are not conditions to the completion of the Merger.
Q.
What vote is required to approve each proposal?

A.
The Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Spirit common stock.

The Compensation Proposal requires the affirmative vote of the holders of a majority of the votes cast by holders of Spirit common stock at the Spirit special meeting, assuming a quorum is present; however, such vote is advisory (non-binding) only.
The Adjournment Proposal requires the affirmative vote of the holders of a majority of the votes cast by holders of Spirit common stock at the Spirit special meeting, assuming a quorum is present.
Q.
How does the board of directors of Spirit recommend that I vote?

A.
The Spirit board of directors unanimously recommends that holders of Spirit common stock vote “FOR” the Merger Proposal and that the holders of Spirit common stock vote “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal.

Q.
How many votes do I have?

A.
You are entitled to one vote for each share of Spirit common stock that you owned as of the close of business on the record date. As of the close of business on            , 2023, the record date for the Spirit special meeting, there were            outstanding shares of Spirit common stock, approximately     % of which were beneficially owned by Spirit directors and executive officers and their affiliates.

Q.
I own shares of Spirit Series A preferred stock. Do I have a vote on account of the shares of Spirit Series A preferred stock I own?

A.
No. Only holders of Spirit common stock as of the close of business on the record date are entitled to vote on the proposals at the Spirit special meeting. Holders of Spirit Series A preferred stock are entitled to notice of, but may not vote at, the Spirit special meeting.

Q.
What constitutes a quorum?

A.
Stockholders who hold a majority of the total number of shares of Spirit common stock issued and outstanding on the record date and who are entitled to vote must be present in person (virtually) or represented by proxy to constitute a quorum at the Spirit special meeting.

Q.
If my shares of Spirit common stock are held in “street name” by my broker, will my broker vote my shares for me?

A.
If you hold your shares of Spirit common stock in a stock brokerage account or if your shares of Spirit common stock are held by a bank or nominee (that is, in “street name”), you must provide the record holder of your shares with instructions on how to vote your shares of Spirit common stock. Please follow the voting instructions provided by your broker, bank or nominee. Please note that you may not vote shares of common stock held in street name by returning a proxy card directly to Spirit unless you provide a “legal proxy,” which you must obtain from your broker, bank or nominee. Obtaining a legal proxy usually takes several days. If you are a Spirit stockholder, you may vote shares of Spirit common stock held in street name by voting virtually at the Spirit special meeting by following the instructions on your voting instruction form. Further, brokers who hold shares of Spirit common stock on behalf of their customers may not give a proxy to Spirit to vote those shares without specific instructions from their customers.

Q.
What will happen if I fail to instruct my broker, bank or nominee how to vote?

A.
If you are a Spirit stockholder and you fail to instruct your broker, bank or nominee to vote your shares of Spirit common stock, your broker will not be permitted to vote your shares on the Merger Proposal, the Compensation Proposal, or the Adjournment Proposal. Broker non-votes will have the same effect as a vote against the Merger Proposal, but it will have no effect on the Compensation Proposal or the Adjournment Proposal, in each case, assuming a quorum is present.

Q.
What will happen if I fail to vote or I abstain from voting?

A.
If you are a Spirit stockholder and fail to vote or abstain from voting, it will have the same effect as a vote against the Merger Proposal, but it will have no effect on the Compensation Proposal or the Adjournment Proposal, assuming a quorum is present.

Q.
What if I return my proxy card without indicating how to vote?

A.
If you sign and return your proxy card without indicating how to vote on any particular proposal, your shares of Spirit common stock will be voted in accordance with the recommendation of the Spirit board of directors, as applicable, with respect to such proposal.

Q.
Can I change my vote after I have returned a proxy card or voting instruction form?

A.
Yes. You can change your vote at any time before your proxy is voted at the Spirit special meeting. You can do this in one of three ways:

•
you can send a signed notice of revocation;

•
you can grant a new, valid proxy bearing a later date; or

•
if you are a holder of record, you can attend the Spirit special meeting and vote in person or virtually, as applicable, which will automatically cancel any proxy previously given, but your attendance alone will not revoke any proxy that you have previously given.

Attending the Spirit special meeting without voting will not, by itself, revoke your proxy. If your shares of Spirit common stock are held by a bank, broker or nominee, you should follow the instructions provided by the bank, broker or nominee.
If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to be received the secretary of Spirit no later than one day prior to the Spirit special meeting. If your shares of Spirit common stock are held in street name by your broker, bank or nominee, you should contact your broker, bank or nominee to change your vote. If your shares of Spirit common stock are held in street name by your broker, bank or nominee, you can also change your vote by obtaining your specific control number and instructions from your bank, broker or other nominee and voting your shares at the Spirit special meeting.
Q.
What if I have technical difficulties or trouble accessing the virtual meeting website?

A.
If you encounter any difficulties accessing the virtual meeting website during the check-in or meeting time, please call the technical support number that will be posted in the instructional email you receive after completing your registration for the Spirit special meeting.

Q.
Are there any conditions to closing of the Merger that must be satisfied for the Merger to be completed?

A.
Yes. In addition to the approval of the stockholders of Spirit described herein, there are a number of conditions that must be satisfied or waived for the Merger to be consummated. For more information, see “The Merger — Conditions to Completion of the Merger.”

Q.
When do you expect the Merger to be completed?

A.
Realty Income and Spirit are working to complete the Merger in the first quarter of 2024. However, the Merger is subject to various conditions, and it is possible that factors outside the control of Realty Income and Spirit could result in the Merger being completed at a later time, or not at all. There may be a substantial amount of time between the Spirit special meeting and the completion of the Merger. Realty Income and Spirit hope to complete the Merger as soon as reasonably practicable following the satisfaction of all applicable conditions.

Q.
What are the material U.S. federal income tax consequences of the Merger to U.S. holders?

A.
It is intended that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. The closing of the Merger is conditioned on the receipt by each of Realty Income and Spirit of an opinion from its respective counsel to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Assuming that the Merger qualifies as a reorganization, U.S. holders (as defined in “Material U.S. Federal Income Tax Consequences”) of shares of Spirit common stock generally will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of Realty Income common stock in exchange for Spirit common stock in connection with the Merger, except with respect to cash received in lieu of fractional shares of Realty Income common stock. Holders of Spirit common stock should read the discussion under the heading “Material U.S. Federal Income Tax Consequences — Material U.S. Federal Income Tax Consequences of the Merger” and consult their tax advisors to determine the tax consequences to them (including the application and effect of any state, local or non-U.S. income and other tax laws) of the Merger.

Q.
What do I need to do now?

A.
Carefully read and consider the information contained in and incorporated by reference into this proxy statement/prospectus, including its annexes.

WHETHER OR NOT YOU PLAN TO VIRTUALLY ATTEND THE SPIRIT SPECIAL MEETING, PLEASE FOLLOW THE INSTRUCTIONS ON YOUR PROXY CARD TO VOTE BY TELEPHONE OR INTERNET AS PROMPTLY AS POSSIBLE, OR PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE PRE-ADDRESSED POSTAGE-PAID ENVELOPE. IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER OR OTHER

NOMINEE, PLEASE FOLLOW THE VOTING INSTRUCTIONS PROVIDED BY SUCH BANK, BROKER OR OTHER NOMINEE.
Q.
How will I receive the Merger consideration to which I am entitled at the Effective Time?

A.
The Merger Agreement provides that, as soon as reasonably practicable after the Effective Time, Realty Income will cause its exchange agent to mail to each holder of record of a certificate representing shares of Spirit common stock or Spirit Series A preferred stock a letter of transmittal and instructions for surrendering such certificates in exchange for the applicable Merger consideration and, if applicable, cash in lieu of fractional shares.

Upon surrender of their certificates representing shares of Spirit common stock or Spirit Series A preferred stock for cancellation along with the executed letter of transmittal, and other required documents described in the instructions, holders of record of shares of Spirit common stock and Spirit Series A preferred stock will be entitled to receive in exchange, in respect of each share of Spirit common stock or Spirit Series A preferred stock that they hold, the applicable Merger consideration and, if applicable, cash in lieu of fractional shares.
Holders of shares of Spirit common stock and/or Spirit Series A preferred stock in book-entry form immediately prior to the Effective Time will not need to take any action and will automatically receive the Merger consideration of 0.762 newly issued shares of Realty Income common stock and, if applicable, cash in lieu of fractional shares, or one share of Realty Income Series A preferred stock, as applicable.
Q.
Will I receive any fractional shares of Realty Income common stock in connection with the Merger?

A.
No. All holders of Spirit common stock entitled to receive Realty Income common stock in connection with the Merger will receive cash in lieu of any fractional shares.

Q.
Are Spirit stockholders entitled to appraisal rights or dissenters’ rights in connection with the Merger?

A.
No. Spirit stockholders will not be entitled to appraisal rights or dissenters’ rights with respect to the Merger. For more information, see “The Merger — No Appraisal or Dissenters’ Rights.”

Q.
What happens if I sell my shares of Spirit common stock or Spirit Series A preferred stock before the Effective Time?

A.
In order to receive the applicable Merger consideration, you must hold your shares of Spirit common stock or Spirit Series A preferred stock immediately prior to the Effective Time. Consequently, if you transfer your Spirit common stock or Spirit Series A preferred stock before such time, you will have transferred your right to receive the Merger consideration in respect of such shares if the Merger is completed.

If you are a holder of Spirit common stock on the record date and you transfer those shares after the record date but prior to the Effective Time, you will retain any rights you hold to vote at the Spirit special meeting but will not have the right to receive the Merger consideration with respect to those shares so transferred.
Q.
What happens if the Merger is not completed?

A.
If the Merger Proposal is not approved by Spirit stockholders, or if the Merger is not completed for any other reason, Spirit stockholders will not receive any consideration for their Spirit common stock or Spirit Series A preferred stock in connection with the Merger. Instead, Spirit will remain an independent public company, Spirit stockholders will continue to own their Spirit common stock and Spirit Series A preferred stock, as applicable, both of which will continue to be registered under the Exchange Act and listed on the NYSE. Under specified circumstances, if the Merger is not completed, Spirit may be obligated to pay Realty Income a termination fee of $173.97 million (or $93.68 million under certain other circumstances), along with expense reimbursement of up to $25 million, which would be credited against any termination fee that may be paid or become payable to Realty Income in connection with a termination of the Merger Agreement. For more information, see “The Merger Agreement — Termination of the Merger Agreement.”
Q.
Do I need to do anything if I own Realty Income share certificates?

A.
No. Realty Income does not require stockholder approval in connection with the issuance of Realty Income common stock or Realty Income Series A preferred stock pursuant to the terms of the Merger Agreement. If the Merger and related transactions are approved by Spirit stockholders, and if you are a Realty Income stockholder, you are not required to take any action with respect to your Realty Income stock certificates. Such certificates will continue to represent shares of Realty Income after the Merger.

Q.
Who can help answer my questions?

A.
Spirit stockholders who have questions about the Merger or the other matters to be voted on at the Spirit special meeting or who desire additional copies of this proxy statement/prospectus or additional proxy cards or voting instruction forms should contact:

D.F. King & Co., Inc.
48 Wall Street, 22nd floor
New York, NY 10005
Call Toll-Free: (866) 356-7814
Email: SRC@dfking.com

SUMMARY
This summary highlights information contained elsewhere in this proxy statement/prospectus and may not contain all of the information that is important to you. Realty Income and Spirit urge you to read carefully this proxy statement/prospectus, including the attached annexes, and the other documents to which we have referred you because this section does not provide all of the information that might be important to you with respect to the Merger and the related matters being considered at the Spirit special meeting. See also “Where You Can Find More Information.” We have included page references to direct you to a more complete description of the topics presented in this summary.
Information about the Companies
Realty Income Corporation (See page 32)
Realty Income, a Maryland corporation, is an S&P 500 company dedicated to providing stockholders with dependable monthly dividends that increase over time. Realty Income is structured as a REIT, requiring it annually to distribute at least 90% of its taxable income (excluding net capital gains) in the form of dividends to its stockholders. The monthly dividends are supported by the cash flow generated from real estate owned under long-term lease agreements with Realty Income’s commercial clients.
Realty Income was founded in 1969, and listed on the New York Stock Exchange in 1994. For over 54 years, Realty Income has been acquiring and managing freestanding commercial properties that generate rental revenue under long-term lease agreements with Realty Income’s commercial clients. Realty Income is a member of the S&P 500 Dividend Aristocrats® index for having increased its dividend every year for over 25 consecutive years.
At September 30, 2023, Realty Income owned or held interests in a diversified portfolio:
•
Of 13,282 properties;

•
With an occupancy rate of 98.8%, or 13,123 properties leased and 159 properties available for lease or sale;

•
Doing business in 85 separate industries;

•
Located in all U.S. states, Puerto Rico, the United Kingdom (U.K.), Spain, Italy, and Ireland;

•
With approximately 262.6 million square feet of leasable space; and

•
With a weighted average remaining lease term (excluding rights to extend a lease at the option of the client) of approximately 9.7 years.

Of the 13,282 properties in the portfolio at September 30, 2023, 13,032, or 98.1%, were single-client properties, of which 12,875 were leased, and the remaining were multi-client properties.
Following the Merger, Realty Income’s portfolio is expected to encompass approximately 15,300 primarily single-client, net lease commercial real estate properties primarily located in all U.S. states, Puerto Rico, the U.K., Spain, Italy, and Ireland, with an estimated total portfolio annualized contractual rent of approximately $4.6 billion, based on a combined portfolio as of September 30, 2023.
The principal offices of Realty Income are located at 11995 El Camino Real, San Diego, California 92130, and its telephone number is (858) 284-5000.
Realty Income common stock is listed on the New York Stock Exchange (the “NYSE”), trading under the symbol “O.”
Additional information about Realty Income and its subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus. For more information, see “Where You Can Find More Information.”
Saints MD Subsidiary, Inc. (See page 32)
Saints MD Subsidiary, Inc., a Maryland corporation, is a direct, wholly owned subsidiary of Realty Income. Saints MD Subsidiary, Inc. was formed by Realty Income solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. Saints MD Subsidiary, Inc., has not conducted any business activities, has no assets, liabilities or obligations and has conducted its operations solely as contemplated by the Merger Agreement. Its principal executive offices are located at c/o Realty Income Corporation, 11995 El Camino Real, San Diego, California 92130, and its telephone number is (858) 284-5000.
Spirit Realty Capital, Inc. (See page 32)
Spirit Realty Capital, Inc., a Maryland corporation that has elected to be treated as a REIT for U.S. federal income tax purposes, is an internally-managed net-lease REIT with in-house functions including acquisitions, credit research, asset management, portfolio management, real estate research, legal, finance and accounting. Spirit invests primarily in single-tenant, operationally essential real estate assets throughout the United States, which are subsequently leased on a long-term, triple-net basis to high quality tenants with operations in retail, industrial and certain other industries. As a REIT, Spirit is required to, among other things, annually distribute at least 90% of its taxable income (excluding net capital gains) to its stockholders. Spirit achieves this objective through consistent quarterly dividends supported by the cash flows generated by its leasing operations.
Spirit’s operations are generally carried out through Spirit Realty, L.P., a Delaware limited partnership (the “Spirit Partnership”), and its subsidiaries. Spirit General OP Holdings, LLC, a Delaware limited liability company and one of Spirit’s wholly-owned subsidiaries, is the sole general partner and owns approximately 1% of the Spirit Partnership. Spirit and a wholly-owned subsidiary (Spirit Notes Partner, LLC, a Delaware limited liability company) are the only limited partners and, together, own the remaining 99% of the Spirit Partnership.
The principal executive offices of Spirit are located at 2727 North Harwood Street, Suite 300, Dallas, Texas 75201, and its phone number is (972) 476-1900.
Spirit common stock and Spirit Series A preferred stock trade on the NYSE under the trading symbols “SRC” and “SRC-A,” respectively. Spirit Series A preferred stock is also traded on the NYSE under the alternate ticker symbol “SRC-PA.”
Additional information about Spirit and its subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus. For more information, see “Where You Can Find More Information.”
Risk Factors (See page 17)
Before voting at the Spirit special meeting, you should carefully consider all of the information contained in or incorporated by reference into this proxy statement/prospectus, as well as the specific factors under the heading “Risk Factors” beginning on page 17, including the risks that:
•
the Merger is subject to a number of conditions and may not be completed on the terms or timeline currently contemplated, or at all;

•
the Exchange Ratio is fixed and will not be adjusted in the event of any change in the stock prices of either Realty Income or Spirit;

•
Realty Income and Spirit stockholders will be significantly diluted by the Merger;

•
provisions in the Merger Agreement could discourage a potential competing acquiror of Spirit;

•
the pendency of the Merger could adversely affect the business and operations of Realty Income and Spirit;

•
certain directors and executive officers of Spirit may have different interests in seeing the Merger completed than stockholders of Spirit;

•
the Merger is not consummated by July 29, 2024, resulting in either Realty Income or Spirit terminating the Merger Agreement;

•
the Merger fails to qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

•
the Merger and related transactions are not approved by Spirit stockholders;

•
an adverse litigation outcome relating to the Merger Agreement, or the transactions contemplated thereby, has a material adverse impact on Realty Income’s or Spirit’s businesses or their ability to consummate the Merger;

•
Realty Income expects to incur substantial costs in connection with the Merger and the transactions contemplated by the Merger Agreement;

•
Realty Income and Spirit may be unable to successfully integrate their businesses in order to realize the anticipated synergies and related benefits of the Merger;

•
Realty Income may be unable to retain key employees following the Merger;

•
Realty Income may not effectively manage its expanded operations following the Merger;

•
the trading prices of shares of Realty Income common stock and Realty Income Series A preferred stock following the Merger are affected by factors different from those affecting the price of shares of Realty Income common stock, Spirit common stock and Spirit Series A preferred stock before the Merger;

•
counterparties to certain significant agreements with Realty Income or Spirit may exercise contractual rights under such agreements in connection with the Merger;

•
Realty Income’s anticipated levels of indebtedness will increase upon completion of the Merger;

•
Realty Income may incur adverse tax consequences if Realty Income or Spirit has failed or fails to qualify as a REIT for U.S. federal income tax purposes;

•
the market prices of Realty Income common stock and newly issued Realty Income Series A preferred stock decline as a result of the Merger and the transactions contemplated by the Merger Agreement;

•
Spirit stockholders who receive shares of Realty Income common stock in the Merger may have less favorable rights than their current rights as Spirit stockholders;

•
Realty Income may not continue to pay dividends at or above the rate currently paid by Realty Income or Spirit following the Merger and the transactions contemplated by the Merger Agreement;

•
the historical and unaudited pro forma condensed combined financial statements may not be representative of Realty Income’s results after the Merger and the transactions contemplated by the Merger Agreement;

•
the market prices and trading volume of Realty Income common stock and newly issued Realty Income Series A preferred stock may be volatile; and

•
are not contemplated in the list above but will be disclosed in reports filed by Realty Income and Spirit with the SEC.

The Merger
The Merger Agreement (See page 72)
Realty Income and Spirit have entered into the Merger Agreement attached as Annex A to this proxy statement/prospectus. The Realty Income board of directors and the Spirit board of directors have both approved the Merger Agreement and the transactions contemplated thereby, including the Merger. Realty Income and Spirit encourage you to read the entire Merger Agreement carefully because it is the principal legal document governing the Merger.
Form of the Merger (See page 72)
Pursuant to the Merger Agreement, Spirit will merge with and into Merger Sub with Merger Sub surviving as a wholly owned subsidiary of Realty Income, unless Realty Income elects to modify the structure of the Merger under certain circumstances as permitted by the Merger Agreement.

Upon the consummation of the Merger, we expect that the legacy stockholders of Realty Income and the legacy common stockholders of Spirit will own approximately 87% and 13%, respectively, of the outstanding shares of Realty Income common stock.
Consideration to Common Stockholders in the Merger (See page 72)
Upon the terms of the Merger Agreement, upon consummation of the Merger, holders of Spirit common stock will receive 0.762 newly issued shares of Realty Income common stock for each share of Spirit common stock they own immediately prior to the Effective Time, with cash paid in lieu of fractional shares. The Exchange Ratio in the Merger is fixed and will not be adjusted for changes in the market value of Spirit common stock or Realty Income common stock. Because of this, the implied value of the consideration to Spirit stockholders in the Merger will fluctuate between now and the completion of the Merger. Based on the closing price of Realty Income common stock on the NYSE of $49.00 on October 27, 2023, the last trading day before public announcement of the Merger, the Exchange Ratio represented approximately $37.34 in Realty Income common stock for each share of Spirit common stock. Based on the closing price of Realty Income common stock on the NYSE of $       on             , 202 , the latest practicable date before the date of this proxy statement/prospectus, the Exchange Ratio represented approximately $       in Realty Income common stock for each share of Spirit common stock. For more information, see “Comparative Stock Prices and Dividends.”
The following table presents trading information for Realty Income common stock and Spirit common stock on October 27, 2023, the last trading day before public announcement of the Merger, and     ,             202 , the latest practicable date before the date of this proxy statement/prospectus. Trading information for Spirit common stock adjusted by the Exchange Ratio of 0.762 is also provided for each of these dates.
	Realty Income Common Stock (Close)	Spirit Common Stock (Close)	Spirit Common Stock (adjusted by Exchange Ratio) (Close)
October 27, 2023	$49.00	$32.35	$37.34
, 202
The market prices of Realty Income common stock and Spirit common stock fluctuate. As a result, we urge you to obtain current market quotations of Realty Income common stock and Spirit common stock.
Treatment of Spirit Series A Preferred Stock (See page 73)
In connection with the Merger, upon the terms and subject to the conditions of the Merger Agreement, each share of Spirit Series A preferred stock issued and outstanding immediately prior to the Effective Time will be converted into one newly issued share of Realty Income Series A preferred stock, with the terms thereof materially unchanged. The terms of the newly issued shares of Realty Income Series A preferred stock will be set forth in the Realty Income Series A articles supplementary, the form of which is included as Exhibit A to the Merger Agreement, which is attached to this proxy statement/prospectus as Annex A. For more information, see “The Merger Agreement — Merger Consideration.”
Treatment of Outstanding Spirit Equity Awards in the Merger (See page 73)
The Merger Agreement provides that, at the Effective Time, each Spirit restricted stock award that is outstanding as of immediately prior to the Effective Time, will be canceled and automatically converted into the right to receive (i) a number of shares of Realty Income common stock (rounded down to the nearest whole number) equal to the product obtained by multiplying the number of shares of Spirit common stock subject to such Spirit restricted stock award by the Exchange Ratio, and (ii) cash consideration in respect of the fractional share of Realty Income common stock to which the holder would otherwise have been entitled.
The Merger Agreement provides that, at the Effective Time, each Spirit performance share award that is outstanding as of immediately prior to the Effective Time (whether vested or unvested), will be canceled and automatically converted into the right to receive (i) a number of shares of Realty Income common stock (rounded down to the nearest whole number) equal to the product obtained by multiplying the number of shares of Spirit common stock subject to such Spirit performance share award determined based on, to the extent the Effective Time is prior to the end of the applicable performance period, the greater of target level of achievement of the applicable performance goals and actual level of achievement of the applicable performance goals as of immediately prior to the Effective Time, and otherwise actual level of achievement of the applicable performance goals as of the end of the applicable performance period, in each case, as determined in accordance with the terms of the applicable award agreement, in good faith by the board of directors of Spirit, by the Exchange Ratio, (ii) cash consideration in respect of the fractional share of Realty Income common stock to which the holder would otherwise have been entitled, and (iii) the amount of any accrued and unpaid cash dividend equivalents corresponding to each such Spirit performance share award.
Recommendation of the Spirit Board of Directors (See page 115)
The Spirit board of directors unanimously recommends that the Spirit stockholders vote “FOR” the Merger Proposal, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal.
For the factors considered by the Spirit board of directors in reaching its decision to approve the Merger Agreement and making the foregoing recommendations, see “The Merger — Spirit’s Reasons for the Merger; Recommendations of the Spirit Board of Directors.”
Opinion of Spirit’s Financial Advisors (See page 47)
Opinion of J.P. Morgan Securities LLC
In connection with the Merger, J.P. Morgan Securities LLC (“J.P. Morgan”), Spirit’s financial advisor, delivered to the Spirit board of directors its oral opinion, which was confirmed by delivery of a written opinion dated October 29, 2023, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the Exchange Ratio in the Merger was fair, from a financial point of view, to the Spirit common stockholders.
The full text of the written opinion of J.P. Morgan, dated October 29, 2023, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion, is attached as Annex B. The summary of J.P. Morgan’s opinion contained in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the written opinion. The Spirit common stockholders are urged to read the opinion in its entirety. J.P. Morgan provided advisory services and its opinion for the information and assistance of the Spirit board of directors in connection with its consideration of the Merger. J.P. Morgan did not express any opinion as to the fairness of any consideration to be paid in connection with the Merger to the holders of any other class of securities, creditors or other constituencies of Spirit, or as to the underlying decision by Spirit to engage in the Merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. J.P. Morgan’s opinion is not a recommendation as to how any of the Spirit common stockholders should vote with respect to the approval of the Merger or any other matter.
For a description of the opinion that the Spirit board of directors received from J.P. Morgan, see the section of this proxy statement/prospectus entitled “The Merger — Opinion of Spirit’s Financial Advisors — Opinion of J.P. Morgan Securities LLC” and as set forth in the full text of the written opinion attached as Annex B to this proxy statement/prospectus.
Opinion of Morgan Stanley & Co. LLC
Spirit retained Morgan Stanley to act as a financial advisor to the Spirit board of directors in connection with the proposed Merger. The Spirit board of directors selected Morgan Stanley to act as a financial advisor based on Morgan Stanley’s qualifications, expertise and reputation, its knowledge of and involvement in recent transactions in the industry, and its knowledge of Spirit’s business and affairs. At the meeting of the Spirit board of directors on October 29, 2023, Morgan Stanley rendered its oral opinion, subsequently confirmed by delivery of a written opinion dated October 29, 2023, that as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in the written opinion, the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to the holders of shares of Spirit common stock (other than the shares held by Spirit, Realty Income and Merger Sub and any direct or indirect wholly owned subsidiary of Realty Income (other than Merger Sub) or Spirit (collectively, the “Excluded Shares”).
The full text of the written opinion of Morgan Stanley, dated as of October 29, 2023, sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached to this proxy statement/prospectus as Annex C and is incorporated herein by reference. You are encouraged to read the entire opinion carefully and in its entirety. Morgan Stanley’s opinion was rendered for the benefit of the Spirit board of directors, in its capacity as such, and addressed only the fairness from a financial point of view of the Exchange Ratio pursuant to the Merger Agreement to the holders of shares of Spirit common stock (other than the holders of the Excluded Shares). Morgan Stanley’s opinion did not address any other aspect of the Merger or related transactions or any implications thereof, including the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, the prices at which shares of Spirit common stock or shares of Realty Income common stock would trade at any time, or any compensation or compensation agreements arising from (or relating to) the Merger which benefit any officer, director or employee of Spirit, or any class of such persons, relative to the consideration to be received by the holders of shares of Spirit common stock in the transaction (other than the holders of the Excluded Shares). The opinion was addressed to, and rendered for the benefit of, the Spirit board of directors and was not intended to, and does not, constitute advice or a recommendation to any holder of shares of Spirit common stock or any holder of shares of Realty Income common stock as to how to vote or act on any matter with respect to the Merger or related transactions, or any other action with respect to the transactions contemplated by the Merger Agreement, including the Merger.
For a further discussion of Morgan Stanley’s opinion, see the section entitled “The Merger — Opinion of Spirit’s Financial Advisors — Opinion of Morgan Stanley & Co. LLC” of this proxy statement/prospectus and Annex C.
Interests of Spirit Directors and Executive Officers in the Merger (See page 65)
In considering the recommendation of the Spirit board of directors to approve the Merger Proposal, Spirit stockholders should be aware that Spirit’s directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of Spirit stockholders generally, including potential severance benefits, treatment of outstanding Spirit equity awards in connection with the Merger, and rights to ongoing indemnification and insurance coverage. The Spirit board of directors was aware of those interests and considered them, among other matters, in evaluating and negotiating the Merger Agreement, in reaching its decision to approve and declare advisable the Merger Agreement and the transactions contemplated by the Merger Agreement (including the Merger), and in recommending to Spirit stockholders that the Merger Proposal be approved.
Accounting Treatment (See page 69)
Realty Income and Spirit prepare their financial statements, respectively, in accordance with GAAP. The Merger will be accounted for by applying the acquisition method of accounting, with Realty Income treated as the acquiror. For more information, see “The Merger — Accounting Treatment.”
Regulatory Approvals (See page 69)
In connection with the issuance of Realty Income common stock in the Merger, pursuant to the Merger Agreement, as a condition to the closing of the Merger, Realty Income must file a registration statement with the SEC under the Securities Act, of which this proxy statement/prospectus forms a part, that is declared effective by the SEC.

Closing; Effective Time of the Merger (See page 73)
Realty Income and Spirit expect to complete the Merger in the first quarter of 2024. However, the Merger is subject to various conditions, and it is possible that factors outside the control of Realty Income and Spirit could result in the Merger being completed at a later time, or not at all. There may be a substantial amount of time between the Spirit special meeting and the completion of the Merger. Realty Income and Spirit expect to complete the Merger as soon as reasonably practicable following the satisfaction of all applicable conditions.
Conditions to Completion of the Merger (See pages 84)
As more fully described in this proxy statement/prospectus and in the Merger Agreement, the completion of the Merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include:
•
receipt of the requisite approvals of Spirit stockholders;

•
the approval for listing on the NYSE of shares of Realty Income common stock to be issued or reserved for issuance in connection with the Merger;

•
the SEC having declared effective the registration statement of which this proxy statement/prospectus forms a part;

•
the absence of an injunction or law prohibiting the Merger;

•
the correctness of all representations and warranties made by the parties in the Merger Agreement and performance by the parties of their obligations under the Merger Agreement (subject in most cases to materiality or material adverse effect qualifications), and receipt of an officer’s certificate from each party attesting thereto;

•
compliance by all parties with their respective obligations under the Merger Agreement (subject to customary materiality qualifiers);

•
receipt by each of Realty Income and Spirit of an opinion to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and

•
the receipt by each of Realty Income and Spirit of an opinion regarding such other party’s qualification as a REIT.

We cannot be certain when, or if, the conditions to the Merger will be satisfied or waived, or that the Merger will be completed.
No Solicitation (See page 85)
Spirit is subject to a customary “no-shop” provision that requires it to, subject to certain exceptions, refrain from, and to cease discussions or solicitations with respect to, alternate transactions and subjects it to certain restrictions in considering and negotiating alternate transactions. If Spirit receives an unsolicited bona fide written acquisition proposal and the Spirit board of directors concludes in good faith, after consultation with outside legal counsel and financial advisors, that such acquisition proposal constitutes or is reasonably likely to result in a Superior Proposal (as hereinafter defined), Spirit may provide nonpublic information to the proposing party and engage in discussions or negotiations with the party making such a proposal. Spirit will promptly notify Realty Income of any proposal for an alternative transaction within 24 hours and provide Realty Income with a copy of such proposal.
Permitted Change in Recommendation (See page 87)
In response to a Superior Proposal, the Spirit board of directors may change its recommendation with respect to Spirit’s stockholder vote, and Spirit may terminate the Merger Agreement in order to accept such proposal (subject to payment of a specified termination fee). Prior to effecting such change or termination, the Spirit board of directors must provide Realty Income with notice, reasons for such action and four business days of good faith negotiations to counter such proposal (provided that such four business day period shall be shortened to three business days in certain circumstances).

Termination of the Merger Agreement (See page 88)
The Merger Agreement may be terminated prior to the Effective Time, whether before or after the receipt of approval of the Merger by the Spirit stockholders is obtained:
•
by mutual written consent of Realty Income and Spirit;

•
by either Realty Income or Spirit, if the Merger is not consummated on or before July 29, 2024, provided that such right to terminate will not be available to any party whose material breach of any provision of the Merger Agreement has been the primary cause of such delay;

•
by either Realty Income or Spirit, if any governmental entity of competent jurisdiction issues a final and nonappealable order, decree or ruling or takes any other action that permanently enjoins or otherwise prohibits the Merger, provided that such right to terminate will not be available to any party whose material breach of any provision of the Merger Agreement has been the primary cause of such action;

•
by either Realty Income or Spirit, if the required approval of the Spirit stockholders is not obtained upon a vote thereon at the duly convened Spirit special meeting, provided that such right to terminate will not be available to Spirit if material breach of its obligations under the Merger Agreement to seek stockholder approval has been the primary cause of such failure;

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by either Realty Income or Spirit, if there is a breach of the representations or covenants of the other party that would result in the failure of the related closing condition to be satisfied, subject to a cure period, provided that such right to terminate will not be available to any party that has itself materially breached its representations or covenants and such breach would result in the failure of the related closing condition to be satisfied;

•
by Realty Income, if the Spirit board of directors changes its recommendation in favor of the Merger, fails to reaffirm its recommendation, or recommends a competing Acquisition Proposal (or fails to recommend against a competing proposal); or

•
by Spirit, to enter into a Superior Proposal (subject to compliance with the provisions of the Merger Agreement regarding non-solicitation of acquisition proposals), provided that the Merger Agreement may not be so terminated unless the termination fee discussed below has been paid in full substantially concurrently with such termination.

Termination Fee and Expense Reimbursement (See page 89)
Generally, all fees and expenses incurred in connection with the Merger and the transactions contemplated by the Merger Agreement will be paid by the party incurring those expenses, subject to certain exceptions. For more information, see “The Merger Agreement — Fees and Expenses.” The Merger Agreement further provides that, upon termination of the Merger Agreement under certain circumstances:
•
Spirit may be obligated to pay a termination fee to Realty Income of $173.97 million if (i) Spirit terminates the Merger Agreement to enter into an agreement with respect to a Superior Proposal, or (ii) Realty Income terminates the Merger Agreement following a change of recommendation by the Spirit board of directors, except that, in certain circumstances, the termination fee will be $93.68 million; and

•
Spirit may be obligated to pay to Realty Income up to $25.0 million as expense reimbursement, which would be credited against, and not additional to, any termination fee described above that may be owed.

The amount payable above may be reduced to the extent necessary to maintain the recipient’s qualification as a REIT under the Code. For more information, see “The Merger Agreement — Termination of the Merger Agreement.”
No Appraisal or Dissenters’ Rights (See page 70)
Under Maryland law, Spirit stockholders are not entitled to appraisal or dissenters’ rights in connection with the Merger. For more information, see “The Merger — No Appraisal or Dissenters’ Rights.”

Material U.S. Federal Income Tax Consequences of the Merger (See page 92)
Realty Income and Spirit intend that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. The closing of the Merger is conditioned on the receipt by each of Realty Income and Spirit of an opinion from its respective counsel to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Assuming that the Merger qualifies as a reorganization, U.S. holders (as defined in “Material U.S. Federal Income Tax Consequences”) of shares of Spirit common stock are not expected to recognize gain or loss as a result of the Merger (except with respect to the receipt of cash in lieu of fractional shares of Realty Income common stock).
For further discussion of certain U.S. federal income tax consequences of the Merger and the ownership and disposition of Realty Income common stock, see “Material U.S. Federal Income Tax Consequences —  Material U.S. Federal Income Tax Consequences of the Merger” and “— Material U.S. Federal Income Tax Considerations Regarding Realty Income’s Taxation as a REIT.”
The Spirit Special Meeting (See page 115)
The Spirit special meeting will be held virtually at            , at            , Central Time, on            , 2024. You may vote at the Spirit special meeting if you owned Spirit common stock at the close of business on            , 2023, the record date for the Spirit special meeting. On that date, there were            shares of Spirit common stock outstanding and entitled to vote. Each share of Spirit common stock is entitled to cast one vote on all matters that come before the Spirit special meeting. Holders of record of Spirit Series A preferred stock on the record date are entitled to notice of, but may not vote at, the Spirit special meeting.
At the Spirit special meeting, common stockholders of Spirit will be asked to consider and vote upon:
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the Merger Proposal;

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the Compensation Proposal; and

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the Adjournment Proposal.

The approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Spirit common stock. The approval of the Compensation Proposal requires the affirmative vote of the holders of a majority of the votes cast by holders of Spirit common stock, in person (virtually) or by proxy, at the Spirit special meeting, assuming a quorum is present. The Adjournment Proposal requires the affirmative vote of the holders of a majority of the votes cast by holders of Spirit common stock, in person (virtually) or by proxy, at the Spirit special meeting, assuming a quorum is present.
On the record date, approximately    % of the outstanding shares of Spirit common stock was held by Spirit directors and executive officers and their affiliates. Spirit currently expects that the directors and executive officers of Spirit will vote their shares in favor of the Merger Proposal, the Compensation Proposal and the Adjournment Proposal, although none has entered into any agreements obligating them to do so.
The Spirit board of directors unanimously recommends that Spirit stockholders vote “FOR” all of the proposals set forth above. For more information, see “The Spirit Special Meeting.”
Rights of Spirit Stockholders Will Change as a Result of the Merger (See page 171)
Spirit stockholders will have different rights once they become stockholders of Realty Income, due to differences between the governing documents of Realty Income and Spirit. These differences are described in detail under “Comparison of Rights of Realty Income Stockholders and Spirit Stockholders.”

RISK FACTORS
In addition to the other information included and incorporated by reference into this proxy statement/prospectus, including the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risks before deciding how to vote. In addition, you should read and consider the risks associated with each of the businesses of Realty Income and Spirit because these risks will also affect Realty Income following completion of the transactions. For further discussion of factors that could materially affect the outcome of these forward-looking statements, see “Risk Factors” in Item 1A of the respective Annual Reports on Form 10-K for the year ended December 31, 2022, as updated by Realty’s and Spirit’s subsequent filings under the Exchange Act, each of which is filed with the SEC and incorporated by reference into this proxy statement/prospectus. You should also read and consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. For more information, see “Where You Can Find More Information.”
Risks Relating to the Merger
The Merger may not be completed on the terms or timeline currently contemplated, or at all. Completion of the Merger is subject to many conditions and if these conditions are not satisfied or waived, the Merger will not be completed, which could adversely affect the businesses of Realty Income or Spirit, and, in certain circumstances, result in the requirement that Spirit pays a certain termination fee.
The completion of the Merger is subject to certain conditions, including: (1) approval by Spirit’s common stockholders of the Merger Proposal; (2) approval for listing on the NYSE of Realty Income common stock and Realty Income Series A preferred stock to be issued in the Merger or reserved for issuance in connection therewith; (3) no injunction or law prohibiting the Merger; (4) accuracy of each party’s representations, subject in most cases to materiality or material adverse effect qualifications; (5) material compliance with each party’s covenants; (6) receipt by each of Realty Income and Spirit of an opinion to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; (7) receipt by Spirit of an opinion that Realty Income qualifies as a REIT under the Code and receipt by Realty Income of an opinion that Spirit qualifies as a REIT under the Code; and (8) effectiveness of the registration statement of which this proxy statement/prospectus is a part.
In addition, Realty Income or Spirit may terminate the Merger Agreement under certain circumstances, including, among other reasons, if the Merger is not completed by July 29, 2024.
Neither Realty Income nor Spirit can provide assurance that these conditions to completing the Merger will be satisfied or waived, and accordingly, that the Merger will be completed on the terms or timeline that the parties anticipate or at all.
Failure to consummate the Merger may adversely affect Realty Income’s and/or Spirit’s results of operations, financial condition and business prospects for many reasons, including, among others: (i) Realty Income and Spirit will have incurred substantial costs relating to the Merger, such as legal, accounting, financial advisor, filing, printing and mailing fees and integration costs that have already been incurred or will continue to be incurred until the closing of the Merger, which could adversely affect their respective financial conditions, results of operations and ability to make distributions to their respective stockholders and to pay the principal of and interest on its debt securities and other indebtedness; (ii) the Merger, whether or not it closes, will divert the attention of the management of each of Realty Income and Spirit instead of enabling them to more fully pursue other opportunities that could be beneficial to the companies, in each case, without realizing any of the benefits of having completed the Merger; and (iii) any reputational harm due to the adverse perception of any failure to successfully complete the Merger. In addition, if the Merger Agreement is terminated under certain circumstances specified therein, Spirit may be required to pay Realty Income a termination fee and/or an expense reimbursement fee, as more fully described in “The Merger Agreement — Termination of the Merger Agreement.”
The Exchange Ratio is fixed and will not be adjusted in the event of any change in the stock prices of either Realty Income or Spirit.
At the Effective Time, each share of Spirit common stock issued and outstanding will be converted into 0.762 newly issued shares of Realty Income common stock, with cash paid in lieu of fractional shares.

The Exchange Ratio is fixed in the Merger Agreement and, while it will be adjusted in certain limited circumstances, including a recapitalization, stock or unit split, stock or unit dividend or other distribution, reclassification, combination or exchange offer of shares or other similar transaction involving Realty Income or Spirit, the Exchange Ratio will not be adjusted for changes in the market price of either Realty Income common stock or Spirit common stock. Changes in the price of Realty Income common stock prior to the Merger will affect the market value of the Merger consideration that Spirit common stockholders will receive at the closing of the Merger. Stock price changes may result from a variety of factors (many of which are beyond the control of Realty Income and Spirit), including the following factors:
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changes in the respective businesses, operations, assets, liabilities and prospects of either company;

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changes in market assessments of the business, operations, financial position and prospects of either company;

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market assessments of the likelihood that the Merger will be completed;

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interest rates, general market and economic conditions and other factors generally affecting the price of Realty Income common stock and Spirit common stock;

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federal, state and local legislation, governmental regulation and legal developments in the businesses in which Realty Income and Spirit operate; and

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other factors beyond the control of Realty Income or Spirit, including those described under this heading “Risk Factors.”

The price of Realty Income common stock at the closing of the Merger may vary from its price on the date the Merger Agreement was executed, on the date of this proxy statement/prospectus and on the date of the Spirit special meeting. As a result, the market value of the Merger consideration represented by the Exchange Ratio will also vary. For example, based on the range of closing prices of Realty Income common stock during the period from October 27, 2023, the last trading day before public announcement of the Merger, through                 , 202 , the latest practicable date before the date of this proxy statement/prospectus, the Exchange Ratio of 0.762 represented a market value per share of Spirit common stock ranging from a low of $      to a high of $      .
Because the Merger will be completed after the date of the Spirit special meeting, at the time of the Spirit special meeting, you will not know the exact market value of the Realty Income common stock that Spirit stockholders will receive upon completion of the Merger, which may itself involve certain risks, including:
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if the price of Realty Income common stock increases between the date the Merger Agreement was signed or the date of the Spirit special meeting and the closing of the Merger, Spirit stockholders will receive shares of Realty Income common stock that have a market value upon completion of the Merger that is greater than the market value of such shares calculated pursuant to the Exchange Ratio on the date the Merger Agreement was signed or on the date of the Spirit special meeting, respectively; and

•
if the price of Realty Income common stock declines between the date the Merger Agreement was signed or the date of the Spirit special meeting and the closing of the Merger, including for any of the reasons described above, Spirit stockholders will receive shares of Realty Income common stock that have a market value upon completion of the Merger that is less than the market value of such shares calculated pursuant to the Exchange Ratio on the date the Merger Agreement was signed or on the date of the Spirit special meeting, respectively.

Therefore, while the number of shares of Realty Income common stock to be issued per share of Spirit common stock is fixed, Spirit stockholders cannot be sure of the market value of the consideration they will receive upon completion of the Merger.
Realty Income and Spirit stockholders will be significantly diluted by the Merger.
The Merger will significantly dilute the ownership position of Realty Income common stockholders and result in Spirit stockholders having an ownership stake in Realty Income that is smaller than their current stake in Spirit. Upon completion of the Merger, based on the shares of Realty Income common stock and Spirit common stock outstanding as of the date of the Merger Agreement, we estimate that legacy Realty Income stockholders will own approximately 87% of the issued and outstanding shares of Realty Income common stock, and legacy Spirit stockholders will own approximately 13% of the issued and outstanding shares of Realty Income common stock. In addition, as a result of the Merger, Realty Income will issue one share of Realty Income Series A preferred stock for each outstanding share of Spirit Series A preferred stock, which, under certain circumstances, may be converted into Realty Income common stock. For more information, see “Description of Capital Stock — Preferred Stock.” Realty Income may also issue additional shares of common stock (including in connection with the settlement of existing or future forward sale agreements) or preferred stock in the future, which would create further dilution. Consequently, Realty Income stockholders and Spirit stockholders, as a general matter, will have less influence over the management and policies of Realty Income after the Effective Time than they currently exercise over the management and policies of Realty Income and Spirit, respectively.
The Merger Agreement contains provisions that could discourage a potential competing acquiror of Spirit or could result in any competing proposal being at a lower price than it might otherwise be.
The Merger Agreement contains provisions that, subject to limited exceptions, restrict the ability of Spirit to initiate, solicit, knowingly encourage or facilitate any inquiries or the making of competing third-party proposals to effect, among other things, a merger, reorganization, share sale, share exchange, asset sale, consolidation, business combination, recapitalization or similar transaction involving any purchase or sale of 20% or more of the consolidated assets of Spirit and its subsidiaries. In addition, Realty Income generally has an opportunity to offer to modify the terms of the Merger Agreement in response to any competing “acquisition proposal” that may be made to Spirit before the Spirit board of directors may withdraw or modify its recommendation in response to such competing acquisition proposal or may terminate the Merger Agreement to enter into such a competing acquisition proposal. In some circumstances, on termination of the Merger Agreement, Spirit may be required to pay a substantial termination fee and/or expense reimbursement fee to Realty Income. For more information, see “The Merger Agreement —  Termination of the Merger Agreement — Termination Fee and Expense Reimbursement.”
These provisions could discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Spirit from considering or proposing such an acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than that market value proposed to be received or realized in the Merger, or might result in a potential competing acquiror proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee and/or expense reimbursement fee that may become payable in certain circumstances under the Merger Agreement.
The pendency of the Merger could adversely affect the business and operations of Realty Income and Spirit.
In connection with the pending Merger, some clients of each of Realty Income and Spirit may delay or defer decisions, which could adversely affect the revenues, earnings, funds from operations, cash flows and expenses of Realty Income and Spirit, regardless of whether the Merger is completed, and of the combined company, if the Merger is completed. Similarly, current and prospective employees of Realty Income and Spirit may experience uncertainty about their future roles with Realty Income following the Merger, which may materially adversely affect the ability of each of Realty Income and Spirit to attract and retain key personnel during the pendency of the Merger. In addition, due to operating covenants in the Merger Agreement, each of Realty Income and Spirit may be unable (without the other party’s prior written consent), during the pendency of the Merger, to pursue strategic transactions, undertake certain significant financing transactions and otherwise pursue other actions, even if such actions would prove beneficial.
Some of the directors and executive officers of Spirit have interests in the Merger that are different from, or in addition to, those of the other Spirit stockholders.
Certain of the directors and executive officers of Spirit have interests in the Merger that may be different from, or in addition to, other Spirit stockholders. For more information, see “The Merger — Interests of Spirit Directors and Executive Officers in the Merger.”

If the Merger is not consummated by July 29, 2024, either Realty Income or Spirit may terminate the Merger Agreement.
Either Realty Income or Spirit may terminate the Merger Agreement if the Merger has not been consummated by July 29, 2024. However, this termination right will not be available to a party who has materially breached any representation, warranty, covenant, or other agreement under the Merger Agreement and that material breach was the primary cause of, or resulted in, the failure of the Merger to occur on or before July 29, 2024. For more information, see “The Merger Agreement — Termination of the Merger Agreement — Termination Fee and Expense Reimbursement.” Any termination of the Merger Agreement may adversely affect Realty Income’s or Spirit’s results of operations, financial condition and business for many reasons, including those discussed elsewhere under this heading “Risk Factors.”
If the Merger does not qualify as a reorganization, there may be adverse tax consequences.
The Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code. The closing of the Merger is conditioned on the receipt by each of Realty Income and Spirit of an opinion of its respective counsel to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. However, such opinions are not binding on the Internal Revenue Service (the “IRS”). If the Merger were to fail to qualify as a reorganization, then each Spirit stockholder generally would recognize gain or loss, as applicable, equal to the difference between (i) the sum of the fair market value of the shares of Realty Income common stock and cash in lieu of any fractional share of Realty Income common stock received by the Spirit stockholder in the Merger; and (ii) the Spirit stockholder’s adjusted tax basis in its Spirit common stock. In addition, failure of the Merger to qualify as a reorganization may damage Realty Income’s reputation and have other adverse impacts on Realty Income.
An adverse outcome in any litigation or other legal proceedings relating to the Merger Agreement, or the transactions contemplated thereby, could have a material adverse impact on the businesses of Realty Income and Spirit and their ability to consummate the transactions contemplated by the Merger Agreement.
Transactions like the Merger are frequently the subject of litigation or other legal proceedings, including actions alleging that either party’s board of directors breached their respective duties to their stockholders or other equity holders by entering into the Merger Agreement, by failing to obtain a greater value in the transaction for their stockholders or other equity holders or otherwise, or any other actions or claims (contractual or otherwise) arising out of the Merger or the transactions related thereto. If litigation or other legal proceedings are brought against Realty Income, Spirit or their respective boards of directors or subsidiaries in connection with the Merger Agreement, or the transactions contemplated thereby, the respective parties to the proceeding intend to defend against it but they might not be successful in doing so. An adverse outcome in such matters, as well as the costs and efforts of a defense even if successful, could have a material adverse effect on Realty Income’s or Spirit’s ability to consummate the Merger or their respective business, results of operation or financial position, including through the possible diversion of either company’s resources or distraction of key personnel.
Spirit stockholders will not have appraisal or dissenters’ rights in connection with the Merger.
Appraisal rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction.
Under Section 3-202(c) of the MGCL, holders of Spirit common stock and Spirit Series A preferred stock do not have the right to receive the appraised value of their shares in connection with the Merger because the Spirit Articles provide that stockholders are not entitled to exercise such rights unless the Spirit board of directors determines that such rights apply and because the Spirit common stock and Spirit Series A preferred stock are each listed on a national securities exchange. In addition, holders of Spirit Series A preferred stock do not have the right to receive the appraised value of their shares in connection with the Merger because such holders are not entitled to vote on the Merger Proposal.

Risks Relating to Realty Income after Completion of the Merger and the Transactions Contemplated by the Merger Agreement
Realty Income expects to incur substantial expenses related to the Merger and the transactions contemplated by the Merger Agreement.
Realty Income expects to incur substantial expenses in completing the Merger and integrating the businesses, operations, networks, systems, technologies, policies and procedures of Realty Income and Spirit. There are a large number of systems that must be integrated or separated in connection with the Merger, including leasing, billing, management information, purchasing, accounting and finance, information technology, operations, sales, payroll and benefits, fixed asset, lease administration and regulatory compliance. While Realty Income and Spirit have assumed that a certain level of transaction and integration expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their integration expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. The expenses in connection with the Merger and the transactions contemplated by the Merger Agreement are expected to be significant, although the aggregate amount and timing of such charges are uncertain.
Following the Merger, Realty Income may be unable to integrate the business of Spirit successfully or realize the anticipated synergies and related benefits of the Merger and the transactions contemplated by the Merger Agreement or to do so within the anticipated time frame.
The Merger involves the combination of two companies which currently operate as independent public companies. Realty Income will be required to devote significant management attention and resources to integrating the business practices and operations of Spirit. Potential difficulties Realty Income and Spirit may encounter in the integration process include the following:
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the inability to successfully combine the businesses of Realty Income and Spirit in a manner that permits the combined company to achieve the cost savings anticipated to result from the Merger, which would result in some anticipated benefits of the Merger not being realized in the time frame currently anticipated or at all;

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lost sales and clients as a result of certain clients of either of Realty Income or Spirit deciding not to do business with the combined company;

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the complexities associated with managing the combined company out of multiple locations and integrating personnel from the two companies;

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the additional complexities of combining two companies with different histories, regulatory restrictions, markets and customer bases;

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the failure to retain key employees;

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potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the Merger and the transactions contemplated by the Merger Agreement; and

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performance shortfalls at one or both of the two companies as a result of the diversion of management’s attention caused by completing the Merger and integrating Realty Income’s and Spirit’s operations.

For all these reasons, you should be aware that it is possible that the integration process could result in the distraction of Realty Income’s or Spirit’s management, the disruption of the combined company’s ongoing business or inconsistencies in the combined company’s services, standards, controls, procedures and policies, any of which could adversely affect the ability of the combined company to maintain relationships with clients, customers, vendors, joint venture partners and employees or to achieve the anticipated benefits of the Merger, or could otherwise adversely affect the business and financial results of the combined company.
Following the Merger and the transactions contemplated by the Merger Agreement, Realty Income may be unable to retain key employees.
The success of Realty Income after the Merger will depend in part upon its ability to retain key employees. Key employees may depart either before or after the Merger because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Realty Income following the Merger. Accordingly, no assurance can be given that Realty Income, Spirit or, following the Merger the combined company will be able to retain key employees to the same extent as in the past.
The future results of Realty Income will suffer if Realty Income does not effectively manage its operations following the Merger and the transactions contemplated by the Merger Agreement.
Following the Merger, Realty Income may continue to expand its operations through additional acquisitions, development opportunities and other strategic transactions, some of which involve complex challenges. The future success of Realty Income will depend, in part, upon the ability of Realty Income to manage its expansion opportunities, which poses substantial challenges for Realty Income to integrate new operations into its existing business in an efficient and timely manner, to successfully monitor its operations, costs, regulatory compliance and service quality and to maintain other necessary internal controls. Realty Income cannot assure you that its expansion or acquisition opportunities will be successful, or that it will realize its expected operating efficiencies, cost savings, revenue enhancements, synergies or other benefits.
The trading prices of shares of Realty Income common stock and Realty Income Series A preferred stock following the Merger may be affected by factors different from those affecting the price of shares of Realty Income common stock, Spirit common stock or Spirit Series A preferred stock before the Merger.
If the Merger is completed, based on the shares of Realty Income common stock and Spirit common stock outstanding as of the date of the Merger Agreement, legacy Realty Income common stockholders will become holders of approximately 87% of the outstanding shares of Realty Income common stock and legacy Spirit stockholders will become holders of approximately 13% of the outstanding shares of Realty Income common stock immediately after the Merger. The results of operations of Realty Income, as well as the trading prices of Realty Income common stock and Realty Income Series A preferred stock, after the Merger may be affected by factors different from those currently affecting Realty Income’s or Spirit’s results of operations or the trading prices of Realty Income common stock, Spirit common stock and Spirit Series A preferred stock. These different factors include:
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a greater number of shares of Realty Income common stock outstanding, as compared to the number of shares of Realty Income common stock currently outstanding;

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different stockholders in Realty Income; and

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Realty Income owning different assets and maintaining different capitalizations.

Accordingly, the historical trading prices and financial results of Realty Income and Spirit may not be indicative of these matters for Realty Income after the Merger. For more information, see “Where You Can Find More Information.”
Counterparties to certain significant agreements with Spirit may exercise contractual rights under such agreements in connection with the Merger.
Spirit is party to certain agreements that give the counterparty certain rights following a change of control or similar event, including in some cases the right to terminate the agreement. Under some such agreements, including certain of Spirit’s debt, management, servicing and real estate arrangements, the Merger may constitute a change of control or cause certain other triggering events and therefore the counterparty may exercise certain rights under the agreement upon the closing of the Merger, which may result in the loss of potential future revenue or the incurrence of liabilities or the loss or modification of rights that are material to Realty Income’s business. Any such counterparty may request modifications of its agreement as a condition to granting a waiver or consent under its agreement or it may terminate or seek to terminate its agreement with Spirit as a result of such change of control (if permitted to do so by the applicable agreement). In addition, certain indebtedness of Spirit may give the holders of that indebtedness the right to demand immediate repayment upon a change of control or similar event. There is no assurance that such counterparties will not exercise their rights under the agreements, including termination rights where available, that the exercise of any such rights will not result in a material adverse effect or that any modifications of such agreements will not result in a material adverse effect.

Realty Income’s anticipated level of indebtedness will increase upon completion of the Merger and may have the effect of heightening other risks Realty Income now faces.
Upon completion of the Merger, Realty Income intends to assume and/or refinance certain indebtedness of Spirit and, assuming that occurs, Realty Income’s consolidated indebtedness will increase substantially and it will be subject to increased risks associated with debt financing, including an increased risk that Realty Income’s cash flow could be insufficient to meet required payments on its debt securities or other indebtedness or to pay dividends on its common stock, the Realty Income Series A preferred stock or any other preferred stock it may issue. As of September 30, 2023, Realty Income had indebtedness of approximately $20.5 billion. Taking into account Realty Income’s existing indebtedness and the assumption of Spirit’s consolidated indebtedness in the Merger, the total principal indebtedness of the combined company, including joint venture indebtedness, as of September 30, 2023 would have been approximately $23.9 billion. For more information on how the pro forma amount of Realty Income’s consolidated indebtedness is calculated, see “Unaudited Pro Forma Condensed Combined Financial Statements.”
Realty Income’s increased indebtedness could have important consequences to holders of its common stock, including Spirit stockholders who receive Realty Income common stock in the Merger, the Realty Income Series A preferred stock, any other preferred stock it may issue and its debt securities including:
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increasing Realty Income’s vulnerability to general adverse economic and industry conditions;

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limiting Realty Income’s ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;

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requiring the use of a substantial portion of Realty Income’s cash flow from operations for the payment of principal and interest on its indebtedness, thereby reducing its ability to use its cash flow to fund working capital, acquisitions, capital expenditures and general corporate requirements;

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limiting Realty Income’s flexibility in planning for, or reacting to, changes in its business and its industry; and

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putting Realty Income at a disadvantage compared to its competitors with less indebtedness.

If Realty Income defaults under a debt instrument, it will automatically be in default under any other debt instrument that has cross-default provisions, the holders of all such indebtedness may be entitled to demand its immediate repayment and, in the case of secured indebtedness, Realty Income may lose any property securing that indebtedness.
Risks Relating to the Status of Realty Income and Spirit as REITs
Realty Income may incur adverse tax consequences if Realty Income or Spirit has failed or fails to qualify as a REIT for U.S. federal income tax purposes.
Each of Realty Income and Spirit has operated in a manner that it believes has allowed it to qualify as a REIT for U.S. federal income tax purposes under the Code and intends to continue to do so through the time of the Merger. Realty Income intends to continue operating in such a manner following the Merger. Neither Realty Income nor Spirit has requested or plans to request a ruling from the IRS that it qualifies as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within the control of Realty Income or Spirit may affect each company’s ability to qualify as a REIT. In order to qualify as a REIT, each of Realty Income and Spirit must satisfy a number of requirements, including requirements regarding the ownership of its stock and the composition of its gross income and assets. Also, a REIT must make distributions to stockholders aggregating annually at least 90% of its net taxable income, excluding any net capital gains.
The closing of the Merger is conditioned on receipt by Realty Income of an opinion from Latham & Watkins LLP (or another nationally recognized REIT counsel reasonably acceptable to Realty Income and Spirit) to the effect that, for all taxable years commencing with Spirit’s taxable year ended December 31, 2016 and through the Effective Time, Spirit has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and receipt by Spirit of an opinion from Latham & Watkins LLP (or another nationally recognized REIT counsel reasonably acceptable to Realty Income and Spirit) to the effect that, for all taxable years commencing with Realty Income’s taxable year ended December 31, 2016, Realty Income has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year that includes the Effective Time and future taxable years. The foregoing REIT opinions, however, will be based on the factual representations provided by Realty Income and Spirit to counsel and limited by the assumptions set forth therein, and are not a guarantee that Realty Income or Spirit, in fact, has qualified, or, in the case of Realty Income, will continue to qualify as a REIT, nor are such opinions binding on the IRS. Moreover, as noted above, neither Realty Income nor Spirit has requested or plans to request a ruling from the IRS that it qualifies as a REIT.
If Realty Income loses its REIT status, or is determined to have lost its REIT status in a prior year, it will face serious tax consequences that would substantially reduce its cash available for distribution, including cash available to pay dividends to its stockholders and to pay the principal of and interest on its debt securities or other indebtedness, because:
•
it would be subject to U.S. federal corporate income tax on its net income for the years it did not qualify for taxation as a REIT (and, for such years, would not be allowed a deduction for dividends paid to stockholders in computing its taxable income);

•
it could be subject to a federal alternative minimum tax and increased state and local taxes for such periods;

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unless it is entitled to relief under applicable statutory provisions, neither it nor any “successor” company could elect to be taxed as a REIT until the fifth taxable year following the year during which it was disqualified; and

•
for five years following re-election of REIT status, upon a taxable disposition of an asset owned as of such re-election, it could be subject to federal corporate level tax with respect to any built-in gain inherent in such asset at the time of re-election.

Even if Realty Income retains its REIT status, if Spirit is determined to have lost its REIT status for a taxable year ending on or before the Merger, Spirit would be subject to adverse tax consequences similar to those described above. This could substantially reduce Realty Income’s cash available for distribution, including cash available to pay dividends to its stockholders and to pay the principal of and interest on its debt securities or other indebtedness, because, assuming that Realty Income otherwise maintains its REIT qualification:
•
Realty Income generally would be subject to corporate level tax with respect to the built-in gain on each asset of Spirit existing at the time of the Merger if Realty Income were to dispose of the Spirit asset during the five-year period following the Merger;

•
Realty Income would succeed to any earnings and profits accumulated by Spirit for taxable periods that it did not qualify as a REIT, and Realty Income would have to pay a special dividend and/or employ applicable deficiency dividend procedures (including interest payments to the IRS) to eliminate such earnings and profits (or if Realty Income does not timely distribute those earnings and profits, Realty Income could fail to qualify as a REIT); and

•
if Spirit incurred any unpaid tax liabilities prior to the Merger, those tax liabilities would be transferred to Realty Income as a result of the Merger.

If there is an adjustment to Spirit’s taxable income or dividends paid deductions, Realty Income could elect to use the deficiency dividend procedure in order to maintain Spirit’s REIT status. That deficiency dividend procedure could require Realty Income to make significant distributions to its stockholders and to pay significant interest to the IRS.
As a result of all these factors, Realty Income’s or Spirit’s failure to qualify as a REIT could impair Realty Income’s ability to expand its business and raise capital, and would materially adversely affect the value of its common stock, the Realty Income Series A preferred stock, any other preferred stock it may issue, and its debt securities. In addition, for years in which Realty Income does not qualify as a REIT, it would not otherwise be required to make distributions to stockholders.
Risks Relating to an Investment in Realty Income Capital Stock or Debt Securities following the Merger and the Transactions Contemplated by the Merger Agreement
The market price of Realty Income capital stock and debt securities may decline as a result of the Merger and the transactions contemplated by the Merger Agreement.
The market price of Realty Income common stock, the Realty Income Series A preferred stock, any other preferred stock it may issue, and its debt securities may decline as a result of the Merger and the transactions contemplated by the Merger Agreement if, among other things, Realty Income does not achieve the perceived benefits of the Merger and the transactions contemplated by the Merger Agreement or the effect of the Merger and the transactions contemplated by the Merger Agreement on Realty Income’s results of operations or financial condition is not consistent with the expectations of financial or industry analysts. The market value of Realty Income common stock, the Realty Income Series A preferred stock, any other preferred stock it may issue, and its debt securities may also be adversely affected by the increase in its indebtedness that is expected to occur if the Merger is consummated on the terms currently contemplated and, as described above, the market value of Realty Income common stock may be adversely affected by the large number of shares of common stock it expects to issue in the Merger.
In addition, upon consummation of the Merger and the transactions contemplated by the Merger Agreement, Realty Income stockholders and Spirit stockholders will own interests in Realty Income, which will operate an expanded business with a different mix of properties, risks and liabilities. Holders of Realty Income common stock, the Realty Income Series A preferred stock and any other preferred stock it may issue, and debt securities and holders of Spirit common stock and Spirit Series A preferred stock may not wish to continue to invest in Realty Income, or may wish to dispose of some or all of the Realty Income securities they own. If, following the Effective Time or while the Merger is pending, large amounts of Realty Income common stock, the Realty Income Series A preferred stock and any other preferred stock it may issue, or debt securities are sold, the market price of Realty Income securities could decline, perhaps substantially.
After the Merger and the transactions contemplated by the Merger Agreement are completed, Spirit stockholders who receive shares of Realty Income common stock in the Merger will have different rights that may be less favorable than their current rights as Spirit stockholders.
After the Effective Time, Spirit stockholders who receive shares of Realty Income common stock in the Merger will have different rights, which may be less favorable than their current rights as Spirit stockholders. For more information, see “Comparison of Rights of Realty Income Stockholders and Spirit Stockholders.”
Following the Merger and the transactions contemplated by the Merger Agreement, Realty Income may be unable to continue to pay dividends at or above the rate currently paid by Realty Income or Spirit.
Following the Merger and the transactions contemplated by the Merger Agreement, dividends payable per share on Realty Income common stock may be lower than the dividends per share that were paid to holders of Realty Income common stock or Spirit common stock prior to the Merger for various reasons, including those discussed elsewhere under this caption “Risk Factors” and the following:
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Realty Income may not have enough cash to pay such dividends due to changes in Realty Income’s cash requirements, capital spending plans, cash flow or financial position and the increase in the number of outstanding shares of Realty Income common stock that will be issued if the Merger is consummated;

•
decisions on whether, when and in what amounts to pay any future dividends will remain at all times entirely at the discretion of the Realty Income board of directors, which reserves the right to change Realty Income’s dividend practices at any time and for any reason;

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Realty Income’s ability to declare and pay dividends on its common stock will be subject to the preferential rights of Realty Income Series A preferred stock that is anticipated to be issued in connection with the Merger; and

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the amount of dividends that Realty Income’s subsidiaries may distribute to Realty Income may be subject to restrictions imposed by state law and restrictions imposed by the terms of any current or future indebtedness that these subsidiaries may incur.

Stockholders of Realty Income will have no contractual or other legal right to dividends that have not been declared by the Realty Income board of directors.
Following the Merger, holders of the newly issued shares of Realty Income Series A preferred stock will have dividend and liquidation rights that are senior to those of the holders of Realty Income common stock.
Following the Merger, holders of Realty Income Series A preferred stock will have certain rights that holders of Realty Income common stock do not have. These include rights to dividends in priority to dividends on Realty Income common stock (including cumulative dividends) and a right to receive, upon a liquidation of Realty Income, a preference amount out of the assets available for distribution before any distribution can be made to holders of Realty Income common stock. In the event of a bankruptcy, holders of shares of Realty Income Series A preferred stock outstanding at that time would have a claim that is senior to any claim the holders of Realty Income common stock would have.
Other Risks
The unaudited pro forma condensed combined financial statements included elsewhere in this proxy statement/prospectus do not purport to be indicative of Realty Income’s results after the Merger and the transactions contemplated by the Merger Agreement, and accordingly, you have limited financial information on which to evaluate the impact of the Merger on Realty Income.
The unaudited pro forma condensed combined financial statements included elsewhere in this proxy statement/prospectus have been presented for informational purposes only and do not purport to be indicative of the financial position or results of operations that actually would have occurred had the Merger and the transactions contemplated by the Merger Agreement been completed as of the dates indicated, nor do they purport to be indicative of the future operating results or financial position of Realty Income after the Merger and the transactions contemplated by the Merger Agreement. The unaudited pro forma condensed combined financial statements are subject to numerous estimates and assumptions and other uncertainties. Among other things, they reflect adjustments, which are based upon preliminary estimates, to allocate the purchase price to Spirit’s assets and liabilities.
In addition, the unaudited pro forma condensed combined financial statements do not reflect other future events that may occur after the Merger and the transactions contemplated by the Merger Agreement, including the costs related to the planned integration of the two companies and any future nonrecurring charges resulting from the Merger and the transactions contemplated by the Merger Agreement, and do not consider potential impacts of current market conditions on revenues or expenses. The unaudited pro forma condensed combined financial statements presented elsewhere in this proxy statement/prospectus are based in part on certain estimates and assumptions (including the estimated purchase price allocation described above) regarding the Merger and the transactions contemplated by the Merger Agreement that Realty Income and Spirit believe are reasonable under the circumstances. Realty Income and Spirit cannot assure you that the estimates and assumptions will prove to be accurate.
The market price and trading volume of Realty Income’s capital stock and debt securities may be volatile.
The United States stock markets, including the NYSE, on which Realty Income common stock is and, after the Merger, will continue to be listed under the symbol “O,” and on which it is expected that the Realty Income Series A preferred stock will be listed, and the markets for preferred stock and debt securities have experienced significant price and volume fluctuations. As a result, the market price of Realty Income common stock, the Realty Income Series A preferred stock and any other preferred stock Realty Income may issue, and debt securities are likely to be similarly volatile, and investors in Realty Income common stock, the Realty Income Series A preferred stock and any other preferred stock Realty Income may issue, and debt securities may experience a decrease in the value of their investment, including decreases unrelated to Realty Income’s operating performance or prospects. Realty Income and Spirit cannot assure you that the market price of Realty Income common stock, Realty Income Series A preferred stock and any other preferred stock Realty Income may issue, and debt securities will not fluctuate or decline significantly in the future.
In addition to the other risks listed under this heading “Risk Factors,” a number of factors could negatively affect the market value of Realty Income common stock, the Realty Income Series A preferred stock, any other preferred stock and debt securities or result in fluctuations, which could be substantial, in the price or trading volume of those securities, including:
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the annual yield from distributions on Realty Income common stock as compared to yields on other financial instruments;

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equity issuances by Realty Income (including issuances of Realty Income common stock and Realty Income Series A preferred stock in the Merger and including issuances of Realty Income common stock in connection with the settlement of existing or future forward sales agreements), or future sales of substantial amounts of Realty Income common stock by its existing or future stockholders, or the perception that such issuances or future sales may occur;

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increases in market interest rates or a decrease in Realty Income’s distributions to stockholders that lead purchasers of Realty Income common stock to demand a higher yield;

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changes in market valuations of similar companies;

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fluctuations in stock market prices and volumes;

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additions or departures of key management personnel;

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Realty Income’s operating performance and the performance of other similar companies;

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actual or anticipated differences in Realty Income’s quarterly operating results;

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changes in expectations of future financial performance or changes in estimates of securities analysts;

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publication of research reports about Realty Income or its industry by securities analysts;

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failure to qualify as a REIT for federal income tax purposes;

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adverse market reaction to any indebtedness Realty Income incurs in the future, including indebtedness to be assumed or incurred in connection with the Merger;

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strategic decisions by Realty Income or its competitors, such as acquisitions, divestments, spin-offs, joint ventures, strategic investments or changes in business strategy;

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the passage of legislation or other regulatory developments that adversely affect Realty Income or its industry or any failure by Realty Income to comply with regulatory requirements;

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the expiration or loss of local tax abatements, tax credit programs or other governmental incentives;

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the imposition of a penalty tax as a result of certain property transfers that may generate prohibited transaction income;

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the inability of Realty Income to sell properties if and when it would be appropriate to do so;

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risks and liabilities in connection with Realty Income’s co-investment ventures and investment in new or existing co-investment ventures, including that Realty Income’s property ownership through joint ventures may limit its ability to act exclusively in its interests and may depend on the financial performance of its co-venturers;

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speculation in the press or investment community;

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changes in Realty Income’s results of operations, financial condition or prospects;

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failure to satisfy the listing requirements of the NYSE;

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failure to comply with the requirements of the Sarbanes-Oxley Act;

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actions by institutional stockholders of Realty Income;

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changes in accounting principles;

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changes in environmental conditions or the potential impact of climate change;

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terrorist attacks or other acts of violence or war in areas in which Realty Income’s properties are located or markets on which Realty Income’s securities are traded; and

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general economic and/or market conditions, including factors unrelated to Realty Income’s performance.

In the past, securities class action litigation has often been instituted against companies following periods of volatility in the price of their common stock. This type of litigation could result in substantial costs and divert Realty Income’s management’s attention and resources, which could have a material adverse effect on Realty Income’s cash flows, its ability to execute its business strategy and Realty Income’s ability to make distributions to its stockholders.
Realty Income and Spirit face other risks.
The risks listed above are not exhaustive, and you should be aware that, prior to and following the Merger and the transactions contemplated by the Merger Agreement, Realty Income will face various other risks, including those discussed in reports filed by Realty Income and Spirit with the SEC from time to time, such as those discussed under the heading “Risk Factors” in their respective, most recently filed reports on Forms 10-K and 10-Q. For more information, see “Where You Can Find More Information.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus contain “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws. These forward-looking statements, which are based on current expectations, estimates and projections about the industry and markets in which Realty Income, Spirit and their respective subsidiaries operate and beliefs of and assumptions made by Realty Income’s management and Spirit’s management, involve uncertainties that could significantly affect the financial or operating results of Realty Income, Spirit, or the combined company. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” variations of such words and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, but are not limited to, statements about the benefits of the proposed transactions involving Realty Income and Spirit, including future financial and operating results, plans, objectives, expectations and intentions. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future - including statements relating to creating value for stockholders, benefits of the proposed transactions to clients, employees, stockholders and other constituents of the combined company, integrating our companies, cost savings and the expected timetable for completing the proposed transactions - are forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained and, therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Some of the factors that may affect outcomes and results include, but are not limited to, those set forth under the section entitled “Risk Factors” of this proxy statement/prospectus:
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risks associated with the ability or failure to complete the Merger;

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risks associated with the fixed Exchange Ratio;

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risks associated with the dilution of Realty Income and Spirit stockholders in the Merger;

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risks associated with provisions in the Merger Agreement that could discourage a potential competing acquiror of Spirit;

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risks associated with the pendency of the Merger adversely affecting the businesses of Realty Income and Spirit;

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risks associated with the different interests in the Merger of certain directors and executive officers of Spirit;

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risks associated with the ability of Realty Income and Spirit to terminate the Merger if the Merger is not consummated by July 29, 2024;

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risks associated with the failure of the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

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risks relating to approval of the Merger and related transactions by Spirit stockholders;

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risks relating to the adverse outcome in any litigation or other legal proceedings relating to the Merger Agreement, or the transactions contemplated thereby;

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risks relating to the incurrence of substantial expenses in the Merger and the transactions contemplated by the Merger Agreement;

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risks relating to the failure to integrate the businesses of Realty Income and Spirit;

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risks relating to the inability of Realty Income to retain key employees after the Merger;

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risks relating to the inability of Realty Income to attract and retain key personnel;

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risks relating to the ability of Realty Income to effectively manage its expanded operations following the Merger;

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risks relating to the trading prices of Realty Income common stock and Realty Income Series A preferred stock following the Merger;

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risks relating to certain contractual rights of counterparties to agreements with Realty Income or Spirit;

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risks relating to an increase in Realty Income’s anticipated level of indebtedness upon completion of the Merger;

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risks relating to the failure of Realty Income or Spirit to qualify as a REIT;

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risks relating to a decline in the market price of Realty Income common stock as a result of the Merger and the transactions contemplated by the Merger Agreement;

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risks relating to a difference in rights of stockholders of Realty Income and Spirit;

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risks relating to the use of pro forma financial information;

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risks relating to the volatility of Realty Income common stock; and

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those additional risks and factors discussed in reports filed with the SEC by Realty Income and Spirit from time to time, including those discussed under the heading “Risk Factors” in their respective most recently filed reports on Forms 10-K and 10-Q.

Neither Realty Income nor Spirit undertakes any duty to update any forward-looking statements appearing in this document, except as may be required by applicable securities laws.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER COMMON SHARE
The following table sets forth, for the nine months ended September 30, 2023 and the year ended December 31, 2022, selected per share information for Realty Income common stock on a historical and pro forma combined basis and for Spirit common stock on a historical basis. You should read the table below together with the historical consolidated financial statements and related notes of Realty Income and Spirit contained in their respective Quarterly Reports on Form 10-Q for the period ended September 30, 2023 and Annual Reports on Form 10-K for the year ended December 31, 2022, all of which are incorporated by reference into this proxy statement/prospectus. For more information, see “Where You Can Find More Information.”
The Realty Income pro forma combined earnings per share were calculated using the methodology as described below under the heading “Unaudited Pro Forma Condensed Combined Financial Statements,” and are subject to all the assumptions, adjustments and limitations described thereunder. The unaudited pro forma combined condensed balance sheet data gives effect to the Merger, as indicated, as if it had occurred on September 30, 2023. The unaudited pro forma combined statements of operations data gives effect to the Merger, as if they had become effective at January 1, 2022, based on the most recent valuation data available. You should not rely on the pro forma amounts as being indicative of the financial position or results of operations of Realty Income that actually would have occurred had the Merger been completed as of the dates indicated above, nor is it necessarily indicative of the future operating results or financial position of Realty Income.
	Realty Income		Spirit		Combined Company
	Historical		Historical		(Pro Forma for Merger)
	Nine Months Ended September 30, 2023	Year Ended December 31, 2022	Nine Months Ended September 30, 2023	Year Ended December 31, 2022	Nine Months Ended September 30, 2023	Year Ended December 31, 2022
Earnings per share, basic and diluted	$0.96	$1.42	$1.28	$2.04	$0.99	$1.35
Cash dividends declared per share(3)	$2.28(1)	$2.97(1)	$2.00(2)	$2.60(2)
Book value per share (period end)	$43.73	$43.49	$31.79	$32.30	$45.10

(1)
Dividends are declared and paid at the discretion of the Realty Income board of directors. The Realty Income board of directors may change Realty Income’s dividend policy at any time and there can be no assurance as to amount or timing of dividends in the future.

(2)
Dividends are declared and paid at the discretion of the Spirit board of directors. The Spirit board of directors may change Spirit’s dividend policy at any time and there can be no assurance as to amount or timing of dividends in the future.

(3)
Pro Forma dividends per share of common stock are not presented, as the dividend policy for the combined company will be determined by the Realty Income board of directors following the completion of the Merger.

INFORMATION ABOUT THE COMPANIES
Realty Income Corporation
Realty Income, a Maryland corporation, is an S&P 500 company dedicated to providing stockholders with dependable monthly dividends that increase over time. Realty Income is structured as a REIT, requiring it annually to distribute at least 90% of its taxable income (excluding net capital gains) in the form of dividends to its stockholders. The monthly dividends are supported by the cash flow generated from real estate owned under long-term lease agreements with Realty Income’s commercial clients.
Realty Income was founded in 1969, and listed on the New York Stock Exchange in 1994. For over 54 years, Realty Income has been acquiring and managing freestanding commercial properties that generate rental revenue under long-term lease agreements with Realty Income’s commercial clients. Realty Income is a member of the S&P 500 Dividend Aristocrats® index for having increased its dividend every year for over 25 consecutive years.
At September 30, 2023, Realty Income owned or held interests in a diversified portfolio:
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Of 13,282 properties;

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With an occupancy rate of 98.8%, or 13,123 properties leased and 159 properties available for lease or sale;

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Doing business in 85 separate industries;

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Located in all U.S. states, Puerto Rico, the United Kingdom (U.K.), Spain, Italy, and Ireland;

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With approximately 262.6 million square feet of leasable space; and

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With a weighted average remaining lease term (excluding rights to extend a lease at the option of the client) of approximately 9.7 years.

Of the 13,282 properties in the portfolio at September 30, 2023, 13,032, or 98.1%, were single-client properties, of which 12,875 were leased, and the remaining were multi-client properties.
Following the Merger, Realty Income’s portfolio is expected to encompass approximately 15,300 primarily single-client, net lease commercial real estate properties primarily located in all U.S. states, Puerto Rico, the U.K., Spain, Italy, and Ireland, with an estimated total portfolio annualized contractual rent of approximately $4.6 billion, based on a combined portfolio as of September 30, 2023.
The principal offices of Realty Income are located at 11995 El Camino Real, San Diego, California 92130, and its telephone number is (858) 284-5000.
Realty Income common stock is listed on the NYSE, trading under the symbol “O.”
Additional information about Realty Income and its subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus. For more information, see “Where You Can Find More Information.”
Saints MD Subsidiary, Inc.
Saints MD Subsidiary, Inc., a Maryland corporation, is a direct, wholly owned subsidiary of Realty Income. Saints MD Subsidiary, Inc. was formed by Realty Income solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. Saints MD Subsidiary, Inc. has not conducted any business activities, has no assets, liabilities or obligations and has conducted its operations solely as contemplated by the Merger Agreement. Its principal executive offices are located at c/o Realty Income Corporation, 11995 El Camino Real, San Diego, California 92130, and its telephone number is (858) 284-5000.
Spirit Realty Capital, Inc.
Spirit Realty Capital, Inc., a Maryland corporation that has elected to be treated as a REIT for U.S. federal income tax purposes, is an internally-managed net-lease REIT with in-house functions including acquisitions, credit research, asset management, portfolio management, real estate research, legal, finance and accounting. Spirit invests primarily in single-tenant, operationally essential real estate assets throughout the United States, which are subsequently leased on a long-term, triple-net basis to high quality tenants with operations in retail, industrial and certain other industries. As a REIT, Spirit is required to, among other things, annually distribute at least 90% of its taxable income (excluding net capital gains) to its stockholders. Spirit achieves this objective through consistent quarterly dividends supported by the cash flows generated by its leasing operations.
Spirit’s operations are generally carried out through Spirit Realty, L.P., a Delaware limited partnership (the “Spirit Partnership”), and its subsidiaries. Spirit General OP Holdings, LLC, a Delaware limited liability company and one of Spirit’s wholly-owned subsidiaries, is the sole general partner and owns approximately 1% of the Spirit Partnership. Spirit and a wholly-owned subsidiary (Spirit Notes Partner, LLC, a Delaware limited liability company) are the only limited partners and, together, own the remaining 99% of the Spirit Partnership.
The principal executive offices of Spirit are located at 2727 North Harwood Street, Suite 300, Dallas, Texas 75201, and its phone number is (972) 476-1900.
Spirit common stock and Spirit Series A preferred stock are traded on the NYSE, trading under the symbols “SRC” and “SRC-A,” respectively. Spirit Series A preferred stock is also traded on the NYSE under the alternate ticker symbol “SRC-PA.”
Additional information about Spirit and its subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus. For more information, see “Where You Can Find More Information.”

THE MERGER
The following is a discussion of the Merger and the material terms of the Merger Agreement by and between Realty Income and Spirit. You are urged to read the Merger Agreement carefully and in its entirety, a copy of which is attached as Annex A to this proxy statement/prospectus and incorporated by reference into this proxy statement/prospectus.
Background of the Merger
Over the years, in the ordinary course of business and from time to time, the Spirit board of directors and the Spirit management team have evaluated and considered a variety of financial and strategic opportunities as part of Spirit’s long-term strategy to enhance value for Spirit’s stockholders, including potential acquisitions, divestitures, joint ventures, business combinations and other transactions. These evaluations have focused on, among other things, the business environment facing net lease real estate investments generally and Spirit in particular, as well as conditions and trends in the commercial net lease industry, including assessments of potential industry consolidation and the benefits and risks to Spirit and its stockholders of strategic combinations compared to the benefits and risks of continued operation as a standalone company. Factors assessed in connection with these reviews have included the risks and opportunities associated with operating in existing and new markets, competition, potential positive and negative expense and revenue synergies, interest rate environment, size, scale, diversification, credit risk and access to capital, market risk and rapid changes in technology. These reviews have occasionally involved analyses provided by outside financial advisors, who have provided their perspectives over the years regarding Spirit’s potential as a standalone company and strategic initiatives in addition to acquisitions or dispositions that Spirit could pursue, as well as their perspectives regarding potential counterparties in strategic transactions involving Spirit, as well as their analyses of relative valuations of such counterparties as compared to Spirit. Additionally, Spirit’s board of directors and members of Spirit’s management have considered various challenges that Spirit has faced as a public company, in particular that shares of Spirit common stock have traded at a lower multiple of earnings as compared to other publicly traded companies in the net lease industry, including Realty Income, and the difficulty of Spirit obtaining accretive growth, given its higher cost of capital as compared to such other industry participants. These challenges have persisted through Spirit’s portfolio transformation, including following the spin-off of Spirit MTA REIT in 2018, and remained after Spirit achieved or exceeded most of the long-term financial and operational goals it set for itself during its December 2019 Investor Day.
Over the years, in the ordinary course of business and from time to time, the Realty Income board of directors and the Realty Income management team have also evaluated and considered a variety of financial and strategic opportunities as part of Realty Income’s long-term strategy to enhance value for Realty Income’s stockholders, including potential acquisitions, divestitures, joint ventures, business combinations and other transactions. As part of this process, Realty Income had identified Spirit as a potential candidate for a possible strategic transaction with Realty Income.
Jackson Hsieh, the chief executive officer of Spirit, and Sumit Roy, the chief executive officer of Realty Income, have periodically discussed with each other trends in the commercial net lease industry and their respective companies generally. These discussions, which began following Mr. Hsieh’s appointment as chief executive officer of Spirit in 2017, generally occurred during meetings at investor and industry conferences. Neither Mr. Hsieh nor Mr. Roy discussed the possibility of a potential business combination between Spirit and Realty Income at those times. In addition, Richard Gilchrist, chairman of the Spirit board of directors, and Michael McKee, chairman of the Realty Income board of directors, have periodically discussed with each other trends in the commercial net lease industry and their respective companies generally.
During 2021, Spirit developed a strategic business plan for 2022, which included a plan to acquire $1.3 billion to $1.5 billion worth of assets and generate adjusted funds from operation per share of Spirit common stock of $3.52 to $3.58, which, if achieved, would surpass Spirit’s goals for adjusted funds from operations per share of Spirit common stock for 2022 identified during Spirit’s December 2019 Investor Day.
In early May 2022, Mr. Roy sent Mr. Hsieh an email in which he suggested that they meet in San Diego, and they agreed during a telephone call that they would meet later that summer.

From April 2022 through August 2022, Spirit pursued a large potential industrial/retail sale leaseback transaction that would have been transformational to Spirit. However, this transaction did not come to fruition, as members of Spirit’s management and the Spirit board of directors concluded that the terms demanded by the potential counterparties in these transactions would not have been in the best interests of Spirit and its stockholders.
In early August 2022, Mr. Hsieh told Mr. Roy that he would be in California the week of August 15, 2022, for personal matters, and Mr. Hsieh and Mr. Roy agreed that they would meet for lunch in San Diego on August 17, 2022.
On August 8 and 9, 2022, the Spirit board of directors held regularly scheduled board meetings. During the August 8, 2022 meeting, one of Morgan Stanley’s economists gave a presentation regarding the state of the U.S. economy. Additionally, members of Spirit’s management and the Spirit board of directors discussed Spirit’s short and long term operational and capital deployment strategy, including continued execution on Spirit’s portfolio transformation.
At its August 9, 2022 meeting, the Spirit board of directors held its third quarter board and annual strategy sessions, during which the Spirit board of directors continued its discussions regarding the business plan and strategy of Spirit, including the opportunities and risks associated therewith. Representatives of an investment bank attended the meeting, and the Spirit board of directors was provided an update on the commercial net lease sector generally, as well as market perspectives with respect to Spirit. This update analyzed potential strategic transactions involving Spirit, including a business combination with Realty Income. Representatives of the investment bank speculated that Realty Income might have interest in pursuing an acquisition of Spirit. During this discussion, members of the Spirit board of directors discussed the fact that shares of Spirit common stock were trading at a lower multiple of earnings as compared to other publicly traded companies in the commercial net lease industry, including Realty Income, and Spirit’s higher cost of capital as compared to such other industry participants. Following this update, members of Spirit’s management other than Mr. Hsieh were excused from the meeting. During an executive session of the Spirit board of directors, Mr. Hsieh then informed the other directors that he planned to meet Mr. Roy for lunch the following week, noting that Mr. Roy had requested the meeting several months before but had not indicated the topics he planned to discuss with Mr. Hsieh. The Spirit board of directors, including Mr. Hsieh, agreed that if Mr. Roy raised the possibility of a potential acquisition of Spirit by Realty Income, Mr. Hsieh should inform Mr. Roy that Spirit was focused on executing on its strategic objectives and had confidence in its standalone plan, but that he and the other members of the Spirit board of directors were always focused on maximizing shareholder value. The Spirit board of directors also unanimously agreed that if Mr. Roy brought up a potential acquisition, Mr. Hsieh should engage with Mr. Roy on discussions regarding a potential transaction. The Spirit board of directors then discussed Mr. Hsieh’s potential responses if Mr. Roy asked for Mr. Hsieh’s views with respect to an exchange ratio in a potential stock-for-stock transaction, which discussion was informed by the update presented at the meeting, as well as other presentations that had been made to the Spirit board of directors over the years regarding potential business combinations involving Realty Income, and the directors’ views on the commercial net lease industry and the U.S. economy in general. The Spirit board of directors agreed that if Mr. Roy asked for his perspective, Mr. Hsieh would express the view that, subject to further discussion and diligence, a fixed exchange ratio of 0.825 shares of Realty Income common stock for each share of Spirit common stock might represent a value-maximizing transaction.
Early in the week of August 15, 2022, while in California, representatives of a different investment bank sent Mr. Hsieh material analyzing the market environment, which materials included recent trading prices and implied exchange ratios between Realty Income and Spirit. This investment bank’s also speculated that Realty Income might have interest in pursuing an acquisition of Spirit.
On August 17, 2022, Mr. Roy and Mr. Hsieh met in San Diego, California. During the meeting, Mr. Roy complimented Mr. Hsieh and the Spirit management team’s successful transformation of Spirit’s real estate portfolio, balance sheet and overall prospects. Mr. Hsieh and Mr. Roy also discussed market conditions and the publicly announced outlook for each of Spirit and Realty Income. Mr. Roy informed Mr. Hsieh that, based upon Realty Income’s review of publicly available information, Realty Income was interested in exploring a potential business combination of Realty Income and Spirit, in a stock-for-stock transaction, and that Mr. Roy believed that such a transaction could be compelling for both parties and their respective stockholders. Mr. Roy explained to Mr. Hsieh that Realty Income was interested in pursuing a mutually agreeable transaction, and that Realty Income did not intend to pursue a transaction with Spirit that did not have the support of the Spirit board of directors. Mr. Hsieh informed Mr. Roy that Spirit was confident in its standalone plan, including continuing to execute on the goals that Spirit had identified at its December 2019 Investor Day. Mr. Hsieh also informed Mr. Roy that he and the other members of the Spirit board of directors were always focused on maximizing value for shareholders, and that if Mr. Roy would like to make a proposal, Mr. Hsieh and the other members of the Spirit board of directors would consider and evaluate any offer. Mr. Roy indicated that he was not in a position to make a specific proposal at that time, but suggested that it would be helpful for Realty Income to have access to certain limited, nonpublic information about Spirit in order to further evaluate a potential business combination with Spirit and to prepare a potential proposal with respect thereto. Mr. Hsieh informed Mr. Roy that he believed that, subject to further due diligence, a fixed exchange ratio of 0.825 shares of Realty Income common stock for each share of Spirit common stock could potentially be an exchange ratio that might yield a compelling transaction for holders of Spirit common stock. Mr. Hsieh also informed Mr. Roy that he would consider Mr. Roy’s request that Spirit provide certain nonpublic information for Realty Income’s review. On August 17, 2022, the closing price of Spirit common stock was $43.52 per share, and the closing price of Realty Income common stock was $73.58 per share.
Following his August 17, 2022 meeting with Mr. Roy, Mr. Hsieh consulted with Mr. Gilchrist and summarized his meeting with Mr. Roy. Given the support for preliminary discussions expressed by the Spirit board of directors at its August 9, 2022 meeting, Mr. Gilchrist and Mr. Hsieh agreed that Mr. Hsieh should continue discussions with Mr. Roy regarding a potential business combination and that Spirit provide certain nonpublic information for Realty Income’s review consistent with Mr. Roy’s request.
On August 21, 2022, Spirit and Realty Income entered into a customary confidentiality and standstill agreement (the “August 2022 NDA”), which contained customary fall-away rights, and in the days that followed Spirit made available certain limited nonpublic information to Realty Income. From August 21, 2022 through September 27, 2022, members of Realty Income’s management engaged in business due diligence with respect to Spirit, requesting certain documentation and answers to business due diligence questions. Several calls between senior executives of Realty Income and Spirit occurred regarding property information and financial information.
On September 28, 2022, Mr. Roy called Mr. Hsieh and expressed appreciation for Spirit’s efforts in the due diligence process. Mr. Roy informed Mr. Hsieh that Realty Income’s due diligence review of Spirit had confirmed and enhanced Realty Income’s interest in a business combination with Spirit. However, Mr. Roy informed Mr. Hsieh that, due to the recent volatility in the U.S. capital markets, particularly the changing interest rate environment, Realty Income would not be able to make a compelling proposal to Spirit and therefore was not prepared to make a proposal at that time with respect to an acquisition of Spirit, and that Mr. Roy expressed interest in potentially reengaging at a later date.
Following Mr. Roy’s September 27, 2022 phone call, Mr. Hsieh notified Mr. Gilchrist of the developments with Realty Income. At a regularly scheduled meeting of the Spirit board of directors on November 4, 2022, during an executive session, Mr. Hsieh provided members of the Spirit board of directors with an update regarding the due diligence work completed by Realty Income, Realty Income’s continued interest in a business combination with Spirit, and the decision to pause discussions given the volatility in the capital markets.
For the rest of 2022 and early 2023, Spirit continued to execute on its business plan, including meeting or exceeding most of its objectives identified during its December 2019 Investor Day and completing several capital markets transactions intended to successfully position Spirit for a higher interest rate environment. However, at Spirit’s regularly scheduled board meetings, including its November 4, 2022 meeting, the Spirit board of directors continued to discuss the fact that shares of Spirit common stock continued to trade at a lower multiple as compared to other publicly traded companies in the commercial net lease industry, including Realty Income, and Spirit’s cost of capital remained higher than other industry participants, in each case, notwithstanding Spirit’s execution of its 2022 business plan. At the November 4, 2022 meeting, members of Spirit’s management presented a preliminary budget plan for 2023 that did not involve the issuance and sale of shares of Spirit common stock, but focused on acquiring assets with free cash flow after dividends and accretive asset dispositions. This plan proposed a reduced aggregate amount of acquisitions as compared to 2022, and focused on minimizing credit loss, which the Spirit board of directors believed would showcase to the market the durability, quality and diversification of Spirit’s property portfolio. Additionally, at its November 4, 2022 meeting and at other meetings of the Spirit board of directors during late 2022 and early 2023, the Spirit board of directors discussed the fact that Spirit had successfully executed on its strategic plan for 2022, but notwithstanding this successful execution, Spirit continued to trade at a lower multiple than its peers in the net lease industry.
On May 3, 2023, the Spirit board of directors held a regularly scheduled board meeting, with representatives of Morgan Stanley in attendance. At the meeting, members of the Spirit board of directors discussed with management Spirit’s strategic plan for the rest of 2023 and had preliminary discussions regarding the 2024 strategic plan, including the impact of market conditions and the interest rate environment and Spirit’s cost of capital on Spirit’s future plans. During the meeting, representatives of Morgan Stanley presented to the Spirit board of directors their perspective on the macroeconomic outlook for the rest of 2023, including with respect to the U.S. real estate market, as well as their views on the potential interest rate environment in the coming years. During this presentation, representatives of Morgan Stanley noted that the relative multiple of adjusted funds from operations at which Realty Income traded as compared to Spirit’s multiple had widened since 2021. Additionally, representatives of Morgan Stanley reviewed the prevalence of shareholder activism within the real estate sector, and discussed the arguments that an activist might make in a hypothetical campaign at Spirit, as well as Spirit’s structural profile in that context.
On May 30, 2023, Mr. Hsieh contacted Mr. Roy and the two agreed to meet during the annual National Association of Real Estate Investment Trusts (“Nareit”) investor conference in New York City the following week.
On June 5, 2023, Mr. Hsieh and Mr. Roy met in New York City. During this meeting, Mr. Roy and Mr. Hsieh discussed potentially reengaging with respect to a potential business combination. Mr. Hsieh reiterated that he believed that a fixed exchange ratio of 0.825 shares of Realty Income common stock for each share of Spirit common stock could potentially be an exchange ratio that would yield a compelling transaction for holders of Spirit common stock. Mr. Hsieh also noted that Mr. Roy had yet to make a proposal, despite the due diligence review Realty Income had conducted in August and September of 2022. Mr. Roy informed Mr. Hsieh that he would be in touch with respect to potential next steps once the investor conference had concluded. On June 5, 2023, the closing price of Spirit common stock was $39.29 per share, and the closing price of Realty Income common stock was $59.99 per share.
Following the investor conference, on June 9, 2023, Mr. Roy and Mr. Hsieh agreed that representatives of Realty Income would reach out to representatives of Spirit in order to reengage with respect to business due diligence, in order to provide Realty Income with information necessary to make a proposal for a potential business combination. From June 9, 2023 through October 29, 2023, representatives of Realty Income held telephonic meetings with representatives of Spirit to conduct due diligence.
On July 17, 2023, Mr. Roy called Mr. Hsieh and presented to him a verbal nonbinding proposal (the “July 17 proposal”), pursuant to which, subject to further due diligence, Realty Income would acquire Spirit in a stock-for-stock transaction with a fixed exchange ratio of 0.732 shares of Realty Income common stock per share of Spirit common stock. Mr. Hsieh informed Mr. Roy that he would discuss the July 17 proposal with the Spirit board of directors and that he would provide a response to the July 17 proposal on August 11, 2023. Mr. Hsieh also informed Mr. Roy that he believed that, based on prior discussions, the Spirit board of directors would likely view the exchange ratio in the July 17 proposal as insufficient, and that, absent a compelling proposal, the Spirit board of directors would continue to pursue its standalone business plan, including pursuing a potential large sale leaseback property transactions.
During a meeting of the Spirit board of directors on July 18, 2023, Mr. Hsieh updated the Spirit board of directors regarding the July 17 proposal. The Spirit board of directors discussed the July 17 proposal, and Mr. Hsieh informed the Spirit board of directors that, in his opinion, the July 17 proposal did not represent Realty Income’s best and final offer. Following this conversation, the Spirit board of directors instructed Mr. Hsieh to contact Morgan Stanley and J.P. Morgan to potentially serve as financial advisors to assist the Spirit board of directors in its consideration of Realty Income’s proposal, and Mr. Hsieh accordingly contacted representatives of Morgan Stanley and J.P. Morgan following the July 18, 2023 meeting.

On August 10, 2023, the Spirit board of directors held a meeting, with representatives of J.P. Morgan, Morgan Stanley and Latham & Watkins LLP (“Latham & Watkins”), Spirit’s corporate legal counsel, in attendance. Representatives of J.P. Morgan and representatives of Morgan Stanley each reviewed separate presentations with the Spirit board of directors, which presentations analyzed market conditions, including the interest rate environment and developments in the commercial net lease sector. During these presentations, representatives of Morgan Stanley and representatives of J.P. Morgan discussed Spirit’s performance over time and noted that, despite the fact that it continued to execute on its business plan, Spirit had consistently traded at a discount relative to its peers in the net lease industry, and also continued to face challenges with respect to lowering its cost of capital, particularly in a higher interest rate environment. Representatives of each of J.P. Morgan and Morgan Stanley also addressed the advantages and disadvantages of various strategic alternatives available to Spirit and discussed the July 17 proposal and potential responses by Spirit. Alternatives discussed included continuing discussions with Realty Income, pursuing other potential public partners or private buyers, pursuing large portfolio acquisitions and focusing on Spirit’s standalone business plan. Representatives of Morgan Stanley and J.P. Morgan each noted in their materials that the relative spread between Spirit and Realty Income’s 2023 adjusted funds from operations multiple had compressed as compared to historical trends, which made a stock-for-stock transaction more favorable to holders of Spirit common stock. During these discussions, it was noted that there were not likely to be a large number of potential acquirers of Spirit, and that given Spirit’s size, the growth profile of the commercial net lease sector and the interest rate environment, it was unlikely that any potential acquirer of Spirit would be prepared to include significant cash consideration in a transaction. Additionally, representatives of each of J.P. Morgan and Morgan Stanley provided an overview of Realty Income and their perspective on the July 17 proposal, including a variety of potential responses to the July 17 proposal.
Following these two presentations, representatives of Latham and Watkins reviewed with the Spirit board of directors the directors’ duties with respect to evaluating its strategic alternatives, including change of control transactions. Additionally, the representatives of Latham and Watkins in attendance discussed the fact that a separate Latham and Watkins team had historically represented Realty Income as Realty Income’s corporate legal counsel and in other strategic transactions. and noted that, if discussions regarding a potential transaction between Spirit and Realty Income proceeded, it would be advisable for Spirit to retain legal counsel other than Latham & Watkins to represent Spirit in such a transaction. Following this discussion, the representatives of Latham & Watkins were excused from the meeting. During the pendency of discussions between Spirit and Realty Income regarding a potential transaction, Latham & Watkins maintained an “ethics wall” between the team representing Realty Income and the team that had represented Spirit.
The Spirit board of directors then discussed their perspectives on the presentations made by J.P. Morgan and Morgan Stanley, as well as the various alternatives available to Spirit, and, following discussion of Spirit’s plans and prospects as a standalone company, the Spirit board of directors rejected the July 17 proposal and instructed Mr. Hsieh to contact Mr. Roy and make a counteroffer whereby Realty Income would acquire Spirit in a stock-for-stock transaction with a fixed exchange ratio of at least 0.780 shares of Realty Income common stock per share of Spirit common stock.
On August 11, 2023, Mr. Hsieh called Mr. Roy and informed him that the Spirit board of directors had determined that the exchange ratio in the July 17 proposal was insufficient, and that the Spirit board of directors had instructed him to make a verbal nonbinding proposal (the “August 11 proposal”), pursuant to which, subject to due diligence, Realty Income would acquire Spirit in a stock-for-stock transaction with a fixed exchange ratio of 0.785 shares of Realty Income common stock per share of Spirit common stock. Mr. Roy informed Mr. Hsieh that Realty Income was continuing to make progress on its due diligence review, and that Realty Income would respond to the August 11 proposal in the coming weeks.
On September 18, 2023, Mr. Roy called Mr. Hsieh and presented to him a verbal nonbinding proposal (the “September 18 proposal”), pursuant to which, subject to confirmatory due diligence, Realty Income would acquire Spirit in a stock-for-stock transaction with a fixed exchange ratio of 0.760 shares of Realty Income common stock per share of Spirit common stock. When Mr. Hsieh asked Mr. Roy if the September 18 proposal was Realty’s best and final proposal, Mr. Roy stated that an accretive transaction was very important to Realty Income, that he viewed the proposal as fair, and requested that Spirit provide a response to the September 18 proposal quickly, but did not state that the September 18 proposal was Realty Income’s best and final offer.

On September 19, 2023, the Spirit board of directors held a meeting to discuss the September 18 proposal, with representatives of Morgan Stanley, J.P. Morgan and Latham & Watkins present. During the meeting, Mr. Hsieh provided a summary of the negotiations since the August 10, 2023 meeting of the Spirit board of directors, including Spirit’s August 11 proposal and Realty Income’s September 18 proposal. The Spirit board of directors discussed the September 18 proposal with members of Spirit management and representatives of J.P. Morgan and Morgan Stanley. Additionally, the Spirit board of directors discussed market conditions for REITs and the commercial net lease sector, the interest rate environment, the conditions in the U.S. capital markets, Spirit’s position as compared to its peers in the commercial net lease industry and the strategic alternatives that Spirit could pursue, including remaining as a standalone company or pursuing an alternative transaction. The Spirit board of directors, together with Spirit’s management and its external advisors, conducted an extensive discussion of the strategic rationale of a potential business combination with Realty Income and potential benefits to Spirit’s stockholders, as well as potential risks. In addition, the Spirit board of directors considered the possibility of soliciting alternative transaction proposals from other third parties, and the potential benefits and risks that could entail. Following discussion, the Spirit board of directors determined to meet again in several days to further discuss the September 18 proposal.
On September 22, 2023, the Spirit board of directors held another meeting to discuss the September 18 proposal. During the meeting, the Spirit board of directors continued its discussion of potential responses to Realty Income’s September 18 proposal, including with respect to identifying Spirit’s financial and legal advisors should negotiations with Realty Income move forward. Mr. Hsieh recommended that Spirit formally engage J.P. Morgan and Morgan Stanley as its financial advisors in connection with a potential transaction and that Spirit engage Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”) as its legal counsel in connection with a potential transaction. Additionally, Mr. Hsieh expressed his opinion that the 0.760 exchange ratio in the September 18 proposal did not represent Realty Income’s best and final offer, and recommended that Spirit reject the September 18 proposal, and request that Realty Income increase the exchange ratio. Mr. Hsieh also requested authorization from the Spirit board of directors for Spirit’s management to commence reverse due diligence on Realty Income.
Following this discussion, representatives of J.P. Morgan and Latham and Watkins were invited to join the meeting. Representatives of J.P. Morgan provided the Spirit board of directors with, among other information, an overview of the financial terms of the September 18 proposal, as well as an update on market conditions. Following a discussion with representatives of J.P. Morgan regarding the September 18 proposal and potential next steps, the representatives of J.P. Morgan were excused from the meeting. The Spirit board of directors then continued its discussion of potential responses to the September 18 proposal, including Mr. Hsieh’s recommendations. Additionally, the Spirit board of directors discussed with Spirit management Spirit’s standalone plan and its outlook for 2024. Following this discussion, the Spirit board of directors authorized Mr. Hsieh to (i) formally engage J.P. Morgan and Morgan Stanley as financial advisors to Spirit in connection with the potential transaction, (ii) engage Wachtell Lipton as legal advisor to Spirit in connection with the potential transaction, (iii) reject the September 18 proposal and request that Realty Income increase the proposed exchange ratio and (iv) commence reverse due diligence with respect to Realty Income.
Following the meeting, on September 22 Mr. Hsieh called Mr. Roy and informed him that the Spirit board of directors was not prepared to accept the 0.760 exchange ratio in the September 18 proposal. Mr. Hsieh also indicated that Spirit would need to commence reverse due diligence with respect to Realty Income to continue negotiations, and following discussions, Mr. Roy agreed to provide reverse due diligence to Spirit.
On September 25, 2023, Spirit and Realty Income entered into a separate confidentiality and standstill agreement to facilitate Realty Income making certain limited nonpublic information available to Spirit in connection with Spirit’s due diligence of Realty Income. Additionally, the parties amended the August 2022 NDA to provide for an extension of Realty Income’s obligations with respect to the standstill and the confidentiality obligations set forth therein.
From September 25, 2023 through October 29, 2023, Spirit and Realty Income, with the assistance of their respective advisors, continued to engage in mutual due diligence, including attending virtual and telephonic due diligence meetings across the functional areas of their respective business, reviewing publicly available information and information provided in their respective virtual data rooms. In connection with that process, Spirit made available to Realty Income and its representatives certain additional due diligence information in a virtual data room, including the Spirit Standalone Projections, and Realty Income made available to Spirit and its representatives certain due diligence information in a confidential virtual data room, including the information that comprised the Realty Income Standalone Projections.
In early October, Mr. Roy emphasized to Mr. Hsieh that it was important for the parties, if they were to reach agreement on a potential transaction, to announce the transaction prior to the release of Realty Income’s earnings for the third quarter of 2023, in light of Realty Income’s other strategic initiatives, including its planned capital markets activities.
On October 3, 2023, the Spirit board of directors held a meeting to discuss the potential transaction with Realty Income, with representatives of J.P. Morgan, Morgan Stanley and Wachtell Lipton participating. A representative of Wachtell Lipton reviewed with the Spirit board of directors the directors’ duties under Maryland law in their consideration of a proposed transaction with Realty Income. Following this review, Mr. Hsieh provided an update on discussions regarding a potential transaction with Realty Income, including Spirit’s preliminary findings in its due diligence review of Realty Income. Representatives of J.P. Morgan and Morgan Stanley provided an overview of macroeconomic conditions in the United States, including market perspectives on inflation and the potential of a recession occurring in the near term. In particular, representatives of J.P. Morgan and Morgan Stanley highlighted market perspectives regarding interest rates, including the emerging view that the U.S. Federal Reserve would maintain higher interest rates for longer than previously anticipated. Additionally, representatives of J.P. Morgan and Morgan Stanley noted that the positive momentum of the first half of 2023 in the commercial net lease industry had largely evaporated given the expectations with respect to the interest rate environment, and noted that the trading price of both Realty Income common stock and Spirit common stock had declined since the Spirit board of directors’ August 10, 2023 meeting.
Following this overview, representatives of J.P. Morgan and Morgan Stanley provided their perspectives on Spirit’s standalone plan as compared to pursuing a transaction with Realty Income, including a discussion of the fact that shares of Spirit common stock continued to trade at a discount to its peers in the commercial net lease industry, and that Spirit continued to have a higher cost of capital than many of its net lease peers, including Realty Income. The Spirit board of directors noted the difficulty with achieving a more competitive cost of capital in a higher interest rate environment with softer macroeconomic conditions. The Spirit board of directors, Spirit’s management and its financial advisors also discussed their expectation that Spirit’s growth profile over the next two years was expected to be lower than many of its commercial net lease peers, including Realty Income. Following this discussion, the Spirit board of directors and its advisors discussed the timing of a transaction with Realty Income, and the benefits and risks of pursuing a transaction at the current time, as well as the benefits and risks of waiting to pursue a transaction. The considerations discussed included the difficulty of Spirit obtaining accretive growth, given its higher cost of capital and the economic and interest rate environment, the advantage that the combined company would have to leverage its size, scale and credit profile to drive further growth and refinance debt maturities at favorable rates, and that pursuing a transaction could mitigate risks inherent in Spirit’s go-forward standalone plan during a time of uncertainty in the commercial net lease industry. The Spirit board of directors also discussed the possibility that, if interest rates were to decline in the near term, Spirit’s standalone plan might create more value than a transaction with Realty Income, as well as encourage other potential counterparties that might be interested in acquiring Spirit, including for cash, as well as the risk that failing to pursue a transaction with Realty Income would lead to Realty Income pursuing other opportunities, and that, based on his discussions with Mr. Roy and the other discussions with Realty Income to date, Mr. Hsieh believed that if the parties did not agree on a transaction prior to the release of Realty Income’s earnings for the third quarter of 2023, Realty Income would not consider pursuing a transaction with Spirit until the first quarter of 2024 at the earliest.
Following this discussion, representatives of J.P. Morgan and Morgan Stanley provided their perspectives on the historical trading prices of Spirit and Realty Income, as well as their perspectives on each company’s portfolio, and expressed the view that it was unlikely that there were potential acquirers that would be interested in pursuing a transaction with Spirit at this time involving significant cash consideration, and a limited group of potential strategic acquirers that might be interested in pursuing a stock-for-stock transaction with Spirit. The Spirit board of directors then discussed with its legal and financial advisors the possibility of including a “market check” provision in any proposed transaction with Realty Income, which provision would provide for a reduced termination fee payable if an alternative proposal was made and accepted within a certain period of time. The Spirit board of directors discussed both a “go-shop” provision, which would provide Spirit and its representatives with the ability to solicit alternative proposals following the execution of a definitive agreement with Realty Income and a reduced termination fee payable if such a proposal was accepted within a certain period of time, and a “window-shop” provision, where Spirit and its representatives would not be permitted to solicit alternative proposals following the signing of definitive documentation, but would have the benefit of a reduced termination fee for a certain period of time. The Spirit board of directors further discussed the limited number of potential alternative counterparties that would be interested and able to pursue a strategic transaction with Spirit, and the fact that any transaction with Realty Income would be publicly announced, which the Spirit board of directors believed indicated that the ability to actively solicit other proposals following the execution of a definitive agreement with Realty Income pursuant to a “go-shop” provision would not provide much incremental value beyond the incentive of a two-tiered termination fee pursuant to a “window-shop” provision.
Following extensive discussion, the Spirit board of directors instructed Mr. Hsieh and the other members of Spirit’s management to pursue further negotiations of a possible transaction with Realty Income, and to make a counteroffer whereby Realty Income would acquire Spirit in a stock-for-stock transaction with a fixed exchange ratio of at least 0.775 shares of Realty Income common stock per share of Spirit common stock, with the goal of obtaining an increase from the 0.760 exchange ratio from the September 18 proposal. Additionally, the Spirit board of directors instructed Mr. Hsieh to focus his efforts in the negotiation on obtaining a higher exchange ratio, and not to discuss the possibility of a “market check” or any other terms at that time.
On October 4, 2023, Mr. Hsieh called Mr. Roy and proposed that Realty Income would acquire Spirit in a stock-for-stock transaction with a fixed exchange ratio of 0.777 shares of Realty Income common stock per share of Spirit common stock. Mr. Roy responded that he had met with the Realty Income board of directors, and that based on that meeting he proposed that Realty Income would acquire Spirit in a stock-for-stock transaction with a fixed exchange ratio of 0.762 shares of Realty Income common stock per share of Spirit common stock (the “October 4 proposal”). Mr. Roy informed Mr. Hsieh that the October 4 proposal was Realty Income’s best and final offer. Mr. Roy also reiterated the importance for the parties to move diligently, if they were to reach agreement on a potential transaction. On October 4, 2023, the closing price of Spirit common stock was $33.10 per share, and the closing price of Realty Income common stock was $49.57 per share.
On October 5, 2023, Mr. Gilchrist and Mr. McKee, chairman of the Realty Income board of directors, had a telephone call to discuss the potential transaction, current market perspectives, the companies’ respective portfolios and the commercial net lease industry in general. Mr. McKee confirmed to Mr. Gilchrist that the October 4 proposal represented Realty Income’s best and final offer.
Later on October 5, 2023, the Spirit board of directors held a meeting to discuss the October 4 proposal, with representatives of Morgan Stanley, J.P. Morgan and Wachtell Lipton participating. During the meeting, Mr. Hsieh provided a summary of his October 4, 2023 discussion with Mr. Roy, and he outlined the October 4 proposal. Additionally, Mr. Gilchrist provided a summary of his October 5, 2023 discussion with Mr. McKee. Following this discussion, representatives of J.P. Morgan and Morgan Stanley provided their perspective on the October 4 proposal, including with respect to the relative trading prices and trading multiples of Spirit and Realty Income, as well as their historical exchange ratio. Following this review, the Spirit board of directors engaged in a discussion of the various matters considered at the October 3, 2023 meeting, including the benefits and risks of continuing to pursue Spirit’s standalone plan and whether to solicit proposals from other counterparties, as well the benefits and risks of pursuing a transaction with Realty Income. Following extensive discussion, the Spirit board of directors instructed Mr. Hsieh and members of Spirit’s management to (i) continue negotiations with Realty Income regarding a transaction at the proposed exchange ratio of 0.762, (ii) negotiate for a “market check” provision and (iii) ensure that holders of Spirit common stock would have the right to continue to receive ordinary course dividends for the period from the execution of definitive documentation to the consummation of a transaction. The Spirit board of directors also expressed support for seeking to announce the potential transaction prior to the release of Spirit’s and Realty Income’s earnings for the third quarter of 2023.

On October 5, 2023, Mr. Hsieh and Mr. Roy had a telephone call, during which Mr. Hsieh informed Mr. Roy that the Spirit board of directors was prepared to pursue a transaction on the terms set forth in the October 4 proposal, so long as (i) the definitive documentation provided a customary “market check” provision, (ii) holders of Spirit common stock continued to receive dividends during the period between the signing of definitive documentation and the closing of a transaction, and (iii) the parties executed definitive documentation and announced the transaction in October 2023. Over the course of several calls on October 5, 2023, Mr. Roy agreed to these terms, and Mr. Hsieh and Mr. Roy ultimately agreed that the parties would target the execution of definitive documentation and the announcement of a transaction on October 30, 2023. Realty Income and Spirit also consented to representatives of Latham & Watkins who had not previously acted as Spirit’s corporate legal counsel representing Realty Income as its legal advisor with respect to the potential transaction, so long as Latham & Watkins maintained its existing “ethics wall.” Mr. Roy also informed Mr. Hsieh that Realty Income’s legal advisor would prepare an initial draft of the proposed merger agreement.
On October 13, 2023, Latham & Watkins provided an initial draft of the proposed merger agreement to Wachtell Lipton. Between October 13, 2023 and October 29, 2023, Mr. Hsieh and Mr. Roy, as well as Spirit’s and Realty Income’s respective management teams and legal and financial advisors, engaged in extensive negotiations regarding the terms of the proposed merger agreement, including the terms of the “market check” provision, the size of the termination fee and expense reimbursement fee, Spirit’s obligations with respect to the operation of its business during the period between the signing of the Merger Agreement and the consummation of the Merger, the scope of the restrictions applicable to actions taken by Spirit during the period between the signing of the Merger Agreement and the consummation of the Merger, including with respect to employee compensation and benefits and employee retention matters, and the structure of the transaction.
On October 18, 2023, the Spirit board of directors held a meeting, with representatives of J.P. Morgan, Morgan Stanley and Wachtell Lipton participating. At the meeting, members of Spirit senior management reviewed and discussed Spirit’s long-range outlook and financial plan, including the Spirit Standalone Projections that had been prepared by management for discussion and review with the Spirit board of directors. The Spirit Standalone Projections are more fully described in “— Spirit Unaudited Prospective Financial Information.” Following this review and discussion, members of Spirit management provided an update regarding the status of discussions and negotiations of a potential transaction with Realty Income since the October 5, 2023 Spirit board of directors meeting, and representatives of Wachtell Lipton provided an overview of the principal terms of the draft merger agreement shared by Latham & Watkins.
On October 27, 2023, the Spirit board of directors held a meeting to discuss the potential transaction with Realty Income, with representatives of J.P. Morgan, Morgan Stanley and Wachtell Lipton participating. Mr. Hsieh provided an update regarding the status of discussions and negotiations of a potential transaction with Realty Income since the October 18, 2023 Spirit board of directors meeting. Representatives of J.P. Morgan and Morgan Stanley reviewed and discussed with the Spirit board of directors, among other matters, the financial aspects of the proposed transaction and their preliminary financial analyses of the proposed 0.762 exchange ratio to be provided in the proposed Merger. Additionally, prior to the meeting, J.P. Morgan had provided a relationship disclosure letter (a draft of which had been reviewed by members of Spirit senior management and Wachtell Lipton) to the Spirit board of directors providing certain information regarding its relationships with Spirit and Realty Income, and prior to the meeting Morgan Stanley had provided a relationship disclosure letter (a draft of which had been reviewed by members of Spirit senior management and Wachtell Lipton) to the Spirit board of directors providing certain information regarding its material relationships with each of Spirit and Realty Income, each of which letters were discussed with the Spirit board of directors at the meeting. Members of Spirit’s management reviewed with the Spirit board of directors the status and process of the mutual due diligence review by Spirit and Realty Income, including the key findings of Spirit’s due diligence review of Realty Income. Members of Spirit’s management also reviewed draft communications to be used by the parties in the event that they were able to reach an agreed transaction. Representatives of Wachtell Lipton reviewed with the Spirit board of directors certain legal considerations, including the directors’ duties in connection with their consideration of the potential transaction and the principal terms of the draft merger agreement. Following these discussions, the Spirit board of directors instructed Spirit management and its advisors to continue to negotiate the terms of the potential transaction, with a further update to be provided to the Spirit board of directors at its next meeting.

From October 27, 2023 and through October 29, 2023, Spirit’s and Realty Income’s respective management teams, with the assistance of their respective legal advisors, finalized the remaining open issues related to the Merger Agreement and related transaction documents.
On October 29, 2023, following the resolution of the remaining open issues related to the Merger Agreement and related transaction documents, the Realty Income board of directors held a meeting, with Realty Income management, Latham & Watkins and Wells Fargo Securities, LLC, Realty Income’s financial advisor, participating, to review and potentially approve the execution of the Merger Agreement. Mr. Roy and members of the Realty Income management reviewed with the Realty Income board of directors the terms of, strategic and financial rationale for and potential risks associated with the proposed transaction. Representatives of Wells Fargo reviewed with the Realty Income board of directors the financial aspects of the proposed transaction and representatives of Latham & Watkins reviewed with the Realty Income board of directors the key terms of the Merger Agreement and related matters. Following the discussion, the Realty Income board of directors approved Merger Agreement, and declared the Merger Agreement, and the transactions contemplated hereby, including the Merger, and the issuance of Realty Income common stock and Realty Income Series A preferred stock in connection with the Merger on the terms set forth herein, to be advisable and in the best interests of Realty Income and its stockholders.
Also on October 29, 2023, the Spirit board of directors held a meeting to discuss the potential transaction with Realty Income, with representatives of J.P. Morgan, Morgan Stanley and Wachtell Lipton participating. Mr. Hsieh updated the Spirit board of directors on the final negotiations with Realty Income relating to the potential transaction. A representative of Wachtell Lipton updated the directors on the terms of the proposed Merger Agreement. Representatives of J.P. Morgan and Morgan Stanley then discussed the financial aspects of the potential transaction and discussed the financial analyses they had reviewed with the Spirit board of directors at the October 27, 2023 meeting.
Following the discussion, at the request of the Spirit board of directors, J.P. Morgan rendered to the Spirit board of directors its opinion, which was initially provided orally and subsequently confirmed by delivery of a written opinion, dated October 29, 2023, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the Exchange Ratio in the proposed Merger was fair, from a financial point of view, to the holders of Spirit common stock. See “— Opinion of Spirit’s Financial Advisors — Opinion of J.P. Morgan Securities LLC.” In addition, at the request of the Spirit board of directors, Morgan Stanley rendered to the Spirit board of directors its opinion, which was initially provided orally and subsequently confirmed by delivery of a written opinion, dated October 29, 2023, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley in preparing the opinion, the Exchange Ratio pursuant to the Merger Agreement was fair, from a financial point of view, to the holders of shares of Spirit common stock (other than the shares held by Spirit, Realty Income and Merger Sub and any direct or indirect wholly owned subsidiary of Realty Income (other than Merger Sub) or Spirit). See “— Opinion of Spirit’s Financial Advisors — Opinion of Morgan Stanley.”
Following further discussion, during which the Spirit directors considered the matters reviewed and discussed at that meeting and prior meetings, including factors described under the section of this proxy statement/prospectus entitled “— Spirit’s Reasons for the Merger; Recommendation of the Spirit Board of Directors,” the Spirit board of directors unanimously determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, were advisable and in the best interests of Spirit and its stockholders, and approved the Merger Agreement, and the transactions contemplated by the Merger Agreement, including the Merger, and recommended that holders of Spirit common stock approve the Merger.
Following the Spirit board of directors’ approval, Spirit and Realty Income executed the Merger Agreement on October 29, 2023. Thereafter, the transaction was announced before the opening of the financial markets in New York on October 30, 2023, in a press release jointly issued by Spirit and Realty Income.

Spirit’s Reasons for the Merger; Recommendations of the Spirit Board of Directors
With the assistance of its financial and legal advisors, the Spirit board of directors evaluated the Merger Agreement and the transactions contemplated thereby, including the Merger, and after careful consideration, at a special meeting of the Spirit board of directors held on October 29, 2023, unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and in the best interests of, Spirit and the Spirit stockholders. The Spirit board of directors has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and recommends that the holders of Spirit common stock vote to approve the Merger and the transactions contemplated by the Merger Agreement on the terms and conditions set forth in the Merger Agreement.
In the course of evaluating the Merger Agreement and the transactions contemplated thereby, including the Merger, the Spirit board of directors consulted with Spirit’s management and Spirit’s legal and financial advisors and considered a number of factors that the Spirit board of directors believed supported its decision to approve the Merger Agreement and to recommend approval by Spirit stockholders of the Merger, including the following material factors:
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Ownership Stake in the Combined Company.   The receipt of Realty Income common stock as Merger consideration provides Spirit stockholders with the opportunity to have an ownership stake in the combined company, which is expected to provide a number of significant potential strategic opportunities and benefits to create additional value for Spirit stockholders, including the following:

•
The combined company is expected to be among the largest REITs in the MSCI US REIT Index (RMZ) by equity market capitalization and among the top half of constituents in the S&P 500, with enhanced scale and diversification;

•
The Merger will combine two complementary portfolios with similar business strategies in top U.S. markets, which is expected to allow the combined company to capture cost synergies in the form of corporate general and administrative cost savings and operating cost savings;

•
The combined company is expected to be a highly diversified net lease industry leader in terms of client credit, industry and geography, providing runway for further growth;

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The combined company will be positioned to leverage its size, scale and credit profile to refinance debt maturities at favorable rates; and

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The combined company is expected to have an investment grade credit rating and lower cost of capital than Spirit, particularly due to the historically lower equity cost of capital of Realty Income, which is expected to provide a strategic advantage in future property level acquisitions in an environment with elevated interest rates.

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Premium Over Share Trading Price.   The value of shares of Realty Income common stock that Spirit stockholders will receive in the Merger based on the closing price of Realty Income common stock on October 27, 2023 (the last trading day before the Merger was announced) represents an implied premium of approximately 15.4% to the closing price per share of Spirit common stock on October 27, 2023;

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Participation in Future Appreciation in Value.   The Merger consideration will be paid in shares of Realty Income common stock, which will provide Spirit stockholders with the opportunity to participate in any potential appreciation of Realty Income common stock following the Merger;

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NYSE Listing.   Realty Income common stock issued as part of the Merger consideration will be listed for trading on the NYSE and continue to provide liquidity for holders of Spirit common stock desiring to liquidate their investment after the Merger, and Realty Income Series A preferred stock issued as part of the Merger consideration is expected to be listed for trading on the NYSE at the closing of the Merger, and continue to provide liquidity for holders of Spirit Series A preferred stock desiring to liquidate their investment after the Merger;

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Upcoming Debt Maturity.   The fact that a significant portion of Spirit’s existing debt matures in the next few years, and the challenges to accessing, at attractive rates, new capital or debt required to refinance Spirit’s debt and support its future growth (including to acquire assets or drive growth opportunities);

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Best Available Strategic Alternative.   The Spirit board of directors reviewed possible alternatives to the Merger over a period of time and consulted with Spirit’s financial advisors regarding possible alternatives, including continuing to operate Spirit as an independent company or seeking a business combination with another party. After considering the alternatives, the Spirit board of directors determined that the Merger is the best available option for Spirit and its stockholders;

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Superior Proposals.   The Spirit board of directors has the ability, under certain circumstances and subject to certain conditions specified in the Merger Agreement, to consider and respond to unsolicited bona fide written acquisition proposals with respect to Spirit and to engage in negotiations with any third party making any such acquisition proposal and to terminate the Merger Agreement in order to enter into a superior proposal (as hereinafter defined), subject to, among other things, certain notice requirements and payment of expense reimbursement and/or a termination fee by Spirit to Realty Income, as further described in “The Merger Agreement — Termination of the Merger Agreement;”

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Termination Fees.   The Spirit board of directors considered the fact that in certain circumstances a lower termination fee of $93.68 million (representing approximately 1.75% of the equity value of the transaction) will be payable by Spirit, and that the lower termination fee of $93.68 million and the termination fee of $173.97 million (representing approximately 3.25% of the of the equity value of the transaction) were viewed by the Spirit board of directors, after consultation with its outside legal counsel and financial advisors, as reasonable under the circumstances and not likely to preclude or discourage another party from making a competing acquisition proposal, particularly during the window-shop period;

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Opinion of Financial Advisors.   The Spirit board of directors considered the October 29, 2023 oral opinions of J.P. Morgan and Morgan Stanley, which were confirmed by delivery of written opinions, dated October 29, 2023, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by J.P. Morgan and Morgan Stanley in preparing their opinions, the Exchange Ratio pursuant to the Merger Agreement was fair, from a financial point of view, to the holders of shares of Spirit common stock (in the case of Morgan Stanley’s opinion, other than the shares held by Spirit, Realty Income and Merger Sub and any direct or indirect wholly owned subsidiary of Realty Income (other than Merger Sub) or Spirit), as more fully described in the section entitled “— Opinion of Spirit’s Financial Advisors — Opinion of J.P. Morgan Securities LLC” and “— Opinion of Spirit’s Financial Advisors — Opinion of Morgan Stanley & Co. LLC.” The full text of the written opinions of J.P. Morgan and Morgan Stanley, dated October 29, 2023, which set forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by J.P. Morgan and Morgan Stanley in preparing their opinions, are attached as Annex B and Annex C, respectively, to this proxy statement/prospectus and are incorporated herein by reference;

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Familiarity with Businesses.   The Spirit board of directors considered its knowledge of the business, operations, financial condition, earnings and prospects of both Spirit and Realty Income, taking into account the results of Spirit’s due diligence review of Realty Income, as well as its knowledge of the current and prospective environment in which Spirit and Realty Income operate, including economic and market conditions;

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Management Experience at Realizing Value Opportunities.   The Spirit board of directors considered that the existing Realty Income management team has significant experience in all areas of real estate operations, financing and investment, as well as extensive relationships with real estate industry entrepreneurs, investors, owners and financiers and a track record of success built on identifying opportunities, assessing risk, structuring transactions with investment partners and optimizing returns, including realizing the intrinsic value in undervalued real estate;

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High Likelihood of Consummation.   The Spirit board of directors determined it is highly likely that the Merger will be completed in a timely manner given the commitment of both parties to complete the transaction pursuant to their respective obligations under the Merger Agreement and the absence of any significant closing conditions under the Merger Agreement, other than the approval of the Merger by Spirit’s stockholders;

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Continuous Dividends.   The Spirit board of directors considered that Spirit is permitted to continue to pay regular quarterly cash dividends or distributions, as applicable, in accordance with past practice until consummation of the Merger, and that Realty Income and Spirit will coordinate their dividends so that, if Realty Income’s common stockholders receive a dividend for a particular period prior to the closing of the Merger, Spirit’s common stockholders will also receive a dividend for a comparable period;

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Current Market Trends.   The Spirit board of directors considered current market and industry trends, Spirit’s future prospects as an independent company and the challenges and risks that could affect Spirit’s future performance including capital raising conditions, inflation, creditworthiness of tenants, Spirit’s size relative to its peers (including relative disadvantages with respect to scale and cost of capital) and risks associated with the concentration of Spirit’s property locations; and

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Tax-Free Merger.   The Spirit board of directors considered that the Merger is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes, and if the Merger so qualifies, then U.S. holders of Spirit common stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon the receipt of the Merger consideration (except with respect to any cash in lieu of fractional shares of Realty Income common stock).

The Spirit board of directors also considered various risks and other potentially negative factors concerning the Merger Agreement and the transactions contemplated thereby, including the Merger, including the following:
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the Merger consideration for Spirit common stock is a fixed exchange ratio that will not fluctuate as a result of changes in the price of Spirit common stock or Realty Income common stock prior to the Effective Time, which means that the market value of the Merger consideration could decrease prior to the Effective Time if the trading price of Realty Income common stock decreases;

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the obligation to pay Realty Income a termination fee of $93.68 million or $173.97 million, depending on, among other factors, when the termination occurs and whether a person making a superior proposal meets certain criteria specified in the Merger Agreement, and expense reimbursement of $25.0 million if the Merger Agreement is terminated under certain circumstances, as further described in “The Merger Agreement — Termination of the Merger Agreement” and “The Merger Agreement — No Solicitation;”

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the risk that a different strategic alternative potentially could be more beneficial to Spirit stockholders than the Merger;

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the risk that Spirit and Realty Income may be obligated to complete the Merger without having obtained appropriate consents, approvals or waivers from the counterparties under certain of Spirit’s contracts that require consent or approval to consummate the Merger, and the risk that such consummation could trigger the termination of, or default under, such contracts or the exercise of rights by the counterparties under such contracts;

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the possibility that the Merger may not be completed, or that completion may be delayed for reasons that are beyond the control of Spirit or Realty Income, including the failure of Spirit stockholders to approve the Merger Proposal or the failure of Spirit or Realty Income to satisfy other requirements that are conditions to closing the Merger;

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the risk that failure to complete the Merger could negatively affect the price of Spirit common stock, Spirit Series A preferred stock and/or the future business and financial results of Spirit;

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the potential diversion of management focus and resources from operational matters and other strategic opportunities while working to implement the Merger;

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the risk that if interest rates were to decline or the acquisition financing markets were to materially improve, a transaction involving cash consideration could become more likely;

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the risk of not realizing all of the anticipated operating efficiencies, cost savings or other anticipated benefits of the Merger within the expected time frame or at all;

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the substantial costs to be incurred in connection with the transaction, including the costs of integrating the businesses of Spirit and Realty Income, and the transaction expenses arising from the Merger;

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the terms of the Merger Agreement placing certain limitations on the ability of Spirit to initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any proposal or offer by or with a third party with respect to an acquisition proposal and to furnish nonpublic information to, or engage in discussions or negotiations with, a third party interested in pursuing an alternative business combination transaction (unless such third party has made an unsolicited bona fide written acquisition proposal (as hereinafter defined) that constitutes or is reasonably likely to result in a superior proposal (as hereinafter defined) and such third party enters into a confidentiality agreement with Spirit having provisions that are no less favorable to such party than those contained in the confidentiality agreement between Realty Income and Spirit);

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provisions in the Merger Agreement placing certain restrictions on the operation of Spirit’s business during the period between the signing of the Merger Agreement and closing of the Merger that may delay or prevent Spirit from undertaking business opportunities that may arise or other actions it would otherwise take with respect to its business absent the pending completion of the Merger;

•
the absence of appraisal rights for Spirit stockholders under Maryland law; and

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the other factors described herein under “Risk Factors.”

In addition to the factors described above, the Spirit board of directors considered the fact that some of Spirit’s directors and executive officers have other interests in the Merger that are different from, or in addition to, the interests of stockholders generally, as discussed herein under “— Interests of Spirit Directors and Executive Officers in the Merger.”
The above discussion of the factors considered by the Spirit board of directors is not intended to be exhaustive, but does set forth material factors considered by the Spirit board of directors. In view of the wide variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the Spirit board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative or specific weight or values to any of these factors, and individual directors may have held varied views of the relative importance of the factors considered. The Spirit board of directors viewed its position and recommendation as being based on an overall review of the totality of the information available to it and overall considered these factors to be favorable to, and to support, its determination regarding the Merger.
This explanation of Spirit’s reasons for approving and recommending the Merger and other information presented in this section is forward-looking in nature and should be read in light of the section titled “Cautionary Statement Regarding Forward-Looking Statements.”
For the reasons set forth above, the Spirit board of directors unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable to, and in the best interests of, Spirit and its stockholders and unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger. The Spirit board of directors recommends that Spirit stockholders vote “FOR” the Merger Proposal.
Opinion of Spirit’s Financial Advisors
Opinion of J.P. Morgan Securities LLC
Pursuant to an engagement letter, Spirit retained J.P. Morgan to serve as financial advisor to Spirit in connection with the Merger. In connection with this engagement, Spirit requested that J.P. Morgan evaluate the fairness, from a financial point of view, to the Spirit common stockholders of the Exchange Ratio of 0.762 shares of Realty Income common stock to be issued in the Merger for each share of Spirit common stock.
At the meeting of the Spirit board of directors on October 29, 2023, J.P. Morgan rendered its oral opinion to the Spirit board of directors that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the Exchange Ratio in the Merger was fair, from a financial point of view, to the Spirit common stockholders. J.P. Morgan confirmed its October 29, 2023 oral opinion by delivering its written opinion, dated October 29, 2023, to the Spirit board of directors that, as of such date, the Exchange Ratio in the Merger was fair, from a financial point of view, to the Spirit common stockholders.
The full text of the written opinion of J.P. Morgan, dated October 29, 2023, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. The Spirit common stockholders are urged to read the opinion in its entirety. J.P. Morgan’s opinion was addressed to the Spirit board of directors (in its capacity as such) in connection with and for the purposes of its evaluation of the Merger, was directed only to the Exchange Ratio in the Merger and did not address any other aspect of the Merger. J.P. Morgan expressed no opinion as to the fairness of any consideration to be paid in connection with the Merger to the holders of any other class of securities, creditors or other constituencies of Spirit, or as to the underlying decision by Spirit to engage in the Merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The J.P. Morgan opinion does not constitute a recommendation to any Spirit common stockholders as to how such stockholder should vote with respect to the Merger or any other matter.
In arriving at its opinion, J.P. Morgan, among other things:
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reviewed a draft, dated October 28, 2023 of the Merger Agreement;

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reviewed certain publicly available business and financial information concerning Spirit and Realty Income and the industries in which they operate;

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compared the financial and operating performance of Spirit and Realty Income with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of Spirit common stock and Realty Income common stock and certain publicly traded securities of such other companies;

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reviewed certain internal financial analyses and forecasts prepared by the managements of Spirit and Realty Income relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Merger (the “Synergies”); and

•
performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of Spirit and Realty Income with respect to certain aspects of the Merger, and the past and current business operations of Spirit and Realty Income, the financial condition and future prospects and operations of Spirit and Realty Income, the effects of the Merger on the financial condition and future prospects of Spirit and Realty Income, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.
In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Spirit and Realty Income or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to J.P. Morgan’s engagement letter with Spirit, J.P. Morgan did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of Spirit or Realty Income under any state or federal laws relating to bankruptcy, insolvency, or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, including the Synergies, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by Spirit’s management as to the expected future results of operations and financial condition of Spirit and Realty Income to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. J.P. Morgan also assumed that the Merger will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the Merger Agreement, and that the definitive Merger Agreement would not differ in any material respects from the draft thereof furnished to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by Spirit and Realty Income in the Merger Agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to Spirit with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on Spirit or Realty Income or on the contemplated benefits of the Merger.
The projections furnished to J.P. Morgan were prepared by Spirit’s management, as discussed more fully under the section entitled “— Spirit Unaudited Prospective Financial Information,” beginning on page 62 of this proxy statement/prospectus. Spirit does not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the Merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Spirit’s management or Realty Income’s management, as applicable, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections. For more information regarding the use of projections and other forward-looking statements, please refer to the section entitled “— Spirit Unaudited Prospective Financial Information,” beginning on page 62 of this proxy statement/prospectus.
J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the Exchange Ratio in the Merger to the Spirit common stockholders, and J.P. Morgan has expressed no opinion as to the fairness of any consideration to be paid in connection with the Merger to the holders of any other class of securities, creditors or other constituencies of Spirit or as to the underlying decision by Spirit to engage in the Merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Merger, or any class of such persons, relative to the Exchange Ratio applicable to the Spirit common stockholders in the Merger or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which Spirit common stock or Realty Income common stock will trade at any future time.
J.P. Morgan was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of Spirit or any other alternative transaction. The terms of the Merger Agreement, including the Exchange Ratio, were determined through arm’s length negotiations between Spirit and Realty Income, and the decision to enter into the Merger Agreement was solely that of the Spirit board of directors. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the Spirit board of directors in its evaluation of the Merger and should not be viewed as determinative of the views of the Spirit board of directors or Spirit’s management with respect to the Merger or the Exchange Ratio.
In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodologies in rendering its opinion to the Spirit board of directors on October 29, 2023 and in the financial analysis presented to the Spirit board of directors on such date in connection with the rendering of such opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with rendering its opinion to the Spirit board of directors and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.

Public Trading Multiples.   Using publicly available information, J.P. Morgan compared selected financial data of Spirit and Realty Income with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be sufficiently analogous to those engaged in by Spirit and Realty Income, as applicable.
The companies selected by J.P. Morgan with respect to Spirit were as follows:
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Spirit Realty Capital, Inc.

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W.P. Carey Inc.

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NNN REIT, Inc.

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Broadstone Net Lease, Inc.

The companies selected by J.P. Morgan with respect to Realty Income were as follows:
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Realty Income Corporation

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Agree Realty Corporation

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Essential Properties Realty Trust, Inc.

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Four Corners Property Trust Inc

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NetSTREIT Corp.

These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for the purposes of J.P. Morgan’s analysis, may be considered similar to those of Spirit and Realty Income, as applicable. However, certain of these companies may have characteristics that are materially different from those of Spirit and Realty Income, as applicable. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the selected companies differently than they would affect Spirit and Realty Income, as applicable.
Using publicly available information, J.P. Morgan calculated, for each selected company, the ratios of (i) the company’s price per share of common stock to the management estimates for the company’s adjusted funds from operations (“AFFO”) per share of common stock for the year ending December 31, 2024 (the “P/2024E AFFO”) and (ii) management estimates for the company’s cash net operating income for the next twelve months to a third party research analyst estimate for the company’s implied real estate value (the “Implied Capitalization Rate”).
For Spirit, based on the results of this analysis, J.P. Morgan selected multiple reference ranges of 8.75x – 10.75x and 7.75% – 8.75% for P/2024E AFFO and the Implied Capitalization Rate, respectively. After applying such ranges to the projected AFFO for Spirit for the year ending December 31, 2024 and the projected cash net operating income for Spirit for the next twelve months, respectively, the analysis indicated the following ranges of implied per share equity value (rounded to the nearest $0.25) for shares of Spirit common stock:
	Implied Per Share Equity Value
	Low	High
Spirit P/2024E AFFO	$32.00	$39.25
Spirit Implied Capitalization Rate	$31.00	$38.00
The ranges of implied per share equity value for Spirit common stock were compared to (i) the closing price of Spirit common stock of $32.35 per share on October 27, 2023, the last trading day prior to the date of the written opinion, dated October 29, 2023 and (ii) the implied offer price of $37.34 per share (based on the closing price of Realty Income common stock of $49.00 per share on October 27, 2023).
For Realty Income, based on the results of the analysis described above, J.P. Morgan selected multiple reference ranges of 11.00x – 13.25x and 7.00% – 8.00% for P/2024E AFFO and the Implied Capitalization Rate, respectively. After applying such ranges to the projected AFFO for Realty Income for the year ending

December 31, 2024 and the projected cash net operating income for Spirit for the next twelve months, respectively, the analysis indicated the following ranges of implied per share equity value (rounded to the nearest $0.25) for shares of Realty Income common stock:
	Implied Per Share Equity Value
	Low	High
Realty Income P/2024E AFFO	44.50	53.75
Realty Income Implied Capitalization Rate	47.25	56.75
The ranges of implied per share equity value for Realty Income common stock were compared to the closing price of Realty Income common stock of $49.00 per share on October 27, 2023, the last trading day prior to the date of the written opinion, dated October 29, 2023.
Discounted Cash Flow Analysis.
J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining an implied fully diluted equity value per share for both Spirit common stock and Realty Income common stock. J.P. Morgan calculated the unlevered free cash flows that Spirit and Realty Income are expected to generate during fiscal years 2023E through 2026E (as set forth in the section entitled “— Spirit Unaudited Prospective Financial Information,” which was discussed with, and approved by, the Spirit board of directors for use by J.P. Morgan in connection with its financial analyses). J.P. Morgan also calculated a range of terminal values for Spirit and Realty Income at the end of this period by applying perpetual growth rates ranging from 1.00% to 1.50%, based on guidance provided by Spirit’s management, to estimates of the unlevered terminal free cash flows for each of Spirit and Realty Income at the end of fiscal year 2026, as provided in the Spirit management projections. J.P. Morgan then discounted the unlevered free cash flow estimates and the range of terminal values to present value as of June 30, 2023 using discount rates ranging from 8.00% to 8.50% for Spirit, and 7.50% to 8.00% for Realty Income, which ranges were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Spirit and Realty Income, respectively. For each of Spirit and Realty Income, the present value of the unlevered free cash flow estimates and the range of terminal values were then adjusted by subtracting net debt for each company as of June 30, 2023.
Based on the foregoing, this analysis indicated the following ranges of implied per share equity value (rounded to the nearest $0.25) for Spirit common stock and Realty Income common stock:
	Implied Per Share Equity Value
	Low	High
Spirit Discounted Cash Flow	$30.75	$40.50
Realty Income Discounted Cash Flow	$43.25	$57.50
The range of implied per share equity values for Spirit common stock was compared to (i) the closing price of Spirit common stock of $32.35 per share on October 27, 2023, the last trading day prior to the date of the written opinion, dated October 29, 2023 and (ii) the implied offer price of $37.34 per share (based on the closing price of Realty Income common stock of $49.00 per share on October 27, 2023). The range of implied per share equity value for Realty Income common stock was compared to the closing price of Realty Income common stock of $49.00 per share on October 27, 2023, the last trading day prior to the date of the written opinion, dated October 29, 2023.
Implied Relative Value Analysis.
J.P. Morgan compared the results for Spirit to the results for Realty Income with respect to the public trading multiples and discounted cash flow analyses described above. J.P. Morgan compared the lowest equity value per share for Spirit to the highest equity value per share for Realty Income to derive the lowest exchange ratio implied by each pair of results. J.P. Morgan also compared the highest equity value per share for Spirit to the lowest equity value per share for Realty Income to derive the highest exchange ratio implied by each pair of results. The ranges of implied exchange ratios resulting from this analysis were:

Implied Exchange Ratios
	Low	High
P/2024E AFFO	0.595x	0.882x
Implied Capitalization Rate	0.546x	0.804x
Discounted Cash Flow	0.535x	0.936x
The ranges of implied exchange ratios resulting from the foregoing analysis were compared to (i) the current exchange ratio of 0.660x on October 27, 2023, the last trading day prior to the date of the written opinion, dated October 29, 2023 and (ii) the Exchange Ratio of 0.762x, as contemplated in the Merger.
Discounted Cash Flow-Based Value Creation Analysis.
J.P. Morgan conducted an analysis of the theoretical value creation to the existing Spirit common stockholders that compared the estimated implied equity value of Spirit common stock on a standalone basis, based on the midpoint value determined in J.P. Morgan’s discounted cash flow analysis described above, to the estimated implied equity value of former Spirit common stockholders’ ownership in the combined company, pro forma for the Merger.
J.P. Morgan calculated the pro forma implied equity value of Spirit common stock by (1) adding the sum of (a) the implied equity value of Realty Income on a stand-alone basis of approximately $36,852 million, using the midpoint value determined in J.P. Morgan’s discounted cash flow analysis of Realty Income described above, (b) the implied equity value of Spirit on a stand-alone basis of approximately $5,041 million, using the midpoint value determined in J.P. Morgan’s discounted cash flow analysis of Spirit described above and (c) the estimated value of Synergies, as reflected in estimates Spirit’s management provided to J.P. Morgan for use in connection with its analysis, in the aggregate amount of $464 million, (2) subtracting the estimated transaction expenses of $141 million and (3) multiplying such result by the pro forma equity ownership of the combined company by the existing Spirit common stockholders of 12.8%. This analysis indicated that the Merger implied pro forma equity value for such holders of $5,408 million, which represents accretion in value of $367 million, or 7.3% compared to the standalone equity value of Spirit. There can be no assurance, however, that the Synergies, transaction-related expenses and other impacts referred to above will not be substantially greater or less than those estimated by Spirit’s management and described above.
Miscellaneous.
The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of either Spirit and Realty Income. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.
Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary are identical to Spirit or Realty Income, as applicable. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of Spirit or Realty Income, as applicable. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Spirit and Realty Income, as applicable.
As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with Mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise Spirit with respect to the Merger and deliver an opinion to the Spirit board of directors with respect to the Merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with Spirit, Realty Income and the industries in which they operate.
For financial advisory services rendered in connection with the Merger, Spirit has agreed to pay J.P. Morgan a fee of up to $25,000,000, $2,000,000 of which became payable to J.P. Morgan at the time J.P. Morgan delivered its opinion and the remainder of which is contingent and payable upon the consummation of the Merger. In addition, Spirit has agreed to reimburse J.P. Morgan for certain of its expenses incurred in connection with its services, including the reasonable and documented fees and expenses of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement.
During the two years preceding the date of its opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Spirit and Realty Income, for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger and joint bookrunner on Spirit’s credit facilities in March 2022, August 2022, November 2022 and May 2023 and acting as joint lead arranger and joint bookrunner on the Realty Income’s credit facilities in April 2022 and January 2023 and as joint lead bookrunner on the Realty Income’s offerings of debt securities in October 2022 and June 2023. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of Spirit, for which it receives customary compensation or other financial benefits. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of Spirit and Realty Income. In the ordinary course of J.P. Morgan’s businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of Spirit or Realty Income for J.P. Morgan’s own account or for the accounts of customers and, accordingly, J.P. Morgan may at any time hold long or short positions in such securities or other financial instruments. During the two years preceding the delivery of J.P. Morgan’s opinion, the aggregate fees received by J.P. Morgan from Spirit and Realty Income were approximately $23,000,000 – $34,500,000.
Opinion of Morgan Stanley & Co. LLC
Spirit retained Morgan Stanley to act as a financial advisor to the Spirit board of directors in connection with the proposed Merger. The Spirit board of directors selected Morgan Stanley to act as a financial advisor based on Morgan Stanley’s qualifications, expertise and reputation, its knowledge of and involvement in recent transactions in the industry, and its knowledge of Spirit’s business and affairs. At the meeting of the Spirit board of directors on October 29, 2023, Morgan Stanley rendered its oral opinion, subsequently confirmed by delivery of a written opinion dated October 29, 2023, that as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in the written opinion, the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to the holders of shares of Spirit common stock (other than the shares held by Spirit, Realty Income and Merger Sub and any direct or indirect wholly owned subsidiary of Realty Income (other than Merger Sub) or Spirit (the “Excluded Shares”)).
The full text of the written opinion of Morgan Stanley, dated as of October 29, 2023, sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached to this proxy statement/prospectus as Annex C and is incorporated herein by reference. You are encouraged to read the entire opinion carefully and in its entirety. Morgan Stanley’s opinion was rendered for the benefit of the Spirit board of directors, in its capacity as such, and addressed only the fairness from a financial point of view of the Exchange Ratio pursuant to the Merger Agreement to the holders of shares of Spirit common stock (other than the holders of the Excluded Shares). Morgan Stanley’s opinion did not address any other aspect of the Merger or related transactions or any implications thereof, including the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, the prices at which shares of Spirit common stock or shares of Realty Income common stock would trade at any time, or any compensation or compensation agreements arising from (or relating to) the Merger which benefit any officer, director or employee of Spirit, or any class of such persons, relative to the consideration to be received by the holders of shares of Spirit common stock in the transaction (other than the holders of the Excluded Shares). The opinion was addressed to, and rendered for the benefit of, the Spirit board of directors and was not intended to, and does not, constitute advice or a recommendation to any holder of shares of Spirit common stock or any holder of shares of Realty Income common stock as to how to vote or act on any matter with respect to the Merger or related transactions, or any other action with respect to the transactions contemplated by the Merger Agreement, including the Merger. The summary of Morgan Stanley’s opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.
In connection with rendering its opinion, Morgan Stanley, among other things:
•
reviewed certain publicly available financial statements and other business and financial information of Spirit and Realty Income, respectively;

•
reviewed certain internal financial statements and other financial and operating data concerning Spirit and Realty Income, respectively;

•
reviewed certain financial projections prepared by the managements of Spirit and Realty Income, respectively (the “Financial Projections”);

•
reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the managements of Spirit and Realty Income, respectively;

•
discussed the past and current operations and financial condition and the prospects of Spirit, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Spirit;

•
discussed the past and current operations and financial condition and the prospects of Realty Income, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Realty Income;

•
reviewed the pro forma impact of the Merger on Realty Income’s earnings per share, cash flow, consolidated capitalization and certain financial ratios;

•
reviewed the reported prices and trading activity for Spirit common stock and Realty Income common stock;

•
compared the financial performance of Spirit and Realty Income and the prices and trading activity of Spirit common stock and Realty Income common stock with that of certain other publicly-traded companies comparable with Spirit and Realty Income, respectively, and their securities;

•
reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•
participated in certain discussions among representatives of Spirit and Realty Income and their financial and legal advisors;

•
reviewed a draft, dated October 27, 2023, of the Merger Agreement and certain related documents; and

•
performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by Spirit and Realty Income, and formed a substantial basis for its opinion. Morgan Stanley relied upon, without independent verification, the assessment by the managements of Spirit and Realty Income of: (i) the strategic, financial and other benefits expected to result from the Merger; (ii) the timing and risks associated with the integration of Spirit and Realty Income; (iii) their ability to retain key employees of Spirit and Realty Income, respectively, and (iv) the validity of, and risks associated with, Spirit’s and Realty Income’s existing and future business models. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best then currently available estimates and judgments of the respective managements of Spirit and Realty Income of the future financial performance of Spirit and Realty Income. In addition, Morgan Stanley assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Merger will be treated as a reorganization pursuant to the Code, and that the definitive Merger Agreement will not differ in any material respect from the draft thereof furnished to Morgan Stanley. Morgan Stanley does not express any view on, and its opinion did not address, any other term or aspect of the Merger Agreement or the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection therewith. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. Morgan Stanley has been advised by Realty Income that Realty Income has operated in conformity with the requirements for qualification as a REIT for U.S. federal income tax purposes since its formation as a REIT and Morgan Stanley assumed that the Merger will not adversely affect such status or operations of Realty Income. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of Realty Income and Spirit and their legal, tax and regulatory advisors with respect to legal, tax and regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Spirit’s officers, directors or employees, or any class of such persons, relative to the Consideration to be received by the holders of shares of Spirit common stock in the transaction. Morgan Stanley also expressed no opinion as to the relative fairness of any portion of the consideration to holders of any other equity securities of Spirit. Morgan Stanley’s opinion did not address the relative merits of the transactions contemplated by the Merger Agreement as compared to other business or financial strategies that might be available to Spirit, nor did it address the underlying business decision of Spirit to enter into the Merger Agreement or proceed with any other transaction contemplated by the Merger Agreement. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Spirit or Realty Income, nor was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, October 29, 2023. Events occurring after October 29, 2023 may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.
Summary of Financial Analyses of Morgan Stanley
The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter to the Spirit board of directors dated October 29, 2023. The following summary is not a complete description of the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. The various analyses summarized below were based on the closing prices for shares of Spirit common stock and shares of Realty Income common stock as of October 26, 2023, the second to last trading day prior to the delivery of the opinion, and are not necessarily indicative of current market conditions. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole. Assessing any portion of such analyses and of the factors reviewed without considering all analyses and factors could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion. Furthermore, mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using the data referred to below.
In performing the financial analyses summarized below and in arriving at its opinion, Morgan Stanley utilized and relied upon the Financial Projections. For certain information regarding the Financial Projections, see the section entitled “— Spirit Unaudited Prospective Financial Information.”
Comparable Public Company Analysis
Morgan Stanley reviewed and compared certain publicly available ratios, market multiples and Wall Street research analyst consensus (“Street Consensus”) estimates for each of Spirit and Realty Income with equivalent publicly available financial information and consensus estimates for companies that share business characteristics with Spirit and Realty Income to derive an implied exchange ratio reference range with respect to Spirit and Realty Income. Morgan Stanley reviewed the following publicly traded net lease REITs (“Comparable Companies”): (i) with respect to Spirit, Broadstone Net Lease, Inc., Essential Properties Realty Trust, Inc., NNN REIT, Inc. and W.P. Carey Inc., and (ii) with respect to Realty Income, Agree Realty Corporation, NNN REIT, Inc., VICI Properties Inc. and W.P. Carey, Inc.
For purposes of this analysis, Morgan Stanley analyzed and compared certain statistics for each of these Comparable Companies for comparison purposes, including the ratios of share price to Street Consensus estimated adjusted funds from operations per share (“AFFO per share” and such ratio “P/AFFO per share multiples”) for calendar year 2024.
Morgan Stanley also analyzed (i) the implied capitalization rate for each Comparable Company published by Green Street (the “Implied Cap Rate”) (ii) the premium or discount (the “P/(D)”) represented by the ratio of share price to Street Consensus estimated net asset value per share (the “NAV per share (Cons.)” and such ratio “P/(D) to NAV per share (Cons.)”) and (iii) the P/(D) represented by the ratio of share price to Green Street estimated net asset value per share (the “NAV per share (GSA)” and such ratio “P/(D) to NAV per share (GSA)”). The multiples and ratios for each of the Comparable Companies were calculated using their respective closing prices on October 26, 2023 and were based on publicly available information, market data and Street Consensus estimates. Morgan Stanley derived a range of multiples or discounts/premiums, as applicable, for each metric based on its professional judgment.
Morgan Stanley then compared the P/AFFO per share multiples, Implied Cap Rate, P/(D) to NAV per share (Cons.) and P/(D) to NAV per share (GSA) for each Comparable Company to Spirit and Realty Income to derive a range of implied share prices for each share of Spirit common stock and Realty Income common stock. In the case of Realty Income, the range of implied share prices was derived taking into account the historical trading premium of Realty Income relative to its peers.
	Spirit		Realty Income
	Comparable Companies Range	Implied Share Price Range	Comparable Companies Range	Implied Share Price Range
P/AFFO Per Share Multiples	9.9x to 11.9x	$36.08 to 43.38	12.5x to 14.5x	$50.81 to 58.92
Implied Cap Rate	8.1% to 7.6%	$35.11 to 39.08	7.1% to 6.6%	$50.41 to 55.90
P/(D) to NAV Per Share (Cons.)	(21)% to (11)%	$32.84 to 36.98	(10)% to 0%	$52.57 to 58.41
P/(D) to NAV Per Share (GSA)	(14)% to (4)%	$34.29 to 38.26	(5)% to 5%	$50.96 to 56.34
Average Range	N/A	$34.58 to 39.43	N/A	$51.19 to 57.39
Following this analysis, Morgan Stanley then compared the ranges of implied share prices for each of Spirit and Realty Income. Morgan Stanley compared the average of the highest implied share prices for Spirit to the average of the lowest implied share prices for Realty Income to derive the highest exchange ratio implied by such pair of estimates. Similarly, Morgan Stanley compared the average of the lowest implied share prices for Spirit to the average of the highest implied share prices for Realty Income to derive the lowest exchange ratio implied by such pair of estimates. The implied exchange ratios resulting from this analysis, as compared to the Exchange Ratio of 0.762 provided for in the Merger, were:

Implied Exchange Ratio Range
0.603x to 0.770x
No Comparable Company utilized in the selected publicly traded comparable companies analysis is identical to Spirit or Realty Income and hence the foregoing summary and underlying financial analyses involved considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the Comparable Companies. In evaluating the Comparable Companies, Morgan Stanley made judgments and assumptions based on its professional judgment and experience with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Spirit or Realty Income. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using publicly traded comparable companies’ data.
Dividend Discount Analysis
Morgan Stanley performed a dividend discount analysis of shares of Spirit common stock to calculate a range of implied present values per share of Spirit common stock. To perform this analysis, Morgan Stanley calculated the aggregate implied present value of dividends per share that Spirit was forecasted to generate for the period from July 1, 2023 through December 31, 2026 utilizing, based upon the authorization of Spirit management, the Financial Projections of Spirit prepared and provided by Spirit management and authorized for Morgan Stanley’s use by Spirit management, discounted based on a derived cost of equity using the capital asset pricing model.
Morgan Stanley then derived a range of implied terminal values per share of Spirit common stock by applying an estimated amount of AFFO per share for the forward twelve months beginning January 1, 2027 to a range of estimated AFFO per share multiples (of 9.1x to 12.5x), based on the observed range of share price to next twelve months AFFO per share multiples that Spirit has historically traded at over the past ten years and Morgan Stanley’s professional judgement. These implied terminal values were then discounted to present value by applying a range of derived cost of equity (from 9.3% to 11.3%) and added to the sum of the implied present value of dividends per share to arrive at implied present value per share. This analysis indicated the following implied per share equity value reference range for Spirit:
Implied Per Share Equity Value Reference Range
$32.23 to $43.67
Similarly, Morgan Stanley performed a dividend discount analysis of shares of Realty Income common stock to calculate a range of implied present values per share of Realty Income common stock. To perform this analysis, Morgan Stanley calculated the aggregate implied present value of dividends per share that Realty Income was forecasted to generate for the period from July 1, 2023 through December 31, 2026 utilizing, based upon the authorization of Spirit management and Realty Income management, the Realty Income Standalone Projections prepared and provided by Realty Income management and authorized for Morgan Stanley’s use by Spirit management and Realty Income management, discounted based on a derived cost of equity using the capital asset pricing model.
Morgan Stanley then derived a range of implied terminal values per share of Realty Income common stock by applying an estimated amount of AFFO per share for the forward twelve months beginning January 1, 2027 to a range of estimated AFFO per share multiples (of 12.3x to 18.2x), based on the observed range of share price to next twelve months AFFO per share multiples that Realty Income has historically traded at over the past ten years and Morgan Stanley’s professional judgement. These implied terminal values were then discounted to present value by applying a range of derived cost of equity (from 8.6% to 10.6%) and added to the sum of the implied present value of dividends per share to arrive at implied present value per share. This analysis indicated the following implied per share equity value reference range for Realty Income:

Implied Per Share Equity Value Reference Range
$47.56 to $69.98
Following this analysis, Morgan Stanley then compared the ranges of implied equity values for each of Spirit and Realty Income. First, Morgan Stanley compared the highest implied equity value per share for Spirit to the lowest implied equity value per share for Realty Income to derive the highest exchange ratio implied by such pair of estimates. Second, Morgan Stanley compared the lowest implied equity value per share for Spirit to the highest implied equity value per share for Realty Income to derive the lowest exchange ratio implied by such pair of estimates. The implied exchange ratio range resulting from this analysis, as compared to the Exchange Ratio of 0.762 provided for in the Merger, was:
Implied Exchange Ratio Range
0.461x to 0.918x
Premiums Paid Analysis
Using publicly available information, Morgan Stanley reviewed the terms of the following selected public company precedent transactions announced between January 1, 2000 to October 26, 2023 in which the targets were net lease publicly traded REITs (excluding mergers of equals, reverse mergers and mergers involving management internalizations), with a deal size greater than $2 billion, for which sufficient information was available as of the date of the opinion.
Selected Precedent Transactions
Announcement Date	Acquirer	Target
September 2022	Ivory Parent, LLC (an affiliate of GIC and Oak Street Real Estate Capital, LLC)	STORE Capital Corporation
August 2021	VICI Properties, Inc.	MGM Growth Properties LLC
November 2021	Industrial Logistics Properties Trust	Monmouth Real Estate Investment Corporation
April 2021	Realty Income Corporation	VEREIT, Inc.
May 2018	BRE Glacier Parent L.P. (an affiliate of The Blackstone Group L.P.)	Gramercy Property Trust
October 2013	American Realty Capital Properties, Inc.	Cole Real Estate Investments, Inc.
May 2013	American Realty Capital Properties, Inc.	CapLease, Inc.
September 2012	Realty Income Corporation	American Realty Capital Trust, Inc.
November 2007	Gramercy Capital Corp.	American Financial Realty Trust
March 2007	Redford Holdco, LLC (an affiliate of Macquarie Bank Limited and Kaupthing Bank hf.)	Spirit Finance Corporation
October 2006	General Electric Capital Corporation	Trustreet Properties, Inc.
September 2005	Flag Fund V LLC (advised by DRA Advisors LLC)	Capital Automotive REIT
March 2001	General Electric Capital Corporation	Franchise Finance Corporation of America
Morgan Stanley reviewed the premiums paid to the target companies’ unaffected stock prices (defined as the average stock price for the ten trading days ending five trading days prior to the first trading day prior to the transaction announcement, except in certain transactions involving market rumors or a public announcement prior to the transaction announcement). Based on this analysis, Morgan Stanley derived a range of implied share prices for Spirit as follows:
	Selected Range		Implied Share Price Range
	Bottom Quartile	Top Quartile
Premium to Unaffected Price	12%	23%	$37.01 to $40.64
No company or transaction utilized in the premiums paid analysis is identical to Spirit or the Merger, or directly comparable to the Merger in business mix, timing, size or other metrics. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences between the Merger and the other transactions, Spirit and other factors. In evaluating the precedent transactions included in the premiums paid analysis, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Spirit.
Other Information
Morgan Stanley observed certain additional factors that were not considered part of Morgan Stanley’s financial analyses with respect to its opinion but were referenced for informational purposes, including the following:
Historical Stock Price
Morgan Stanley reviewed the stock price performance of shares of Spirit common stock and shares of Realty Income common stock during (i) the 52-week period ended on October 26, 2023, reflecting the unaffected price for such common stock.
	Spirit	Realty Income
	Share Price Range	Share Price Range
Range	$32.48 to $44.65	$48.42 to $68.85
Following this analysis, Morgan Stanley then compared the ranges of share prices for each of Spirit and Realty Income. Morgan Stanley compared the highest share price for Spirit in the range to the lowest share price for Realty Income in the range to derive the highest exchange ratio. Similarly, Morgan Stanley compared the lowest price per share for Spirit in the range to the highest price per share for Realty Income in the range to derive the lowest exchange ratio. The exchange ratios resulting from this analysis, as compared to the Exchange Ratio of 0.762 provided for in the Merger, were:
Implied Exchange Ratio Range
October 27, 2022 to October 26, 2023	0.472x to 0.922x
Wall Street Research Analyst Price Targets and NAV Targets
Morgan Stanley reviewed publicly available price targets for shares of common stock of each of Spirit and Realty Income published prior to October 26, 2023 by Wall Street research analysts. Morgan Stanley reviewed the undiscounted range of analyst price targets for shares of Spirit common stock, as of October 26, 2023, and discounted them using a derived cost of equity of 10.3% based on the capital asset pricing model, resulting in a discounted price target range of $31.56 to $42.61. Likewise, Morgan Stanley reviewed the undiscounted range of analyst price targets for shares of Realty Income common stock, as of October 26, 2023, and discounted them using a derived cost of equity of 9.6% based on the capital asset pricing model, resulting in a discounted price target range of $49.41 to $70.08. Morgan Stanley compared the high price target for Spirit in the range to the low price target for Realty Income in the range to derive the highest exchange ratio implied by such pair of price targets. Similarly, Morgan Stanley compared the low price target for Spirit in the range to the high price target for Realty Income in the range to derive the lowest exchange ratio implied by such pair of price targets. The implied exchange ratios resulting from this analysis, as compared to the Exchange Ratio of 0.762 provided for in the Merger, were:

Implied Exchange Ratio Range
0.450x to 0.862x
Morgan Stanley also reviewed available Wall Street research analyst estimates of net asset value (“NAV”) per share made prior to October 26, 2023 by Wall Street research analysts for each of Spirit and Realty Income, which reflected low to high NAV per share for Spirit and Realty Income of $36.66 to $45.98 and $48.70 to $64.78, respectively. Morgan Stanley compared the high NAV per share for Spirit in the range to the low NAV per share for Realty Income in the range to derive the highest exchange ratio implied by such pair of estimates. Similarly, Morgan Stanley compared the low NAV per share for Spirit in the range to the high NAV per share for Realty Income in the range to derive the lowest exchange ratio implied by such pair of estimates. The implied exchange ratios resulting from this analysis, as compared to the Exchange Ratio of 0.762 provided for in the Merger, were:
Implied Exchange Ratio Range
0.566x to 0.944x
The public market trading price targets and estimates of NAV per share published by Wall Street research analysts do not necessarily reflect current market trading prices for the common shares of Spirit and Realty Income and these targets and estimates are subject to uncertainties, including the future financial performance of Spirit and Realty Income and future financial market conditions.
General
In connection with the review of the Merger by the Spirit board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Spirit or Realty Income.
In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters. These include, among other things, the impact of competition on the businesses of Spirit and Realty Income and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Spirit, Realty Income or the industry, or in the financial markets in general. Many of these assumptions are beyond the control of Spirit and Realty Income. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.
Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness from a financial point of view of the Exchange Ratio pursuant to the Merger Agreement to the holders of shares of Spirit common stock (other than the holders of the Excluded Shares), and in connection with the delivery of its opinion, dated October 29, 2023, to the Spirit board of directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of Spirit common stock or shares of Realty Income common stock might actually trade.
The Exchange Ratio was determined by Spirit and Realty Income through arm’s-length negotiations between Spirit and Realty Income and was unanimously approved by the Spirit board of directors. Morgan Stanley provided advice to the Spirit board of directors during these negotiations. Morgan Stanley did not, however, recommend any specific exchange ratio or form, mix or amount of consideration for the Merger to the Spirit board of directors or the Realty Income board of directors or that any specific exchange ratio or form, mix or amount of consideration for the Merger constituted the only appropriate consideration for the Merger.
Morgan Stanley’s opinion and its presentation to the Spirit board of directors was one of many factors taken into consideration by the Spirit board of directors in deciding to approve the Merger Agreement and transactions contemplated thereby, including the Merger. Consequently, the analyses, as described above, should not be viewed as determinative of the opinion of the Spirit board of directors with respect to the Exchange Ratio pursuant to the Merger Agreement or of whether the Spirit board of directors would have been willing to agree to a different exchange ratio.
Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with Morgan Stanley’s customary practice.
Morgan Stanley’s opinion was not intended to, and does not, constitute advice or a recommendation to any holder of shares of Spirit common stock or shares of Realty Income common stock as to how to vote or act on any matter with respect to the Merger or related transactions or any other action with respect to the transactions contemplated by the Merger Agreement, including the Merger. Morgan Stanley’s opinion did not address any other aspect of the Merger or related transactions, including the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, the prices at which shares of Spirit common stock or shares of Realty Income common stock would trade at any time, or any compensation or compensation agreements arising from (or relating to) the Merger which benefit any officer, director or employee of Spirit, or any class of such persons, relative to the consideration to be received by the holders of shares of Spirit common stock in the transaction.
The Spirit board of directors retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, and prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or for the accounts of their customers, in debt or equity securities or loans of Spirit, Realty Income, or any other company, or any currency or commodity, that may be involved in the transactions contemplated by the Merger Agreement, or any related derivative instrument.
Under the terms of its engagement letter, Morgan Stanley provided the Spirit board of directors with financial advisory services and a financial opinion in connection with the Merger, described in this section and attached to this statement as Annex C, and Spirit agreed to pay Morgan Stanley a fee of up to $25 million for its services, $2 million of which was payable upon the rendering of its opinion, and $200,000 of which was earned as a monthly advisory fee as of the date of this proxy statement/prospectus (which amount will increase by $100,000 per month until the date of the Closing) and the remaining portion of which is contingent upon the consummation of the Merger. Spirit has also agreed to reimburse Morgan Stanley for its reasonable expenses, including reasonable fees of outside counsel and other professional advisors, incurred in connection with its engagement. In addition, Spirit has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each other person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses relating to or arising out of Morgan Stanley’s engagement.
In the thirty months prior to the date of its opinion, Morgan Stanley and its affiliates have provided financing services to Spirit and have received approximately $5 million to $10 million in connection with such services. In the thirty months prior to the date of its opinion, Morgan Stanley and its affiliates have provided financing services to Realty Income and have received approximately $5 million to $10 million in connection with such services. As of the date of the opinion, affiliates of Morgan Stanley are lenders to each of Spirit and Realty Income under their respective credit facilities. Morgan Stanley and its affiliates may seek to provide financial advisory and financing services to Spirit and Realty Income and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Spirit Unaudited Prospective Financial Information
While Spirit has from time to time provided limited financial guidance to investors, Spirit has not, as a matter of course, otherwise publicly disclosed internal projections as to future performance, earnings or other results beyond the then current annual period due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, in connection with the Merger, prior to the execution of the Merger Agreement, Spirit management prepared and provided to the Spirit board of directors in connection with its evaluation of the Merger and Spirit’s financial advisors, J.P. Morgan and Morgan Stanley, for their use and reliance in connection with their respective financial analyses and opinions, certain nonpublic, internal financial projections regarding Spirit’s future operations for fiscal years ending December 31, 2023, December 31, 2024, December 31, 2025 and December 31, 2026 (the “Spirit Standalone Projections”).
In addition, while Realty Income has from time to time provided limited financial guidance to investors, Realty Income has not, as a matter of course, otherwise publicly disclosed internal projections as to future performance, earnings or other results beyond the then current annual period due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, in connection with the Merger, Spirit management prepared and provided to the Spirit board of directors in connection with its evaluation of the Merger and Spirit’s financial advisors, J.P. Morgan and Morgan Stanley, for their use and reliance in connection with their respective financial analyses and opinions, certain nonpublic, internal financial projections regarding Realty Income’s future operations for fiscal years ending December 31, 2023, December 31, 2024, December 31, 2025 and December 31, 2026 for purposes of evaluating Realty Income and the Merger (the “Realty Income Standalone Projections,” and together with the Spirit Standalone Projections, the “Spirit Management Projections”). The Realty Income Standalone Projections were prepared by Spirit’s management, in part, based on certain information regarding Realty Income’s future performance provided by Realty Income to Spirit during Spirit’s reverse due diligence process, which projections the Spirit board of directors approved for use by Spirit’s financial advisors. Spirit also provided the Spirit Standalone Projections to Realty Income. Spirit has included below a summary of the Spirit Management Projections for the purpose of providing stockholders and investors access to certain previously nonpublic information that was furnished to J.P. Morgan, Morgan Stanley, Realty Income and Wells Fargo in connection with the Merger, and such information may not be appropriate for other purposes, and is not included to influence your decision as a Spirit stockholder, to vote for the Merger Proposal, the Compensation Proposal or the Adjournment Proposal. The inclusion of this summary should not be regarded as an indication that Spirit management, Realty Income management, or anyone who received the Spirit Management Projections then considered, or now considers, them to be a reliable prediction of future events, and the Spirit Management Projections should not be relied upon as such. This information is not fact and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the Spirit Management Projections.
The Spirit Management Projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines established by the American Institute of Certified Public Accountants for preparation and presentations of financial projections, but in the view of management, were prepared on a reasonable basis and reflect the assumptions and estimates available at the time they were prepared. The prospective financial information requires significant estimates and assumptions that make it inherently less comparable to the similarly titled GAAP measures in Spirit’s and Realty Income’s historical GAAP financial statements. The Spirit Management Projections included in this section of the proxy statement/prospectus have been prepared by, and are the responsibility of, Spirit management. Neither Ernst & Young LLP (“E&Y”), Spirit’s independent registered public accounting firm, nor KPMG, LLP (“KPMG”), Realty Income’s independent registered public accounting firm, nor any other independent accountant has examined, compiled or performed any procedures with respect to this prospective financial information and, accordingly, neither E&Y nor KPMG expresses an opinion or any other form of assurance on such information or its achievability, nor assumes any liability for this prospective financial information, and each of E&Y and KPMG disclaims any association with respect thereto. The report of E&Y contained in Spirit’s Annual Report on Form 10-K for the year ended December 31, 2022, and the report of KPMG contained in Realty Income’s Annual Report on Form 10-K for the year ended December 31, 2022, which are each incorporated by reference into this proxy statement/prospectus, relate to Spirit’s and Realty Income’s respective historical financial information, respectively. It does not extend to the unaudited prospective financial information and should not be read to do so. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared.
The Spirit Management Projections were based on numerous variables and assumptions (including but not limited to the net acquisition assumption that each of Spirit and Realty Income would make certain property acquisitions in connection with their respective acquisition plans, and other assumptions related to industry performance and general business, economic, market and financial conditions and additional matters specific to Spirit’s and Realty Income’s businesses, as applicable) that are inherently subjective and uncertain and are beyond the control of Spirit’s and Realty Income’s management. Important factors that may affect actual results and cause the Spirit Management Projections to not be achieved include, but are not limited to, risks and uncertainties relating to Spirit’s and Realty Income’s businesses (including their ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business, economic, competitive, regulatory and financial market conditions and other factors described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements,” and “Risk Factors” and the risks described in the periodic reports filed by Spirit and Realty Income with the SEC, which reports can be found as described under “Where You Can Find More Information.” The Spirit Management Projections also reflect numerous variables, expectations and assumptions available at the time they were prepared as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in the Spirit Management Projections. Accordingly, there can be no assurance that the projected results summarized below will be realized. Spirit stockholders and Realty Income stockholders are urged to review the most recent SEC filings of Spirit and Realty Income for a description of the reported and anticipated results of operations and financial condition and capital resources during 2022, including in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Spirit’s Annual Report on Form 10-K for the year ended December 31, 2022, and subsequent quarterly reports on Form 10-Q and in Realty Income’s Annual Report on Form 10-K for the year ended December 31, 2022, and subsequent quarterly reports on Form 10-Q, which are incorporated by reference into this proxy statement/prospectus.
The inclusion of a summary of the Spirit Management Projections in this proxy statement/prospectus should not be regarded as an indication that any of Spirit, Realty Income or their respective officers, directors, affiliates, advisors or other representatives considered the Spirit Management Projections to necessarily be predictive of actual future events, and the Spirit Management Projections should not be relied upon as such nor should the information contained in the Spirit Management Projections be considered appropriate for other purposes. None of Spirit, Realty Income or their respective officers, directors, affiliates, advisors or other representatives can give you any assurance that actual results will not differ materially from the Spirit Management Projections. Neither Spirit nor Realty Income undertakes any obligation to update or otherwise revise or reconcile the Spirit Management Projections to reflect circumstances existing after the date the Spirit Management Projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Spirit Management Projections are shown to be in error. Since the projections cover multiple years, such information by its nature becomes less predictive with each successive year.
Spirit and Realty Income may calculate certain non-GAAP financial metrics, including base cash rent, funds from operations, adjusted funds from operations, net acquisitions and net investment spend using different methodologies. Consequently, the financial metrics presented in Spirit’s prospective financial information disclosures and in the sections of this proxy statement/prospectus with respect to the opinions of the financial advisors to Spirit may not be directly comparable to one another.
Spirit has not made and makes no representation to any Spirit stockholder in the Merger Agreement or otherwise concerning the Spirit Management Projections or regarding Spirit’s or Realty Income’s ultimate performance compared to the information contained in the Spirit Management Projections or that the projected results will be achieved. Spirit urges all stockholders to review Spirit’s and Realty Income’s most recent SEC filings for a description of Spirit’s and Realty Income’s respective reported financial results.
Spirit Standalone Projections
The following table sets forth selected unaudited prospective financial information representing Spirit management’s evaluation of Spirit’s estimated standalone future financial performance based on an internal financial model that Spirit has historically used in connection with its annual budgeting and strategic planning process. The Spirit Standalone Projections have not been updated or revised to reflect information or results after the date the Spirit Standalone Projections were prepared or as of the date of this proxy statement/prospectus. The Spirit Standalone Projections were provided to J.P. Morgan, Morgan Stanley, Realty Income and Wells Fargo and a summary is presented in the following table, with all figures rounded to the nearest million, except per share data. Spirit management directed J.P. Morgan and Morgan Stanley to use and rely upon the Spirit Standalone Projections for purposes of J.P. Morgan’s and Morgan Stanley’s respective opinions and related financial analyses and the Spirit Standalone Projections were approved for J.P. Morgan’s and Morgan Stanley’s use by the Spirit board of directors. For more information, see “— Background of the Merger.”
	Year Ending December 31,
	2023E	2024E	2025E	2026E
	(in millions, except per share data)
Base Cash Rent (Cash Rent)(1)	$692	709	762	828
Adjusted Funds from Operations (AFFO)(2)	$509	516	550	588
Fully Diluted Share Count	141	141	146	155
AFFO(2) / Share	$3.61	3.65	3.78	3.80
Dividends / Share	$2.67	2.69	2.72	2.75
Net Acquisitions	$332	314	709	750

(1)
Spirit defines base cash rent (“Cash Rent”) as contractual rental income for the period, prior to deferral or abatement agreements, and excluding contingent rents, adjusted for contractual rental income abated, deemed not probable of collection, or recovered from prior period reserves.

(2)
Spirit defines adjusted funds from operations (“AFFO”) as funds from operations (“FFO”) as defined by Nareit, adjusted to eliminate the impact of certain items that Spirit believes are not indicative of its core operating performance, such as net gains (losses) on debt extinguishment, deal pursuit costs, merger related costs and certain non-cash items. These certain non-cash items include certain non-cash interest expenses (comprised of amortization of deferred financing costs, amortization of net debt discount/premium, and amortization of interest rate swap losses), non-cash revenues (comprised of straight-line rents net of bad debt expense, amortization of lease intangibles, and amortization of net premium/discount on loans receivable), and non-cash compensation expense.

Realty Income Standalone Projections
Spirit management prepared certain prospective financial information regarding Realty Income based on information provided to Spirit by Realty Income during Spirit’s reverse due diligence process. The Realty Income Standalone Projections have not been updated or revised to reflect information or results after the date the Realty Income Standalone Projections were prepared or as of the date of this proxy statement/prospectus. The Realty Income Standalone Projections were provided by Spirit management to J.P. Morgan and Morgan Stanley, and a summary is presented in the following table, with all figures rounded to the nearest million, except per share data. Spirit management directed J.P. Morgan and Morgan Stanley to use and rely upon the Realty Income Standalone Projections for purposes of J.P. Morgan’s and Morgan Stanley’s respective opinions and related financial analyses.
	Year Ending December 31,
	2023E	2024E	2025E	2026E
	(in millions, except per share data)
Cash Rent and Other Revenue(1)	$3,745	4,278	4,682	5,100
Adjusted Funds from Operations (AFFO)(2)	$2,782	3,138	3,376	3,621
Fully Diluted Share Count	695	774	807	841

	Year Ending December 31,
	2023E	2024E	2025E	2026E
	(in millions, except per share data)
AFFO(2) / Share	$4.00	4.06	4.18	4.31
Dividends / Share	$3.05	3.12	3.23	3.33
Net Investment Spend(3)	$10,191	4,700	5,100	5,500

(1)
See the definition of the term “Cash Rent” in the footnotes to the above table regarding the Spirit Standalone Projections relating to Spirit (on a standalone basis) for the fiscal years ending December 31, 2023, December 31, 2024, December 31, 2025 and December 31, 2026.

(2)
Adjusted funds from operations (“AFFO”) is defined as funds from operations (as defined by Nareit), adjusted for unique revenue and expense items including, among other things, debt extinguishment costs, stock-based compensation, the straight-lining of rents, amortization of above and below-market leases and amortization of deferred financing costs.

(3)
Includes net acquisitions and investments in development.

Interests of Spirit Directors and Executive Officers in the Merger
In considering the recommendation of the Board of Directors that Spirit stockholders approve the transaction and vote in favor of the Merger Agreement Proposal, the Compensation Proposal and the Adjournment Proposal, Spirit stockholders should be aware that the executive officers and directors of Spirit have certain interests in the Merger that are or may be different from, or in addition to, the interests of Spirit stockholders generally. The Board of Directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated by it, including the Merger, and in making their recommendation that Spirit stockholders adopt the Merger Agreement. These interests are described in more detail below, and certain of them, including compensation that may become payable in connection with the Merger to named executive officers, which is the subject of a nonbinding, advisory vote of Spirit stockholders, are quantified in the narrative below. For more information, please see the section of this proxy statement entitled “Proposal 2: The Compensation Proposal.” The dates used below to quantify these interests have been selected for illustrative purposes only and do not necessarily reflect the dates on which certain events will occur.
For purposes of this disclosure, the named executive officers of Spirit are:
•
Jackson Hsieh, President and Chief Executive Officer

•
Michael Hughes, Executive Vice President and Chief Financial Officer

•
Ken Heimlich, Executive Vice President and Chief Investment Officer

•
Jay Young, Executive Vice President, Chief Administrative Officer and Chief Legal Officer

•
Rochelle Thomas, Executive Vice President, General Counsel and Secretary

For purposes of this disclosure, “qualifying termination” means a termination of employment by Spirit without cause or by the applicable executive officer for good reason (each term as defined in the relevant agreement).
Treatment of Spirit Equity Awards
The Merger Agreement provides that, at the Effective Time, each Spirit restricted stock award that is outstanding as of immediately prior to the Effective Time, will be canceled and automatically converted into the right to receive (i) a number of shares of Realty Income common stock (rounded down to the nearest whole number) equal to the product obtained by multiplying the number of shares of Spirit common stock subject to such Spirit restricted stock award by the Exchange Ratio, and (ii) cash consideration in respect of the fractional share of Realty Income common stock to which the holder would otherwise have been entitled. Spirit is permitted under the Merger Agreement to grant Ms. Thomas a restricted stock award, having a grant date fair value not to exceed $640,000, on terms consistent with restricted stock awards outstanding on the date of the Merger Agreement, and the information in “— Quantification of Payments and Benefits to Spirit’s Named Executive Officers” below includes such grant.
The Merger Agreement provides that, at the Effective Time, each Spirit performance share award that is outstanding as of immediately prior to the Effective Time (whether vested or unvested), will be canceled and automatically converted into the right to receive (i) a number of shares of Realty Income common stock (rounded down to the nearest whole number) equal to the product obtained by multiplying the number of shares of Spirit common stock subject to such Spirit performance share award determined based on, to the extent the Effective Time is prior to the end of the applicable performance period, the greater of target level of achievement of the applicable performance goals and actual level of achievement of the applicable performance goals as of immediately prior to the Effective Time, and otherwise actual level of achievement of the applicable performance goals as of the end of the applicable performance period, in each case, as determined in accordance with the terms of the applicable award agreement, in good faith by the board of directors of Spirit, by the Exchange Ratio, (ii) cash consideration in respect of the fractional share of Realty Income common stock to which the holder would otherwise have been entitled, and (iii) the amount of any accrued and unpaid cash dividend equivalents corresponding to each such Spirit performance share award.
For an estimate of the value of unvested equity awards (including accumulated dividend equivalents payable in cash) held by the named executive officers that would vest assuming that the Merger occurs on January 31, 2024, see “— Quantification of Payments and Benefits to Spirit’s Named Executive Officers” below. We estimate that the aggregate value of unvested equity awards held by all non-employee directors of Spirit that would vest assuming that the Merger occurs on January 31, 2024 is $1,843,642.
Severance Arrangements
Spirit is party to employment agreements with each of Messrs. Hsieh, Hughes, Heimlich and Young and Ms. Thomas. Pursuant to the agreements, if the named executive officer experiences a qualifying termination within 60 days preceding or 24 months following a change in control (as defined in the applicable agreement), the named executive officer will be entitled to:
(1)   a lump sum cash payment equal to a multiple (3.0x for Mr. Hsieh and 2.0x for Messrs. Hughes, Heimlich and Young and Ms. Thomas) of the named executive officer’s annual base salary;
(2)   a lump sum cash payment equal to a multiple (3.0x for Mr. Hsieh and 1.0x for Messrs. Hughes, Heimlich and Young and Ms. Thomas) of the named executive officer’s target bonus;
(3)   a pro-rated bonus for the year of termination assuming achievement of target performance, subject to a cap of 25% of the full-year target bonus; and
(4)   Up to 24 months for Messrs Hsieh and Hughes and up to 12 months for Messrs. Heimlich and Young and Ms. Thomas, of COBRA health care continuation coverage in the form of premium payments (or equivalent cash payments, if applicable) for the named executive officer and, if applicable, his or her spouse and dependents.
The foregoing payments are conditional upon Messrs. Hsieh, Hughes, Heimlich and Young and Ms. Thomas executing and not revoking a release of claims agreement with Spirit and continuing to comply with applicable restrictive covenants. Each of Messrs. Hsieh, Hughes and Heimlich is prohibited for a period of 12 months following termination of employment from competing with Spirit and soliciting Spirit’s employees and customers. Each of Mr. Young and Ms. Thomas is prohibited for a period of 12 months following termination of employment from soliciting Spirit’s employees and customers.
For an estimate of the value of the severance payments described above that would be payable to Spirit’s named executive officers upon a qualifying termination on January 31, 2024, see “— Quantification of Payments and Benefits to Spirit’s Named Executive Officers” below.
Indemnification and Insurance
Pursuant to the terms of the Merger Agreement, for a period of six years after the Effective Time, Spirit’s directors and officers will be entitled to certain ongoing indemnification and insurance coverage under directors’ and officers’ liability insurance policies. This indemnification and insurance coverage is further described in the section entitled “The Merger Agreement — Indemnification and Insurance.”
Quantification of Payments and Benefits to Spirit’s Named Executive Officers
The table below sets forth the amount of payments and benefits that each of Spirit’s named executive officers would receive in connection with the Merger, assuming (i) that the Merger were consummated and each such named executive officer experienced a qualifying termination on January 31, 2024 (which is the assumed date solely for purposes of this golden parachute compensation disclosure); (ii) a per share price of Spirit common stock of $36.85; (iii) that each named executive officer’s base salary rate and annual target bonus remain unchanged from those in effect as of the date of this proxy statement; and (iv) the Spirit restricted stock awards and Spirit performance share awards are outstanding as of January 31, 2024. The calculations in the table below do not include any amounts that the named executive officers were entitled to receive or that were vested as of the date hereof. In addition, these amounts do not attempt to forecast any additional awards, grants or forfeitures that may occur following January 31, 2024 and prior to the Effective Time or any awards that, by their terms, vest irrespective of the Merger prior to January 31, 2024 (except that the performance share awards granted in 2021 have been included in the table in light of the fact that the payout of such awards may be affected by the transactions contemplated by the Merger Agreement). Spirit is permitted under the Merger Agreement to undertake certain actions to mitigate the impact of Sections 280G and 4999 of the Code, including the acceleration of the vesting or payment of 2023 annual bonuses and Spirit Equity Awards that would vest or become payable at the Effective Time in accordance with the terms of the Merger Agreement (subject to clawback in the event of a termination by Spirit with “cause” or resignation without “good reason”, in either case, prior to the earlier of the Closing Date and the date on which such Spirit Equity Awards would otherwise have vested). As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.
Golden Parachute Compensation
Named Executive Officer	Cash ($)(1)	Equity Awards ($)(2)	Benefits ($)(3)	Total ($)
Jackson Hsieh	$7,078,196	$31,496,334	$44,279	$38,618,809
Michael Hughes	$1,649,334	$6,673,502	$54,891	$8,377,727
Ken Heimlich	$1,649,334	$6,292,152	$22,139	$7,963,626
Jay Young	$1,301,142	$5,264,586	$17,693	$6,583,421
Rochelle Thomas	$1,072,330	$3,093,321	$27,445	$4,193,096

(1)
Cash Payments for Named Executive Officers.

Spirit is party to employment agreements with each of Messrs. Hsieh, Hughes, Heimlich and Young and Ms. Thomas. Pursuant to the agreements, if the named executive officer experiences a qualifying termination within 60 days preceding or 24 months following a change in control, the named executive officer will be entitled to:
•
a lump sum cash payment equal to a multiple (3.0x for Mr. Hsieh and 2.0x for Messrs. Hughes, Heimlich and Young and Ms. Thomas) of the named executive officer’s annual base salary;

•
a lump sum cash payment equal to a multiple (3.0x for Mr. Hsieh and 1.0x for Messrs. Hughes, Heimlich and Young and Ms. Thomas) of the named executive officer’s target bonus;

•
a pro-rated bonus for the year of termination assuming achievement of target performance, subject to a cap of 25% of the full-year target bonus; and

•
up to 24 months for Messrs Hsieh and Hughes and up to 12 months for Messrs. Heimlich and Young and Ms. Thomas, of COBRA health care continuation coverage in the form of premium payments (or equivalent cash payments, if applicable) for the named executive officer and, if applicable, his or her spouse and dependents.

The foregoing payments are conditional upon Messrs. Hsieh, Hughes, Heimlich and Young and Ms. Thomas executing and not revoking a release of claims agreement with Spirit and continuing to comply with the applicable restrictive covenants set forth in the agreements. Each of Messrs. Hsieh, Hughes and Heimlich is prohibited for a period of 12 months following termination of employment from competing with Spirit and soliciting Spirit’s employees and customers. Each of Mr. Young and Ms. Thomas is prohibited for a period of 12 months following termination of employment from soliciting Spirit’s employees and customers.
The following table quantifies each of the payments described above and included in the aggregate total reported in this column assuming a qualifying termination as of January 31, 2024.
Named Executive Officer	Base Salary Payment ($)	Annual Bonus ($)	Prorated Bonus ($)	Total ($)
Jackson Hsieh	$2,784,864	$4,177,296	$116,036	$7,078,196
Michael Hughes	$983,454	$614,659	$51,222	$1,649,335
Ken Heimlich	$983,454	$614,659	$51,222	$1,649,335
Jay Young	$775,836	$484,898	$40,408	$1,301,142
Rochelle Thomas	$639,402	$399,626	$33,302	$1,072,330

(2)
Equity Award Treatment.

The Merger Agreement provides that, at the Effective Time, each Spirit restricted stock award that is outstanding as of immediately prior to the Effective Time, will be canceled and automatically converted into the right to receive (i) a number of shares of Realty Income common stock (rounded down to the nearest whole number) equal to the product obtained by multiplying the number of shares of Spirit common stock subject to such Spirit restricted stock award by the Exchange Ratio, and (ii) cash consideration in respect of the fractional share of Realty Income common stock to which the holder would otherwise have been entitled.
The Merger Agreement provides that, at the Effective Time, each Spirit performance share award that is outstanding as of immediately prior to the Effective Time (whether vested or unvested), will be canceled and automatically converted into the right to receive (i) a number of shares of Realty Income common stock (rounded down to the nearest whole number) equal to the product obtained by multiplying the number of shares of Spirit common stock subject to such Spirit performance share award determined based on, to the extent the Effective Time is prior to the end of the applicable performance period, the greater of target level of achievement of the applicable performance goals and actual level of achievement of the applicable performance goals as of immediately prior to the Effective Time, and otherwise actual level of achievement of the applicable performance goals as of the end of the applicable performance period, in each case, as determined in accordance with the terms of the applicable award agreement, in good faith by the board of directors of Spirit, by the Exchange Ratio, (ii) cash consideration in respect of the fractional share of Realty Income common stock to which the holder would otherwise have been entitled, and (iii) the amount of any accrued and unpaid cash dividend equivalents corresponding to each such Spirit performance share award.
For purposes of the Golden Parachute Compensation table above and the table directly below, the number of Spirit shares covered by each Spirit performance share award is equal to the number of shares of Spirit common stock that would have vested based on the current estimate of probable achievement of applicable performance goals. If the number of shares covered by each Spirit performance share award would be greater or lower if measured based upon the actual level of performance achieved as of the Effective Time, such measure will instead be utilized and the values of such performance share awards may be greater or lower than reflected in the below table, but in no event less than target. The value of Spirit performance share awards in the table below also includes the amount of any accrued and unpaid cash dividend equivalents corresponding to each such award.

Named Executive Officer	Value of Spirit Restricted Stock Awards ($)	Value of Spirit Performance Share Awards ($)	Total ($)
Jackson Hsieh	$—	$31,496,334	$31,496,334
Michael Hughes	$—	$6,673,502	$6,673,502
Ken Heimlich	$—	$6,292,152	$6,292,152
Jay Young	$—	$5,264,586	$5,264,586
Rochelle Thomas	$965,533	$2,127,788	$3,093,321

(3)
As described above under “— Interests of Spirit’s Directors and Executive Officers in the Merger — Severance Arrangements,” this amount represents the value of 24 months for Messrs. Hsieh and Hughes and 12 months for Messrs. Heimlich and Young and Ms. Thomas, of COBRA health care continuation coverage in the form of premium payments (or equivalent cash payments, if applicable) for the named executive officer and, if applicable, his or her spouse and dependents.

Accounting Treatment
The Merger will be accounted for as a “business combination,” as that term is used under GAAP, for accounting and financial reporting purposes. Under acquisition accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Spirit as of the Effective Time will be recorded at their respective fair values and added to those of Realty Income. Any excess of purchase price over the fair values is recorded as goodwill. Costs related to the Merger are expensed as incurred.
Regulatory Approvals
General
Realty Income and Spirit have each agreed to use their reasonable best efforts to take, or cause to be taken, all actions and to do promptly, or to cause to be done promptly, and to assist and cooperate with each other in doing all things necessary, proper or advisable under applicable law to consummate and make effective the Merger as soon as practicable. The following is a summary of the material regulatory approvals required for completion of the Merger.
There can be no assurances that all of the regulatory approvals described below will be obtained and, if obtained, there can be no assurances as to the timing of any approvals, Realty Income’s and Spirit’s ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. For more information, see the section entitled “Risk Factors.”
The parties’ respective obligations to complete the Merger are conditioned, among other matters, upon (1) the absence of any temporary restraining order, preliminary or permanent injunction, other order of any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger; (2) the absence of any action taken or statute, rule, regulation or order enacted by any governmental entity of competent jurisdiction which makes the consummation of the Merger illegal; and (3) the SEC having declared effective the registration statement of which this proxy statement/prospectus forms a part, with no stop order in effect with respect thereto and no proceedings for such purpose pending.
Exchange of Shares in the Merger
As of or prior to the Effective Time, upon the terms and subject to the conditions of the Merger Agreement, Realty Income will appoint the exchange agent to handle the exchange of certificates or book-entry securities formerly representing Spirit common stock and Spirit Series A preferred stock (“Spirit Certificates”) for shares of Realty Income common stock, Realty Income Series A preferred stock or other Merger consideration, as applicable. After the Merger is completed, upon the terms and subject to the conditions of the Merger Agreement, if a stockholder held Spirit Certificates immediately prior to the Effective Time, the exchange agent will send them a letter of transmittal and instructions for exchanging their Spirit Certificates for shares of Realty Income common stock, shares of Realty Income Series A preferred stock, or other Merger consideration, as applicable. Upon surrender of the Spirit Certificates for cancellation along with the executed letter of transmittal and other required documents described in the instructions, a holder of one share of Spirit common stock will receive the Merger consideration of 0.762 newly issued shares of Realty Income common stock, and a holder of one share of Spirit Series A preferred stock will receive one newly issued share of Realty Income Series A preferred stock.
Holders of shares of Spirit common stock and Spirit Series A preferred stock in book-entry form immediately prior to the Effective Time will not need to take any action to receive the Merger consideration of 0.762 newly issued shares of Realty Income common stock, or one share of Realty Income Series A preferred stock, as applicable.
If you are a Realty Income stockholder, you are not required to take any action with respect to your Realty Income stock certificates. Such certificates will continue to represent shares of Realty Income common stock after the Merger.
Dividends
Realty Income and Spirit plan to continue their respective current dividend policies until the closing of the Merger. Realty Income and Spirit intend to pay monthly and quarterly dividends, respectively, to their respective common stockholders and holders of restricted stock awards, as applicable, in accordance with their ordinary course of business (provided that, in the case of Spirit, the amount of such quarterly dividends shall not exceed their most recently declared quarterly dividend as of the date of the Merger Agreement). Realty Income and Spirit have agreed to coordinate their distributions so that, if one party’s common stockholders or holders of restricted stock awards receives any dividend for a particular period prior to the closing of the Merger, the other party’s common stockholders or holders of restricted stock awards, as applicable, will also receive a dividend for a comparable period.
Realty Income and Spirit have also agreed that one party, with notice to the other, can declare or pay the minimum dividend to their respective common stockholders that may be required in order for such party to qualify as a REIT and to avoid to the extent reasonably possible the incurrence of income or excise tax (a “REIT dividend”). If one party declares a REIT dividend, the other party can declare a dividend per share in the same amount, as adjusted by the Exchange Ratio.
Spirit may also declare and pay dividends as required pursuant to the terms of the Spirit Series A preferred stock pursuant to the applicable terms thereof.
Listing of Realty Income Common Stock and Realty Income Series A Preferred Stock in the Merger
It is a condition to the completion of the Merger that the Realty Income common stock and Realty Income Series A preferred stock issuable in the Merger and the Realty Income common stock to be authorized and reserved for issuance upon exercise or settlement of equity awards to purchase Realty Income common stock issued in substitution for Spirit Equity Awards be approved for listing on the NYSE, subject to official notice of issuance.
Realty Income has agreed to use reasonable best efforts to cause the shares of Realty Income common stock and Realty Income Series A preferred stock to be issued in connection with the Merger to be approved for listing on the NYSE as promptly as practicable.
De-Listing and Deregistration of Spirit Common Stock and Spirit Series A Preferred Stock
When the Merger is completed, Spirit common stock and Spirit Series A preferred stock currently listed on the NYSE will be delisted from the NYSE and will be deregistered under the Exchange Act.
No Appraisal or Dissenters’ Rights
Under Section 3-202(c) of the MGCL, holders of Spirit common stock and Spirit Series A preferred stock do not have the right to receive the appraised value of their shares in connection with the Merger because the Spirit Articles provide that stockholders are not entitled to exercise such rights unless the Spirit board of directors determines that such rights apply and because the Spirit common stock and Spirit

Series A preferred stock are each listed on a national securities exchange. In addition, holders of Spirit Series A preferred stock do not have the right to receive the appraised value of their shares in connection with the Merger because such holders are not entitled to vote on the Merger Proposal.

THE MERGER AGREEMENT
The following section summarizes material provisions of the Merger Agreement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. This summary is subject to, and qualified in its entirety by reference to, the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the Merger Agreement and not by this summary or any other information contained in this proxy statement/prospectus. You are urged to read the Merger Agreement carefully and in its entirety before making any decisions regarding the Merger Agreement and the Merger contemplated thereby.
The summary of the Merger Agreement is included in this proxy statement/prospectus only to provide you with information regarding the terms and conditions of the Merger Agreement, and not to provide any other factual information about Realty Income or Spirit or their respective subsidiaries or businesses. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus. For more information, see “Where You Can Find More Information.”
The representations, warranties and covenants contained in the Merger Agreement and described in this proxy statement/prospectus were made only for purposes of the Merger Agreement and as of specific dates and may be subject to more recent developments, were made solely for the benefit of the other parties to the Merger Agreement and may be subject to limitations agreed upon by the contracting parties, including being qualified by reference to confidential disclosures, for the purposes of allocating risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors. The representations and warranties contained in the Merger Agreement do not survive the Effective Time. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or conditions of Realty Income, Spirit or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by Realty Income or Spirit.
Form of the Merger
Pursuant to the Merger Agreement, upon the terms and subject to the conditions of the Merger Agreement, Spirit will merge with and into Merger Sub with Merger Sub surviving as a wholly owned subsidiary of Realty Income, unless Realty Income elects to modify the structure of the Merger as provided by the section entitled “— Alternative Structure”, below.
Upon completion of the Merger, based on the shares of Realty Income common stock and Spirit common stock outstanding as of the record date, we estimate as of September 30, 2023 that legacy holders of Realty Income common stock and the legacy holders of Spirit common stock will own approximately 87% and 13%, respectively, of the outstanding shares of Realty Income common stock following the Effective Time.
Merger Consideration
In connection with the Merger, upon the terms and subject to the conditions of the Merger Agreement, each share of Spirit common stock issued and outstanding immediately prior to the Effective Time, other than any shares of Spirit common stock owned by Spirit, Realty Income, Merger Sub or any of Realty Income’s direct or indirect wholly owned subsidiaries and any shares subject to Spirit restricted stock awards will automatically be converted into 0.762 newly issued shares of Realty Income common stock, subject to adjustment as provided in the Merger Agreement. Holders of shares of Spirit common stock will receive cash in lieu of fractional shares. The Exchange Ratio of 0.762 is fixed and will not be adjusted to reflect stock price changes prior to the Closing.
In connection with the Merger, upon the terms and subject to the conditions of the Merger Agreement, each share of Spirit Series A preferred stock issued and outstanding immediately prior to the Effective Time will be converted into one newly issued share of Realty Income Series A preferred stock, with the terms thereof materially unchanged. The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption and other rights and restrictions of the Realty Income Series A preferred stock will be set forth in the Realty Income Series A articles supplementary, the form of which is included as Exhibit A to the Merger Agreement, which is attached to this proxy statement/prospectus as Annex A. For more information, see “— Exchange of Shares in the Merger.”
Treatment of Outstanding Spirit Equity Awards in the Merger
Spirit Restricted Stock Awards
The Merger Agreement provides that, at the Effective Time, each Spirit restricted stock award that is outstanding as of immediately prior to the Effective Time, will be canceled and automatically converted into the right to receive (i) a number of shares of Realty Income common stock (rounded down to the nearest whole number) equal to the product obtained by multiplying the number of shares of Spirit common stock subject to such Spirit restricted stock award by the Exchange Ratio, and (ii) cash consideration in respect of the fractional share of Realty Income common stock to which the holder would otherwise have been entitled.
Spirit Performance Share Awards
The Merger Agreement provides that, at the Effective Time, each Spirit performance share award that is outstanding as of immediately prior to the Effective Time (whether vested or unvested), will be canceled and automatically converted into the right to receive (i) a number of shares of Realty Income common stock (rounded down to the nearest whole number) equal to the product obtained by multiplying the number of shares of Spirit common stock subject to such Spirit performance share award determined based on, to the extent the Effective Time is prior to the end of the applicable performance period, the greater of target level of achievement of the applicable performance goals and actual level of achievement of the applicable performance goals as of immediately prior to the Effective Time, and otherwise actual level of achievement of the applicable performance goals as of the end of the applicable performance period, in each case, as determined in accordance with the terms of the applicable award agreement, in good faith by the board of directors of Spirit, by the Exchange Ratio, (ii) cash consideration in respect of the fractional share of Realty Income common stock to which the holder would otherwise have been entitled, and (iii) the amount of any accrued and unpaid cash dividend equivalents corresponding to each such Spirit performance share award.
Closing; Effective Time of the Merger
Unless the parties otherwise agree, upon the terms and subject to the conditions of the Merger Agreement, the closing of the Merger will take place on the date that is the second business day after the satisfaction or waiver of the conditions set forth in the Merger Agreement (other than those conditions that, by their terms, are to be satisfied on the closing date, but subject to the satisfaction or waiver of those conditions at the time of closing of the Merger).
Unless the parties otherwise agree, pursuant to the Merger Agreement, and upon the terms and subject to the conditions of the Merger Agreement, the Merger will become effective at the date and time when the articles of merger for the Merger (the “Articles of Merger”) have been accepted for record by the State Department of Assessments and Taxation of the State of Maryland, with such date and time specified in the Articles of Merger, or on such other date and time (not to exceed thirty (30) days from the date the Articles of Merger are accepted for record) as may be agreed to by Spirit and Realty Income and specified in the Articles of Merger.
Charter and Bylaws
Pursuant to the Merger Agreement, and upon the terms and subject to the conditions of the Merger Agreement, the charter of Merger Sub as in effect immediately prior to the Effective Time will be the charter of the surviving corporation following the Merger until thereafter amended in accordance with applicable law.

Pursuant to the Merger Agreement, and on the terms and subject to the conditions of the Merger Agreement, the bylaws of Merger Sub as in effect immediately prior to the Effective Time will be the bylaws of the surviving corporation following the Merger until thereafter amended in accordance with applicable law.
Prior to the Effective Time, Realty Income will supplement, effective no later than the Effective Time, its charter to include the Realty Income Series A articles supplementary. At the Effective Time, the charter of Realty Income, as so supplemented, will be the Realty Income Articles.
Directors and Management
Pursuant to the Merger Agreement, upon the terms and subject to the conditions of the Merger Agreement, the parties have agreed that, until successors are duly elected or appointed and qualified in accordance with applicable law, the directors and officers of Merger Sub immediately prior to the Effective Time will be the directors and officers of the surviving corporation.
Exchange of Shares in the Merger
At or prior to the Effective Time, upon the terms and subject to the conditions of the Merger Agreement, Realty Income will appoint the exchange agent to handle the exchange of certificates or book-entry securities formerly representing Spirit common stock and Spirit Series A preferred stock (“Spirit Certificates”) for shares of Realty Income common stock and Realty Income Series A preferred stock, respectively, or other Merger consideration as applicable. After the Merger is completed, upon the terms and subject to the conditions of the Merger Agreement, if a stockholder held Spirit Certificates immediately prior to the Effective Time, the exchange agent will send them a letter of transmittal and instructions for exchanging their Spirit Certificates for shares of Realty Income common stock or Realty Income Series A preferred stock or other Merger consideration as applicable. Upon surrender of the certificates for cancellation along with the executed letter of transmittal and other required documents described in the instructions, a holder of one share of Spirit common stock will receive the Merger consideration of 0.762 newly issued shares of Realty Income common stock, and a holder of one share of Spirit Series A preferred stock will receive the Merger consideration of one newly issued share of Realty Income Series A preferred stock, and will have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption and other rights and restrictions as set forth in the Realty Income Series A articles supplementary.
Holders of shares of Spirit common stock and Spirit Series A preferred stock in book-entry form immediately prior to the Effective Time will not need to take any action to receive the Merger consideration of 0.762 newly issued shares of Realty Income common stock or Realty Income Series A preferred stock, respectively, or other Merger consideration as applicable.
Representations and Warranties of Realty Income and Spirit
The Merger Agreement contains representations and warranties made by each of Realty Income and Spirit to each other. These representations and warranties are subject to qualifications and limitations agreed to by Realty Income and Spirit in connection with negotiating the terms of the Merger Agreement. Some of the significant representations and warranties of both Spirit and Realty Income contained in the Merger Agreement relate to, among other things:
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organization, standing, corporate power and organizational documents;

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capital structure;

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authority relative to execution and delivery of, and performance of obligations under, the Merger Agreement;

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the absence of conflicts with, or violations of, laws, organizational documents or other obligations or contracts as a result of the Merger;

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required consents and approvals relating to the Merger;

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SEC documents, financial statements, internal controls, SEC correspondence and accounting or auditing practices;

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accuracy of information supplied or to be supplied in this proxy statement/prospectus and the registration statement of which it forms a part;

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compliance with applicable laws;

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absence of certain litigation;

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tax matters, including qualification as a REIT;

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absence of certain changes and non-existence of a material adverse effect, since December 31, 2022;

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board approval of the Merger Agreement and the transactions contemplated thereby, including the Merger;

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exemption from anti-takeover statutes;

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required stockholder approval (or lack thereof);

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ownership of or interest in, and condition of, certain real property;

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compliance with environmental laws;

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inapplicability of the Investment Company Act of 1940;

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brokers’ and finders’ fees in connection with the Merger; and

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absence of undisclosed material liabilities.

The Merger Agreement also contains representations and warranties of Spirit regarding:
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existence and validity of certain material contracts;

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benefits matters and compliance with the Employee Retirement Income Security Act of 1974 (“ERISA”);

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absence of collective bargaining agreements and other labor matters;

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confirmation that Spirit and its subsidiaries has conducted their respective businesses in the ordinary course in all material respects;

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ownership of or licenses to certain intellectual property;

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possession of certain permits, licenses and other approvals from governmental entities;

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existence of insurance policies;

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non-existence of joint ventures or partnerships; and

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receipt of opinions from each of Spirit’s financial advisors.

The Merger Agreement also contains representations and warranties of Realty Income regarding the formation and absence of other business activities, liabilities or obligations of Merger Sub.
Definition of “Material Adverse Effect”
Many of the representations of Realty Income and Spirit are qualified by a “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would have a material adverse effect). “Material adverse effect” with respect to either Realty Income or Spirit, for purposes of the Merger Agreement, means any event, development, change or occurrence that is materially adverse to the financial condition, business or results of operations of Realty Income or Spirit, as applicable, in each case including its subsidiaries, taken as a whole, except that no event, development, change or occurrence arising out of, relating to or resulting from any of the following will constitute a material adverse effect:
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changes in general business, economic or market conditions in the United States or elsewhere in the world (including changes generally in prevailing interest rates (including long-term estimates thereof), inflation, credit availability and liquidity, currency exchange rates and price levels or trading volumes in the United States or foreign securities or credit markets), to the extent such changes do not have a disproportionate effect on the financial condition, business or results of operations of Realty Income or Spirit, as applicable, in each case including its subsidiaries, taken as a whole, relative to other similarly situated companies in the commercial real estate REIT industry;
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changes generally affecting the industry or industries in which Realty Income or Spirit or any of their respective subsidiaries operate or any of the markets or geographical areas in which Realty Income or Spirit or any of their respective subsidiaries operate (including changes in the creditworthiness of tenants), to the extent such changes do not have a disproportionate effect on the financial condition, business or results of operations of Realty Income or Spirit, as applicable, in each case including its subsidiaries, taken as a whole, relative to other similarly situated companies in the commercial real estate REIT industry;

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changes or proposed changes in law or the interpretation thereof or GAAP or the interpretation thereof after the date of the Merger Agreement, to the extent such changes do not have a disproportionate effect on the financial condition, business or results of operations of Realty Income or Spirit, as applicable, in each case including its subsidiaries, taken as a whole, relative to other similarly situated companies in the commercial real estate REIT industry;

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changes in political or social conditions, including civil unrest, protests, public demonstrations, acts of war, armed hostility or terrorism (including cyber-terrorism or cyber-attacks), data breaches, riots, demonstrations, public disorders, civil disobedience, government “shutdowns” (including any potential or actual government “shutdown” in the United States, including the “shutdown” of any agencies or bodies thereof) or any escalation or any worsening thereof (including any acts of war or sanctions imposed in connection with (i) the current dispute involving the Russian Federation and Ukraine, including relating to Belarus and (ii) the current dispute involving Israel, Hamas, Lebanon, Syria, Iran, and any other state or non-state actors involved), to the extent such changes do not have a disproportionate effect on the financial condition, business or results of operations of Realty Income or Spirit, as applicable, in each case including its subsidiaries, taken as a whole, relative to other similarly situated companies in the commercial real estate REIT industry;

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earthquakes, hurricanes, tornados or other acts of God, natural disasters or calamities, to the extent such changes do not have a disproportionate effect on the financial condition, business or results of operations of Realty Income or Spirit, as applicable, in each case including its subsidiaries, taken as a whole, relative to other similarly situated companies in the commercial real estate REIT industry;

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any epidemics, pandemics or disease outbreaks (including COVID-19) or worsening thereof to the extent such changes do not have a disproportionate effect on the financial condition, business or results of operations of Realty Income or Spirit, as applicable, in each case including its subsidiaries, taken as a whole, relative to other similarly situated companies in the commercial real estate REIT industry;

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the negotiation, execution, announcement or existence of the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement (including the Merger), including the impact thereof on relationships, contractual or otherwise, of Realty Income or Spirit or any of their respective subsidiaries with tenants, customers, suppliers, lenders, partners, employees, regulators or other third parties;

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any failure by Realty Income or Spirit to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period;

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any change in the price or trading volume of shares of Realty Income common stock or Spirit common stock;

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any reduction in the credit rating of Realty Income or Spirit or their respective subsidiaries; and

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compliance with the terms of, or the taking of any action required by, the Merger Agreement (including the Merger).

Notwithstanding the above, any event, development, change or occurrence that has caused or is reasonably likely to cause Realty Income or Spirit, as applicable, to fail to qualify as a REIT for federal tax purposes will be considered a material adverse effect, unless such failure has been, or is able to be, cured on commercially reasonable terms under the applicable provisions of the Code.
Conduct of Business Pending the Merger
Under the Merger Agreement, between October 29, 2023 and the earlier of the Effective Time or the termination of the Merger Agreement, subject to certain exceptions, unless (i) expressly contemplated or permitted by the Merger Agreement, (ii) set forth in the parties’ confidential disclosure letters, (iii) required by applicable law or the applicable regulations or requirements of any stock exchange or regulatory organization, or (iv) with the prior written consent of the other party (which consent may not be unreasonably withheld, conditioned or delayed) (each of (i) through (iv), the “Interim Operating Exceptions”), each of Realty Income and Spirit and their respective subsidiaries have agreed to use commercially reasonable efforts to (A) carry on their respective businesses in the ordinary course consistent with past practice in all material respects, (B) maintain their material assets and properties in their current condition in all material respects (normal wear and tear and damage caused by casualty or by any reason outside the parties’ reasonable control excepted), (C) preserve their respective business organizations intact, and maintain their existing relations and goodwill with customers, suppliers, distributors, creditors, lessors and tenants, (D) maintain all insurance policies in all material respects and (E) maintain their REIT statuses.
In addition, between October 29, 2023 and the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms, subject to the Interim Operating Exceptions, Spirit and its subsidiaries have agreed that each such entity will not:
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enter into any new material line of business or create any new subsidiaries, other than the creation of new subsidiaries organized to conduct or continue activities otherwise permitted pursuant to the Merger Agreement;

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declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock, partnership interests, or other equity interests except (i) as described herein under “— Dividends,” (ii) for payment of any accrued dividends, dividend equivalents or other distributions pursuant to Spirit Equity Awards, (iii) for dividends by a subsidiary of Spirit to Spirit or a subsidiary of Spirit, (iv) for the declaration and payment by Spirit of dividends required pursuant to the terms of the Spirit Series A preferred stock and (v) for the declaration and payment by Spirit Partnership of distributions required pursuant to the terms of the Spirit Partnership Preferred Units;

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(i) split, combine subdivide or reclassify any of Spirit’s, or its subsidiaries’, capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (ii) repurchase, redeem or otherwise acquire, or permit any subsidiary to redeem, purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, except (i) acquisitions of shares of Spirit common stock tendered by holders of, or otherwise deliverable pursuant to, Spirit Equity Awards in order to satisfy obligations to pay the exercise price and/or tax withholding obligations with respect thereto or (B) as required by Article VI of Spirit’s Articles of Incorporation;

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issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of Spirit’s capital stock or that of a subsidiary of Spirit, any voting debt, any stock appreciation rights, stock options, restricted stock or other equity-based awards (whether discretionary, formulaic or automatic grants and whether under the Spirit Equity Plan or otherwise) or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or voting debt, or enter into any agreement with respect to any of the foregoing, except for (i) issuances of shares of Spirit common stock upon the exercise or settlement of Spirit Equity Awards or (ii) issuances by a subsidiary of its capital stock to its parent or to another wholly owned subsidiary of Spirit;

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amend or propose to amend the organizational documents of Spirit (except for ministerial amendments);

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enter into, or, except as otherwise permitted by the Merger Agreement, permit any subsidiary to enter into, a plan of consolidation, merger or reorganization with any person other than a wholly owned subsidiary of Spirit;

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acquire, whether directly or indirectly, including by purchasing, merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or by any other manner, any real property, personal property, business or corporation, partnership, association or other business organization or division thereof other than acquisitions of real property for cash (including entering into construction, development and disbursement agreements related to) (“Acquisitions”) (i) pursuant to the terms of certain letters of intent or contracts in effect as of the date of the Merger Agreement, copies of which have been provided to Realty Income prior to the date of the Merger Agreement, in each case, that would not reasonably be expected to materially delay, impede or affect the consummation of the transactions contemplated by the Merger Agreement in the manner contemplated thereby and would not create a non de minimis Change of Control Cost and provided that, in each case, Spirit provides Realty Income with weekly updates of its acquisition pipeline report and reasonably consults with Realty Income regarding such Acquisition; provided, however, that the foregoing will not prohibit (A) internal reorganizations or consolidations involving existing subsidiaries that would not delay the consummation of the Merger, or (B) the creation of new subsidiaries organized to conduct or continue activities otherwise permitted by the Merger Agreement;

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sell, assign, encumber or otherwise dispose of any real property, or any of its other, material assets (including capital stock of its subsidiaries and indebtedness of others held by Spirit and its subsidiaries) other than (i) internal reorganizations or consolidations involving existing subsidiaries that would not delay the consummation of the Merger or (ii) the dispositions set forth in Spirit’s confidential disclosure letter;

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incur, create or assume, refinance, replace or prepay any indebtedness (or modify any of the material terms of any outstanding indebtedness), guarantee any indebtedness of any person or issue or sell any warrants or rights to acquire any indebtedness of Spirit or any of its subsidiaries, other than (i) indebtedness of any wholly owned subsidiary of Spirit to Spirit or to another wholly owned subsidiary of Spirit, (ii) indebtedness of any subsidiary of Spirit to or among one of its wholly owned subsidiaries, (iii) as required in connection with Spirit’s borrowing of an additional $200.0 million under Spirit’s existing term loan facility and (iv) borrowings under Spirit’s existing revolving credit facility;

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except as disclosed in any document Spirit filed with the SEC prior to the date of the Merger Agreement since December 31, 2020, (i) fail to maintain all financial books and records in all material respects in accordance with GAAP or (ii) change its methods of accounting in effect as of December 31, 2022, except as required by changes in GAAP (or any interpretation thereof) or in applicable law, the SEC or the Financial Accounting Standards Board or any similar organization;

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adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization;

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terminate, cancel, renew or request or agree to any material amendment or material modification to, material change in, or material waiver under or assignment of, any of certain specified types of material contracts, or enter into or materially amend any contract that, if existing on the date of the Merger Agreement, would be considered a material contract, or enter into any contract that would create a Change of Control Cost (as defined below), or amend or modify any existing contract so as to create a Change of Control Cost other than any termination, modification or renewal in accordance with the terms of any existing material contracts (other than any leases) that occurs automatically without any action by Spirit, or any of its subsidiaries (provided, that, no such actions may cause a contract to include a change of control or similar provision that would require a material payment to or would give rise to any material rights (including termination rights) of the other party or parties thereto as a result of the consummation of the Merger or that would reasonably be expected to require a material payment to or would give rise to any material rights (including termination rights) of the other party or parties if a change of control of Realty Income were to occur immediately following consummation of the Merger (a “Change of Control Cost”));

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waive the excess share provisions of, or otherwise grant or increase an exception to or waiver of any ownership limits set forth in, the organizational documents of Spirit or any of its subsidiaries for any person;

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take or fail to take any action, which would reasonably be expected to cause Spirit to fail to qualify as a REIT or any of its subsidiaries to cease to be treated as a partnership or disregarded entity for federal income tax purposes or as a qualified REIT subsidiary, a taxable REIT subsidiary or a REIT under the Code;

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make or commit to make any capital expenditures in excess of the applicable category set forth in the capital expenditure budget set forth in Spirit’s confidential disclosure letter (with respect to budgeted amounts for the fiscal year ended December 31, 2023, less any capital expenditures incurred by Spirit or its subsidiaries from January 1, 2023 to the date of the Merger Agreement);

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take any action, or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” under the Code;

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enter into any Tax Protection Agreement (as defined in the Merger Agreement), make, change or rescind any material tax election or change a material method of tax accounting, amend any material tax return, settle or compromise any material federal, state, local or foreign income tax liability, audit, claim or assessment for an amount materially in excess of amounts reserved therefor on the financial statements of Spirit, enter into any material closing agreement related to taxes, or knowingly surrender any right to claim any material tax refund, except in each case, (i) as required by law or (ii) provided Spirit provides notice to Realty Income before taking such action, as necessary (A) to preserve the status of Spirit as a REIT under the Code, or (B) to qualify or preserve the status of any subsidiary of Spirit as a partnership or disregarded entity for federal income tax purposes or as a qualified REIT subsidiary, a taxable REIT subsidiary or a REIT under the Code;

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other than with respect to claims of or receivables owed to Spirit or its subsidiaries which arise in the ordinary course of business, waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that (i) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) (A) equal to or lesser than the amounts specifically reserved with respect to the most recent balance sheet of Spirit and its consolidated subsidiaries filed with the SEC prior to October 29, 2023 or (B) that do not exceed $2,000,000 individually or $5,000,000 in the aggregate, (ii) do not involve the imposition of injunctive relief against Spirit or any of its subsidiaries or, after the closing of the Merger, Realty Income and (iii) do not provide for any admission of material liability by Spirit or any of its subsidiaries, excluding any matter relating to taxes;

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except as required by the terms of any benefit plan as in effect on the date of the Merger Agreement, (i) increase the compensation, bonus or pension, welfare, severance or other benefits payable or provided to, or pay any bonus to, or grant any new cash- or equity-based awards (including Spirit Equity Awards) or long-term cash awards to, any current or former directors, employees or other service providers (except for increases in base salary or hourly wage rate to an employee below the vice president level in the ordinary course of business consistent with past practice not to exceed 3% of such employee’s base salary or hourly wage rate), (ii) grant or provide any change of control, severance or retention payments or benefits to any current or former director, employee or other service provider, (iii) establish, adopt, enter into or amend any benefit plan or any other plan, policy, program, agreement or arrangement that would be considered a benefit plan, if in effect on the date of the Merger Agreement (other than immaterial amendments that do not result in an increase in cost to the Company or its affiliates of maintaining such benefit plan or other plan, trust, fund, policy or arrangement that would be a benefit plan if in effect as of the date of the Merger Agreement), (iv) enter into or amend any collective bargaining agreement or similar agreement, (v) hire any new employee other than employees below the vice president level hired to replace employees who terminate employment following the date of the Merger Agreement, (vi) promote or terminate the employment (other than for cause) of any employee at the vice president level or above (in the case of promotion, whether before or after such promotion) or (vii) take any action to accelerate the vesting or payment, or fund or in any way secure the payment, of compensation or benefits under any benefit plan or other plan, trust, fund, policy or arrangement that would be a benefit plan if in effect on the date of the Merger Agreement;

•
enter into, renew, terminate, or amend, waive, release or compromise in any material respects or assign any material rights or claims under or, enter into any rent abatement or rent deferral arrangements with respect to, any Spirit lease (or any lease for real property that, if existing as of the date of the Merger Agreement, would be a Spirit lease) except for (i) automatic renewals, automatic expirations or third-party terminations of Spirit leases in accordance with their terms over which Spirit does not have discretionary authority, or (ii) entering into any new lease pursuant to the terms of an existing letter of intent or contract in effect as of the date of the Merger Agreement, listed on Spirit’s confidential disclosure letter, copies of which have been provided to Realty Income prior to the date of the Merger Agreement; provided that (A) no such new lease will contain any non de minimis Change of Control Costs, (B) Spirit provides Realty Income with weekly updates of its leasing activities and (C) Spirit reasonably consults with Realty Income regarding its leasing activity;

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form any new funds, non-traded REITs, joint ventures or other pooled investment vehicles, or similar investment structure;

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amend or modify the compensation terms or any other material obligations of Spirit contained in the engagement letters with J.P. Morgan or Morgan Stanley in a manner adverse to Spirit or any of Spirit’s subsidiaries or engage other financial advisers in connection with the transactions contemplated by the Merger Agreement; provided, however, that Spirit will not be restricted from obtaining a new fairness opinion from each of J.P. Morgan or Morgan Stanley in connection with any Superior Proposal (as defined below) or amendment thereto;

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effect any deed in lieu of foreclosure, or sell, lease, assign, encumber or transfer to a lender any property securing indebtedness owed to such lender; or

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agree to, or make any commitment to, take or authorize any of the foregoing actions.

In addition, between October 29, 2023 and the earlier of the Effective Time or the termination of the Merger Agreement, subject to the Interim Operating Exceptions, Realty Income has agreed that it and its subsidiaries will not:
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(i) split, combine, subdivide or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (ii) repurchase, redeem or otherwise acquire or permit any subsidiary to redeem, purchase or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than (A) repurchases, redemptions or exchanges of partnership units of Realty Income, L.P. for Realty Income common stock required pursuant to Realty Income’s partnership agreement, or (B) acquisitions of shares of Realty Income common stock tendered by holders of, or otherwise deliverable pursuant to, Realty Income’s equity awards in order to satisfy obligations to pay the exercise price and/or tax withholding obligations with respect thereto;

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amend or propose to amend the organizational documents of Realty Income or Merger Sub (except for immaterial or ministerial amendments);

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except as disclosed in any document Realty Income filed with the SEC prior to the date of the Merger Agreement, (i) fail to maintain all financial books and records in all material respects in accordance with GAAP or (ii) change its methods of accounting in effect as of December 31, 2022, except as required by changes in GAAP (or any interpretation thereof) or in applicable law, the SEC or the Financial Accounting Standards Board or any similar organization;

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adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization; provided, however, that the foregoing will not prohibit internal reorganizations or consolidations involving Realty Income’s existing wholly owned subsidiaries that would not reasonably be expected to prevent or materially impede, hinder or delay the consummation of the transactions contemplated by the Merger Agreement;

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waive the excess share provisions of, or otherwise grant or increase an exception to or waiver of any ownership limits set forth in, their organizational documents;

•
take or fail to take any action which would reasonably be expected to cause Realty Income to fail to qualify as a REIT;

•
take any action, or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” under the Code; or

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agree to, or make any commitment to, take or authorize any of the foregoing actions.

Financing
Pursuant to the Merger Agreement, upon the terms and subject to the conditions of the Merger Agreement, Spirit will use reasonable best efforts to, and will cause its subsidiaries and each of its and its subsidiaries’ respective officers and employees to use reasonable best efforts to, provide all reasonably requested cooperation, at Realty Income’s sole expense, that is necessary in connection with (i) one or more equity or debt offerings of Realty Income, that Realty Income and its subsidiaries may pursue prior to the Effective Time and (ii) the assumption, restatement or refinancing of Spirit’s term loan credit agreements by Realty Income and its subsidiaries, including, without limitation, using reasonable best efforts to take certain agreed actions that are customary in connection with the applicable financing.
The Merger Agreement also provides that from the period beginning October 29, 2023 and the earlier to occur of the Effective Time and the date, if any, on which the Merger Agreement is terminated pursuant to its terms, Realty Income or one of its subsidiaries may (i) commence any of the following: (A) one or more offers to purchase any or all of the outstanding debt issued under that certain indenture to which Spirit Partnership is party (the “Spirit Notes Indenture”) for cash; or (B) one or more offers to exchange any or all of the outstanding debt issued under the Spirit Notes Indenture for securities issued by Realty Income or any of its affiliates, and (ii) solicit the consent of the holders of debt issued under the Spirit Notes Indenture regarding certain proposed amendments thereto subject to the terms of the Merger Agreement; provided that the closing of any such transactions will not be consummated until the Effective Time. During such period, Spirit will and will cause its subsidiaries to, and will cause their respective representatives to, provide all cooperation reasonably requested by Realty Income to assist Realty Income in connection with any of the transactions described in this paragraph.
The Merger Agreement also provides that Realty Income will, promptly, upon request by Spirit, reimburse Spirit and its subsidiaries for certain reasonable and documented costs and expenses incurred in connection with the cooperation described in the preceding two paragraphs and, subject to certain exceptions, indemnify and hold harmless Spirit, its subsidiaries and their respective representatives from losses suffered or incurred by them in connection with any such financing, any information utilized in connection therewith or any action taken by Spirit or any of its subsidiaries pursuant to the preceding two paragraphs, in each case, whether or not the Merger is consummated or the Merger Agreement is terminated; provided, that this indemnity will not apply with respect to any losses resulting from gross negligence or willful misconduct by Spirit or its subsidiaries or representatives or a willful breach of Spirit or any of its subsidiaries under the Merger Agreement.
The Merger Agreement also provides that, upon the request of Realty Income, Spirit will use reasonable best efforts to, and cause its subsidiaries and their respective officers and employees to, facilitate the payoff and termination of its existing credit facility, and, if any loans are outstanding under either of Spirit’s term loan credit agreements immediately prior to Closing, to obtain customary payoff letters in connection therewith.
The parties’ obligation to consummate the Merger and the transactions contemplated by the Merger Agreement are not contingent upon the completion of any financing, and any breach, other than a willful breach, by Spirit of any of the obligations described in this section will not be considered in determining whether the condition that Spirit perform in all material respects all obligations it is required to perform under the Merger Agreement is satisfied.
Employee Matters
For a period of one year following the Effective Time (or, if earlier, the date of the applicable employee’s termination of employment), Realty Income will provide, or will cause to be provided, to each employee of

Spirit and its subsidiaries immediately prior to the Effective Time who continues employment with Realty Income or its subsidiaries following the Effective Time (the “Spirit Continuing Employees”), (i) base compensation that is no less favorable than that provided to such Spirit Continuing Employee immediately prior to the Effective Time and (ii) health and welfare benefits (excluding defined benefit pension plans, post-retirement medical and welfare plans, equity and equity-based incentives, severance, retention, change in control and similar plans, policies and agreement) that are substantially comparable in the aggregate to those provided to either a similarly situated employee of Realty Income or its subsidiaries or to such Continuing Employee immediately prior to the Effective Time, as elected by Realty Income, and the Spirit Continuing Employees may commence participation in the benefit plans maintained by Realty Income and its subsidiaries at such times as are determined by Realty Income.
For purposes of any benefit plans maintained by Realty Income and its subsidiaries that will provide benefits to any Spirit Continuing Employees after the Effective Time, Realty Income will, or will cause its applicable subsidiary to, (i) use commercially reasonable efforts to waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Spirit Continuing Employees and their eligible dependents, except, with respect to pre-existing conditions or exclusions, to the extent such pre-existing conditions or exclusions would apply under the analogous Spirit benefit plan; (ii) use commercially reasonable efforts to provide each Spirit Continuing Employee and his or her eligible dependents with credit for any co-payments and deductibles paid during the portion of the plan year of the corresponding Spirit benefit plan ending on the date such Spirit Continuing Employee’s participation in the Realty Income benefit plan begins (to the same extent that such credit was given under the analogous Spirit benefit plan prior to the date that the Spirit Continuing Employee first participates in the Realty Income benefit plan) in satisfying any applicable deductible or out-of-pocket requirements; and (iii) recognize all service of the Spirit Continuing Employees with Spirit and its subsidiaries (and any predecessors or affiliates thereof) for all purposes to the same extent such service was taken into account under the analogous Spirit benefit plan prior to the date that the Spirit Continuing Employee first participates in the Realty Income benefit plan. For purposes of clause (iii), such recognition of service will not apply to (x) the extent it would result in the duplication of benefits or (y) for any purpose with respect to any defined benefit pension plan, postretirement welfare plan or any Realty Income benefit plan under which similarly situated employees of Realty Income and its subsidiaries do not receive credit for prior service or that is grandfathered or frozen, either with respect to level of benefits or participation.
If the parties agree not less than ten business days before the Effective Time, Spirit will terminate any Spirit employee benefit plans that are tax-qualified defined contribution plans, effective as of the day prior to the Effective Time. If any such Spirit plan is terminated prior to the Effective Time, Realty Income will cause the Continuing Employees who participated in such Spirit plan as of the day prior to the Effective Time to be eligible to participate in a tax-qualified defined contribution plan of Realty Income as of the Effective Time and will use commercially reasonable efforts to cause such plan to accept eligible rollover distributions, from such participants who are then actively employed by Realty Income or its subsidiaries and who so elect.
From and after the date of the Merger Agreement until the Effective Time, any written communications to employee of Spirit regarding the terms and conditions of their employment (including compensation and benefits) following the Closing shall be subject to prior review and approval by Realty Income and its outside counsel (such approval not to be unreasonably withheld, conditioned or delayed).
Dividends
The Merger Agreement provides that between October 29, 2023 and the earlier of the Effective Time and the termination of the Merger Agreement, neither Realty Income nor Spirit may make, declare or set aside any dividend or other distribution to its respective stockholders without the prior written consent of Realty Income (in the case of Spirit) or Spirit (in the case of Realty Income), except that such written consent will not be required for the declaration and payment of regular quarterly cash distributions by Spirit or monthly (in the case of Realty Income) cash dividends in accordance with past practice at a rate not in excess of the regular cash dividend most recently declared prior to the date of the Merger Agreement with respect to each of the shares of Spirit common stock, subject to customary increases in accordance with past practices, shares of Spirit Series A preferred stock and shares of Realty Income common stock, respectively.

Realty Income and Spirit have agreed to coordinate their regular dividends for their common stockholders so that, if one party’s common stockholders receives any dividend for a particular period prior to the closing of the Merger, the other party’s common stockholders will also receive a dividend for a comparable period. Realty Income and Spirit have also agreed that one party, with notice to the other, can declare or pay the minimum dividend that may be required in order for such party to qualify as a REIT and to avoid to the extent reasonably possible the incurrence of income or excise tax, with the record date and payment date to be the close of business on the last business day prior to the date of Closing. If one party declares a REIT dividend, the other party can declare a dividend per share in the same amount, as adjusted by the Exchange Ratio.
Spirit may also declare and pay dividends as required pursuant to the terms of the Spirit Series A preferred stock.
Other Covenants and Agreements
The Merger Agreement contains certain other covenants and agreements, including covenants related to:
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cooperation between Realty Income and Spirit in the preparation of this proxy statement/prospectus;

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Spirit’s agreement to (i) afford the representatives of Realty Income access to Spirit’s books, contracts and records during normal business hours and (ii) provide the Realty Income, upon reasonable request, with copies of certain information;

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each party’s agreement to maintain the confidentiality of certain nonpublic information provided by the other party;

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each party’s agreement to use its reasonable best efforts to take all actions reasonably appropriate to consummate the Merger;

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each party’s agreement to use its reasonable best efforts to cooperate to obtain all governmental consents, clearances, approvals, waiting period expirations or terminations, permits or authorizations required to complete the Merger;

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each party’s agreement to (i) cooperate in all respects in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) promptly notify the other party of any communication concerning the Merger Agreement or the transactions contemplated thereby from or with any governmental entity and consider in good faith the view of the other party and keep the other party reasonably informed of the status of matters related to the transactions contemplated by the Merger Agreement, including furnishing the other with any written notices or other communications received by or given to any governmental entity and of any communications received or given in connection with any proceeding by a private party; (iii) permit the other party to review and comment on drafts of any proposed communication to any governmental entity; (iv) consult with the other party in advance of any meeting with any governmental entity or in connection with a proceeding by a private party; and (v) use reasonable best efforts to resolve objections, as may be asserted under any laws, including defending any lawsuits or other legal proceedings, challenging the Merger Agreement or the consummation of the transactions contemplated thereby;

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Realty Income’s agreement to use its reasonable best efforts to cause the shares of Realty Income common stock to be issued in, or reserved for issuance in connection with, the Merger and the shares of Realty Income Series A preferred stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the consummation of the Merger;

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Consultation of Spirit by Realty Income in connection with press releases and other public statements with respect to the Merger;

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Spirit’s agreement to not issue any press release or any other public statement or disclosure regarding Realty Income, Realty Income’s business financial condition or results of operations without Realty Income’s consent; and

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the use by Realty Income and Spirit of reasonable best efforts to cause the Merger to qualify as a “reorganization” under the Code.

Conditions to Completion of the Merger
The obligations of Realty Income and Spirit to complete the Merger are subject to certain conditions being satisfied or, where legally permissible, waived. These conditions include, among others:
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approval by Spirit’s stockholders of the Merger Proposal;

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the effectiveness of the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, to be filed with the SEC by Realty Income in connection with the transactions contemplated by the Merger Agreement (and the absence of any stop order or proceedings seeking a stop order with respect to such registration statement);

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approval for listing on the NYSE of the shares of Realty Income common stock to be issued in the Merger;

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the absence of any temporary restraining order, preliminary or permanent injunction or other order issued by any court or other legal restraint or prohibition that prohibits the Merger; and

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the absence of any action taken or statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger by any governmental entity which makes the consummation of the Merger illegal.

In addition, the obligation of Spirit to effect the Merger is subject to the satisfaction or waiver of the following additional conditions:
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the representations and warranties of Realty Income set forth in the Merger Agreement with respect to its organization, standing and power, capital structure (other than representations with respect to share count), authority, board approval, required vote, status as an investment company, brokers and finders and opinion of Realty Income’s financial advisor being true and correct in all material respects as of October 29, 2023 and the Closing Date (except to the extent made as of an earlier date, in which case as of such earlier date);

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the representations and warranties of Realty Income set forth in the Merger Agreement with respect to its share count will be true and correct in all but de minimis respects as of October 29, 2023;

•
the representations and warranties of Realty Income set forth in the Merger Agreement with respect to the absence of a continuing material adverse effect on Realty Income will be true and correct in all respects as of October 29, 2023 and the Closing Date (except to the extent made as of an earlier date, in which case as of such earlier date);

•
the representations and warranties of Realty Income set forth in the Merger Agreement with respect to all other matters being true and correct as of October 29, 2023 and the Closing Date (except to the extent made as of an earlier date, in which case as of such earlier date), except for the failure to be true and correct (without giving effect to any limitations as to materiality or a material adverse effect) as has not had, and would not reasonably be expected to have, a material adverse effect;

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each of Realty Income and Merger Sub having performed, in all material respects, all obligations required to be performed by them under the Merger Agreement at or prior to the Closing Date;

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the absence of any event, development, change or occurrence that has had or reasonably be expected to have had, individually or in the aggregate, a material adverse effect on Realty Income that is continuing, since October 29, 2023;

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the receipt of an officers’ certificate signed by the chief executive officer and chief financial officer of Realty Income, certifying that the six immediately preceding conditions have been satisfied;

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the receipt of an opinion of Wachtell, Lipton, Rosen & Katz (or another nationally recognized tax counsel reasonably acceptable to Realty Income and Spirit) to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and

•
the receipt of an opinion from Latham & Watkins LLP (or another nationally recognized REIT counsel reasonably acceptable to Realty Income and Spirit) that, commencing with Realty Income’s taxable year ended December 31, 2016, Realty Income has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its proposed method of operation will enable Realty Income to continue to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year that includes the Effective Time and future taxable years.
The obligation of Realty Income to effect the Merger is subject to the satisfaction or waiver of the following additional conditions:
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the representations and warranties of Spirit set forth in the Merger Agreement with respect to its organization, standing and power, capital structure (other than representations with respect to share count), authority, board approval, required vote, status as an investment company, brokers and finders and opinion of Spirit’s financial advisor being true and correct in all material respects as of October 29, 2023 and the Closing Date (except to the extent made as of an earlier date, in which case as of such earlier date);

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the representations and warranties of Spirit set forth in the Merger Agreement with respect to its share count being true and correct in all but de minimis respects as of October 29, 2023;

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the representations and warranties of Spirit set forth in the Merger Agreement with respect to the absence of a continuing material adverse effect on Spirit were true and correct in all respects as of October 29, 2023;

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the representations and warranties of Spirit set forth in the Merger Agreement with respect to all other matters being true and correct as of October 29, 2023 and the Closing Date (except to the extent made as of an earlier date, in which case as of such earlier date), except for the failure to be true and correct (without giving effect to any limitations as to materiality or a material adverse effect) as has not had, and would not reasonably be expected to have, a material adverse effect;

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Spirit having performed, in all material respects, all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date;

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the absence of any event, development, change or occurrence that has had or reasonably be expected to have had, individually or in the aggregate, a material adverse effect on Spirit that is continuing, since October 29, 2023;

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the receipt of an officers’ certificate signed by the chief executive officer and chief financial officer of Spirit, certifying that the six immediately preceding conditions have been satisfied;

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the receipt of an opinion of Latham & Watkins LLP (or another nationally recognized tax counsel reasonably acceptable to Realty Income and Spirit) to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and

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the receipt of an opinion from Latham & Watkins LLP (or another nationally recognized REIT counsel reasonably acceptable to Realty Income and Spirit) that, commencing with Spirit’s taxable year ended December 31, 2016 and through the Effective Time, Spirit has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code.

No Solicitation
Spirit has agreed that neither it nor any of its subsidiaries, nor any of its or their respective officers and directors, will, and Spirit will instruct and use its reasonable best efforts to cause its and its subsidiaries’ representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or facilitate any inquiries or the making of an Acquisition Proposal (as defined in the Merger Agreement), (ii) participate in any discussions with or provide any confidential information or data to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, (iii) approve or execute or enter into any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or (iv) propose or agree to do any of the foregoing. However, prior to obtaining its stockholder approval, the Spirit board of directors may engage in discussions or negotiations and provide non-public information or data to a third party which has made an unsolicited bona fide written Acquisition Proposal to Spirit and which the Spirit board of directors concludes in good faith, after consultation with outside legal counsel and financial advisors, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal (as defined in the Merger Agreement), if and only to the extent that the Spirit board of directors determines in good faith, after consultation with outside legal counsel that the failure to do so would reasonably be expected to lead to a breach of their duties to Spirit.
For purposes of the Merger Agreement, an “Acquisition Proposal” means any inquiry, proposal indication of interest or offer from any person or group relating to (i) a merger, consolidation, share exchange or similar business combination transaction involving Spirit or any of its subsidiaries that would result in any person beneficially owning more than 20% of the outstanding voting securities of Spirit, any successor thereto or parent company thereof, (ii) any sale, lease, exchange or license, transfer or other disposition, directly or indirectly (including by way of merger, consolidation, recapitalization, sale of equity interests, share exchange, joint venture or any similar transaction), of any of Spirit’s or its subsidiaries’ assets (including stock or other ownership interests of its subsidiaries) representing more than 20% of the consolidated assets of Spirit and its subsidiaries (as determined on a fair market value basis), (iii) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange, joint venture or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing more than 20% of the outstanding voting securities of Spirit or any successor thereto or parent company thereof or (iv) any tender offer or exchange offer that, if consummated, would result in any person or acquiring beneficial ownership, of more than 20% of the outstanding voting securities of Spirit or any successor thereto or parent company thereof (other than the Merger).
Additionally, for purposes of the Merger Agreement, a “Superior Proposal” means a bona fide written Acquisition Proposal that the Spirit board of directors concludes in good faith, after consultation with its financial advisors and outside legal counsel, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions, conditions to consummation and certainty and speed of Closing), (i) is more favorable to the stockholders of Spirit than the transactions contemplated by the Merger Agreement, and (ii) is reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed; provided that, for purposes of this definition of “Superior Proposal,” the term Acquisition Proposal will have the meaning as assigned above, except that the reference to “20%” in the definition of “Acquisition Proposal” will be deemed to be a reference to “75%.”
Pursuant to the Merger Agreement, upon the terms and subject to the conditions of the Merger Agreement, Spirit has agreed to notify Realty Income within 24 hours after receipt of an Acquisition Proposal, any request for nonpublic information or data relating to Spirit or its subsidiaries from any person that informs Spirit or its subsidiaries that it is considering making or has made an Acquisition Proposal, or any inquiry from any person seeking to discuss or negotiate a possible Acquisition Proposal, or if Spirit enters into discussions or negotiations concerning any Acquisition Proposal or provides nonpublic information or data to any person in connection with an Acquisition Proposal. Spirit has agreed to keep Realty Income reasonably informed of the status and terms of any such proposals, offers, discussions or negotiations on a reasonably current basis, including by providing a copy of all material documentation or written correspondence relating thereto. Spirit may contact a person submitting an Acquisition Proposal to clarify and understand the terms of the Acquisition Proposal, so as to determine whether such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal.
Spirit Stockholder Vote
Pursuant to the Merger Agreement, upon the terms and subject to the conditions of the Merger Agreement, Spirit has agreed to take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable following the effective date of the registration statement of which this proxy statement/prospectus forms a part for the purpose of obtaining Spirit’s stockholder approval of the Merger Proposal. Unless a permitted change in recommendation has occurred as described below, the Spirit board of directors has agreed to use its reasonable best efforts to obtain such stockholder approval, which includes issuing a recommendation to its stockholders to approve the Merger Proposal.

Spirit has further agreed that unless the Merger Agreement is terminated pursuant to the terms of the Merger Agreement, Spirit’s obligations to hold its stockholder meeting will not be affected by the commencement, public proposal, public disclosure or communication to Spirit of any Acquisition Proposal or by a permitted change in recommendation.
Permitted Change in Recommendation
Pursuant to the Merger Agreement, upon the terms and subject to the conditions of the Merger Agreement, the Spirit board of directors and committees of the Spirit board of directors have agreed they will not (i) withhold, withdraw, modify or qualify in any manner adverse to the other party, or propose publicly to do so, its approval, recommendation or declaration of advisability with respect to the Merger Agreement or the transactions contemplated thereby (the “Spirit Board Recommendation”), (ii) fail to include the Spirit Board Recommendation in this proxy statement/prospectus, (iii) make or publicly propose to make any recommendation in connection with a tender offer or exchange offer commenced by a third party other than a recommendation against such offer or a customary “stop, look and listen” communication or (iv) in the event an Acquisition Proposal has been publicly announced or publicly disclosed, fail to publicly reaffirm the Spirit Board Recommendation within five business days of Realty Income’s request that Spirit do so (any of the foregoing clauses (i), (ii), (iii) or this clause (iv), we refer to as a “change in recommendation”). Nevertheless, the Spirit board of directors may make a change in recommendation in the following circumstances:
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if the Spirit board of directors has concluded in good faith after consultation with outside legal counsel and financial advisors that an unsolicited bona fide written Acquisition Proposal that it has received from a third party and has not been withdrawn and which did not result from any material violation of Spirit’s nonsolicitation covenant constitutes a Superior Proposal, and that the failure to make such change in recommendation would reasonably be expected to result in a breach of its duties to the stockholders of Spirit; or

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if a material development or material change in circumstances, which does not relate to an Acquisition Proposal and was neither known to nor reasonably foreseeable by the board of directors as of October 29, 2023 (subject to certain exceptions as described in the Merger Agreement), has occurred on or after such date, and the Spirit board of directors has reasonably determined in good faith after consultation with outside legal counsel that the failure to make such a change in recommendation would reasonably be expected to result in a breach of its duties to Spirit’s stockholders.

Prior to making any change in recommendation, upon the terms and subject to the conditions of the Merger Agreement, the Spirit board of directors must give four business days’ notice of its intention to do so to Realty Income, which notice must contain certain information relating to the Superior Proposal, development or change in circumstances leading to the proposed change in recommendation, and must engage in good faith discussions with Realty Income regarding any adjustments or modifications to the terms of the Merger Agreement proposed by Spirit. Following such four business day period and prior to making any change in recommendation, Spirit must again reasonably determine in good faith (after consultation with outside legal counsel, and taking into account any adjustment or modification of the terms of the Merger Agreement proposed by the other party) that failure to do so would reasonably be expected to result in a breach of its duties to Spirit stockholders.
In addition, subject to compliance with the foregoing terms, Spirit may terminate the Merger Agreement in order to enter into an acquisition agreement with respect to a Superior Proposal.
Fees and Expenses
Other than as provided below, all costs and expenses incurred in connection with the Merger and the transactions contemplated by the Merger Agreement will be paid by the party incurring those expenses, whether or not the Merger is completed; except that (i) if the Merger is completed, the surviving corporation will pay all transfer taxes imposed in connection with the Merger and (ii) each party will share equally the expenses incurred in connection with filing, printing and mailing this proxy statement/prospectus and all required filings in connection with antitrust or merger control matters related to the transactions contemplated by the Merger Agreement.

Termination of the Merger Agreement
Termination.   The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the receipt of approval of the Merger by the stockholders of Spirit, under the following circumstances:
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by mutual written consent of Realty Income and Spirit;

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by either Realty Income or Spirit:

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if the required approval of stockholders of Spirit have not been obtained upon a vote thereon at the Spirit special meeting or any adjournment or postponement thereof, provided that such right to terminate will not be available to Spirit where a failure to obtain the requisite vote of the stockholders of Spirit was primarily caused by a material breach of its obligations under the Merger Agreement;

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if any governmental entity of competent jurisdiction issues a final and nonappealable order, decree or ruling or takes any other action that permanently enjoins or otherwise prohibits the Merger, and such order, decree, ruling or other action has become final and non-appealable, provided that such right to terminate will not be available to any party whose failure to comply with any provision of the Merger Agreement has been the primary cause of, or resulted in, such action; or

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if the Merger is not consummated on or before July 29, 2024, provided that such right to terminate will not be available to any party whose material breach of any representation, warranty, covenant or other agreement has been the primary cause of, or resulted in, such delay.

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by Spirit:

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prior to approval of the Merger and the transactions contemplated by the Merger Agreement by the holders of Spirit common stock, to enter into an acquisition agreement with respect to a Superior Proposal (subject to compliance with the provisions of the Merger Agreement regarding nonsolicitation of acquisition proposals), provided that the Merger Agreement may not be so terminated unless the termination fee discussed below has been paid in full and the acquisition agreement has been entered into, each substantially concurrently with such termination; or

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if Realty Income or Merger Sub has breached or failed to perform its representations, warranties, covenants or agreements in the Merger Agreement in a way that prevents satisfaction of a closing condition, subject to a cure period, provided that Spirit has not itself materially breached its representations or covenants and such breach would result in the failure of the related closing condition to be satisfied.

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by Realty Income:

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if the Spirit board of directors changes its recommendation in favor of the Merger, fails to reaffirm its recommendation, or recommends a competing Acquisition Proposal (or fails to recommend against a competing proposal); or

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if Spirit has breached or failed to perform its representations, warranties, covenants or agreements in the Merger Agreement in a way that prevents satisfaction of a closing condition, subject to a cure period, provided that Realty Income has not itself materially breached its representations or covenants and such breach would result in the failure of the related closing condition to be satisfied.

Effect of Termination.   If the Merger Agreement is validly terminated, the Merger Agreement will become void and have no effect, without any liability or obligation on the part of any party, except that no party will be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of the Merger Agreement, and except that the provisions of the Merger Agreement relating to confidentiality, fees and expenses, effects of termination, termination fee, expense reimbursement, governing law, jurisdiction, waiver of jury trial and specific performance will continue in effect notwithstanding termination of the Merger Agreement.

Termination Fee and Expense Reimbursement
Spirit has agreed to pay a termination fee to Realty Income of $173.97 million in the following circumstances:
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if Spirit terminates the Merger Agreement to enter into a Superior Proposal, and such termination fee will be paid as a condition to the effectiveness of such termination of the Merger Agreement;

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if Realty Income terminates the Merger Agreement because of a change of recommendation by the Spirit board of directors, and such termination fee will be payable within three business days after such termination of the Merger Agreement;

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(i) a bona fide acquisition proposal is publicly made to Spirit and not timely withdrawn, (ii) thereafter the Merger Agreement is terminated (A) because the Merger has not been consummated by July 29, 2024 and Spirit’s stockholders have not approved the Merger Proposal or (B) due to Spirit’s breach of certain representations or covenants and (iii) within 12 months of such termination, Spirit consummates a transaction in which a third party generally acquires at least 50.1% of Spirit common stock or assets or enters into an agreement for such a transaction which is subsequently consummated, and such termination fee will be diminished by any expense reimbursement already paid to Realty Income, as provided below, and will be payable on the earlier of the date such transaction is consummated or the agreement for such a transaction is entered into.

Notwithstanding the foregoing, in certain circumstances the termination fee payable by Spirit to Realty Income will be $93.68 million if, prior to December 14, 2023 (subject to certain limited extensions), (i) Spirit terminates the Merger Agreement to enter into an agreement with respect to a Superior Proposal, or (ii) Realty Income terminates the Merger Agreement following the change of recommendation by the Spirit board of directors, in each case, with respect to a Qualified Bidder. For purposes of the Merger Agreement, a “Qualified Bidder” means a person that has made, between the signing of the Merger Agreement and November 29, 2023, an unsolicited bona fide written acquisition proposal not otherwise in breach of the non-solicitation provisions of the Merger Agreement that the Spirit board of directors during the period between October 29, 2023 and November 29, 2023, has concluded in good faith (after consultation with its outside legal counsel and its financial advisors) either constitutes or is reasonably likely to result in a Superior Proposal.
The termination fee payable by Spirit may be reduced to the extent necessary to maintain Realty Income’s qualification as a REIT under the Code.
The Merger Agreement also provides that a party must pay the other party an expense reimbursement of $25.0 million, if the Merger Agreement is terminated because such party’s stockholders fail to approve the Merger Proposal. The expense reimbursement will be set off against any termination fee if the termination fee later becomes payable. The amount payable may also be reduced to the extent necessary to maintain the recipient’s qualification as a REIT under the Code.
Alternative Structure
Notwithstanding anything to the contrary contained in the Merger Agreement, (A) at any time prior to the date the definitive proxy statement relating to the Spirit special meeting is first mailed to the holders of Spirit common stock in connection with the Spirit special meeting, or (B) or otherwise with the consent of Spirit (which shall not be unreasonably withheld or delayed), Realty Income, in its sole discretion, may elect to modify the structure of the Merger so as to provide that Spirit will merge into and with Realty Income (rather than Merger Sub), with Realty Income continuing as the surviving corporation of the Merger (the “Alternative Structure”); provided that
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the consideration to be paid to the stockholders of Spirit is not thereby changed in nature or kind or reduced in amount as a result of such modification,

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the Alternative Structure will not adversely affect (1) the tax treatment to the stockholders of Spirit as a result of the Merger or payment or receipt of the consideration payable to Spirit stockholders, or (2) the qualification and taxation of Spirit as a REIT for federal income tax purposes for any period prior to the Closing,

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the merger contemplated by the Alternative Structure will not require the approval of the stockholders of Realty Income in order to be consummated, and

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such Alternative Structure (after giving effect to the following sentence) will not and, will not reasonably be expected to, jeopardize, impede or delay the consummation of the transactions contemplated by the Merger Agreement.

In the event that Realty Income elects to implement the Alternative Structure, the parties agree, in good faith, to prepare and execute an amendment to the Merger Agreement to reflect the Alternative Structure and any necessary modifications to the terms of the Merger Agreement to give effect to the Alternative Structure.
Indemnification and Insurance
The Merger Agreement provides that Realty Income will indemnify present and former directors and officers of Spirit and its subsidiaries to the fullest extent permitted by law against all costs or expenses (including advancement of expenses), for pre-closing acts or omissions (whether asserted or claimed prior to, at or after Closing) to the same extent as they are exculpated or indemnified pursuant to the organizational documents of Spirit or its subsidiaries or applicable law.
Prior to the Effective Time, pursuant to the Merger Agreement, upon the terms and subject to the conditions of the Merger Agreement, each of Spirit may obtain and fully pay for a “tail” prepaid insurance policy with respect to directors’ and officers’ liability insurance and fiduciary insurance for each of the current and former directors and officers of Spirit and each of its subsidiaries as to such person’s status as a director or officer of Spirit or its subsidiaries or the service of each such person, at the request of Spirit and each of its subsidiaries, as a director or officer of another entity, and for facts and events that occurred at or prior to the Effective Time, with a claim period of six years from the Effective Time, subject to an annual premium cap of 300% of the last annual premium paid by Spirit, so long as each such policy has terms, conditions, retentions, and limits of coverage at least as favorable as Spirit’s existing comparable policies. If a policy meeting these requirements is not available at this price, Spirit may buy a policy that offers the maximum coverage available subject to the 300% cap.
Amendment, Extension and Waiver of the Merger Agreement
Amendment.   At any time prior to the Effective Time, the Merger Agreement may be amended by Realty Income and Spirit, in writing. However, after receipt of the Spirit Stockholder Approval, no amendment which requires further approval by the stockholders of Spirit may be made without such further approval by such stockholders.
Extension; Waiver.   At any time prior to the Effective Time, Realty Income or Spirit, by action taken or authorized by the Realty Income board of directors or the Spirit board of directors, as applicable, may (i) extend the time for the performance of any of the obligations or other acts of the other party; (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or other related documents; and (iii) waive compliance by the other party with any of the agreements or conditions contained in the Merger Agreement.
Governing Law
The Merger Agreement is governed by the laws of the State of Maryland (without giving effect to choice of law principles thereof).

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following is a general summary of certain material U.S. federal income tax consequences of the Merger to U.S. holders and non-U.S. holders (each as defined below), Realty Income’s election to be taxed as a REIT and the ownership and disposition of Realty Income’s common stock to U.S. holders and non-U.S. holders (each as defined below).
This summary is for general information only and is not tax advice. The information in this summary is based on:
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the Code;

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current, temporary and proposed Treasury Regulations promulgated under the Code;

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the legislative history of the Code;

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administrative interpretations and practices of the IRS; and

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court decisions;

in each case, as of the date of this proxy statement/prospectus. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings that are not binding on the IRS except with respect to the particular taxpayers who requested and received those rulings. The sections of the Code and the corresponding Treasury Regulations that relate to qualification and taxation as a REIT are highly technical and complex. The following discussion sets forth certain material aspects of the sections of the Code that govern the U.S. federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations promulgated under the Code and administrative and judicial interpretations thereof. Potential tax reforms may result in significant changes to the rules governing U.S. federal income taxation. New legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may significantly and adversely affect Realty Income’s or Spirit’s ability to qualify as a REIT, the U.S. federal income tax consequences of such qualification, or the U.S. federal income tax consequences of the Merger and/or the ownership and disposition of Realty Income’s common stock, including those described in this discussion. Neither Realty Income nor Spirit has requested, and neither plans to request, any rulings from the IRS that it qualifies as a REIT or with respect to the U.S. federal income tax treatment of the Merger, and the statements in this proxy statement/prospectus are not binding on the IRS or any court. Thus, we can provide no assurance that the tax considerations contained in this discussion will not be challenged by the IRS or will be sustained by a court if challenged by the IRS. This summary does not discuss any state, local or non-U.S. tax consequences, or any tax consequences arising under any U.S. federal tax laws other than U.S. federal income tax laws, associated with the Merger, the ownership or disposition of Realty Income common stock or Realty Income’s or Spirit’s election to be taxed as a REIT.
This discussion is limited to holders who hold shares of Spirit common stock and, following the Merger, Realty Income common stock, as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not purport to be a comprehensive discussion of all U.S. federal income tax consequences relevant to the Merger or the ownership and disposition of Realty Income common stock and does not address all U.S. federal income tax consequences that may be relevant to a holder’s particular circumstances, including the alternative minimum tax. In addition, except where specifically noted, it does not address consequences relevant to holders subject to special rules, including, without limitation:
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U.S. expatriates and former citizens or long-term residents of the United States;

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U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

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persons holding Spirit common stock or Realty Income common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

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banks, insurance companies and other financial institutions;

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REITs or regulated investment companies;

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brokers, dealers or traders in securities;

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“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

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S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes or other flow-through entities (and investors therein);

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tax-exempt organizations or governmental organizations;

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persons subject to special tax accounting rules as a result of any item of gross income with respect to Spirit common stock or Realty Income common stock being taken into account in an applicable financial statement;

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persons deemed to sell Spirit common stock or Realty Income common stock under the constructive sale provisions of the Code;

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persons who hold or receive Spirit common stock or Realty Income common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

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tax-qualified retirement plans; and

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persons who actually or constructively hold, or held at any time during the five-year period ending on the date of the Merger, 10% or more in value of Spirit common stock or Realty Income common stock.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT INTENDED AS TAX ADVICE. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER AND THE OWNERSHIP AND DISPOSITION OF REALTY INCOME COMMON STOCK ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.
For purposes of this discussion, a “U.S. holder” is a beneficial owner of Spirit common stock (or, following the Merger, Realty Income common stock) that, for U.S. federal income tax purposes, is or is treated as:
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an individual who is a citizen or resident of the United States;

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a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia;

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an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

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a trust that (1) is subject to the primary supervision of a U.S. court and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

For purposes of this discussion, a “non-U.S. holder” is any beneficial owner of Spirit common stock (or, following the Merger, Realty Income common stock) that is neither a U.S. holder nor an entity treated as a partnership for U.S. federal income tax purposes.
If an entity treated as a partnership for U.S. federal income tax purposes holds Spirit common stock or Realty Income common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding Spirit common stock or Realty Income common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.
Material U.S. Federal Income Tax Consequences of the Merger
It is a condition to the completion of the Merger that Latham & Watkins LLP (or another nationally recognized tax counsel reasonably acceptable to Realty Income and Spirit) render an opinion to Realty

Income, and Wachtell, Lipton, Rosen & Katz (or another nationally recognized tax counsel reasonably acceptable to Realty Income and Spirit) render an opinion to Spirit, each to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. Such opinions will be subject to customary exceptions, assumptions and qualifications, and will be based on representations made by Realty Income and Spirit regarding factual matters (including those contained in the tax representation letters provided by Realty Income and Spirit), and covenants undertaken by Realty Income and Spirit. If any such assumption or representation is inaccurate in any way, or any such covenant is not complied with, the tax consequences of the Merger could differ from those described in the tax opinions and in this summary. These tax opinions represent the legal judgment of counsel rendering the opinions and are not binding on the IRS or the courts. No ruling from the IRS has been or is expected to be requested in connection with the Merger, and there can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to the conclusions set forth in the tax opinions. If the condition relating to either tax opinion to be delivered at closing is waived, this proxy statement/prospectus will be amended and recirculated.
On the basis of the opinions described above and provided the Merger is treated as a reorganization within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences of the Merger will generally be as follows:
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Spirit will not recognize any gain or loss as a result of the Merger.

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A U.S. holder of Spirit common stock will not recognize any gain or loss upon receipt of the Realty Income common stock in exchange for its Spirit common stock in connection with the Merger, except with respect to cash received in lieu of any fractional share of Realty Income common stock, as discussed below.

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A U.S. holder will have an aggregate tax basis in the Realty Income common stock it receives in the Merger equal to the U.S. holder’s aggregate tax basis in its Spirit common stock surrendered pursuant to the Merger, reduced by the portion of the U.S. holder’s tax basis in its Spirit common stock surrendered in the Merger that is allocable to any fractional share of Realty Income common stock.

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The holding period of the Realty Income common stock (including any fractional share deemed received and redeemed for cash, as discussed below) received by a U.S. holder in connection with the Merger will include the holding period of the Spirit common stock surrendered in connection with the Merger.

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If a U.S. holder acquired any of its shares of Spirit common stock at different prices and/or at different times, Treasury Regulations provide guidance on how such U.S. holder may allocate its tax basis and holding period to the Realty Income common stock received in the Merger. U.S. holders that hold multiple blocks of Spirit common stock should consult their tax advisors regarding the proper allocation of their basis and holding period among the Realty Income common stock received in the Merger under these Treasury Regulations.

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Cash received by a U.S. holder in lieu of a fractional share of Realty Income common stock in the Merger will be treated as if such fractional share had been issued in connection with the Merger and then redeemed by Realty Income for cash, and such U.S. holder generally will recognize capital gain or loss with respect to such cash payment, measured by the difference, if any, between the amount of cash received and the U.S. holder’s tax basis in such fractional share. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period (determined as described above) in respect of such fractional share is greater than one year as of the Effective Time. Non-corporate U.S. holders may be subject to tax on long-term capital gains at reduced rates. The deductibility of capital losses is subject to limitations.

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A non-U.S. holder of Spirit common stock generally will not recognize any gain or loss upon receipt of the Realty Income common stock in exchange for its Spirit common stock in connection with the Merger.

Certain Reporting Requirements
Under applicable Treasury Regulations, “significant holders” of Spirit common stock generally will be required to comply with certain reporting requirements. A U.S. holder should be viewed as a “significant holder” if, immediately before the Merger, such holder held 5% or more, by vote or value, of the total outstanding shares of Spirit common stock or had a basis in Spirit non-stock securities of at least $1 million. Significant holders generally will be required to file a statement with the holder’s U.S. federal income tax return for the taxable year that includes the Effective Time. That statement must set forth the holder’s tax basis in, and the fair market value of, the shares of Spirit common stock surrendered pursuant to the Merger (both as determined immediately before the surrender of such shares), the date of the Merger and the name and employer identification number of Realty Income, Spirit and Merger Sub, and the holder will be required to retain permanent records of these facts. U.S. holders of Spirit common stock should consult their tax advisors as to whether they may be treated as a “significant holder.”
Backup Withholding
Certain holders of Spirit common stock may be subject to backup withholding with respect to any cash received in the Merger. Backup withholding generally will not apply, however, to a holder of shares of Spirit common stock that (i) furnishes a correct taxpayer identification number, certifies that it is not subject to backup withholding on IRS Form W-9 and otherwise complies with all of the applicable requirements of the backup withholding rules; (ii) provides a properly completed IRS Form W-8BEN or W-8BEN-E; or (iii) is otherwise exempt from backup withholding and provides appropriate proof of the applicable exemption. Backup withholding is not an additional tax and any amounts withheld will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, if any, provided that the holder timely furnishes the required information to the IRS.
Material U.S. Federal Income Tax Considerations Regarding Realty Income’s Taxation as a REIT
The following is a general summary of certain material U.S. federal income tax considerations regarding our election to be taxed as a REIT and the ownership and disposition of our common stock. For purposes of this discussion, references to “we,” “our” and “us” mean only Realty Income and do not include any of its subsidiaries or Spirit, except as otherwise indicated.
Taxation of Realty Income
General
We have elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ended December 31, 1994. We believe that we have been organized and have operated in a manner that has allowed us to qualify for taxation as a REIT under the Code commencing with such taxable year, and we intend to continue to be organized and operate in this manner. However, qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, including through actual operating results, asset composition, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that we have been organized and have operated, or will continue to be organized and operate, in a manner so as to qualify or remain qualified as a REIT. See “— Failure to Qualify” for potential tax consequences if we fail to qualify as a REIT.
It is a condition to our obligation to complete the Merger that we receive an opinion from Latham & Watkins LLP (or another nationally recognized REIT counsel reasonably acceptable to us and Spirit) to the effect that, commencing with Spirit’s taxable year ended December 31, 2016 and through the Effective Time, Spirit has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code. Such opinion will be subject to customary exceptions, assumptions and qualifications, and be based on representations made by Spirit regarding factual matters (including those contained in a tax representation letter provided by Spirit) relating to the organization and operation of Spirit and its subsidiaries.
It is a condition to the obligation of Spirit to complete the Merger that Spirit receive an opinion from Latham & Watkins LLP (or another nationally recognized REIT counsel reasonably acceptable to us and Spirit) to the effect that, commencing with our taxable year ended December 31, 2016, we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code for our taxable year that includes the Effective Time and future taxable years. Such opinion will be subject to customary exceptions, assumptions and qualifications, be based on representations made by us regarding factual matters (including those contained in a tax representation letter provided by us), and covenants undertaken by us, relating to the organization and operation of us and our subsidiaries, and assume the accuracy of the representations contained in the tax representation letter provided to Latham & Watkins LLP (or such other REIT counsel) described above.
Neither of the opinions described above will be binding on the IRS or the courts. We intend to continue to operate in a manner to qualify as a REIT following the Merger, but there is no guarantee that we will qualify or remain qualified as a REIT. Qualification and taxation as a REIT depends upon our ability to meet, through actual annual (or, in some cases, quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various REIT qualification requirements imposed under the Code. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in our circumstances, there can be no assurance that our actual operating results will satisfy the requirements for taxation as a REIT under the Code for any particular taxable year.
Provided we qualify for taxation as a REIT, we generally will not be required to pay U.S. federal corporate income taxes on our REIT taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” that ordinarily results from investment in a C corporation. A C corporation is a corporation that generally is required to pay tax at the corporate level. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when the income is distributed. We will, however, be required to pay U.S. federal income tax as follows:
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First, we will be required to pay regular U.S. federal corporate income tax on any undistributed REIT taxable income, including undistributed capital gain.

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Second, if we have (1) net income from the sale or other disposition of “foreclosure property” held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, we will be required to pay regular U.S. federal corporate income tax on this income. To the extent that income from foreclosure property is otherwise qualifying income for purposes of the 75% gross income test, this tax is not applicable. Subject to certain other requirements, foreclosure property generally is defined as property we acquired through foreclosure or after a default on a loan secured by the property or a lease of the property. See “— Foreclosure Property.”

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Third, we will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held as inventory or primarily for sale to customers in the ordinary course of business.

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Fourth, if we fail to satisfy the 75% gross income test or the 95% gross income test, as described below, but have otherwise maintained our qualification as a REIT because certain other requirements are met, we will be required to pay a tax equal to (1) the greater of (A) the amount by which we fail to satisfy the 75% gross income test and (B) the amount by which we fail to satisfy the 95% gross income test, multiplied by (2) a fraction intended to reflect our profitability.

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Fifth, if we fail to satisfy any of the asset tests (other than a de minimis failure of the 5% or 10% asset test), as described below, due to reasonable cause and not due to willful neglect, and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the U.S. federal corporate income tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail such test.

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Sixth, if we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the gross income tests or certain violations of the asset tests, as described below) and the violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

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Seventh, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of (1) 85% of our ordinary income for the year, (2) 95% of our capital gain net income for the year, and (3) any undistributed taxable income from prior periods.

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Eighth, if we acquire any asset from a corporation that is or has been a C corporation in a transaction in which our tax basis in the asset is less than the fair market value of the asset, in each case, determined as of the date on which we acquired the asset, and we subsequently recognize gain on the disposition of the asset during the five-year period beginning on the date on which we acquired the asset, then we generally will be required to pay regular U.S. federal corporate income tax on this gain to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted tax basis in the asset, in each case determined as of the date on which we acquired the asset. The results described in this paragraph with respect to the recognition of gain assume that the C corporation will refrain from making an election to receive different treatment under applicable Treasury Regulations on its tax return for the year in which we acquire the asset from the C corporation. Under applicable Treasury Regulations, any gain from the sale of property we acquired in an exchange under Section 1031 (a like-kind exchange) or Section 1033 (an involuntary conversion) of the Code generally is excluded from the application of this built-in gains tax.

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Ninth, our subsidiaries that are C corporations and are not qualified REIT subsidiaries, including our “taxable REIT subsidiaries” described below, generally will be required to pay regular U.S. federal corporate income tax on their earnings.

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Tenth, we will be required to pay a 100% tax on any “redetermined rents,” “redetermined deductions,” “excess interest” or “redetermined TRS service income,” as described below under “— Penalty Tax.” In general, redetermined rents are rents from real property that are overstated as a result of services furnished to any of our tenants by a taxable REIT subsidiary of ours. Redetermined deductions and excess interest generally represent amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations. Redetermined TRS service income generally represents income of a taxable REIT subsidiary that is understated as a result of services provided to us or on our behalf.

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Eleventh, we may elect to retain and pay income tax on our net capital gain. In that case, a stockholder would include its proportionate share of our undistributed capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the tax basis of the stockholder in our capital stock.

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Twelfth, if we fail to comply with the requirement to send annual letters to our stockholders holding at least a certain percentage of our stock, as determined under applicable Treasury Regulations, requesting information regarding the actual ownership of our stock, and the failure is not due to reasonable cause or is due to willful neglect, we will be subject to a $25,000 penalty, or if the failure is intentional, a $50,000 penalty.

We and our subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state and local income, property and other taxes on our assets and operations.
From time to time, we may own properties in other countries, which may impose taxes on our operations within their jurisdictions. To the extent possible, we will structure our activities to minimize our non-U.S. tax liability. However, there can be no assurance that we will be able to eliminate our non-U.S. tax liability or reduce it to a specified level. Furthermore, as a REIT, both we and our stockholders will derive little or no benefit from foreign tax credits arising from those non-U.S. taxes.
Requirements for Qualification as a REIT
The Code defines a REIT as a corporation, trust or association:
(1)   that is managed by one or more trustees or directors;
(2)   that issues transferable shares or transferable certificates to evidence its beneficial ownership;
(3)   that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

(4)   that is not a financial institution or an insurance company within the meaning of certain provisions of the Code;
(5)   that is beneficially owned by 100 or more persons;
(6)   not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, including certain specified entities, during the last half of each taxable year; and
(7)   that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.
The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), the term “individual” includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but generally does not include a qualified pension plan or profit sharing trust.
We believe that we have been organized and have operated in a manner that has allowed us, and will continue to allow us, to satisfy conditions (1) through (7) inclusive, during the relevant time periods. In addition, our charter provides for restrictions regarding ownership and transfer of our shares that are intended to assist us in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. A description of the share ownership and transfer restrictions relating to our common stock is contained in the discussion under the heading “Description of Capital Stock — Restrictions on Ownership and Transfers of Stock.” These restrictions, however, do not ensure that we have previously satisfied, and may not ensure that we will, in all cases, be able to continue to satisfy, the share ownership requirements described in conditions (5) and (6) above. If we fail to satisfy these share ownership requirements, then, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement. See “— Failure to Qualify.”
In addition, we may not maintain our status as a REIT unless our taxable year is the calendar year. We have and will continue to have a calendar taxable year.
Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries
In the case of a REIT that is a partner in a partnership (for purposes of this discussion, references to “partnership” include a limited liability company treated as a partnership for U.S. federal income tax purposes, and references to “partner” include a member in such a limited liability company), Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership based on its interest in partnership capital, subject to special rules relating to the 10% asset test described below. Also, the REIT will be deemed to be entitled to its proportionate share of the income of that entity. The assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, our pro rata share of the assets and items of income of any partnership or disregarded entity for U.S. federal income tax purposes in which we directly or indirectly own an interest is treated as our assets and items of income for purposes of applying the requirements described in this discussion, including the gross income and asset tests described below. A brief summary of the rules governing the U.S. federal income taxation of partnerships is set forth below in “— Tax Aspects of the Subsidiary Partnerships and the Limited Liability Companies.”
We generally have control of our subsidiary partnerships and intend to operate them in a manner consistent with the requirements for our qualification as a REIT. We may from time to time be a limited partner or non-managing member in some of our partnerships. If a partnership in which we own an interest takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or take other corrective action on a timely basis. In such a case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.
We may from time to time own and operate certain properties through wholly-owned subsidiaries that we intend to be treated as “qualified REIT subsidiaries” under the Code. A corporation (or other entity treated as a corporation for U.S. federal income tax purposes) will qualify as our qualified REIT subsidiary if we own 100% of the corporation’s outstanding stock and do not elect with the subsidiary to treat it as a “taxable REIT subsidiary,” as described below. A qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, gain, loss, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, gain, loss, deduction and credit of the parent REIT for all purposes under the Code, including all REIT qualification tests. Thus, in applying the U.S. federal income tax requirements described in this discussion, any qualified REIT subsidiaries we own are ignored, and all assets, liabilities and items of income, gain, loss, deduction and credit of such corporations are treated as our assets, liabilities and items of income, gain, loss, deduction and credit. A qualified REIT subsidiary is not subject to U.S. federal income tax, and our ownership of the stock of a qualified REIT subsidiary will not violate the restrictions on ownership of securities, as described below under “— Asset Tests.”
Ownership of Interests in Taxable REIT Subsidiaries
We currently own an interest in a number of taxable REIT subsidiaries and may acquire securities in additional taxable REIT subsidiaries in the future. A taxable REIT subsidiary is a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with such REIT to be treated as a taxable REIT subsidiary. If a taxable REIT subsidiary owns more than 35% of the total voting power or value of the outstanding securities of another corporation, such other corporation will also be treated as a taxable REIT subsidiary. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A taxable REIT subsidiary is subject to U.S. federal income tax as a regular C corporation. A REIT is not treated as holding the assets of a taxable REIT subsidiary or as receiving any income that the taxable REIT subsidiary earns. Rather, the stock issued by the taxable REIT subsidiary is an asset in the hands of the REIT, and the REIT generally recognizes as income the dividends, if any, that it receives from the taxable REIT subsidiary. A REIT’s ownership of securities of a taxable REIT subsidiary is not subject to the 5% or 10% asset test described below. See “— Asset Tests.” Taxpayers are subject to a limitation on their ability to deduct net business interest generally equal to 30% of adjusted taxable income, subject to certain exceptions. See “— Annual Distribution Requirements.” While not certain, this provision may limit the ability of our taxable REIT subsidiaries to deduct interest, which could increase their taxable income.
Income Tests
We must satisfy two gross income requirements annually to maintain our qualification as a REIT. First, in each taxable year we must derive directly or indirectly at least 75% of our gross income (excluding gross income from prohibited transactions, certain hedging transactions and certain foreign currency gains) from investments relating to real property or mortgages on real property, including “rents from real property,” dividends from other REITs and, in certain circumstances, interest, or certain types of temporary investments. Second, in each taxable year we must derive at least 95% of our gross income (excluding gross income from prohibited transactions, certain hedging transactions and certain foreign currency gains) from the real property investments described above or dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Rents we receive from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the following conditions are met:
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The amount of rent is not based in whole or in part on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of receipts or sales or if it is based on the net income of a tenant which derives substantially all of its income with respect to such property from subleasing of substantially all of such property, to the extent that the rents paid by the subtenants would qualify as rents from real property if we earned such amounts directly;

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Neither we nor an actual or constructive owner of 10% or more of our capital stock actually or constructively owns 10% or more of the interests in the assets or net profits of a non-corporate tenant, or, if the tenant is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant. Rents we receive from such a tenant that is a taxable REIT subsidiary of ours, however, will not be excluded from the definition of “rents from real property” as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are substantially comparable to rents paid by our other tenants for comparable space.

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Whether rents paid by a taxable REIT subsidiary are substantially comparable to rents paid by other tenants is determined at the time the lease with the taxable REIT subsidiary is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a “controlled taxable REIT subsidiary” is modified and such modification results in an increase in the rents payable by such taxable REIT subsidiary, any such increase will not qualify as “rents from real property.” For purposes of this rule, a “controlled taxable REIT subsidiary” is a taxable REIT subsidiary in which the parent REIT owns stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock of such taxable REIT subsidiary;

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Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property.” To the extent that rent attributable to personal property, leased in connection with a lease of real property, exceeds 15% of the total rent received under the lease, we may transfer a portion of such personal property to a taxable REIT subsidiary; and

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We generally may not operate or manage the property or furnish or render services to our tenants, subject to a 1% de minimis exception and except as provided below. We may, however, perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of these services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, we may employ an independent contractor from whom we derive no revenue to provide customary services to our tenants, or a taxable REIT subsidiary (which may be wholly or partially owned by us) to provide both customary and non-customary services to our tenants without causing the rent we receive from those tenants to fail to qualify as “rents from real property.”

We generally do not intend to take actions we believe will cause us to fail to satisfy the rental conditions described above. However, we may intentionally fail to satisfy some of these conditions to the extent we determine, based on the advice of our tax counsel, that the failure will not jeopardize our tax status as a REIT. In addition, with respect to the limitation on the rental of personal property, we generally have not obtained appraisals of the real property and personal property leased to tenants. Accordingly, there can be no assurance that the IRS will not disagree with our determinations of value.
From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps and floors, options to purchase these items and futures and forward contracts. Income from a hedging transaction, including gain from the sale or disposition of such a transaction, that is clearly identified as a hedging transaction as specified in the Code will not constitute gross income under, and thus will be exempt from, the 75% and 95% gross income tests. The term “hedging transaction,” as used above, generally means (A) any transaction we enter into in the normal course of our business primarily to manage risk of (1) interest rate changes or fluctuations with respect to borrowings made or to be made by us to acquire or carry real estate assets, or (2) currency fluctuations with respect to an item of qualifying income under the 75% or 95% gross income test or any property which generates such income and (B) new transactions entered into to hedge the income or loss from prior hedging transactions, where the property or indebtedness which was the subject of the prior hedging transaction was extinguished or disposed of. To the extent that we do not properly identify such transactions as hedges or we hedge with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.
We have investments in several entities located outside the United States and from time to time may invest in additional entities or properties located outside the United States, through a taxable REIT subsidiary or otherwise. These acquisitions could cause us to incur foreign currency gains or losses. Any foreign currency gains, to the extent attributable to specified items of qualifying income or gain, or specified qualifying assets, however, generally will not constitute gross income for purposes of the 75% and 95% gross income tests, and therefore will be excluded from these tests.
To the extent our taxable REIT subsidiaries pay dividends or interest, our allocable share of such dividend or interest income will qualify under the 95%, but not the 75%, gross income test (except that our allocable share of such interest would also qualify under the 75% gross income test to the extent the interest is paid on a loan that is adequately secured by real property).
We will monitor the amount of the dividend and other income from our taxable REIT subsidiaries and will take actions intended to keep this income, and any other nonqualifying income, within the limitations of the gross income tests. Although we expect these actions will be sufficient to prevent a violation of the gross income tests, we cannot guarantee that such actions will in all cases prevent such a violation.
If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code. We generally may make use of the relief provisions if:
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following our identification of the failure to meet the 75% or 95% gross income tests for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with Treasury Regulations to be issued; and

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our failure to meet these tests was due to reasonable cause and not due to willful neglect.

It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. See “— Failure to Qualify” below. As discussed above in “— General,” even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our nonqualifying income. We may not always be able to comply with the gross income tests for REIT qualification despite periodic monitoring of our income.
Prohibited Transaction Income
Any gain that we realize on the sale of property (other than any foreclosure property) held as inventory or otherwise held primarily for sale to customers in the ordinary course of business, including any gain realized by our qualified REIT subsidiaries and our share of any gain realized by any of the partnerships in which we own an interest, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax, unless certain safe harbor exceptions apply. This prohibited transaction income may also adversely affect our ability to satisfy the gross income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. We intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning our properties and to make occasional sales of the properties as are consistent with our investment objectives. We do not intend, and do not intend to permit any of the partnerships in which we own an interest, to enter into any sales that are prohibited transactions. However, the IRS may successfully contend that some or all of the sales made by us or our subsidiary partnerships are prohibited transactions. We would be required to pay the 100% penalty tax on our allocable share of the gains resulting from any such sales. The 100% penalty tax will not apply to gains from the sale of assets that are held through a taxable REIT subsidiary, but such income will be subject to regular U.S. federal corporate income tax.
Penalty Tax
Any redetermined rents, redetermined deductions, excess interest or redetermined TRS service income we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by a taxable REIT subsidiary of ours, redetermined deductions and excess interest represent any amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations, and redetermined TRS service income is income of a taxable REIT subsidiary that is understated as a result of services provided to us or on our behalf. Rents we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.
We do not believe we have been, and do not expect to be, subject to this penalty tax, although any rental or service arrangements we enter into from time to time may not satisfy the safe-harbor provisions referenced above.
Asset Tests
At the close of each calendar quarter of our taxable year, we must also satisfy certain tests relating to the nature and diversification of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and U.S. government securities. For purposes of this test, the term “real estate assets” generally means real property (including interests in real property and interests in mortgages on real property or on both real property and, to a limited extent, personal property), shares (or transferable certificates of beneficial interest) in other REITs, any stock or debt instrument attributable to the investment of the proceeds of a stock offering or a public offering of debt with a term of at least five years (but only for the one-year period beginning on the date the REIT receives such proceeds), debt instruments of publicly offered REITs and personal property leased in connection with a lease of real property for which the rent attributable to personal property is not greater than 15% of the total rent received under the lease.
Second, not more than 25% of the value of our total assets may be represented by securities (including securities of taxable REIT subsidiaries), other than those securities includable in the 75% asset test.
Third, of the investments included in the 25% asset class, and except for certain investments in other REITs, our qualified REIT subsidiaries and taxable REIT subsidiaries, the value of any one issuer’s securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer. Certain types of securities we may own are disregarded as securities solely for purposes of the 10% value test, including, but not limited to, securities satisfying the “straight debt” safe harbor, securities issued by a partnership that itself would satisfy the 75% income test if it were a REIT, any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership in which we own an interest will be based on our proportionate interest in any securities issued by the partnership, excluding for this purpose certain securities described in the Code. From time to time we may own securities (including debt securities) of issuers that do not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary. We intend that our ownership of any such securities will be structured in a manner that allows us to comply with the asset tests described above.
Fourth, not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries. We currently own 100% of the stock of certain corporations that have elected, together with us, to be treated as our taxable REIT subsidiaries, and we may acquire securities in additional taxable REIT subsidiaries in the future. So long as each of these companies qualifies as a taxable REIT subsidiary of ours, we will not be subject to the 5% asset test, the 10% voting power limitation or the 10% value limitation with respect to our ownership of the securities of such companies. We believe that the aggregate value of our taxable REIT subsidiaries has not exceeded, and in the future will not exceed, 20% of the aggregate value of our gross assets. We generally do not obtain independent appraisals to support these conclusions. In addition, there can be no assurance that the IRS will not disagree with our determinations of value.
Fifth, not more than 25% of the value of our total assets may be represented by debt instruments of publicly offered REITs to the extent those debt instruments would not be real estate assets but for the inclusion of debt instruments of publicly offered REITs in the meaning of real estate assets, as described above (e.g., a debt instrument issued by a publicly offered REIT that is not secured by a mortgage on real property).
The asset tests must be satisfied at the close of each calendar quarter of our taxable year in which we (directly or through any qualified REIT subsidiary or partnership) acquire securities in the applicable issuer, and also at the close of each calendar quarter in which we increase our ownership of securities of such issuer (including as a result of an increase in our interest in any partnership that owns such securities). For example, our indirect ownership of securities of each issuer may increase as a result of our capital contributions to, or the redemption of other partners’ interests in, a partnership in which we have an ownership interest. Also, after initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy an asset test because we acquire securities or other property during a quarter (including as a result of an increase in our interest in any partnership), we may cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We believe that we have maintained, and we intend to maintain, adequate records of the value of our assets to ensure compliance with the asset tests. If we fail to cure any noncompliance with the asset tests within the 30-day cure period, we would cease to qualify as a REIT unless we are eligible for certain relief provisions discussed below.
Certain relief provisions may be available to us if we discover a failure to satisfy the asset tests described above after the 30-day cure period. Under these provisions, we will be deemed to have met the 5% and 10% asset tests if the value of our nonqualifying assets (i) does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10,000,000, and (ii) we dispose of the nonqualifying assets or otherwise satisfy such tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued. For violations of any of the asset tests due to reasonable cause and not due to willful neglect and that are, in the case of the 5% and 10% asset tests, in excess of the de minimis exception described above, we may avoid disqualification as a REIT after the 30-day cure period by taking steps including (i) the disposition of sufficient nonqualifying assets, or the taking of other actions, which allow us to meet the asset tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued, (ii) paying a tax equal to the greater of (a) $50,000 or (b) the U.S. federal corporate income tax rate multiplied by the net income generated by the nonqualifying assets, and (iii) disclosing certain information to the IRS.
Although we believe we have satisfied the asset tests described above and plan to take steps to ensure that we satisfy such tests for any quarter with respect to which retesting is to occur, there can be no assurance that we will always be successful, or will not require a reduction in our overall interest in an issuer (including in a taxable REIT subsidiary). If we fail to cure any noncompliance with the asset tests in a timely manner, and the relief provisions described above are not available, we would cease to qualify as a REIT. See “— Failure to Qualify.”
Annual Distribution Requirements
To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders each year in an amount at least equal to the sum of:

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90% of our REIT taxable income; and

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90% of our after-tax net income, if any, from foreclosure property; minus

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the excess of the sum of certain items of non-cash income over 5% of our REIT taxable income.

For these purposes, our REIT taxable income is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income generally means income attributable to leveled stepped rents, original issue discount, cancellation of indebtedness or a like-kind exchange that is later determined to be taxable.
In addition, our REIT taxable income will be reduced by any taxes we are required to pay on any gain we recognize from the disposition of any asset we acquired from a corporation that is or has been a C corporation in a transaction in which our tax basis in the asset is less than the fair market value of the asset, in each case determined as of the date on which we acquired the asset, within the five-year period following our acquisition of such asset, as described above under “— General.”
Except as provided below, a taxpayer’s deduction for net business interest expense will generally be limited to 30% of its taxable income, as adjusted for certain items of income, gain, deduction or loss. Any business interest deduction that is disallowed due to this limitation may be carried forward to future taxable years, subject to special rules applicable to partnerships. If we or any of our subsidiary partnerships are subject to this interest expense limitation, our REIT taxable income for a taxable year may be increased. Taxpayers that conduct certain real estate businesses may elect not to have this interest expense limitation apply to them, provided that they use an alternative depreciation system to depreciate certain property. We believe that we or any of our subsidiary partnerships that are subject to this interest expense limitation will be eligible to make this election. If such election is made, although we or such subsidiary partnership, as applicable, would not be subject to the interest expense limitation described above, depreciation deductions may be reduced and, as a result, our REIT taxable income for a taxable year may be increased.
We generally must pay, or be treated as paying, the distributions described above in the taxable year to which they relate. At our election, a distribution will be treated as paid in a taxable year if it is declared before we timely file our tax return for such year and paid on or before the first regular dividend payment after such declaration, provided such payment is made during the 12-month period following the close of such year. These distributions are treated as received by our stockholders in the year in which they are paid. This is so even though these distributions relate to the prior year for purposes of the 90% distribution requirement. In order to be taken into account for purposes of our distribution requirement, except as provided below, the amount distributed must not be preferential — i.e., every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class. This preferential dividend limitation will not apply to distributions made by us, provided we qualify as a “publicly offered REIT.” We believe that we are, and expect we will continue to be, a “publicly offered REIT.” To the extent that we do not distribute all of our net capital gain, or distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be required to pay regular U.S. federal corporate income tax on the undistributed amount. We believe that we have made, and we intend to continue to make, timely distributions sufficient to satisfy these annual distribution requirements and to minimize our corporate tax obligations.
We expect that our REIT taxable income will be less than our cash flow because of depreciation and other non-cash charges included in computing REIT taxable income. Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. In addition, we may decide to retain our cash, rather than distribute it, in order to repay debt or for other reasons. If these timing differences occur, we may borrow funds to pay dividends or pay dividends in the form of taxable stock distributions in order to meet the distribution requirements, while preserving our cash.
Under some circumstances, we may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In that case, we may be able to avoid being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described below. However, we will be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends. While the payment of a deficiency dividend will apply to a prior year for purposes of our REIT distribution requirements, it will be treated as an additional distribution to our stockholders in the year such dividend is paid.
Furthermore, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of 85% of our ordinary income for such year, 95% of our capital gain net income for the year and any undistributed taxable income from prior periods. Any ordinary income and net capital gain on which U.S. federal corporate income tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating this excise tax.
For purposes of the 90% distribution requirement and excise tax described above, dividends declared during the last three months of the taxable year, payable to stockholders of record on a specified date during such period and paid during January of the following year, will be treated as paid by us and received by our stockholders on December 31 of the year in which they are declared.
Like-Kind Exchanges
We may dispose of real property that is not held primarily for sale in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for U.S. federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require us to pay U.S. federal income tax, possibly including the 100% prohibited transaction tax, or deficiency dividends, depending on the facts and circumstances surrounding the particular transaction.
Tax Liabilities and Attributes Inherited in Connection with the Merger and Other Acquisitions
We or one of our subsidiaries may from time to time acquire other REITs through a merger or acquisition, including our acquisition of Spirit pursuant to the Merger. If Spirit or any other such REIT failed to qualify as a REIT for any of its taxable years, such REIT would be liable for (and we or our subsidiary, as applicable, as the surviving corporation in the merger or acquisition, would be obligated to pay) regular U.S. federal corporate income tax on its taxable income for such taxable years. In addition, if such REIT was a C corporation at the time of the merger or acquisition, the tax consequences described in the following paragraph generally would apply. If such REIT failed to qualify as a REIT for any of its previous taxable years, but qualified as a REIT at the time of such merger or acquisition, and we acquired such REIT’s assets in a transaction in which our tax basis in the assets of such REIT is determined, in whole or in part, by reference to such REIT’s tax basis in such assets, we generally would be subject to tax on the built-in gain on each asset of such REIT as described below if we were to dispose of the asset in a taxable transaction during the five-year period following such REIT’s requalification as a REIT, subject to certain exceptions. Moreover, even if such REIT qualified as a REIT at all relevant times, we would similarly be liable for other unpaid taxes (if any) of such REIT (such as the 100% tax on gains from any sales treated as “prohibited transactions” as described above under “— Prohibited Transaction Income”).
From time to time, we may acquire other corporations or entities and, in connection with such acquisitions, we may succeed to the historical tax attributes and liabilities of such entities. For example, if we acquire a C corporation and subsequently dispose of its assets within five years of the acquisition, we could be required to pay the built-in gain tax described above under “— General.” In addition, in order to qualify as a REIT, at the end of any taxable year, we must not have any earnings and profits accumulated in a non-REIT year. As a result, if we acquire a C corporation, we must distribute the corporation’s earnings and profits accumulated prior to the acquisition before the end of the taxable year in which we acquire the corporation. We also could be required to pay the acquired entity’s unpaid taxes even though such liabilities arose prior to the time we acquired the entity.
Furthermore, after our acquisition of another corporation or entity, the asset and income tests will apply to all of our assets, including the assets we acquire from such corporation or entity, and to all of our income, including the income derived from the assets we acquire from such corporation or entity. As a result, the nature of the assets that we acquire from such corporation or entity and the income we derive from those assets may have an effect on our tax status as a REIT.
Foreclosure Property
The foreclosure property rules permit us (by our election) to foreclose or repossess properties without being disqualified as a REIT as a result of receiving income that does not qualify under the gross income tests. However, in such a case, we would be subject to the U.S. federal corporate income tax on the net non-qualifying income from “foreclosure property,” and the after-tax amount would increase the dividends we would be required to distribute to stockholders. See “— Annual Distribution Requirements.” This corporate tax would not apply to income that qualifies under the REIT 75% income test.
Foreclosure property treatment is generally available for an initial period of three years and may, in certain circumstances, be extended for an additional three years. However, foreclosure property treatment will end on the first day on which we enter into a lease of the applicable property that will give rise to income that does not qualify under the REIT 75% income test, but will not end if the lease will give rise only to qualifying income under such test. Foreclosure property treatment also will end if any construction takes place on the property (other than completion of a building or other improvement that was more than 10% complete before default became imminent).
Failure to Qualify
If we discover a violation of a provision of the Code that would result in our failure to qualify as a REIT, certain specified cure provisions may be available to us. Except with respect to violations of the gross income tests and asset tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If we fail to satisfy the requirements for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be required to pay regular U.S. federal corporate income tax, including any applicable alternative minimum tax, on our taxable income. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, we will not be required to distribute any amounts to our stockholders and all distributions to stockholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits. In such event, corporate stockholders may be eligible for the dividends-received deduction. In addition, non-corporate stockholders, including individuals, may be eligible for the preferential tax rates on qualified dividend income. Non-corporate stockholders, including individuals, generally may deduct up to 20% of dividends from a REIT, other than capital gain dividends and dividends treated as qualified dividend income, for taxable years beginning before January 1, 2026 for purposes of determining their U.S. federal income tax (but not for purposes of the 3.8% Medicare tax), subject to certain holding period requirements and other limitations. If we fail to qualify as a REIT, such stockholders may not claim this deduction with respect to dividends paid by us. Unless entitled to relief under specific statutory provisions, we would also be ineligible to elect to be treated as a REIT for the four taxable years following the year for which we lose our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.
Tax Aspects of the Subsidiary Partnerships and the Limited Liability Companies
General
From time to time, we may own, directly or indirectly, interests in various partnerships and limited liability companies. We expect these will be treated as partnerships or disregarded entities for U.S. federal income tax purposes. In general, entities that are treated as partnerships or disregarded entities for U.S. federal income tax purposes are “pass-through” entities which are not required to pay U.S. federal income tax. Rather, partners of such partnerships are allocated their shares of the items of income, gain, loss, deduction and credit of the partnership, and are potentially required to pay tax on this income, without regard to whether they receive a distribution from the partnership. We will include in our income our share of these partnership items for purposes of the various gross income tests, the computation of our REIT taxable income and the REIT distribution requirements. Moreover, for purposes of the asset tests, we will include our pro rata share of assets held by these partnerships, based on our capital interests in each such entity. See “— Taxation of Realty Income — Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries.” A disregarded entity is not treated as a separate entity for U.S. federal income tax purposes, and all assets, liabilities and items of income, gain, loss, deduction and credit of a disregarded entity are treated as assets, liabilities and items of income, gain, loss, deduction and credit of its parent that is not a disregarded entity for all purposes under the Code, including all REIT qualification tests.
Entity Classification
Our interests in the subsidiary partnerships and limited liability companies involve special tax considerations, including the possibility that the IRS might challenge the status of these entities as partnerships or disregarded entities for U.S. federal income tax purposes. For example, an entity that would otherwise be treated as a partnership for U.S. federal income tax purposes may nonetheless be taxable as a corporation if it is a “publicly traded partnership” and certain other requirements are met. A partnership would be treated as a publicly traded partnership if its interests are traded on an established securities market or are readily tradable on a secondary market or a substantial equivalent thereof, within the meaning of applicable Treasury Regulations. We do not anticipate that any subsidiary partnership will be treated as a publicly traded partnership that is taxable as a corporation. However, if any such entity were treated as a corporation, it would be required to pay an entity-level tax on its income. In this situation, the character of our assets and items of gross income would change and could prevent us from satisfying the REIT asset tests and possibly the REIT income tests. See “— Taxation of Realty Income — Asset Tests” and “— Income Tests.” This, in turn, could prevent us from qualifying as a REIT. See “— Taxation of Realty Income — Failure to Qualify” for a discussion of the effect of our failure to meet these tests. In addition, a change in the tax status of a subsidiary treated as a partnership or disregarded entity to a corporation might be treated as a taxable event. If so, we might incur a tax liability without any related cash payment. We believe that each of our partnerships and limited liability companies are and will continue to be treated as partnerships or disregarded entities for U.S. federal income tax purposes.
Allocations of Items of Income, Gain, Loss and Deduction
A partnership agreement (or, in the case of a limited liability company treated as a partnership for U.S. federal income tax purposes, the limited liability company agreement) generally will determine the allocation of income and loss among partners. These allocations, however, will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations thereunder. Generally, Section 704(b) of the Code and the Treasury Regulations thereunder require that partnership allocations respect the economic arrangement of the partners. If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. We intend that the allocations of taxable income and loss in each of the partnerships in which we own an interest from time to time comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder.
Tax Allocations With Respect to the Properties
Under Section 704(c) of the Code, items of income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss generally is equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution (this difference is referred to as a book-tax difference), as adjusted from time to time. These allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. Some of the partnerships in which we own an interest were formed by way of contributions of appreciated property. The relevant partnership and/or limited liability company agreements require that allocations be made in a manner consistent with Section 704(c) of the Code. Under Section 704(c) of the Code we could be allocated less depreciation or more gain on sale with respect to a contributed property than the amounts that would have been allocated to us if we had instead acquired the contributed property with an initial tax basis equal to its fair market value. Such allocations might adversely affect our ability to comply with the REIT distribution requirements. See “— Taxation of Realty Income — Requirements for Qualification as a REIT” and “— Taxation of Realty Income — Annual Distribution Requirements.”
Any property acquired by a subsidiary partnership in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code generally will not apply.
Partnership Audit Rules
Under current tax law, subject to certain exceptions, any audit adjustment to items of income, gain, loss, deduction or credit of a partnership (and any partner’s distributive share thereof) is determined, and taxes, interest or penalties attributable thereto are assessed and collected, at the partnership level. It is possible that these rules could result in partnerships in which we directly or indirectly invest being required to pay additional taxes, interest and penalties as a result of an audit adjustment, and we, as a direct or indirect partner of these partnerships, could be required to bear the economic burden of those taxes, interest and penalties even though we, as a REIT, may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment. Investors are urged to consult their tax advisors with respect to these rules and their potential impact on their ownership of our common stock.
Material U.S. Federal Income Tax Consequences to Holders of Our Common Stock
The following discussion is a summary of the material U.S. federal income tax consequences to U.S. holders and non-U.S. holders of owning and disposing of our common stock. The rules governing U.S. federal income taxation of holders owning and disposing of our common stock are complex. This section is only a summary of such rules. We urge holders to consult their tax advisors to determine the impact of U.S. federal, state and local income tax laws on ownership of our common stock, including any reporting requirements.
Taxation of Taxable U.S. Holders of Our Common Stock
Distributions Generally
Distributions out of our current or accumulated earnings and profits will be treated as dividends and, other than with respect to capital gain dividends and certain amounts which have previously been subject to corporate level tax, as discussed below, will be taxable to our taxable U.S. holders as ordinary income when actually or constructively received. See “— Tax Rates” below. As long as we qualify as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of U.S. holders that are corporations or, except to the extent described in “— Tax Rates” below, the preferential rates on qualified dividend income applicable to non-corporate U.S. holders, including individuals. For purposes of determining whether distributions to holders of our common stock are out of our current or accumulated earnings and profits, our earnings and profits will be allocated first to our outstanding preferred stock, if any, and then to our outstanding common stock.
To the extent that we make distributions on our common stock in excess of our current and accumulated earnings and profits allocable to such stock, these distributions will be treated first as a tax-free return of capital to a U.S. holder to the extent of the U.S. holder’s adjusted tax basis in such shares of stock. This treatment will reduce the U.S. holder’s adjusted tax basis in such shares of stock by such amount, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a U.S. holder’s adjusted tax basis in its shares will be taxable as capital gain. Such gain will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November or December of any year and which are payable to a holder of record on a specified date in any of these months will be treated as both paid by us and received by the holder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following year. U.S. holders may not include in their own income tax returns any of our net operating losses or capital losses.

Capital Gain Dividends
Dividends that we properly designate as capital gain dividends will generally be taxable to our taxable U.S. holders as a gain from the sale or disposition of a capital asset held for more than one year, to the extent that such gain does not exceed our actual net capital gain for the taxable year and may not exceed our dividends paid for the taxable year, including dividends paid the following year that are treated as paid in the current year. U.S. holders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income. If we properly designate any portion of a dividend as a capital gain dividend, then, except as otherwise required by law, we presently intend to allocate a portion of the total capital gain dividends paid or made available to holders of all classes of our capital stock for the year to the holders of each class of our capital stock in proportion to the amount that our total dividends, as determined for U.S. federal income tax purposes, paid or made available to the holders of each such class of our capital stock for the year bears to the total dividends, as determined for U.S. federal income tax purposes, paid or made available to holders of all classes of our capital stock for the year. In addition, except as otherwise required by law, we will make a similar allocation with respect to any undistributed long-term capital gains which are to be included in our stockholders’ long-term capital gains, based on the allocation of the capital gain amount which would have resulted if those undistributed long-term capital gains had been distributed as “capital gain dividends” by us to our stockholders.
Retention of Net Capital Gains
We may elect to retain, rather than distribute as a capital gain dividend, all or a portion of our net capital gains. If we make this election, we would pay tax on our retained net capital gains. In addition, to the extent we so elect, our earnings and profits (determined for U.S. federal income tax purposes) would be adjusted accordingly, and a U.S. holder generally would:
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include its pro rata share of our undistributed capital gain in computing its long-term capital gains in its U.S. federal income tax return for its taxable year in which the last day of our taxable year falls, subject to certain limitations as to the amount that is includable;

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be deemed to have paid its share of the capital gains tax imposed on us on the designated amounts included in the U.S. holder’s income as long-term capital gain;

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receive a credit or refund for the amount of tax deemed paid by it;

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increase the adjusted tax basis of its common stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

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in the case of a U.S. holder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated by the IRS.

Passive Activity Losses and Investment Interest Limitations
Distributions we make and gain arising from the sale or exchange of our common stock by a U.S. holder will not be treated as passive activity income. As a result, U.S. holders generally will not be able to apply any “passive losses” against this income or gain. A U.S. holder generally may elect to treat capital gain dividends, capital gains from the disposition of our common stock and income designated as qualified dividend income, as described in “— Tax Rates” below, as investment income for purposes of computing the investment interest limitation, but in such case, the holder will be taxed at ordinary income rates on such amount. Other distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.
Dispositions of Our Common Stock
If a U.S. holder sells or disposes of shares of our common stock, it will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the holder’s adjusted tax basis in the shares. This gain or loss, except as provided below, will be long-term capital gain or loss if the holder has held such common stock for more than one year. However, if a U.S. holder recognizes a loss upon the sale or other disposition of common stock that it has held for six months or less, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss to the extent the U.S. holder received distributions from us which were required to be treated as long-term capital gains. The deductibility of capital losses is subject to limitations.
Tax Rates
The maximum tax rate for non-corporate taxpayers for (1) long-term capital gains, including certain “capital gain dividends,” generally is 20% (although depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 25% rate) and (2) “qualified dividend income” generally is 20%. In general, dividends payable by REITs are not eligible for the reduced tax rate on qualified dividend income, except to the extent that certain holding period requirements have been met and the REIT’s dividends are attributable to dividends received from taxable corporations (such as its taxable REIT subsidiaries) or to income that was subject to tax at the corporate/REIT level (for example, if the REIT distributed taxable income that it retained and paid tax on in the prior taxable year). Capital gain dividends will only be eligible for the rates described above to the extent that they are properly designated by the REIT as “capital gain dividends.” U.S. holders that are corporations may be required to treat up to 20% of some capital gain dividends as ordinary income. In addition, non-corporate U.S. holders, including individuals, generally may deduct up to 20% of dividends from a REIT, other than capital gain dividends and dividends treated as qualified dividend income, for taxable years beginning before January 1, 2026 for purposes of determining their U.S. federal income tax (but not for purposes of the 3.8% Medicare tax), subject to certain holding period requirements and other limitations.
Taxation of Tax-Exempt Holders of Our Common Stock
Dividend income from us and gain arising upon a sale of shares of our common stock generally should not be unrelated business taxable income (“UBTI”), to a tax-exempt holder, except as described below. This income or gain will be UBTI, however, to the extent a tax-exempt holder holds its shares as “debt-financed property” within the meaning of the Code. Generally, “debt-financed property” is property the acquisition or holding of which was financed through a borrowing by the tax-exempt holder.
For tax-exempt holders that are social clubs, voluntary employee benefit associations or supplemental unemployment benefit trusts exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9) or (c)(17) of the Code, respectively, income from an investment in our shares will constitute UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.
Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” may be treated as UBTI as to certain trusts that hold more than 10%, by value, of the interests in the REIT. A REIT will not be a “pension-held REIT” if it is able to satisfy the “not closely held” requirement without relying on the “look-through” exception with respect to certain trusts or if such REIT is not “predominantly held” by “qualified trusts.” As a result of restrictions on ownership and transfer of our stock contained in our charter, we do not expect to be classified as a “pension-held REIT,” and as a result, the tax treatment described above should be inapplicable to our holders. However, because our common stock is (and, we anticipate, will continue to be) publicly traded, we cannot guarantee that this will always be the case.
Taxation of Non-U.S. Holders of Our Common Stock
The following discussion addresses the rules governing U.S. federal income taxation of the ownership and disposition of our common stock by non-U.S. holders. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of U.S. federal income taxation and does not address other federal, state, local or non-U.S. tax consequences that may be relevant to a non-U.S. holder in light of its particular circumstances. We urge non-U.S. holders to consult their tax advisors to determine the impact of U.S. federal, state, local and non-U.S. income and other tax laws and any applicable tax treaty on the acquisition, ownership and disposition of shares of our common stock, including any reporting requirements.

Distributions Generally
Distributions (including any taxable stock distributions) that are neither attributable to gains from sales or exchanges by us of United States real property interests (“USRPIs”) nor designated by us as capital gain dividends (except as described below) will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the distributions are treated as effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable). Under certain treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT. Certain certification and disclosure requirements must be satisfied for a non-U.S. holder to be exempt from withholding under the effectively connected income exemption. Dividends that are treated as effectively connected with a U.S. trade or business generally will not be subject to withholding but will be subject to U.S. federal income tax on a net basis at the regular rates, in the same manner as dividends paid to U.S. holders are subject to U.S. federal income tax. Any such dividends received by a non-U.S. holder that is a corporation may also be subject to an additional branch profits tax at a 30% rate (applicable after deducting U.S. federal income taxes paid on such effectively connected income) or such lower rate as may be specified by an applicable income tax treaty.
Except as otherwise provided below, we expect to withhold U.S. federal income tax at the rate of 30% on any distributions made to a non-U.S. holder unless:
(1)   a lower treaty rate applies and the non-U.S. holder furnishes an IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) evidencing eligibility for that reduced treaty rate; or
(2)   the non-U.S. holder furnishes an IRS Form W-8ECI (or other applicable documentation) claiming that the distribution is income effectively connected with the non-U.S. holder’s trade or business.
Distributions in excess of our current and accumulated earnings and profits will not be taxable to a non-U.S. holder to the extent that such distributions do not exceed the adjusted tax basis of the holder’s common stock, but rather will reduce the adjusted tax basis of such stock. To the extent that such distributions exceed the non-U.S. holder’s adjusted tax basis in such common stock, they generally will give rise to gain from the sale or exchange of such stock, the tax treatment of which is described below. However, such excess distributions may be treated as dividend income for certain non-U.S. holders. For withholding purposes, we expect to treat all distributions as made out of our current or accumulated earnings and profits. However, amounts withheld may be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits, provided that certain conditions are met.
Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of United States Real Property Interests
Distributions to a non-U.S. holder that we properly designate as capital gain dividends, other than those arising from the disposition of a USRPI, generally should not be subject to U.S. federal income taxation, unless:
(1)   the investment in our common stock is treated as effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, except that a non-U.S. holder that is a corporation may also be subject to a branch profits tax of up to 30%, as discussed above; or
(2)   the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the non-U.S. holder will be subject to U.S. federal income tax at a rate of 30% on the non-U.S. holder’s capital gains (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of such non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.
Pursuant to the Foreign Investment in Real Property Tax Act, which is referred to as “FIRPTA,” distributions to a non-U.S. holder that are attributable to gain from sales or exchanges by us of USRPIs, whether or not designated as capital gain dividends, will cause the non-U.S. holder to be treated as recognizing such gain as income effectively connected with a U.S. trade or business. Non-U.S. holders generally would be taxed at the regular rates applicable to U.S. holders, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. We also will be required to withhold and to remit to the IRS 21% of any distribution to non-U.S. holders attributable to gain from sales or exchanges by us of USRPIs. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. The amount withheld is creditable against the non-U.S. holder’s U.S. federal income tax liability. However, any distribution with respect to any class of stock that is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market located in the United States is not subject to FIRPTA, and therefore, not subject to the 21% U.S. withholding tax described above, if the non-U.S. holder did not own more than 10% of such class of stock at any time during the one-year period ending on the date of the distribution. Instead, such distributions generally will be treated as ordinary dividend distributions and subject to withholding in the manner described above with respect to ordinary dividends. In addition, distributions to certain non-U.S. publicly traded shareholders that meet certain record-keeping and other requirements (“qualified shareholders”) are exempt from FIRPTA, except to the extent owners of such qualified shareholders that are not also qualified shareholders own, actually or constructively, more than 10% of our capital stock. Furthermore, distributions to certain “qualified foreign pension funds” or entities all of the interests of which are held by such “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. holders should consult their tax advisors regarding the application of these rules.
Retention of Net Capital Gains
Although the law is not clear on the matter, it appears that amounts we designate as retained net capital gains in respect of our common stock should be treated with respect to non-U.S. holders as actual distributions of capital gain dividends. Under this approach, the non-U.S. holders may be able to offset as a credit against their U.S. federal income tax liability their proportionate share of the tax paid by us on such retained net capital gains and to receive from the IRS a refund to the extent their proportionate share of such tax paid by us exceeds their actual U.S. federal income tax liability. If we were to designate any portion of our net capital gain as retained net capital gain, non-U.S. holders should consult their tax advisors regarding the taxation of such retained net capital gain.
Sale of Our Common Stock
Gain realized by a non-U.S. holder upon the sale, exchange or other taxable disposition of our common stock generally will not be subject to U.S. federal income tax unless such stock constitutes a USRPI. In general, stock of a domestic corporation that constitutes a “United States real property holding corporation,” or USRPHC, will constitute a USRPI. We believe that we are a USRPHC. Our common stock will not, however, constitute a USRPI so long as we are a “domestically controlled qualified investment entity.” A “domestically controlled qualified investment entity” includes a REIT in which at all times during a five-year testing period less than 50% in value of its stock is held directly or indirectly by non-United States persons, subject to certain rules. For purposes of determining whether a REIT is a “domestically controlled qualified investment entity,” a person who at all applicable times holds less than 5% of a class of stock that is “regularly traded” is treated as a United States person unless the REIT has actual knowledge that such person is not a United States person. Proposed Treasury Regulations, if finalized, would provide additional guidance for determining whether a REIT is a domestically controlled qualified investment entity and clarify, among other things, that ownership by non-U.S. persons (other than persons treated as United States persons as described in the preceding sentence) will be determined by looking through pass-through entities and certain U.S. corporations. We believe, but cannot guarantee, that we are a “domestically controlled qualified investment entity.” Because our common stock is (and, we anticipate, will continue to be) publicly traded, no assurance can be given that we will continue to be a “domestically controlled qualified investment entity.”

Even if we do not qualify as a “domestically controlled qualified investment entity” at the time a non-U.S. holder sells our common stock, gain realized from the sale or other taxable disposition by a non-U.S. holder of such capital stock would not be subject to U.S. federal income tax under FIRPTA as a sale of a USRPI if:
(1)   our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market such as the New York Stock Exchange; and
(2)   such non-U.S. holder owned, actually and constructively, 10% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the non-U.S. holder’s holding period.
In addition, dispositions of our common stock by qualified shareholders are exempt from FIRPTA, except to the extent owners of such qualified shareholders that are not also qualified shareholders own, actually or constructively, more than 10% of our capital stock. Furthermore, dispositions of our capital stock by certain “qualified foreign pension funds” or entities all of the interests of which are held by such “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. holders should consult their tax advisors regarding the application of these rules.
Notwithstanding the foregoing, gain from the sale, exchange or other taxable disposition of our common stock not otherwise subject to FIRPTA will be taxable to a non-U.S. holder if either (a) the investment in our common stock is treated as effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable), in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, except that a non-U.S. holder that is a corporation may also be subject to the 30% branch profits tax (or such lower rate as may be specified by an applicable income tax treaty) on such gain, as adjusted for certain items, or (b) the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax on the non-U.S. holder’s capital gains (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our capital stock, a non-U.S. holder may be treated as having gain from the sale or other taxable disposition of a USRPI if the non-U.S. holder (1) disposes of such stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2) acquires, or enters into a contract or option to acquire, or is deemed to acquire, other shares of that stock during the 61-day period beginning with the first day of the 30-day period described in clause (1), unless such stock is “regularly traded” and the non-U.S. holder did not own more than 10% of the stock at any time during the one-year period ending on the date of the distribution described in clause (1).
If gain on the sale, exchange or other taxable disposition of our common stock were subject to taxation under FIRPTA, the non-U.S. holder would be required to file a U.S. federal income tax return and would be subject to regular U.S. federal income tax with respect to such gain in the same manner as a taxable U.S. holder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, if the sale, exchange or other taxable disposition of our common stock were subject to taxation under FIRPTA, and if shares of our common stock were not “regularly traded” on an established securities market, the purchaser of such common stock generally would be required to withhold and remit to the IRS 15% of the purchase price.
Information Reporting and Backup Withholding
U.S. Holders
A U.S. holder may be subject to information reporting and backup withholding when such holder receives payments on our common stock or proceeds from the sale or other taxable disposition of such stock. Certain U.S. holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. holder will be subject to backup withholding if such holder is not otherwise exempt and:
•
the holder fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;

•
the holder furnishes an incorrect taxpayer identification number;

•
the applicable withholding agent is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or

•
the holder fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.
Non-U.S. Holders
Payments of dividends on our common stock generally will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our common stock to the non-U.S. holder, regardless of whether such distributions constitute a dividend or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of such stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of such stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.
Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Medicare Contribution Tax on Unearned Income
Certain U.S. holders that are individuals, estates or trusts are required to pay an additional 3.8% tax on, among other things, dividends on stock and capital gains from the sale or other disposition of stock, subject to certain limitations. U.S. holders should consult their tax advisors regarding the effect, if any, of these rules on their ownership and disposition of our common stock.
Additional Withholding Tax on Payments Made to Foreign Accounts
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such sections commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”)) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on our common stock or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of our common stock, in each case paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. Because we may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of these withholding rules we may treat the entire distribution as a dividend.
Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their ownership of our common stock.
Other Tax Consequences
State, local and non-U.S. income tax laws may differ substantially from the corresponding U.S. federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or non-U.S. jurisdiction, or any U.S. federal tax other than the income tax. You should consult your tax advisor regarding the effect of state, local and non-U.S. tax laws with respect to our tax treatment as a REIT and on the ownership and disposition of our common stock.

THE SPIRIT SPECIAL MEETING
Date, Time and Place
The Spirit special meeting will be held virtually at           at           , Central Time on           , 2024.
The Spirit special meeting will be held in a virtual-only format conducted via live audio webcast. To attend the Spirit special meeting, you must register prior to the start of the Spirit special meeting at                  and enter the unique control number included on your voting instruction form or proxy card. After completing your registration, you will receive further instructions via email, including a unique link that will allow you to access the Spirit special meeting and to vote and submit questions during the Spirit special meeting.
Spirit has retained Mediant, a BetaNXT business, to host the live webcast of the Spirit special meeting. You may call the technical support number that will be available in the instructional email you receive after completing your registration for the Spirit special meeting if you encounter any technical difficulty logging-in or otherwise accessing the Spirit special meeting.
Purpose of the Spirit Special Meeting
At the Spirit special meeting, holders of Spirit common stock will be asked to consider and vote upon the following matters:
•
the Merger Proposal;

•
the Compensation Proposal; and

•
the Adjournment Proposal.

Recommendation of the Spirit Board of Directors
The Spirit board of directors unanimously has determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and in the best interests of Spirit and its stockholders and has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger.
The Spirit board of directors unanimously recommends that holders of Spirit common stock vote “FOR” the Merger Proposal, “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal.
Record Date; Stock Entitled to Vote
Only holders of record of Spirit common stock at the close of business on           , 2023, the record date for the Spirit special meeting, will be entitled to notice of, and to vote at, the Spirit special meeting or any adjournments or postponements thereof. Each share of Spirit common stock is entitled to cast one vote on all matters that come before the Spirit special meeting.
On the record date, there were           shares of Spirit common stock outstanding and entitled to vote at the Spirit special meeting.
On the record date, approximately           % of the outstanding shares of Spirit common stock were held by Spirit directors and executive officers and their respective affiliates. Spirit currently expects that the directors and executive officers of Spirit will vote their shares in favor of the proposal to approve the Merger, although none has entered into any agreements obligating them to do so.
Quorum
The holders of a majority of the outstanding shares of Spirit common stock as of the close of business on           , 2024 must be present at the Spirit special meeting or represented by proxy to constitute a quorum to transact business at the Spirit special meeting. Stockholders who abstain from voting and broker non-votes are counted for purposes of establishing a quorum. A broker non-vote occurs when a beneficial owner does not provide voting instructions to the beneficial owner’s broker or custodian with respect to a proposal on which the broker or custodian does not have discretionary authority to vote.
Required Vote
Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Spirit common stock. The approval of the Compensation Proposal and the Adjournment Proposal require the affirmative vote of the holders of a majority of the votes cast by holders of Spirit common stock, in person (virtually) or by proxy, at the Spirit special meeting, assuming a quorum is present; however, the vote on the Compensation Proposal is nonbinding and advisory only.
The approval of the Merger Proposal is a condition to the completion of the Merger.
Abstentions and Broker Non-Votes
If you are a Spirit stockholder and fail to vote, fail to instruct your broker, bank or nominee to vote, or abstain from voting, it will have the same effect as a vote against the Merger Proposal, and will have no effect on the Compensation Proposal or the Adjournment Proposal, in each case, assuming a quorum is present. Although abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum is present to convene the Spirit special meeting, they will not be counted as votes cast for purposes of determining whether the requisite vote to approve any of such proposals has been obtained.
Virtually Attending the Spirit Special Meeting
If you wish to virtually attend the Spirit special meeting via the Spirit special meeting website, you must (i) be a Spirit stockholder of record at the close of business on           , 2023, (ii) hold your shares of Spirit common stock beneficially in the name of a broker, bank or other nominee as of the record date or (iii) hold a valid proxy for the Spirit special meeting.
To attend the Spirit special meeting, you must register prior to the start of the Spirit special meeting at                 and enter the unique control number included on your voting instruction form or proxy card. After completing your registration, you will receive further instructions via email, including a unique link that will allow you to access the Spirit special meeting and to vote and submit questions during the Spirit special meeting. If you hold your shares of Spirit common stock in street name beneficially through a broker, bank or other nominee and you wish to virtually attend and vote at the Spirit special meeting via the Spirit special meeting website, you must provide a legal proxy from your bank, broker or other nominee during registration to obtain a virtual control number. If you are unable to obtain a legal proxy from your bank, broker or other nominee, you will be able to register to attend the Spirit special meeting, but may not vote your shares at the Spirit special meeting.
If you plan to virtually attend and vote at the Spirit special meeting via the Spirit special meeting website, Spirit still encourages you to submit your voting instructions in advance by the Internet, telephone or by mail so that your vote will be counted even if you later decide not to virtually attend the Spirit special meeting via the Spirit special meeting website. Submitting your proxy by the Internet, telephone or mail will not limit your right to virtually attend and vote at the Spirit special meeting via the Spirit special meeting website if you later decide to do so.
Shares Held in Street Name
If you hold your shares in a stock brokerage account or if your shares are held by a bank or nominee (that is, in street name), you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Spirit or by voting virtually at the Spirit special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or nominee. Further, brokers, banks and nominees who hold shares of Spirit common stock on behalf of their customers may not give a proxy to Spirit to vote those shares without specific instructions from their customers.

If you are a Spirit stockholder and you do not instruct your broker, bank or nominee to vote, your broker, bank or nominee will not be permitted to vote those shares, which will have the effect as described above under “— Abstentions and Broker Non-Votes.”
Voting of Proxies
A proxy card is enclosed for your use. Spirit requests that you sign the accompanying proxy and return it promptly in the enclosed postage-paid envelope. You may also vote your shares by telephone or through the Internet by following the instructions set forth on the enclosed proxy card and submitting your vote by the conclusion of voting at the Spirit special meeting. When the accompanying proxy is returned properly executed, the shares of Spirit common stock represented by it will be voted at the Spirit special meeting or any adjournment or postponement thereof in accordance with the instructions contained in the proxy.
If a proxy is signed and returned without an indication as to how the shares of Spirit common stock represented by the proxy are to be voted with regard to a particular proposal, the shares of Spirit common stock represented by the proxy will be voted in favor of each such proposal, as applicable. As of the date hereof, the management of Spirit has no knowledge of any business that will be presented for consideration at the Spirit special meeting and which would be required to be set forth in this proxy statement/prospectus other than the matters set forth in the accompanying Notice of Special Meeting of Stockholders of Spirit. In accordance with the amended and restated bylaws of Spirit (the “Spirit Bylaws”) and the MGCL, business transacted at the Spirit special meeting will be limited to those matters set forth in such notice. Nonetheless, if any other matter is properly presented at the Spirit special meeting for consideration, it is intended that the persons named in the enclosed proxy and acting thereunder will vote in accordance with their discretion on such matter.
Your vote is important. Accordingly, please sign and return the enclosed proxy card or submit your voting instructions in advance by the Internet or telephone, whether or not you plan to attend the Spirit special meeting virtually.
Revocability of Proxies or Voting Instructions
If you are a holder of record of shares of Spirit common stock on the record date for the Spirit special meeting, you have the power to revoke your proxy at any time before your proxy is voted at the Spirit special meeting. You can revoke your proxy in one of three ways:
•
you can send a signed notice of revocation;

•
you can grant a new, valid proxy bearing a later date; or

•
if you are a holder of record, you can attend the Spirit special meeting and vote virtually, which will automatically cancel any proxy previously given, but your attendance alone will not revoke any proxy that you have previously given.

Attending the Spirit special meeting without voting will not, by itself, revoke your proxy. If your shares of Spirit common stock are held by a bank, broker or nominee, you should follow the instructions provided by the bank, broker or nominee.
If you choose either of the first two methods, your notice of revocation or your new proxy must be received by Spirit’s investor relations department at 2727 North Harwood Street, Suite 300, Dallas, Texas 75201, no later than one day prior to the Spirit special meeting. If you have voted your shares by telephone or through the Internet, you may revoke your prior telephone or Internet vote by recording a different vote using the telephone or Internet, or by signing and returning a proxy card dated as of a date that is later than your last telephone or Internet vote.
Solicitation of Proxies
In accordance with the Merger Agreement, the cost of proxy solicitation for the Spirit special meeting will be borne by Spirit. In addition to the use of the mail, proxies may be solicited by officers and directors and regular employees of Spirit, without additional remuneration, by personal interview, telephone, facsimile or otherwise. Spirit will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record on the record date and will provide customary reimbursement to such firms for the cost of forwarding these materials. Spirit has retained D.F. King & Co., Inc. to assist in its solicitation of proxies and has agreed to pay them a fee of approximately $20,000, plus reasonable expenses, for these services and potentially additional fees for other services related to the proxy solicitation.

SPIRIT PROPOSALS
PROPOSAL 1: THE MERGER PROPOSAL
Spirit is asking its stockholders to approve the Merger and the transactions contemplated by the Merger Agreement, on the terms and subject to the conditions of the Merger Agreement. For a detailed discussion of the terms of the Merger Agreement, see “The Merger Agreement.” As discussed in the section entitled “The Merger — Spirit’s Reasons for the Merger; Recommendation of the Spirit Board of Directors,” after careful consideration, the Spirit board of directors, by a vote of all directors, approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and declared the Merger Agreement and the transactions contemplated thereby, including the Merger, to be advisable and in the best interest of Spirit and its stockholders.
Approval of the Merger Proposal is a condition to the closing of the Merger. If the Merger Proposal is not approved, the Merger will not occur. For a detailed discussion of the terms and conditions of the Merger, see “The Merger Agreement — Conditions to Completion of the Merger.”
Required Vote
Approval of the Merger Proposal requires the affirmative vote of holders of a majority of the outstanding shares of Spirit common stock. For purposes of this vote, an abstention, broker non-vote or failure to vote will have the same effect as a vote “AGAINST” the Merger Proposal.
The Spirit board of directors unanimously recommends that Spirit stockholders vote “FOR”the Merger Proposal.

PROPOSAL 2: THE COMPENSATION PROPOSAL
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (as set forth in Section 14A of the Exchange Act and the applicable SEC rules issued thereunder), Spirit is providing holders of Spirit common stock with the opportunity to cast a non-binding, advisory vote to approve certain compensation that may be paid or become payable to Spirit’s named executive officers in connection with the completion of the Merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “The Merger — Interests of Spirit Directors and Executive Officers in the Merger,” including the footnotes to the table and the associated narrative discussion.
The Spirit board of directors unanimously recommends that Spirit stockholders approve the following resolution:
“RESOLVED, that the compensation that may be paid or become payable to the named executive officers of Spirit Realty Capital, Inc. in connection with the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the table in the section of the proxy statement/prospectus entitled “The Merger — Interests of Spirit Directors and Executive Officers in the Merger — Quantification of Potential Payments and Benefits to Spirit’s Named Executive Officers in Connection with the Merger” including the footnotes to the table and the associated narrative discussion, and the agreements and plans pursuant to which such compensation may be paid or become payable, is hereby APPROVED.”
Required Vote
The vote on the Compensation Proposal is a vote separate and apart from the vote on the Merger Proposal and approval of the Compensation Proposal is not a condition to consummation of the Merger. Accordingly, you may vote to approve the Merger Proposal and vote not to approve the Compensation Proposal and vice versa. Because the vote on the Compensation Proposal is advisory only, it will not be binding on Spirit. Accordingly, if the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on the Compensation Proposal.
The approval of the Compensation Proposal requires the affirmative vote of the holders of a majority of the votes cast by holders of Spirit common stock, assuming a quorum is present; however, such vote is non-binding and advisory only.
The Spirit board of directors unanimously recommends that Spirit stockholders vote “FOR”the Compensation Proposal.

PROPOSAL 3: THE ADJOURNMENT PROPOSAL
Spirit is asking its stockholders to approve the adjournment of the Spirit special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Merger Proposal, if there are insufficient votes at the time of such adjournment to approve such proposal.
If, at the Spirit special meeting, the number of shares of Spirit common stock present or represented and voting in favor of the Merger Proposal is insufficient to approve such proposal, Spirit may move to adjourn the Spirit special meeting in order to enable the Spirit board of directors to solicit additional proxies for approval of the Merger Proposal.
Spirit is asking its stockholders to authorize the holder of any proxy solicited by the Spirit board of directors to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the Spirit special meeting to another time and place for the purpose of soliciting additional proxies. If the Spirit stockholders approve this proposal, Spirit could adjourn the Spirit special meeting and any adjourned session of the Spirit special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Spirit stockholders who have previously voted.
Required Vote
Approval of the Adjournment Proposal requires the affirmative vote of holders of a majority of the votes cast by holders of Spirit common stock, in person (virtually) or by proxy, at the Spirit special meeting, assuming a quorum is present. If a quorum is not present, the chairman of the meeting may adjourn the meeting to another place, date or time announced at the Spirit special meeting (subject to certain restrictions in the Merger Agreement, including that the Spirit special meeting generally may not be held on a date that is more than 30 days after the date on which the Spirit special meeting was originally scheduled).
The Spirit board of directors unanimously recommends that Spirit stockholders vote “FOR”the Adjournment Proposal.

COMPARATIVE STOCK PRICES AND DIVIDENDS
Shares of Realty Income common stock are listed for trading on the NYSE under the symbol “O.” Shares of Spirit common stock are listed for trading on the NYSE under the symbol “SRC.” The following table presents trading information for Realty Income and Spirit common stock on October 27, 2023, the last trading day before public announcement of the Merger Agreement and                  , 202 , the latest practicable trading day before the date of this proxy statement/prospectus.
	Realty Income Common Stock						Spirit Common Stock
Date	High		Low		Close		High		Low		Close
October 27, 2023		$49.87		$48.81		$49.00		$33.23		$32.22		$32.35
, 202	$		$		$		$		$		$
For illustrative purposes, the following table provides Spirit equivalent per share information on each of the specified dates. Spirit equivalent per share amounts are calculated by multiplying the per share price of each share of Realty Income common stock by 0.762, the Exchange Ratio.
	Realty Income Common Stock						Spirit Common Stock
Date	High		Low		Close		High		Low		Close
October 27, 2023		$49.87		$48.81		$49.00		$38.00		$37.19		$37.34
, 202	$		$		$		$		$		$
The following tables set forth the high and low sales prices of Realty Income common stock and Spirit common stock as reported in the NYSE’s consolidated transaction reporting system, and the quarterly cash dividends declared per share, for the calendar quarters indicated.
Realty Income Common Stock
	High	Low	Dividend Declared
2020
First Quarter	$84.92	$38.00	$0.6980
Second Quarter	$65.56	$43.41	$0.6995
Third Quarter	$66.80	$56.33	$0.7010
Fourth Quarter	$65.09	$57.09	$0.7025
2021
First Quarter	$64.60	$57.00	$0.7040
Second Quarter	$71.84	$63.64	$0.7045
Third Quarter	$72.75	$64.86	$0.7065
Fourth Quarter	$74.60	$64.98	$0.7180
2022
First Quarter	$72.55	$63.90	$0.7395
Second Quarter	$75.40	$62.29	$0.7410
Third Quarter	$75.11	$57.61	$0.7425
Fourth Quarter	$66.44	$55.50	$0.7440
2023
First Quarter	$68.85	$59.07	$0.7515
Second Quarter	$63.55	$58.13	$0.7650

	High		Low		Dividend Declared
Third Quarter		$64.18		$49.38		$0.7665
Fourth Quarter (through , 2023)	$		$		$
Spirit Common Stock
	High		Low		Dividend Declared
2020
First Quarter		$54.63		$18.37		$0.6250
Second Quarter		$40.43		$20.83		$0.6250
Third Quarter		$38.21		$31.30		$0.6250
Fourth Quarter		$42.32		$29.40		$0.6250
2021
First Quarter		$45.25		$36.89		$0.6250
Second Quarter		$51.17		$42.52		$0.6250
Third Quarter		$52.29		$46.01		$0.6380
Fourth Quarter		$51.00		$43.65		$0.6380
2022
First Quarter		$49.94		$43.78		$0.6380
Second Quarter		$48.24		$35.79		$0.6380
Third Quarter		$44.93		$35.37		$0.6630
Fourth Quarter		$42.65		$34.31		$0.6630
2023
First Quarter		$44.65		$37.05		$0.6630
Second Quarter		$40.57		$36.91		$0.6630
Third Quarter		$42.33		$32.83		$0.6696
Fourth Quarter (through , 2023)	$		$		$
Spirit Series A Preferred Stock
	High	Low	Dividend Declared
2020
First Quarter	$27.10	$12.14	$0.3750
Second Quarter	$25.70	$17.77	$0.3750
Third Quarter	$27.01	$23.80	$0.3750
Fourth Quarter	$27.10	$25.18	$0.3750
2021
First Quarter	$26.90	$25.44	$0.3750
Second Quarter	$27.66	$26.01	$0.3750
Third Quarter	$26.96	$25.54	$0.3750
Fourth Quarter	$26.26	$25.19	$0.3750
2022
First Quarter	$25.75	$24.50	$0.3750
Second Quarter	$25.64	$22.96	$0.3750

	High		Low		Dividend Declared
Third Quarter		$26.00		$22.52		$0.3750
Fourth Quarter		$23.67		$21.00		$0.3750
2023
First Quarter		$24.37		$19.45		$0.3750
Second Quarter		$24.69		$21.43		$0.3750
Third Quarter		$22.80		$20.10		$0.3750
Fourth Quarter (through , 2023)	$		$		$

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
The following unaudited pro forma condensed combined financial statements and notes thereto present the unaudited pro forma condensed combined balance sheet as of September 30, 2023 and the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2023 and the year ended December 31, 2022. The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”, in order to give effect to the Pro Forma Transactions (as defined and described below) and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.
On October 29, 2023, Realty Income Corporation (“Realty Income”) entered into an Agreement and Plan of Merger (as amended from time to time, the “Merger Agreement”) with Saints MD Subsidiary, Inc., (“Merger Sub”) a Maryland corporation and direct wholly owned subsidiary of Realty Income, and Spirit Realty Capital, Inc. (“Spirit”). Pursuant to the terms and conditions of the Merger Agreement, upon the closing, Spirit will be merged with and into Merger Sub, with Merger Sub continuing as the surviving corporation (the “Merger”). At the time the Merger becomes effective (the “Effective Time”), (i) each outstanding share of Spirit common stock, par value $0.05 per share will be converted into 0.762 (the “Exchange Ratio”) shares of Realty Income common stock, par value $0.01 per share, and (ii) each outstanding share of Spirit Series A preferred stock, par value $0.01 per share will be converted into one share of newly created Realty Income Series A preferred stock, par value $0.01 per share having substantially the same terms as the Spirit Series A preferred stock. Holders of shares of Spirit common stock and Spirit Series A preferred stock (other than those held by Spirit, Realty Income or their respective affiliates) will receive cash in lieu of fractional shares. At the Effective Time, each award of outstanding restricted Spirit common stock (a “Spirit restricted stock award”), will be cancelled and automatically converted into Realty Income common stock using the Exchange Ratio as a multiplier and cash consideration in respect of any fractional shares, and each outstanding vested or unvested Spirit performance share award (a “Spirit performance share award”) whether or not then vested, will be cancelled and automatically converted into Realty Income common stock in accordance with the Merger Agreement based on the greater of target level of achievement of the applicable performance goals and actual level of achievement of the applicable performance goals as of immediately prior to the Effective Time, and cash consideration in lieu of any fractional share of Realty Income common stock, and the amount of any accrued and unpaid cash dividend equivalents corresponding to each such Spirit performance share award.
The following unaudited pro forma condensed combined financial statements have been prepared by applying the acquisition method of accounting with Realty Income treated as the acquiror. The unaudited pro forma condensed combined financial statements are based on the historical consolidated financial statements of Realty Income and historical consolidated financial statements of Spirit as adjusted to give effect to the following (collectively referred to as the “Pro Forma Transactions”):
•
The Merger;

•
Merger transaction costs specifically related to the Merger; and

•
Adjustments to reflect compensation expense as a result of the acceleration of certain pre-existing Spirit stock-based compensation awards in connection with the Merger.

The unaudited pro forma condensed combined balance sheet as of September 30, 2023 gives effect to the Pro Forma Transactions as if they had occurred on September 30, 2023. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2023, and the year ended December 31, 2022, give effect to the Pro Forma Transactions as if they had occurred on January 1, 2022.
These unaudited pro forma condensed combined financial statements are prepared for informational purposes only and are based on assumptions and estimates considered appropriate by Realty Income’s management. The unaudited pro forma adjustments represent Realty Income’s management’s estimates based on information available as of the date of the unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and additional analyses are performed. However, Realty Income’s management believes that the assumptions provide a reasonable basis for presenting the significant effects that are directly attributable to the Pro Forma Transactions, and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements do not purport to be indicative of what Realty Income’s financial condition or results of operations actually would have been if the Pro Forma Transactions had been consummated as of the dates indicated, nor do they purport to represent Realty Income’s financial position or results of operations for future periods.
Additionally, these unaudited pro forma condensed combined financial statements do not include any adjustments not otherwise described herein, including such adjustments associated with: (1) Realty Income or Spirit’s real estate acquisitions that have closed or may close after September 30, 2023 or the related financing of those acquisitions, (2) certain Realty Income or Spirit rental rate increases that occurred after September 30, 2023, (3) potential synergies that may be achieved following the Merger, including potential overall savings in general and administrative expense, or any strategies that Realty Income’s management may consider in order to continue to efficiently manage Realty Income’s operations, (4) any one-time integration and other costs (including any cash severance payments) related to the Merger that may be incurred following the Merger closing, including those that may be necessary to achieve the potential synergies, since the extent of such costs is not reasonably certain, (5) any debt or equity issuances, repayments, or redemptions, by Realty Income or Spirit, which may occur subsequent to September 30, 2023, but prior to the Merger closing, including Spirit’s contemplated additional $200 million term loan draw in December 2023, and (6) any hedge accounting assessment and redesignation related to the existing interest rate swaps of Spirit.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2023
(in thousands)
	Realty Income Historical	Spirit Historical, As Reclassified (Note 3)	Pro Forma Transactions Adjustments (Note 4)	Item in Note 4	Pro Forma Combined
ASSETS
Real estate held for investment, at cost:
Land	$14,408,324	$1,808,364	$49,088	[1]	$16,265,776
Buildings and improvements	33,606,951	7,015,086	(948,871)	[1]	39,673,166
Total real estate held for investment, at cost	48,015,275	8,823,450	(899,783)		55,938,942
Less accumulated depreciation and amortization	(5,781,056)	(1,354,807)	1,354,807	[2]	(5,781,056)
Real estate held for investment, net	42,234,219	7,468,643	455,024		50,157,886
Real estate and lease intangibles held for sale, net	19,927	61,545	31,255	[3]	112,727
Cash and cash equivalents	344,129	134,166	(156,656)	[4]	321,639
Accounts receivable, net	678,441	199,826	(185,245)	[5]	693,022
Lease intangible assets, net	5,089,293	389,100	844,630	[6]	6,323,023
Goodwill	3,731,478	225,600	245,485	[7]	4,202,563
Other assets, net	3,239,433	171,328	(11,785)	[8]	3,398,976
Total assets	$55,336,920	$8,650,208	$1,222,708		$65,209,836
LIABILITIES AND EQUITY
Distributions payable	$187,288	$99,571	$(99,571)	[4]	$187,288
Accounts payable and accrued expenses	660,366	69,045	60,000	[9]	789,411
Lease intangible liabilities, net	1,426,264	106,814	284,677	[10]	1,817,755
Other liabilities	786,437	61,737	—		848,174
Line of credit payable and commercial paper	858,260	—	—		858,260
Term loan, net	1,287,995	1,090,198	10,507	[11]	2,388,700
Mortgages payable, net	824,240	4,545	(316)	[11]	828,469
Notes payable, net	17,482,652	2,725,505	(385,651)	[11]	19,822,506
Total liabilities	23,513,502	4,157,415	(130,354)		27,540,563
Commitments and contingencies
STOCKHOLDERS’ EQUITY:
Preferred stock and paid-in capital	—	166,177	(6,166)	[12]	160,011
Common stock and paid-in capital	38,031,829	7,307,795	(1,543,717)	[12]	43,795,907
Distributions in excess of net income	(6,416,534)	(3,036,475)	2,958,241	[12]	(6,494,768)
Accumulated other comprehensive income	41,849	55,296	(55,296)	[12]	41,849
Total stockholders’ equity	31,657,144	4,492,793	1,353,062		37,502,999
Noncontrolling interests	166,274	—	—		166,274
Total equity	31,823,418	4,492,793	1,353,062		37,669,273
Total liabilities and equity	$55,336,920	$8,650,208	$1,222,708		$65,209,836

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2023
(in thousands, except per share data)
	Realty Income Historical	Spirit Historical, As Reclassified (Note 3)	Pro Forma Transactions Adjustments (Note 4)	Item in Note 4	Pro Forma Combined
REVENUE
Rental (including reimbursable)	$2,929,440	$561,765	$24,244	[13]	$3,515,449
Other	73,268	9,200	1,212	[14]	83,680
Total revenue	3,002,708	570,965	25,456		3,599,129
EXPENSES
Depreciation and amortization	1,419,321	236,527	15,180	[15]	1,671,028
Interest	522,110	104,993	63,066	[16]	690,169
Property (including reimbursable)	235,081	24,077	72	[17]	259,230
General and administrative	106,521	46,190	—		152,711
Provisions for impairment	59,801	36,052	—		95,853
Merger and integration-related costs	4,532	—	—		4,532
Total expenses	2,347,366	447,839	78,318		2,873,523
Gain on sales of real estate	19,675	66,450	—		86,125
Foreign currency and derivative gain, net	4,957	—	—		4,957
Equity in income and impairment of investment in unconsolidated entities	411	—	—		411
Other income, net	12,985	—	—		12,985
Income before income taxes	693,370	189,576	(52,862)		830,084
Income taxes	(36,218)	(754)	—		(36,972)
Net income	657,152	188,822	(52,862)		793,112
Net income attributable to noncontrolling interests	(3,248)	—	—		(3,248)
Dividends paid to preferred stockholders	—	(7,763)	—		(7,763)
Net income available to common stockholders	$653,904	$181,059	$(52,862)		$782,101
Amounts available to common stockholders per common share:					(Note 5)
Net income, basic and diluted	$0.96	$1.28			$0.99
Weighted average common shares outstanding:					(Note 5)
Basic	681,419	141,095			789,725
Diluted	682,129	141,103			790,435

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands, except per share data)
	Realty Income Historical	Spirit Historical, As Reclassified (Note 3)	Pro Forma Transactions Adjustments (Note 4)	Item in Note 4	Pro Forma Combined
REVENUE
Rental (including reimbursable)	$3,299,657	$703,029	$36,775	[13]	$4,039,461
Other	44,024	6,600	1,617	[14]	52,241
Total revenue	3,343,681	709,629	38,392		4,091,702
EXPENSES
Depreciation and amortization	1,670,389	292,985	42,623	[15]	2,005,997
Interest	465,223	117,622	86,643	[16]	669,488
Property (including reimbursable)	226,330	29,837	96	[17]	256,263
General and administrative	138,459	62,023	—		200,482
Provisions for impairment	25,860	37,156	—		63,016
Merger and integration-related costs	13,897	—	78,234	[18]	92,131
Total expenses	2,540,158	539,623	207,596		3,287,377
Gain on sales of real estate	102,957	110,900	—		213,857
Foreign currency and derivative (loss), net	(13,311)	—	—		(13,311)
Gain (loss) on extinguishment of debt	367	(172)	—		195
Equity in income and impairment of investment in unconsolidated entities	(6,448)	—	—		(6,448)
Other income, net	30,511	5,679	—		36,190
Income before income taxes	917,599	286,413	(169,204)		1,034,808
Income taxes	(45,183)	(897)	—		(46,080)
Net income	872,416	285,516	(169,204)		988,728
Net income attributable to noncontrolling interests	(3,008)	—	—		(3,008)
Dividends paid to preferred stockholders	—	(10,350)	—		(10,350)
Net income available to common stockholders	$869,408	$275,166	$(169,204)		$975,370
Amounts available to common stockholders per common share:					(Note 5)
Net income, basic and diluted	$1.42	$2.04			$1.35
Weighted average common shares outstanding:					(Note 5)
Basic	611,766	134,548			720,072
Diluted	612,181	134,646			720,487

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Note 1 — Basis of Presentation
The Realty Income and Spirit historical financial information has been derived from each respective company’s unaudited consolidated financial statements included in their respective Quarterly Reports on Form 10-Q for the quarter ended September 30, 2023, and audited consolidated financial statements included in their respective Annual Reports on Form 10-K for the year ended December 31, 2022, which have been incorporated by reference into this proxy statement/prospectus. Certain historical amounts of Spirit have been reclassified to conform to Realty Income’s financial statement presentation, as discussed further in Note 3. The unaudited pro forma condensed combined financial statements should be read in conjunction with Realty Income’s and Spirit’s respective unaudited consolidated financial statements included in their respective Quarterly Reports on Form 10-Q for the quarter ended September 30, 2023, and audited consolidated financial statements included in their respective Annual Reports on Form 10-K for the year ended December 31, 2022, which have been incorporated by reference into this proxy statement/prospectus. The unaudited pro forma condensed combined balance sheet gives effect to the Pro Forma Transactions as if they had been completed on September 30, 2023. The unaudited pro forma condensed combined statements of operations give effect to the Pro Forma Transactions as if they had been completed on January 1, 2022.
The historical financial statements of Realty Income and Spirit have been adjusted in the unaudited pro forma condensed combined financial statements to give pro forma effect to the accounting for the Pro Forma Transactions under U.S. GAAP (“Pro Forma Transactions Adjustments”). The unaudited pro forma condensed combined financial statements and related notes were prepared using the acquisition method of accounting in accordance with Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (“ASC 805”), with Realty Income treated as the acquiror of Spirit. ASC 805 requires, among other things, that the assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. For purposes of the unaudited pro forma condensed combined financial statements, the estimated preliminary purchase consideration in the Merger has been allocated to the assets acquired and liabilities assumed of Spirit based upon Realty Income management’s preliminary estimate of their fair values as of September 30, 2023. The allocations of the purchase price reflected in these unaudited pro forma condensed combined financial statements have not been finalized and are based upon the best available information at the current time. A final determination of the fair values of the assets and liabilities, which cannot be made prior to the completion of the Merger and which is anticipated to occur during the first quarter of 2024, will be based on the actual valuations of the tangible and intangible assets and liabilities that exist as of the date of completion of the Merger. The completion of the final valuations, the allocations of the purchase price, the impact of ongoing integration activities, the timing of the completion of the Merger and other changes in tangible and intangible assets and liabilities that occur prior to the completion of the Merger could cause material differences in the information presented.
The unaudited pro forma condensed combined financial statements and related notes herein present unaudited pro forma condensed combined financial condition and results of operations of Realty Income, after giving pro forma effect to the Pro Forma Transactions, which include the issuance of Realty Income common stock to Spirit stockholders, the assumption of Spirit’s outstanding debt, the conversion of each outstanding Spirit Series A preferred stock outstanding into newly issued shares of Realty Income Series A preferred stock, and related transactions.
The Merger, the Pro Forma Transactions and the related adjustments are described in these accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements do not reflect the impact of the potential incremental financing that may be obtained prior to the close of the Merger, nor incorporate the effectiveness of the application of any new hedge accounting redesignation related to the interest rate swaps currently held by Spirit and anticipated of being undertaken by Realty Income as these arrangements are still being evaluated as of the date of this filing. In the opinion of Realty Income’s management, all material adjustments have been made that are necessary to present fairly, in accordance with Article 11 of Regulation S-X of the SEC, the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements do not purport to be indicative of the combined company’s financial position or results of operations of the combined company that would have occurred if the Pro Forma Transactions had been completed on the dates indicated, nor are they indicative of the combined company’s financial position or results of operations that may be expected for any future period or date. In addition, future results may vary significantly from those reflected in the unaudited pro forma condensed combined financial statements due to factors discussed in the “Risk Factors” section.
Note 2 — Significant Accounting Policies
The accounting policies used in the preparation of these unaudited pro forma condensed combined financial statements are those set out in Realty Income’s audited consolidated financial statements as of and for the year ended December 31, 2022, and Realty Income’s unaudited consolidated financial statements as of and for the nine months ended September 30, 2023. During the preparation of this unaudited pro forma condensed combined financial information, management performed a preliminary analysis of Spirit’s financial information to identify differences in accounting policies as compared to those of Realty Income. With the information currently available, Realty Income’s management has determined that there were no significant accounting policy differences between Realty Income and Spirit and, therefore, no adjustments were made to conform Spirit’s financial statements to the accounting policies used by Realty Income in the preparation of the unaudited pro forma condensed combined financial statements. This conclusion is subject to change as further assessment will be performed and finalized for purchase accounting.
As part of the application of ASC 805, Realty Income will continue to conduct a more detailed review of Spirit’s accounting policies in an effort to determine if differences in accounting policies require further reclassification or adjustment of Spirit’s results of operations or reclassification or adjustment of assets or liabilities to conform to Realty Income’s accounting policies and classifications. Therefore, Realty Income may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial information. In certain cases, the information necessary to evaluate the differences in accounting policies and the impacts thereof may not be available until after the Merger is completed.
Note 3 — Reclassification Adjustments
Spirit’s historical financial statement line items include the reclassification of certain historical balances to conform to the post-combination Realty Income presentation of these unaudited pro forma condensed combined financial statements, as described below. These reclassifications have no effect on previously reported total assets, total liabilities, stockholders’ equity or net income available to common stockholders of Spirit.
Balance Sheet
•
The components of Spirit’s September 30, 2023 Land and improvements on Spirit’s consolidated balance sheet have been reclassified to Realty Income’s (i) Land and (ii) Building and improvements, as follows (in thousands):

September 30, 2023
Land and improvements:	$2,742,072
Land (as presented)	1,808,364
Building and improvements	933,708

•
Spirit’s September 30, 2023 balance of $1.4 billion previously classified as Accumulated depreciation on Spirit’s consolidated balance sheet, has been reclassified to Realty Income’s Accumulated depreciation and amortization.

•
Spirit’s September 30, 2023 balance of $61.5 million previously classified as Real estate assets held for sale, net on Spirit’s consolidated balance sheet, has been reclassified to Realty Income’s Real estate and lease intangibles held for sale, net.

•
Spirit’s September 30, 2023 balances for the accounts previously classified as Loan receivables, net, components of Deferred costs and other assets, net (as shown in table below) and Real estate assets under direct financing leases, net have been reclassified to Realty Income’s Other assets, net, as follows (in thousands):

September 30, 2023
Loans receivable, net	$52,949
Portion of deferred costs and other assets, net	110,975
Real estate assets under direct financing leases, net	7,404
Other assets, net (as presented)	$171,328

•
$199.8 million of Spirit’s September 30, 2023 receivables and straight-line rent previously classified by Spirit as Deferred costs and other assets, net have been reclassified from Deferred costs and other assets, net to Realty Income’s Accounts receivable, net.

•
Spirit’s September 30, 2023 balance of $2.7 billion previously classified as Senior unsecured notes, net on Spirit’s consolidated balance sheet, has been reclassified to Realty Income’s Notes payable, net.

•
The components of Spirit’s September 30, 2023 Accounts payable, accrued expenses and other liabilities on Spirit’s consolidated balance sheet, have been reclassified to Realty Income’s (i) Distributions payable, (ii) Accounts payable and accrued expenses, and (iii) Other liabilities, as follows (in thousands):

September 30, 2023
Accounts payable, accrued expenses and other liabilities:	$230,353
Distributions payable (as presented)	99,571
Accounts payable and accrued expenses (as presented)	69,045
Other liabilities (as presented)	61,737

•
Spirit’s September 30, 2023 balance of $3.0 billion previously classified as Accumulated deficit has been reclassified to Realty Income’s Distributions in excess of net income.

•
Spirit’s September 30, 2023 balances previously classified as Common stock and Capital in excess of common stock par value have been reclassified to Realty Income’s Common stock and paid-in capital, as follows (in thousands):

September 30, 2023
Common stock	$7,067
Capital in excess of common stock par value	7,300,728
Common stock and paid-in capital (as presented)	$7,307,795
Income Statement
•
Spirit’s balances for Interest income on loans receivable, Earned income from direct financing leases and Other operating income previously classified as separate components of Spirit’s Revenues, have been reclassified to Realty Income’s Other revenue, as follows (in thousands):

	For the nine months ended September 30, 2023	For the year ended December 31, 2022
Interest income on loans receivable	$3,919	$1,884
Earned income from direct financing leases	393	525
Other operating income	4,888	4,191
Other revenue (as presented)	$9,200	$6,600

•
Spirit’s balances of Deal pursuit costs of $1.2 million and $4.7 million for the nine months ended September 30, 2023, and year ended December 31, 2022, respectively, have been reclassified to Realty Income’s General and administrative.

•
Spirit’s balances for Gain on disposition of assets of $66.5 million and $110.9 million for the nine months ended September 30, 2023, and year ended December 31, 2022, respectively, have been reclassified to Realty Income’s Gain on sales of real estate.

Note 4 — Preliminary Purchase Price Allocation and Pro Forma Transactions Adjustments
Estimated Preliminary Purchase Price
The unaudited pro forma condensed combined financial statements reflect the preliminary allocation of the purchase consideration to Spirit’s identifiable net assets acquired. The preliminary allocation of purchase consideration in these unaudited pro forma condensed combined financial statements is based upon an estimated preliminary purchase price of approximately $5.9 billion. The calculation of the estimated preliminary purchase price related to the Merger is as follows (in thousands, except share and per share data):
Amount
Shares of Spirit’s common stock to be exchanged(a)	141,331,218
Exchange Ratio	0.762
Shares of Realty Income common stock issued	107,694,388
Closing price of Realty Income common stock on November 20, 2023	$53.22
Estimated fair value of Realty Income common stock to be issued to the former holders of Spirit common stock	$5,731,495
Shares of Realty Income Series A preferred stock issued in exchange for Spirit Series A preferred stock(b)	6,900,000
Closing price of Spirit Series A preferred stock on November 20, 2023(b)	$23.19
Estimated fair value of Realty Income Series A preferred stock to be issued to the former holders of Spirit Series A preferred stock	$160,011
Estimated fair value of Spirit’s performance share awards attributable to pre-combination services(c)	$20,180
Cash payment for accrued and unpaid dividend equivalents to Spirit performance share award holders to be settled by Realty Income(d)	$4,021
Less: estimated fair value of Spirit restricted stock awards attributable to post-combination costs(e)	$(5,831)
Total estimated preliminary purchase price	$5,909,876

(a)
Includes 141,331,218 shares of Spirit common stock outstanding as of September 30, 2023, inclusive of 206,817 unvested Spirit restricted stock awards which will be converted into Realty Income common stock at the Effective Time. The portion of the converted unvested Spirit restricted stock awards related to post-combination expense is removed in footnote (e) below. Under the Merger Agreement, these shares and units are to be converted to Realty Income common stock at an Exchange Ratio of 0.762 per share of Spirit’s common stock.

(b)
Includes 6,900,000 shares of Spirit Series A preferred stock outstanding as of September 30, 2023. Under the Merger Agreement, these shares are to be converted to the newly issued Realty Income Series A preferred stock at an exchange ratio of 1.0 per share of Spirit Series A preferred stock at the Effective Time. Given that Spirit Series A preferred stock is publicly traded, and it will be exchanged into a newly created class of Realty Income Series A preferred stock having substantially the same terms as the Spirit Series A preferred stock, the publicly traded price of Spirit Series A preferred stock is the best indicator of the preliminary fair value of Realty Income Series A preferred stock yet to be issued.

(c)
Represents the estimated fair value of fully vested Spirit performance share awards that will be converted into Realty Income common stock at the Effective Time that are attributable to pre-combination services.

(d)
Represents the amount of any accrued and unpaid cash dividend equivalents corresponding to each Spirit performance share award that will be settled by Realty Income in cash.

(e)
Represents the estimated fair value of Spirit restricted stock awards that will be accelerated and converted into Realty Income common stock upon the Effective Time, reflecting the value attributable to post-combination services.

The actual value of the Realty Income common stock and Realty Income Series A preferred stock to be issued in the Merger will depend on the market price of shares of Realty Income common stock and Realty Income Series A preferred stock at the closing date of the Merger, and therefore the actual purchase price will not be known until the Merger is consummated. As a result, the final purchase price could differ significantly from the current estimate, which could materially impact the unaudited pro forma condensed combined financial statements. A 10% difference in the Realty Income common stock and the Realty Income Series A preferred stock price from the assumptions set forth in the table above would change the purchase price by approximately $589 million, which would be recorded as an adjustment to the fair value of the assets and liabilities acquired, including goodwill as applicable. In addition, the outstanding number of shares of Spirit common stock, and the outstanding shares of Spirit Series A preferred stock may change prior to the closing of the Merger due to transactions in the ordinary course of business, including unknown changes in vesting of outstanding Spirit equity-based awards and any grants of new equity-based awards.
Preliminary Purchase Price Allocation
The preliminary purchase price allocation to assets acquired and liabilities assumed is provided throughout these notes to the unaudited pro forma condensed combined financial statements. The following table provides a summary of the preliminary purchase price allocation by major categories of assets acquired and liabilities assumed based on Realty Income management’s preliminary estimate of their respective fair values as of September 30, 2023 (in thousands):
Amount
Total estimated preliminary purchase price	$5,909,876
Assets:
Real estate held for investment	$7,923,667
Real estate and lease intangibles held for sale	92,800
Lease intangible assets	1,233,730
Cash and cash equivalents(a)	39,531
Accounts receivable	14,581
Other assets	159,543
Total assets acquired	$9,463,852
Liabilities:
Accounts payable and accrued expenses(b)	$127,045
Lease intangible liabilities	391,491
Other liabilities	61,737
Term loan	1,100,705
Mortgages payable	4,229
Notes payable	2,339,854
Total liabilities assumed	$4,025,061
Estimated preliminary fair value of net assets acquired	$5,438,791
Goodwill	$471,085

(a)
This balance does not include $4.0 million of the Pro Forma Transactions Adjustments related to Realty Income’s cash payment for accrued and unpaid dividend equivalents to Spirit performance share award holders, that is included in the Total estimated preliminary purchase price. The balance also does not include the Pro Forma Transactions Adjustment related to the settlement of $58.0 million of Spirit’s estimated transaction-related costs following the Effective Time.

(b)
This balance includes $58.0 million of estimated transaction-related costs to be incurred by Spirit which have not yet been reflected in the historical consolidated financial statements of Spirit and will be settled by Realty Income following the Effective Time.

The preliminary fair values of identifiable assets acquired, and liabilities assumed are based on an estimated valuation as of an assumed date upon which the Effective Time would occur that was prepared by Realty Income with the assistance of a third-party valuation advisor. For the preliminary estimate of fair values of assets acquired and liabilities assumed of Spirit, Realty Income used publicly available benchmarking information as well as a variety of other assumptions, including market participant assumptions. The allocation is dependent upon certain valuation and other studies that have not yet been finalized. Accordingly, the pro forma preliminary purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed, and such differences could be material. In particular, the fair values of the assets and liabilities were estimated, in part, based upon the allocation of real estate and intangible lease assets and liabilities, and adjusted to reflect reasonable estimations for above-market and below-market leases, in-place lease values, and avoided lease origination costs, and to incorporate estimates for the mark-to-market adjustments (i.e., discounts) of mortgages payable and notes payable to be assumed in the Merger, all of which are based on Realty Income’s historical experience with similar assets and liabilities. In determining the estimated fair value of Spirit’s assets and liabilities, Realty Income utilized customary methods, including the income, market, and cost approaches. Amounts allocated to land, buildings and improvements, tenant improvements, and lease intangible assets and liabilities were based on an analysis performed by third parties based on Realty Income’s, Spirit’s and other portfolios with similar property characteristics.
The purchase price allocation presented above is preliminary and it has not been finalized. The final determination of the allocation of the purchase price will be completed no later than twelve months following the Effective Time. These final fair values will be determined based on Realty Income’s management’s judgment, which is based on various factors, including (1) market conditions, (2) the industry in which the client operates, (3) the characteristics of the real estate (i.e., location, size, demographics, value and comparative rental rates), (4) the client credit profile, (5) store profitability metrics and the importance of the location of the real estate to the operations of the client’s business, and/or (6) real estate valuations. The final determination of these estimated fair values, the assets’ useful lives and the depreciation and amortization methods are dependent upon certain valuations and other analyses that have not yet been completed, and as previously stated could differ materially from the amounts presented in the unaudited pro forma condensed combined financial statements. The final determination will be completed as soon as practicable but no later than one year after the consummation of the Merger. Any increase or decrease in the fair value of the net assets acquired, as compared to the information shown herein, could change the portion of the purchase consideration allocable to goodwill and could impact the operating results of the combined company following the Merger due to differences in the allocation of the purchase consideration, as well as changes in the depreciation and amortization related to some of the acquired assets.
Balance Sheet
The pro forma adjustments reflect the effect of the Pro Forma Transactions on Realty Income’s and Spirit’s historical consolidated balance sheets as if the Pro Forma Transactions occurred on September 30, 2023.
Assets
1)
The pro forma adjustments for Land and Buildings and improvements reflect: (i) the elimination of Spirit’s historical carrying values of $1.8 billion for Land and $7.0 billion for Buildings and improvements, and (ii) the recognition of the fair value of these assets of $1.9 billion for Land and $6.1 billion for

Buildings and improvements, based upon the preliminary valuation of the tangible real estate assets to be acquired. For information regarding the valuation methodology applied to the tangible real estate assets, refer to the Preliminary Purchase Price Allocation section of Note 4. The pro forma adjustments are presented as follows (in thousands):
	Estimated fair value	Less: Elimination of historical gross carrying value	Total pro forma adjustment
Land	$1,857,452	$(1,808,364)	$49,088
Buildings and improvements	6,066,215	(7,015,086)	(948,871)

2)
Accumulated depreciation and amortization were adjusted to eliminate Spirit’s historical accumulated depreciation balance of $1.4 billion.

3)
Spirit’s Real estate and lease intangibles held for sale, net was adjusted to remove the historical carrying value of $61.5 million, and reflect its assets at fair value, less estimated selling expenses, on those assets, totaling $92.8 million. The fair value was determined based on the contractual sale prices from executed sale agreements.

4)
Pro forma adjustment to Cash and cash equivalents and Distributions Payable represents the payment of dividends declared, but not paid, as of the Effective Date to Spirit’s common stock, restricted stock award, and Spirit performance share award holders. The Cash and cash equivalents line also includes a settlement of Spirit’s estimated transaction-related costs of $58.0 million.

5)
Accounts receivable, net was adjusted to eliminate Spirit’s historical straight-line rent receivable, net, of $185.2 million, which is not treated as a separately recognized asset on the combined company’s balance sheet.

6)
The pro forma adjustments for Lease intangible assets, net reflect: (i) the elimination of Spirit’s historical carrying values for these assets, net of the associated accumulated amortization, of $389.1 million and (ii) the recognition of the fair value of these assets of $1.2 billion, based upon the preliminary valuation of the intangible real estate assets to be acquired. For information regarding the valuation methodology applied to the lease intangible assets, refer to the Preliminary Purchase Price Allocation section of Note 4. The following table summarizes the major classes of lease intangible assets acquired and the total pro forma adjustment to Lease intangible assets, net (in thousands):

Amount
Preliminary allocation of fair value:
In-place leases	$803,589
Leasing commissions, legal and marketing costs	250,429
Above-market lease assets	179,712
Less: Elimination of historical carrying value of lease intangible assets, net	(389,100)
Total pro forma adjustment	$844,630

7)
The pro forma adjustments for Goodwill reflect: (i) the elimination of Spirit’s historical goodwill balance of $225.6 million, and (ii) the recognition of the preliminary goodwill balance associated with the Merger of $471.1 million based on the preliminary purchase price allocation. For additional information, refer to the Preliminary Purchase Price Allocation section of Note 4.

8)
Other assets, net was adjusted to reflect (i) the elimination of Spirit’s deferred financing costs, net and capitalized lease transaction costs of $9.2 million, (ii) the elimination of Spirit’s historical carrying value for Loans receivable, net of $52.9 million, and (iii) the recognition of the fair value of the loans receivable and ground leases right of use assets of $50.3 million.

Liabilities
9)
The pro forma adjustment for Accounts payable and accrued expenses represents $60.0 million of estimated transaction-related costs to be incurred by Realty Income which have not yet been reflected in the historical consolidated financial statements of Realty Income. This line item also contains an accrual of $58.0 million of the estimated transaction-related costs to be incurred by Spirit which have not yet been reflected in the historical consolidated financial statements, as well as the assumed settlement of this amount. See Note 4 for additional details.

10)
The pro forma adjustments for Lease intangible liabilities, net reflect: (i) the elimination of Spirit’s historical carrying values for the intangible lease liabilities, net of the associated accumulated amortization, of $106.8 million, and (ii) the recognition of the fair value of these intangible liabilities of $391.5 million, based upon the preliminary valuation of the intangible lease liabilities to be assumed. For information regarding the valuation methodology applied to the lease intangible liabilities, refer to the Preliminary Purchase Price Allocation section of Note 4.

11)
In connection with the Merger, Realty Income expects to assume $3.9 billion of Spirit’s total historical cost debt outstanding as of September 30, 2023, with a weighted average interest rate of 3.4% and weighted average remaining term of 4.8 years. The pro forma adjustments for Term loan, net, Mortgages payable, net and Notes payable, net reflect: (i) the elimination of Spirit’s historical carrying values of the Term loan, net, Mortgages payable, net and Notes payable, net including the associated unamortized deferred financing costs and net discounts, of $1.1 billion, $4.5 million and $2.7 billion for the Term loan, net, Mortgages payable, net and Notes payable, net respectively, and (ii) the recognition of the fair value of $1.1 billion, $4.2 million and $2.3 billion for the Term loan, net, Mortgages payable, net and Notes payable, net respectively, based upon the preliminary valuation of these liabilities. The preliminary fair value of Term loan, net, Mortgages payable, net and Notes payable, net derived either based on (i) market quotes for identical or similar instruments in markets or (ii) discounted cash flow analyses using estimates of the amount and timing of future cash flows, market rates and credit spreads. The following table summarizes the pro forma adjustments to the Term loan, net, Mortgages payable, net and Notes payable, net (in thousands):

	Term loan, net	Mortgages payable, net	Notes payable, net
Elimination of historical carrying value of the remaining debt instruments, including unamortized deferred financing costs and net discounts	$(1,090,198)	$(4,545)	$(2,725,505)
Estimated pro forma fair value of liabilities assumed in the Merger	1,100,705	4,229	2,339,854
Total pro forma adjustment	$10,507	$(316)	$(385,651)
Equity
12)
The following table summarizes the pro forma adjustments for equity (in thousands):

	Preferred stock and paid-in capital	Common stock and paid-in capital	Distributions in excess of net income	Accumulated other comprehensive loss
Issuance of Realty Income common stock(a)	$—	$5,745,844	$—	$—
Issuance of Realty Income Series A preferred stock(b)	160,011	—	—	—
Settlement of Spirit’s equity-based awards(c)	—	18,234	(18,234)	—
Spirit transaction-related costs(d)	—	—	(58,000)	—
Elimination of Spirit’s historical equity balances(e)	(166,177)	(7,307,795)	3,094,475	(55,296)
Realty Income transaction- related costs(f)	—	—	(60,000)	—
Total pro forma adjustment	$(6,166)	$(1,543,717)	$2,958,241	$(55,296)

(a)
The pro forma adjustment represents the issuance of Realty Income common stock as consideration for the Merger, as described in the Estimated Preliminary Purchase Price section of Note 4. The fair value of Realty Income common stock issued to former holders of Spirit’s common stock is based on the adjusted per share closing price of Realty Income common stock of $53.22 on November 20, 2023.

(b)
The pro forma adjustment represents the issuance of Realty Income Series A preferred stock as consideration for the Merger, as described in the Estimated Preliminary Purchase Price section of Note 4. The fair value of Realty Income Series A preferred stock issued to former holders of Spirit Series A preferred stock is based on the fair value of Spirit Series A preferred stock of $23.19 on November 20, 2023.

(c)
Represents the estimated fair value of fully vested Spirit restricted stock awards and Spirit performance share award units of $18.2 million which will be converted into Realty Income common stock upon the Effective Time. The vesting of these awards is to be discretionarily accelerated and they will be converted into Realty Income common stock upon the Effective Time, reflecting the value attributable to the post-combination services.

(d)
The pro forma adjustment to distributions in excess of net income includes $58.0 million of estimated transaction-related costs to be incurred by Spirit which have not yet been reflected in the historical consolidated financial statements of Spirit and which will be settled by Realty Income following the Effective Time.

(e)
The pro forma adjustment represents the elimination of Spirit’s historical equity balances and the $58.0 million of estimated transaction-related costs to be incurred by Spirit which have not yet been reflected in the historical consolidated financial statements of Spirit. Refer to note (d) above.

(f)
The pro forma adjustment to distributions in excess of net income includes $60.0 million of estimated transaction costs to be incurred by Realty Income as a result of the Merger, which have not yet been reflected in Realty Income’s historical consolidated financial statements.

Statements of Operations
The pro forma adjustments reflect the effect of the Pro Forma Transactions on Realty Income’s and Spirit’s historical consolidated statements of operations as if the Merger occurred on January 1, 2022.
Revenues
13)
Rental (including reimbursable)

The historical rental revenues for Realty Income and Spirit represent contractual and straight-line rents and amortization of above-market and below-market lease intangibles associated with the leases in effect during the periods presented. The adjustments included in the unaudited pro forma condensed combined statements of operations are presented to: (i) eliminate the historical straight-line rents and amortization of above-market and below-market lease intangibles for the real estate properties of Spirit acquired as part of the Merger, and (ii) adjust contractual rental property revenue for the acquired properties to a straight-line basis and amortize above-market and below-market lease intangibles recognized as a result of the Merger.
The pro forma adjustment for the amortization of above-market and below-market lease intangibles recognized as a result of the Merger was estimated based on a straight-line methodology and the estimated remaining weighted average contractual, in-place lease term of 10.2 years. The lease intangible asset and liability fair values and estimated amortization expense may differ materially from the preliminary determination within these unaudited pro forma condensed combined financial statements. The pro forma adjustments to rental revenues do not purport to be indicative of the expected change in rental revenues of the combined company in any future periods.

The following table summarizes the adjustments made to rental revenues for the nine months ended September 30, 2023, and year ended December 31, 2022 (in thousands):
	Elimination of historical amounts	Recognition of post-combination amounts(a)	Total pro forma adjustment
For the nine months ended September 30, 2023
Straight-line rent, net	$(26,127)	$35,555	$9,428
Amortization of above-market and below-market lease intangibles and deferred lease incentives, net	(767)	15,583	14,816
Total pro forma adjustment	$(26,894)	$51,138	$24,244
For the year ended December 31, 2022
Straight-line rent, net	$(36,902)	$55,090	$18,188
Amortization of above-market and below-market lease intangibles and deferred lease incentives, net	(2,190)	20,777	18,587
Total pro forma adjustment	$(39,092)	$75,867	$36,775

(a)
Recognition of post-combination amounts excludes amounts related to Spirit properties that were sold between January 1, 2022 and September 30, 2023, because such properties are not a part of the net assets acquired in the Merger.

14)
The pro forma adjustment to Other revenue of $1.2 million and $1.6 million for the nine months ended September 30, 2023, and year ended December 31, 2022, respectively, reflects the impact of the Merger on the amount recognized in Spirit’s historical consolidated statements of operations for the periods presented from the amortization of the fair value adjustment on Spirit’s Loans Receivables to be assumed in the Merger.

Expenses
15)
The adjustments included in the unaudited pro forma condensed combined statements of operations are presented to: (i) eliminate the historical depreciation and amortization of real estate properties of Spirit acquired as part of the Merger, and (ii) to recognize additional depreciation and amortization expense associated with the fair value of acquired real estate tangible and intangible assets.

The pro forma adjustment for the depreciation and amortization of acquired assets is calculated using a straight-line methodology and is based on estimated useful lives for building and site improvements, the remaining contractual, in-place lease term for intangible lease assets, and the lesser of the estimated useful life and the remaining contractual, in-place lease term for tenant improvements. The useful life of a particular building depends upon a number of factors including the condition of the building upon acquisition. For purposes of the unaudited pro forma condensed combined statements of operations, the weighted average useful life for buildings and site improvements is 29.9 years; the weighted average useful life for tenant improvements is 10.2 years; and the weighted average remaining contractual, in-place lease term is 10.2 years. The fair value of acquired real estate tangible and intangible assets, estimated useful lives of such assets, and estimated depreciation and amortization expense may differ materially from the preliminary determination within these unaudited pro forma condensed combined financial statements. The pro forma adjustments to depreciation and amortization expense are not necessarily indicative of the expected change in depreciation and amortization expense of the combined company in any future periods.

The following table summarizes adjustments made to depreciation and amortization expense by asset category for Spirit’s real estate properties to be acquired as part of the Merger for the nine months ended September 30, 2023, and year ended December 31, 2022 (in thousands):
	For the nine months ended September 30, 2023	For the year ended December 31, 2022
Buildings and improvements(a)	$150,215	$200,286
Tenant improvements(a)	23,957	31,943
In-place leases and leasing commissions and marketing costs(a)	77,535	103,379
Less: Elimination of historical depreciation and amortization	(236,527)	(292,985)
Total pro forma adjustment	$15,180	$42,623

(a)
Recognition of post-combination amounts excludes amounts related to Spirit properties that were sold between January 1, 2022 and September 30, 2023, because such properties are not a part of the net assets acquired in the Merger.

16)
The pro forma adjustments to interest expense reflect the impact of the Merger on the amounts recognized in Spirit’s historical consolidated statements of operations for the periods presented from: (i) the elimination of historical deferred financing cost amortization, (ii) the elimination of historical amortization on net premiums/discounts, and (iii) the amortization of the fair value adjustment on Spirit’s interest swap assets, term loan, mortgages, and notes payable assumed in the Merger. The following table summarizes the pro forma adjustments to interest expense for the nine months ended September 30, 2023, and year ended December 31, 2022 (in thousands):

	For the nine months ended September 30, 2023	For the year ended December 31, 2022
Elimination of Spirit historical deferred financing costs amortization	$(5,944)	$(5,410)
Elimination of Spirit historical amortization of net discounts	(982)	(1,269)
Amortization of the fair value adjustment on swap assets, term loan, mortgages and notes payable	69,992	93,322
Total pro forma adjustment	$63,066	$86,643
The pro forma adjustments for the amortization of the fair value adjustment on Spirit’s interest rate swaps, term loan, mortgages and notes payable assumed in the Merger were estimated based on a straight-line approach and the weighted average remaining contractual term of 3.0 years for the interest rate swaps, 7.3 years for mortgages payable, remaining contractual term of 2.8 years for term loan and 5.7 years for notes payable. The fair value adjustment on Spirit’s interest rate swaps, term loan, mortgages and notes payable and estimated amortization expense may differ materially from the preliminary determination within these unaudited pro forma condensed combined financial statements. The pro forma adjustments to interest expense do not purport to be indicative of the expected change in interest expense of the combined company in any future periods.
17)
Represents an adjustment to increase ground leases rent expense by $0.1 million for the nine months ended September 30, 2023, and $0.1 million for the year ended December 31, 2022 as a result of the revaluation of operating lease right-of-use assets and recognition of the above-market and below-market ground lease intangible assets. The adjustment is computed based on a straight-line approach and using a weighted average remaining lease term of 16.1 years. The fair value adjustment on Spirit’s ground leases may differ materially from the preliminary determination within these unaudited pro forma condensed combined financial statements. The pro forma adjustments to property (including reimbursable) expense do not purport to be indicative of the expected change in ground rent expense of the combined company in any future periods.

18)
Represents the adjustment to Merger and integration-related costs of $78.2 million for the year ended December 31, 2022 to recognize (i) additional post-combination compensation expense of $18.2 million associated with the fair value of Realty Income common stock issued to the holders of Spirit’s restricted stock awards and performance stock awards and (ii) estimated transaction-related costs of $60.0 million that are not currently reflected in the historical consolidated financial statements of Realty Income. These estimated transaction-related costs consist primarily of transfer taxes, advisor, legal, and accounting fees. It is assumed that these costs will not affect the combined statements of operations beyond twelve months after the closing date of the Merger.

Note 5 — Pro Forma Net Income Available to Common Stockholders per Common Share
The following table summarizes the unaudited pro forma net income from continuing operations per common share for the nine months ended September 30, 2023, and the year ended December 31, 2022, as if the Pro Forma Transactions occurred on January 1, 2022 (in thousands, except per share data):
	For the nine months ended September 30, 2023	For the year ended December 31, 2022
Numerator
Pro forma net income available to common stockholders	$782,101	$975,370
Denominator
Realty Income historical weighted average common shares outstanding	681,419	611,766
Spirit’s common stock converted into Realty Income common stock (141,331 shares and units outstanding, multiplied by the Exchange Ratio of 0.762)	107,694	107,694
Spirit’s performance share awards converted into Realty Income common stock (803 shares and units outstanding, multiplied by the Exchange Ratio of 0.762)	612	612
Pro forma weighted average common shares outstanding – basic	789,725	720,072
Realty Income historical weighted average dilutive shares	710	415
Pro forma weighted average Realty Income common shares outstanding – diluted	790,435	720,487
Pro forma amounts of net income available to common stockholders per common share:
Basic and diluted	$0.99	$1.35

DESCRIPTION OF CAPITAL STOCK
The following description of some of the terms of Realty Income common stock, Realty Income Series A preferred stock, the Realty Income Articles and the Realty Income Bylaws, and the MGCL does not purport to be complete and is subject to and qualified in its entirety by reference to the MGCL, the Realty Income Articles and Realty Income Bylaws. Copies of the most recent Realty Income Articles and Realty Income Bylaws, and any subsequent amendments thereto, have been filed or incorporated by reference as exhibits to the most recent Realty Income Annual Report on Form 10-K or a subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K filed by Realty Income with the SEC. You may obtain copies of any of those documents by visiting the SEC’s website at http://www.sec.gov.
Realty Income has authority to issue 1,300,000,000 shares of Realty Income common stock, $0.01 par value per share, and 69,900,000 shares of preferred stock, $0.01 par value per share of which, at the time of the Merger, 6,900,000 shares will be classified and designated as Realty Income Series A preferred stock. Realty Income common stock, Realty Income Series A preferred stock and any other class or series of Realty Income preferred stock outstanding from time to time are collectively referred to herein as “Realty Income capital stock.”
Common Stock
Subject to the preferential rights of any other class or series of Realty Income capital stock, including Realty Income Series A preferred stock, and to the provisions of the Realty Income Articles regarding the restrictions on ownership and transfer of stock, holders of Realty Income common stock are entitled to receive dividends when, as and if authorized by the Realty Income board of directors and declared by Realty Income out of assets legally available therefor. The terms of the Realty Income Series A preferred stock will, and the terms any other preferred stock Realty Income may issue in the future may, provide for restrictions or prohibitions on the payment of dividends on, and the purchase of, Realty Income common stock and for holders of that class or series of preferred stock to receive preferential distributions in the event of Realty Income’s liquidation, dissolution or winding up before any payments may be made on Realty Income common stock.
For information concerning any class or series of preferred stock of Realty Income that may be outstanding from time to time, see the articles supplementary classifying and designating the shares of such class or series of preferred stock, which have been or will be, as the case may be, filed or incorporated by reference as an exhibit to Realty Income’s most recent Annual Report on Form 10-K or a subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K filed by Realty Income with the SEC, and the description of any such class or series of preferred stock of Realty Income contained in the applicable Registration Statement on Form 8-A, including any amendments and reports filed for the purpose of updating such description, which have been or will be filed by Realty Income with the SEC. You may obtain copies of any of these documents by visiting the SEC’s website at http://www.sec.gov.
The Realty Income Articles authorize the Realty Income board of directors to classify and reclassify any unissued shares of Realty Income common stock or preferred stock into other classes or series of stock and to establish the number of shares in each class or series and to set the terms, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series. Thus, the Realty Income board of directors could cause the issuance of shares of preferred stock with dividend rights, rights to distributions in the event of Realty Income’s liquidation, dissolution or winding up, voting rights or other rights that could adversely affect the rights of holders of Realty Income common stock or delay or prevent a tender offer or change of control of Realty Income that might involve a premium price for shares of Realty Income common stock or otherwise be in their best interests, any of which could adversely affect the market price of Realty Income common stock.
Subject to the provisions of the Realty Income Articles regarding the restrictions on ownership and transfer of Realty Income common stock (see “— Restrictions on Ownership and Transfers of Stock” below), each outstanding share of Realty Income common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors (other than any directors to be elected exclusively by holders of outstanding preferred stock of Realty Income, if any, or any other class or series of Realty Income capital stock). Except as provided with respect to any other class or series of stock, the holders of shares of Realty Income common stock will possess the exclusive voting power.
Holders of Realty Income common stock do not have cumulative voting rights in the election of directors, which means that holders of more than 50% of all the shares of Realty Income common stock voting for the election of directors can elect all the directors standing for election (other than any directors to be elected exclusively by holders of outstanding preferred stock of Realty Income, if any, or any other class or series of Realty Income capital stock) at the time if they choose to do so, and the holders of the remaining shares of Realty Income common stock cannot elect any such directors. All of the members of the Realty Income board of directors currently serve for a term ending at the next annual meeting of stockholders following their election and until their respective successors are duly elected and qualified. Holders of shares of Realty Income common stock do not have preemptive rights, which means they have no right under the Realty Income Articles, Realty Income Bylaws, or Maryland law to acquire any additional shares of Realty Income common stock that may be issued by Realty Income at a subsequent date. Holders of shares of Realty Income common stock have no preference, conversion, exchange, sinking fund or redemption rights. Under Maryland law, stockholders generally are not liable for the corporation’s debts or obligations.
Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, convert into another entity, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by its stockholders by the affirmative vote of two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. The Realty Income Articles provide that any such action will be effective if approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter. Because the term “substantially all” of a company’s assets is not defined in the MGCL, it is subject to Maryland common law and to judicial interpretation and review in the context of the unique facts and circumstances of any particular transaction. Accordingly, there may be uncertainty as to whether a sale of “substantially all” of Realty Income’s assets has taken place within the meaning of the MGCL provisions described above.
Preferred Stock
General
The Realty Income board of directors may authorize the issuance from time to time of shares of stock of Realty Income of any class or series as the Realty Income board of directors may deem advisable. The Realty Income board of directors may further classify any unissued shares of preferred stock and reclassify any previously classified but unissued shares of preferred stock of any series, from time to time, in one or more series of stock, with such preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms of conditions of redemption as determined by the Realty Income board of directors. The Realty Income Articles provide that Realty Income has the authority to issue 69,900,000 shares of preferred stock, $0.01 par value per share.
Realty Income Series A Preferred Stock
The Realty Income board of directors (or a duly authorized committee thereof) will, prior to the Effective Time, classify 6,900,000 shares of Realty Income’s authorized but unissued preferred stock as 6.000% Series A Cumulative Redeemable Preferred Stock (“Realty Income Series A preferred stock”). This section describes the rights of the Realty Income Series A preferred stock as set forth in the form of Realty Income Series A articles supplementary, included as Exhibit A to the Merger Agreement, which is attached to this proxy statement/prospectus as Annex A. The Realty Income board of directors may authorize the issuance and sale of additional shares of Realty Income Series A preferred stock from time to time. Holders of shares of Realty Income Series A preferred stock do not have preemptive rights, which means they have no right under the Realty Income Articles, Realty Income Bylaws, or Maryland law to acquire any additional shares of Realty Income Series A preferred stock that may be issued by Realty Income at a subsequent date.

Ranking
Realty Income Series A preferred stock ranks, with respect to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of Realty Income’s affairs:
•
senior to all classes or series of Realty Income common stock and all classes or series of Realty Income capital stock now or hereafter authorized, issued or outstanding expressly designated as ranking junior to Realty Income Series A preferred stock;

•
on parity with any other class or series of Realty Income capital stock expressly designated as ranking on parity with Realty Income Series A preferred stock; and

•
junior to any other class or series of Realty Income capital stock expressly designated as ranking senior to Realty Income Series A preferred stock, none of which exists on the date hereof.

The term “capital stock” does not include convertible or exchangeable debt securities, which, prior to conversion or exchange, rank senior in right of payment to Realty Income Series A preferred stock. Realty Income Series A preferred stock also ranks junior in right of payment to our other existing and future debt obligations.
Dividends
Subject to the preferential rights of the holders of any class or series of Realty Income capital stock ranking senior to Realty Income Series A preferred stock with respect to dividend rights, holders of shares of Realty Income Series A preferred stock are entitled to receive, when, as and if authorized by the Realty Income board of directors and declared by Realty Income, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 6.000% per annum of the $25.00 liquidation preference per share of Realty Income Series A preferred stock (equivalent to the fixed annual amount of $1.50 per share of Realty Income Series A preferred stock).
Dividends on Realty Income Series A preferred stock accrue and are cumulative from and including the date of the last dividend payment by Spirit to holders of Spirit Series A preferred stock prior to the Effective Time (or, if the Effective Time occurs after the record date for a dividend on the Spirit Series A preferred stock and before the applicable payment date for the Spirit Series A preferred stock, as of the date of payment of such dividend for the Spirit Series A preferred stock) and are payable quarterly in arrears on or about the last day of March, June, September and December of each year commencing on the first dividend payment date after the Effective Time (provided that if the Effective Time occurs after the dividend record date for a dividend and before the dividend payment date for such dividend, such date shall be the scheduled dividend payment date for the next succeeding dividend); provided, however, that if such day is not a business day, then the dividend may be paid on either the immediately preceding business day or next succeeding business day at Realty Income’s option, except that, if such business day is in the next succeeding year, such payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on such date. The term “business day” means each day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.
The amount of any dividend payable on Realty Income Series A preferred stock for any partial dividend period is prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. A “dividend period” is the respective period commencing on and including the first day of January, April, July and October of each year and ending on, and including, the last day of March, June, September and December (other than the dividend period during which any shares of Realty Income Series A preferred stock will be redeemed). Dividends are payable to holders of record as they appear in the Realty Income stock records at the close of business on the applicable record date, which will be the date designated by the Realty Income board of directors as the record date for the payment of dividends that is not more than 35 and not fewer than 10 days prior to the scheduled dividend payment date.
Dividends on Realty Income Series A preferred stock will accrue whether or not:
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Realty Income has earnings;

•
there are funds legally available for the payment of those dividends; or

•
those dividends are authorized or declared.

Except as described in the next two paragraphs, unless full cumulative dividends on Realty Income Series A preferred stock for all past dividend periods will have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof in cash is set apart for payment, Realty Income will not:
•
declare and pay or declare and set aside for payment of dividends, and Realty Income will not declare and make any distribution of cash or other property, directly or indirectly, on or with respect to any shares of Realty Income common stock or shares of any other class or series of Realty Income capital stock ranking, as to dividends, on parity with or junior to Realty Income Series A preferred stock, for any period; or

•
redeem, purchase or otherwise acquire for any consideration, or make any other distribution of cash or other property, directly or indirectly, on or with respect to, or pay or make available any monies for a sinking fund for the redemption of, any Realty Income common stock or shares of any other class or series of Realty Income capital stock ranking, as to dividends and upon liquidation, on parity with or junior to Realty Income Series A preferred stock.

The foregoing sentence, however, will not prohibit:
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dividends payable solely in Realty Income capital stock ranking junior to Realty Income Series A preferred stock;

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the conversion into or exchange for other shares of any class or series of Realty Income capital stock ranking junior to Realty Income Series A preferred stock; and

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Realty Income’s purchase of shares of Realty Income Series A preferred stock, preferred stock of Realty Income ranking on parity with Realty Income Series A preferred stock as to payment of dividends and upon liquidation, dissolution or winding up or capital stock or equity securities ranking junior to Realty Income Series A preferred stock pursuant to the Realty Income Articles to the extent necessary to preserve Realty Income’s status as a REIT as discussed under “— Restrictions on Ownership and Transfers of Stock.”

When Realty Income does not pay dividends in full (and does not set apart a sum sufficient to pay them in full) on Realty Income Series A preferred stock and the shares of any other class or series of capital stock ranking, as to dividends, on parity with Realty Income Series A preferred stock, Realty Income will declare any dividends upon Realty Income Series A preferred stock and each such other class or series of capital stock ranking, as to dividends, on parity with Realty Income Series A preferred stock pro rata, so that the amount of dividends declared per share of Realty Income Series A preferred stock and such other class or series of capital stock will in all cases bear to each other the same ratio that accrued dividends per share on Realty Income Series A preferred stock and such other class or series of capital stock (which will not include any accrual in respect of unpaid dividends on such other class or series of capital stock for prior dividend periods if such other class or series of capital stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on Realty Income Series A preferred stock which may be in arrears.
Holders of shares of Realty Income Series A preferred stock are not entitled to any dividend, whether payable in cash, property or shares of capital stock, in excess of full cumulative dividends on Realty Income Series A preferred stock as described above. Any dividend payment made on Realty Income Series A preferred stock will first be credited against the earliest accrued but unpaid dividends due with respect to those shares which remain payable. Accrued but unpaid dividends on Realty Income Series A preferred stock will accumulate as of the dividend payment date on which they first become payable.
Realty Income does not intend to declare dividends on Realty Income Series A preferred stock, or pay or set apart for payment dividends on Realty Income Series A preferred stock, if the terms of any of Realty Income agreements, including any agreements relating to indebtedness, prohibit such a declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach of or default under such an agreement. Likewise, no dividends will be authorized by the Realty Income board of directors and declared by Realty Income or paid or set apart for payment if such authorization, declaration or payment is restricted or prohibited by law.
Realty Income’s revolving credit facility and term loan facilities prohibit us from making distributions to our stockholders, or redeeming or otherwise repurchasing shares of Realty Income capital stock, including Realty Income Series A preferred stock, after the occurrence and during the continuance of an event of default, except in limited circumstances including as necessary to enable Realty Income to maintain its qualification as a REIT and to avoid the payment of income or excise tax. Consequently, after the occurrence and during the continuance of an event of default under the revolving credit facility or term loan facilities, Realty Income may not be able to pay all or a portion of the dividends payable to the holders of Realty Income Series A preferred stock or redeem all or a portion of Realty Income Series A preferred stock. In addition, in the event of a default under the revolving credit facility or term loan facilities, Realty Income would be unable to borrow under such facilities and any amounts it had borrowed thereunder could become immediately due and payable. The agreements governing Realty Income’s future debt instruments may also include restrictions on its ability to pay dividends to holders or make redemptions of Realty Income Series A preferred stock.
Liquidation Preference
Upon any voluntary or involuntary liquidation, dissolution or winding up of Realty Income’s affairs, before any distribution or payment will be made to holders of shares of Realty Income common stock or any other class or series of Realty Income capital stock ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, junior to Realty Income Series A preferred stock, the holders of shares of Realty Income Series A preferred stock will be entitled to be paid out of Realty Income’s assets legally available for distribution to stockholders, after payment of or provision for Realty Income’s debts and other liabilities (including any class or series of capital stock ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, senior to Realty Income Series A preferred stock), a liquidation preference of $25.00 per share of Realty Income Series A preferred stock, plus an amount equal to any accrued and unpaid dividends (whether or not authorized or declared) up to but excluding the date of payment. If, upon Realty Income’s voluntary or involuntary liquidation, dissolution or winding up, its available assets are insufficient to pay the full amount of the liquidating distributions on all outstanding shares of Realty Income Series A preferred stock and the corresponding amounts payable on all shares of each other class or series of Realty Income capital stock ranking, as to rights upon voluntary or involuntary liquidation, dissolution or winding up, on parity with Realty Income Series A preferred stock in the distribution of assets, then holders of shares of Realty Income Series A preferred stock and each such other class or series of capital stock ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up, on parity with Realty Income Series A preferred stock will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.
Holders of shares of Realty Income Series A preferred stock will be entitled to written notice of any distribution in connection with any voluntary or involuntary liquidation, dissolution or winding up of Realty Income’s affairs not less than 30 days and not more than 60 days prior to the distribution payment date. After payment of the full amount of the liquidating distributions to which they are entitled, holders of shares of Realty Income Series A preferred stock will have no right or claim to any of Realty Income’s remaining assets. Realty Income’s consolidation or merger with or into any other corporation, trust or other entity, or the voluntary sale, lease, transfer or conveyance of all or substantially all of its property or business, will not be deemed to constitute a liquidation, dissolution or winding up of its affairs.
In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of Realty Income capital stock or otherwise, is permitted under the MGCL, amounts that would be needed, if Realty Income were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of Realty Income Series A preferred stock will not be added to total liabilities.
Optional Redemption
On and after the Closing Date, Realty Income may, at its option, upon not fewer than 30 and not more than 60 days’ written notice, redeem Realty Income Series A preferred stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends (whether or not authorized or declared) up to but excluding the date fixed for redemption, without interest, to the extent Realty Income has funds legally available for that purpose.
If fewer than all of the outstanding shares of Realty Income Series A preferred stock are to be redeemed, Realty Income will select the shares of Realty Income Series A preferred stock to be redeemed pro rata (as nearly as may be practicable without creating fractional shares) or by lot as it determines. If such redemption is to be by lot and, as a result of such redemption, any holder of shares of Realty Income Series A preferred stock, other than a holder of Realty Income Series A preferred stock that has received an exemption from the ownership limit, would have actual or constructive ownership of more than 9.8% of the issued and outstanding shares of Realty Income Series A preferred stock in value or number of shares, whichever is more restrictive, because such holder’s shares of Realty Income Series A preferred stock were not redeemed, or were only redeemed in part, then, except as otherwise provided in the Realty Income Articles, Realty Income will redeem the requisite number of shares of Realty Income Series A preferred stock of such holder such that no holder will own in excess of the 9.8% Realty Income Series A preferred stock ownership limit subsequent to such redemption. See “— Restrictions on Ownership and Transfers of Stock” below. In order for their shares of Realty Income Series A preferred stock to be redeemed, holders must surrender their shares at the place, or in accordance with the book-entry procedures, designated in the notice of redemption. Holders will then be entitled to the redemption price and any accrued and unpaid dividends payable upon redemption following surrender of the shares as detailed below. If (i) a notice of redemption has been given (in the case of a redemption of Realty Income Series A preferred stock other than to preserve Realty Income’s status as a REIT), (ii) the funds necessary for the redemption have been set aside by Realty Income in trust for the benefit of the holders of any shares of Realty Income Series A preferred stock called for redemption and (iii) irrevocable instructions have been given to pay the redemption price and all accrued and unpaid dividends, then from and after the redemption date, dividends will cease to accrue on such shares of Realty Income Series A preferred stock and such shares of Realty Income Series A preferred stock will no longer be deemed outstanding. At such time, all rights of the holders of such shares will terminate, except the right to receive the redemption price plus any accrued and unpaid dividends payable upon redemption, without interest. So long as full cumulative dividends on the Realty Income Series A preferred stock for all past dividend periods shall have been or contemporaneously are (i) declared and paid in cash, or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for payment, and subject to the provisions of applicable law, Realty Income may from time to time repurchase all or any part of Realty Income Series A preferred stock, including the repurchase of shares of Realty Income Series A preferred stock in open-market transactions and individual purchases at such prices as Realty Income negotiates, in each case as duly authorized by the Realty Income board of directors.
Unless full cumulative dividends on all shares of Realty Income Series A preferred stock have been or contemporaneously are authorized, declared and paid in cash or declared and a sum sufficient for the payment thereof in cash is set apart for payment for all past dividend periods, no shares of Realty Income Series A preferred stock will be redeemed unless all outstanding shares of Realty Income Series A preferred stock are simultaneously redeemed and Realty Income will not purchase or otherwise acquire directly or indirectly any shares of Realty Income Series A preferred stock or any class or series of Realty Income capital stock ranking, as to dividends or upon liquidation, dissolution or winding up, on parity with or junior to the Realty Income Series A preferred stock (except by conversion into or exchange for Realty Income capital stock ranking junior to Realty Income Series A preferred stock as to dividends and upon liquidation); provided, however, that whether or not the requirements set forth above have been met, Realty Income may purchase shares of Realty Income Series A preferred stock, preferred stock ranking on parity with Realty Income Series A preferred stock as to payment of dividends and upon liquidation, dissolution or winding up or capital stock or equity securities ranking junior to Realty Income Series A preferred stock pursuant to the Realty Income Articles to the extent necessary to ensure that Realty Income continues to meet the requirements for qualification as a REIT for federal income tax purposes, and may purchase or acquire shares of Realty Income Series A preferred stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Realty Income Series A preferred stock. See “— Restrictions on Ownership and Transfers of Stock” below.
Realty Income will mail notice of redemption, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of Realty Income Series A preferred stock to be redeemed at their respective addresses as they appear on Realty Income’s stock transfer records as maintained by the transfer agent named below. No failure to give such notice or any defect therein or in the mailing thereof will affect the validity of the proceedings for the redemption of any shares of Realty Income Series A preferred stock except as to the holder to whom notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which Realty Income Series A preferred stock may be listed or admitted to trading, each notice will state:
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the redemption date;

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the redemption price;

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the number of shares of Realty Income Series A preferred stock to be redeemed;

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the place or places where the certificates, if any, representing shares of Realty Income Series A preferred stock are to be surrendered for payment of the redemption price;

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procedures for surrendering noncertificated shares of Realty Income Series A preferred stock for payment of the redemption price;

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that dividends on the shares of Realty Income Series A preferred stock to be redeemed will cease to accumulate on such redemption date; and

•
that payment of the redemption price and any accumulated and unpaid dividends will be made upon presentation and surrender of such Realty Income Series A preferred stock.

If fewer than all of the shares of Realty Income Series A preferred stock held by any holder are to be redeemed, the notice mailed to such holder will also specify the number of shares of Realty Income Series A preferred stock held by such holder to be redeemed.
Realty Income is not required to provide such notice in the event it redeems Realty Income Series A preferred stock in order to maintain its status as a REIT.
If a redemption date falls after a dividend record date and on or prior to the corresponding dividend payment date, each holder of shares of Realty Income Series A preferred stock at the close of business of such dividend record date will be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares on or prior to such dividend payment date, and each holder of shares of Realty Income Series A preferred stock that surrenders such shares on such redemption date will be entitled to the dividends accruing after the end of the applicable dividend period, up to but excluding the redemption date. Except as described above, Realty Income will make no payment or allowance for unpaid dividends, whether or not in arrears, on Realty Income Series A preferred stock for which a notice of redemption has been given.
All shares of Realty Income Series A preferred stock that are redeemed or repurchased, or otherwise acquired in any other manner by Realty Income, will be retired and restored to the status of authorized but unissued shares of preferred stock, without designation as to series or class.
Realty Income’s revolving credit facility and term loan facilities prohibit it from redeeming or otherwise repurchasing any shares of Realty Income capital stock, including Realty Income Series A preferred stock, after the occurrence and during the continuance of an event of default, except in limited circumstances.
Special Optional Redemption
Upon the occurrence of a Change of Control (as defined below), Realty Income may, at its option, redeem Realty Income Series A preferred stock, in whole or in part within 120 days after the first date on which such Change of Control occurred, by paying in cash $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of redemption. If, prior to the Change of Control Conversion Date (as defined below), Realty Income has provided or provides notice of redemption with respect to Realty Income Series A preferred stock (whether pursuant to the optional redemption right or the special optional redemption right), the holders of Realty Income Series A preferred stock will not have the conversion right described below under “— Preferred Stock — Conversion Rights”.

Realty Income will mail to you, if you are a record holder of Realty Income Series A preferred stock, a notice of redemption, postage pre-paid, no fewer than 30 days nor more than 60 days before the redemption date. Realty Income will send the notice to your address shown on Realty Income’s share transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the validity of the redemption of any Realty Income Series A preferred stock except as to the holder to whom notice was defective or not given. Each notice will state the following:
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the redemption date;

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the redemption price;

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the number of shares of Realty Income Series A preferred stock to be redeemed;

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the place or places where the certificates, if any, representing shares of Realty Income Series A preferred stock are to be surrendered for payment of the redemption price;

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procedures for surrendering noncertificated shares of Realty Income Series A preferred stock for payment of the redemption price;

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that dividends on the shares of Realty Income Series A preferred stock to be redeemed will cease to accumulate on such redemption date;

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that payment of the redemption price and any accumulated and unpaid dividends will be made upon presentation and surrender of such Realty Income Series A preferred stock;

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that Realty Income Series A preferred stock is being redeemed pursuant to the special optional redemption right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control; and

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that the holders of Realty Income Series A preferred stock to which the notice relates will not be able to tender such Realty Income Series A preferred stock for conversion in connection with the Change of Control and each share of Realty Income Series A preferred stock tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.

If Realty Income redeems fewer than all of the outstanding shares of Realty Income Series A preferred stock, the notice of redemption mailed to each stockholder will also specify the number of shares of Realty Income Series A preferred stock held by such holder to be redeemed. In this case, Realty Income will determine the number of shares of Realty Income Series A preferred stock to be redeemed as described above in “— Preferred Stock — Optional Redemption”.
If Realty Income has given a notice of redemption and has set aside sufficient funds for the redemption in trust for the benefit of the holders of Realty Income Series A preferred stock called for redemption, then from and after the redemption date, those shares of Realty Income Series A preferred stock will be treated as no longer being outstanding, no further dividends will accrue and all other rights of the holders of those shares of Realty Income Series A preferred stock will terminate. The holders of those shares of Realty Income Series A preferred stock will retain their right to receive the redemption price for their shares and any accrued and unpaid dividends through, but not including, the redemption date, without interest.
The holders of Realty Income Series A preferred stock at the close of business on a dividend record date will be entitled to receive the dividend payable with respect to Realty Income Series A preferred stock on the corresponding payment date notwithstanding the redemption of Realty Income Series A preferred stock between such record date and the corresponding payment date or Realty Income’s default in the payment of the dividend due. Except as provided above, Realty Income will make no payment or allowance for unpaid dividends, whether or not in arrears, on Realty Income Series A preferred stock to be redeemed.
A “Change of Control” is when the following have occurred and are continuing:
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the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of Realty Income entitling that person to exercise more than 50% of the total voting power of all stock of Realty Income entitled to vote generally in the election of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and
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following the closing of any transaction referred to in the bullet point above, neither Realty Income nor the acquiring or surviving entity has a class of common securities (or ADRs representing such securities) listed on the NYSE, the NYSE American or NASDAQ or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or NASDAQ.

Conversion Rights
Upon the occurrence of a Change of Control, each holder of Realty Income Series A preferred stock will have the right, unless, prior to the Change of Control Conversion Date, Realty Income has provided or provides notice of its election to redeem Realty Income Series A preferred stock as described above under “— Preferred Stock — Optional Redemption” or “— Special Optional Redemption,” to convert some or all of the Realty Income Series A preferred stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of Realty Income common stock per share of Realty Income Series A preferred stock (the “Common Stock Conversion Consideration”), which is equal to the lesser of:
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the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid dividends to, but not including the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Realty Income Series A preferred stock dividend payment and prior to the corresponding Realty Income Series A preferred stock dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in this sum) by (ii) the Common Stock Price (as defined below) (such quotient, the “Conversion Rate”); and

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4.51957 (i.e., the Share Cap).

The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of Realty Income common stock), subdivisions or combinations (in each case, a “Share Split”) with respect to Realty Income common stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of Realty Income common stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of Realty Income common stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of Realty Income common stock outstanding immediately prior to such Share Split.
For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of Realty Income common stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable in connection with the exercise of the Change of Control Conversion Right will not exceed 31,185,064 shares of Realty Income common stock (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustments to the Share Cap.
In the case of a Change of Control pursuant to which Realty Income common stock will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Realty Income Series A preferred stock will receive upon conversion of such Realty Income Series A preferred stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of Realty Income common stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration,” and the Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, is referred to as the “Conversion Consideration”).
If the holders of Realty Income common stock have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration will be deemed to be the kind and amount of consideration actually received by holders of a majority of Realty Income common stock that voted for such an election (if electing between two types of consideration) or holders of a plurality of Realty Income common stock that voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of Realty Income common stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.
Realty Income will not issue fractional shares of Realty Income common stock upon the conversion of Realty Income Series A preferred stock. Instead, Realty Income will pay the cash value of such fractional shares.
Within 15 days following the occurrence of a Change of Control, Realty Income will provide to holders of Realty Income Series A preferred stock a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right. This notice will state the following:
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the events constituting the Change of Control;

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the date of the Change of Control;

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the last date on which the holders of Realty Income Series A preferred stock may exercise their Change of Control Conversion Right;

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the method and period for calculating the Common Stock Price;

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the Change of Control Conversion Date;

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that if, prior to the Change of Control Conversion Date, Realty Income has provided or provides notice of its election to redeem all or any portion of Realty Income Series A preferred stock, holders will not be able to convert shares of Realty Income Series A preferred stock designated for redemption and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right;

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if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Realty Income Series A preferred stock;

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the name and address of the paying agent and the conversion agent; and

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the procedures that the holders of Realty Income Series A preferred stock must follow to exercise the Change of Control Conversion Right.

Realty Income will issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post a notice on its website, in any event prior to the opening of business on the first business day following any date on which Realty Income provides the notice described above to the holders of Realty Income Series A preferred stock.
To exercise the Change of Control Conversion Right, the holders of Realty Income Series A preferred stock will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) representing Realty Income Series A preferred stock to be converted, duly endorsed for transfer, together with a written conversion notice completed, to Realty Income’s transfer agent. The conversion notice must state:
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the relevant Change of Control Conversion Date;

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the number of shares of Realty Income Series A preferred stock to be converted; and

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that Realty Income Series A preferred stock is to be converted pursuant to the applicable provisions of the Realty Income Series A preferred stock.

The “Change of Control Conversion Date” is the date Realty Income Series A preferred stock is to be converted, which will be a business day that is no fewer than 20 days nor more than 35 days after the date on which Realty Income provides the notice described above to the holders of Realty Income Series A preferred stock.

The “Common Stock Price” will be (i) if the consideration to be received in the Change of Control by the holders of Realty Income common stock is solely cash, the amount of cash consideration per share of Realty Income common stock or (ii) if the consideration to be received in the Change of Control by holders of Realty Income common stock is other than solely cash (x) the average of the closing sale prices per share of Realty Income common stock (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which Realty Income common stock is then traded, or (y) the average of the last quoted bid prices for Realty Income common stock in the over-the-counter market as reported by OTC Markets Group Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if Realty Income common stock is not then listed for trading on a U.S. securities exchange.
Holders of Realty Income Series A preferred stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to Realty Income’s transfer agent prior to the close of business on the business day prior to the Change of Control Conversion Date. The notice of withdrawal must state:
•
the number of withdrawn shares of Realty Income Series A preferred stock;

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if certificated Realty Income Series A preferred stock has been issued, the certificate numbers of the withdrawn shares of Realty Income Series A preferred stock; and

•
the number of shares of Realty Income Series A preferred stock, if any, which remain subject to the conversion notice.

Notwithstanding the foregoing, if Realty Income Series A preferred stock is held in global form, the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures of The Depository Trust Company (“DTC”).
Realty Income Series A preferred stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date Realty Income has provided or provides notice of its election to redeem such shares of Realty Income Series A preferred stock, whether pursuant to the optional redemption right or the special optional redemption right. If Realty Income elects to redeem shares of Realty Income Series A preferred stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such shares of Realty Income Series A preferred stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date $25.00 per share, plus any accrued and unpaid dividends thereon to, but not including, the redemption date, in accordance with the optional redemption right or special optional redemption right. See “— Preferred Stock — Optional Redemption” and “— Special Optional Redemption” above.
Realty Income will deliver amounts owing upon conversion no later than the third business day following the Change of Control Conversion Date.
In connection with the exercise of any Change of Control Conversion Right, Realty Income will comply with all federal and state securities laws and stock exchange rules in connection with any conversion of Realty Income Series A preferred stock into shares of Realty Income common stock. Notwithstanding any other terms of the Realty Income Series A preferred stock, no holder of Realty Income Series A preferred stock will be entitled to convert such Realty Income Series A preferred stock into shares of Realty Income common stock to the extent that receipt of such Realty Income common stock would cause such holder (or any other person) to exceed the share ownership limits contained in the Realty Income Articles, including the Realty Income Series A articles supplementary, unless Realty Income provides an exemption from this limitation for such holder. See “— Restrictions on Ownership and Transfers of Stock” below.
The Change of Control conversion feature may make it more difficult for a party to take over Realty Income or discourage a party from taking over the company.

Except as provided above in connection with a Change of Control, Realty Income Series A preferred stock is not convertible into or exchangeable for any other securities or property.
No Maturity, Sinking Fund or Mandatory Redemption
Realty Income Series A preferred stock has no maturity date and Realty Income is not required to redeem Realty Income Series A preferred stock at any time. Accordingly, Realty Income Series A preferred stock will remain outstanding indefinitely, unless Realty Income decides, at its option, to exercise the redemption right or, under circumstances where the holders of Realty Income Series A preferred stock have a conversion right, such holders convert Realty Income Series A preferred stock into Realty Income common stock. Realty Income Series A preferred stock is not subject to any sinking fund.
Limited Voting Rights
Holders of shares of Realty Income Series A preferred stock do not have any voting rights, except as will be set forth in the Realty Income Series A articles supplementary.
If dividends on Realty Income Series A preferred stock are in arrears for six or more quarterly periods, whether or not consecutive (a “preferred dividend default”), holders of shares of Realty Income Series A preferred stock (voting separately as a class together with the holders of all other classes or series of Realty Income preferred stock ranking on parity with the Realty Income Series A preferred stock with respect to payment of dividends and the distribution of assets upon the Realty Income’s liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable (such stock, the “Parity Preferred”)) will be entitled to vote for the election of two additional directors to serve on the Realty Income board of directors (the “preferred stock directors”), until all unpaid dividends for past dividend periods with respect to Realty Income Series A preferred stock and any other class or series of Parity Preferred have been paid. In such a case, the number of directors serving on the Realty Income board of directors will be increased by two. The preferred stock directors will be elected by a plurality of the votes cast in the election for a one-year term and each preferred stock director will serve until his or her successor is duly elected and qualifies or until the director’s right to hold the office terminates, whichever occurs earlier. The election will take place at:
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a special meeting called upon the written request of holders of at least 10% of the outstanding shares of Realty Income Series A preferred stock together with any other class or series of Parity Preferred, if this request is received more than 90 days before the date fixed for the next annual or special meeting of Realty Income stockholders or, if Realty Income receives the request for a special meeting within 90 days before the date fixed for its next annual or special meeting of stockholders, at the annual or special meeting of stockholders; and

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each subsequent annual meeting (or special meeting held in its place) until all dividends accumulated on Realty Income Series A preferred stock and on any Parity Preferred have been paid in full for all past dividend periods.

If and when all accumulated dividends on Realty Income Series A preferred stock and all other classes or series of Parity Preferred will have been paid in full, holders of shares of Realty Income Series A preferred stock will be divested of the voting rights set forth above (subject to re-vesting in the event of each and every preferred dividend default) and the term and office of such preferred stock directors so elected will terminate and the entire board of directors will be reduced accordingly.
Any preferred stock director elected by holders of shares of Realty Income Series A preferred stock and other holders of Parity Preferred may be removed at any time with or without cause by the vote of, and may not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of Realty Income Series A preferred stock and other Parity Preferred entitled to vote thereon when they have the voting rights described above (voting as a single class). So long as a preferred dividend default continues, any vacancy in the office of a preferred stock director may be filled by written consent of the preferred stock director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Realty Income Series A preferred stock when they have the voting rights described above (voting as a single class with all other classes or series of Parity Preferred). The preferred stock directors will each be entitled to one vote on any matter.

In addition, so long as any shares of Realty Income Series A preferred stock remain outstanding, Realty Income will not, without the consent or the affirmative vote of the holders of at least two-thirds of the outstanding shares of Realty Income Series A preferred stock and each other class or series of Parity Preferred (voting together as a single class):
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authorize, create or issue, or increase the number of authorized or issued shares of, any class or series of stock ranking senior to the Realty Income Series A preferred stock with respect to payment of dividends, or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any authorized Realty Income capital stock into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or

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amend, alter or repeal the provisions of the Realty Income Articles, including the terms of Realty Income Series A preferred stock, whether by merger, consolidation, transfer or conveyance of substantially all of the company’s assets or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of Realty Income Series A preferred stock, except that with respect to the occurrence of any of the events described in the second bullet point immediately above, so long as Realty Income Series A preferred stock remains outstanding with the terms of Realty Income Series A preferred stock materially unchanged, taking into account that, upon the occurrence of an event described in the second bullet point above, Realty Income may not be the surviving entity, the occurrence of such event will not be deemed to materially and adversely affect the rights, preferences, privileges or voting power of the Realty Income Series A preferred stock, and in such case such holders will not have any voting rights with respect to the events described in the second bullet point immediately above. Furthermore, if holders of shares of Realty Income Series A preferred stock receive the greater of the full trading price of Realty Income Series A preferred stock on the date of an event described in the second bullet point immediately above or the $25.00 per share liquidation preference pursuant to the occurrence of any of the events described in the second bullet point immediately above, then such holders will not have any voting rights with respect to the events described in the second bullet point immediately above. If any event described in the second bullet point above would materially and adversely affect the rights, preferences, privileges or voting powers of Realty Income Series A preferred stock disproportionately relative to other classes or series of Parity Preferred, the affirmative vote of the holders of at least two-thirds of the outstanding shares of Realty Income Series A preferred stock, voting separately as a class, will also be required.
Holders of shares of Realty Income Series A preferred stock are not entitled to vote with respect to any increase in the total number of authorized shares of Realty Income capital stock, any increase in the number of authorized shares of Realty Income Series A preferred stock or the creation or issuance of any other class or series of capital stock, or any increase in the number of authorized shares of any other class or series of capital stock, in each case ranking on parity with or junior to Realty Income Series A preferred stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up.
Holders of shares of Realty Income Series A preferred stock do not have any voting rights with respect to, and the consent of the holders of shares of Realty Income Series A preferred stock is not required for, the taking of any corporate action, including any merger or consolidation involving Realty Income or a sale of all or substantially all of its assets, regardless of the effect that such merger, consolidation or sale may have upon the powers, preferences, voting power or other rights or privileges of Realty Income Series A preferred stock, except as set forth above.
In addition, the voting provisions above will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required would occur, Realty Income has redeemed or called for redemption upon proper procedures all outstanding shares of Realty Income Series A preferred stock.
In any matter in which Realty Income Series A preferred stock may vote (as expressly provided in the Realty Income Series A articles supplementary), each share of Realty Income Series A preferred stock will be entitled to one vote per $25.00 of liquidation preference. As a result, each share of Realty Income Series A preferred stock will be entitled to one vote.

Provision of Financial Information
Whether or not Realty Income is subject to Section 13 or 15(d) of the Exchange Act, Realty Income will, to the extent permitted under the Exchange Act, file with the SEC the annual reports, quarterly reports and other documents that it would have been required to file with the SEC pursuant to such Section 13 or 15(d) if so subject, such documents to be filed with the SEC on or prior to the respective dates (the “Required Filing Dates”) by which Realty Income would have been required so to file such documents if so subject.
Realty Income will also in any event (1) within 15 days of each Required Filing Date transmit by mail or electronic transmittal to all holders of Realty Income Series A preferred stock, as their names and addresses appear in the security register, without cost to such holders, copies of the annual reports, quarterly reports and other documents that it is required to file or would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if subject to such sections, provided that the foregoing transmittal requirement will be deemed satisfied if the foregoing reports and documents are available on the SEC’s EDGAR system or on the Realty Income website within the applicable time period specified above, and (2) if filing such documents with the SEC is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective holder of Realty Income Series A preferred stock.
Restrictions on Ownership and Transfer
The Realty Income Series A articles supplementary will contain, and Realty Income Series A preferred stock will be subject to, restrictions on ownership and transfer that are substantially similar to those described under the heading “— Restrictions on Ownership and Transfers of Stock” below. The Realty Income Series A articles supplementary will provide that, subject to certain exceptions, no person or entity may actually or beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding shares of Realty Income Series A preferred stock (the “Realty Income Series A preferred stock ownership limit”). In certain circumstances, Realty Income’s board of directors may exempt a person from the ownership limit, as described under the heading “— Restrictions on Ownership and Transfers of Stock” below.
Notwithstanding anything to the contrary contained in the Realty Income Series A articles supplementary, no holder of shares of Realty Income Series A preferred stock is entitled to convert any shares of Realty Income Series A preferred stock into shares of Realty Income common stock to the extent that receipt of such shares of Realty Income common stock would cause such holder (or any other person) to exceed the ownership limits contained in the Realty Income Articles.
The restrictions on ownership and transfer described above and under the heading “— Restrictions on Ownership and Transfers of Stock” below could delay, defer or prevent a transaction or a change of control of Realty Income that might involve a premium price for Realty Income capital stock that Realty Income stockholders believe to be in their best interest.
Listing
Realty Income Series A preferred stock is expected to be listed on the New York Stock Exchange under the symbol “           .”
Book-Entry Procedures
Realty Income Series A preferred stock will only be issued in the form of global securities held in book-entry form. DTC or its nominee will be the sole registered holder of Realty Income Series A preferred stock. Owners of beneficial interests in Realty Income Series A preferred stock represented by the global securities will hold their interests pursuant to the procedures and practices of DTC. As a result, beneficial interests in any such securities are shown on, and transfers are effected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in limited circumstances. Owners of beneficial interests must exercise any rights in respect of other interests, including any right to convert or require repurchase of their interests in Realty Income Series A preferred stock, in accordance with the procedures and practices of DTC. Beneficial owners are not holders and are not entitled to any rights provided to the holders of Realty Income Series A preferred stock under the global securities or the articles supplementary. Realty Income and any of its agents may treat DTC as the sole holder and registered owner of the global securities.
DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC facilitates the settlement of transactions amongst participants through electronic computerized book-entry changes in participants’ accounts, eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, including the underwriters, banks, trust companies, clearing corporations and other organizations, some of whom and/or their representatives own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.
Realty Income Series A preferred stock, represented by one or more global securities, will be exchangeable for certificated securities with the same terms only if:
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DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by Realty Income within 90 days; or

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Realty Income decides to discontinue use of the system of book-entry transfer through DTC (or any successor depositary).

Restrictions on Ownership and Transfers of Stock
To maintain Realty Income’s status as a REIT under the Code, no more than 50% in value of outstanding shares of Realty Income capital stock may be owned, actually or constructively, by or for five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. In addition, if Realty Income, or an owner of 10% or more of Realty Income capital stock, actually or constructively owns 10% or more of a Realty Income client (or a client of any partnership or limited liability company that is treated as a partnership for federal income tax purposes in which Realty Income is a partner or member), the rent received by Realty Income (either directly or through one or more subsidiaries) from that client will not be qualifying income for purposes of the REIT gross income tests of the Code. A REIT’s stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year.
Because Realty Income expects to continue to qualify as a REIT, the Realty Income Articles contain restrictions on the ownership and transfer of Realty Income common stock which, among other purposes, are intended to assist Realty Income in complying with applicable Code requirements. The Realty Income Articles provide that, subject to certain specified exceptions, no person or entity may own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (by value or by number of shares, whichever is more restrictive) of the outstanding shares of Realty Income common stock. We refer to this restriction as the “ownership limit.” The constructive ownership rules of the Code are complex and may cause shares of common stock owned actually or constructively by a group of related individuals and/or entities to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of the shares of Realty Income common stock (or the acquisition of an interest in an entity that owns, actually or constructively, shares of Realty Income common stock) by an individual or entity, could nevertheless cause that individual or entity, or another individual or entity, to constructively own more than 9.8% of the outstanding shares of Realty Income common stock and thus violate the ownership limit, or any other limit as provided in the Realty Income Articles (including the Realty Income Series A preferred stock ownership limit) or as otherwise permitted by the Realty Income board of directors. The Realty Income board of directors may, but in no event is required to, exempt from the ownership limit a particular stockholder if it determines that such ownership will not jeopardize Realty Income’s status as a REIT. As a condition of such exemption, the Realty Income board of directors may require a ruling from the IRS or an opinion of counsel satisfactory to it and/or undertakings or representations from the applicant with respect to preserving Realty Income’s REIT status.

The Realty Income Articles further prohibit (1) any person from actually or constructively owning shares of Realty Income common stock that would result in Realty Income being “closely held” under Section 856(h) of the Code or otherwise cause Realty Income to fail to qualify as a REIT, and (2) any person from transferring shares of Realty Income common stock if such transfer would result in shares of Realty Income capital stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).
Any person who acquires or attempts to acquire actual or constructive ownership of shares of Realty Income common stock that would violate any of the foregoing restrictions on transferability and ownership is required to give written notice to Realty Income immediately and provide Realty Income with such other information as Realty Income may request in order to determine the effect of such transfer on Realty Income’s status as a REIT. The foregoing restrictions on transferability and ownership will not apply if the Realty Income board of directors determines that it is no longer in Realty Income’s best interest to attempt to qualify, or to continue to qualify, as a REIT and such determination is approved by the affirmative vote of holders of two-thirds of all shares entitled to vote on the matter, as required by the Realty Income Articles. Except as otherwise described above, any change in the ownership limit would require an amendment to the Realty Income Articles. The Realty Income Series A preferred stock will be subject to similar restrictions, and Realty Income anticipates that any other class or series of preferred stock that Realty Income issues in the future will be subject to similar restrictions.
Pursuant to the Realty Income Articles, if any purported transfer of Realty Income common stock or any other event would result in any person violating the ownership limit or such other limit as provided in the Realty Income Articles, or as otherwise permitted by the Realty Income board of directors, or result in Realty Income being “closely held” under Section 856(h) of the Code, or otherwise cause Realty Income to fail to qualify as a REIT, then the number of shares that would otherwise cause such violation or result (rounded up to the nearest whole share of Realty Income common stock) will be transferred automatically to a trust, the beneficiary of which will be a qualified charitable organization selected by Realty Income. Such automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of such violative transfer.
Within 20 days of receiving notice from Realty Income of the transfer of shares of Realty Income common stock to the trust, the trustee of the trust (who will be designated by Realty Income and be unaffiliated with Realty Income and any prohibited transferee or prohibited owner) will be required to sell such shares to a person or entity who could own the shares without violating the ownership limit, or any other limit as provided in the Realty Income Articles or as otherwise permitted by the Realty Income board of directors, and distribute to the prohibited transferee or prohibited owner, as applicable, an amount equal to the lesser of (1) the price paid by the prohibited transferee or prohibited owner for such shares or (2) the net sales proceeds received by the trust for such shares. In the case of any event other than a transfer, or in the case of a transfer for no consideration (such as a gift), the trustee will be required to sell such shares to a qualified person or entity and distribute to the prohibited owner an amount equal to the lesser of (1) the market price (determined as provided in the Realty Income Articles) of such shares as of the date of the event resulting in the transfer or (2) the net sales proceeds received by the trust for such shares. In either case, any proceeds in excess of the amount distributable to the prohibited transferee or prohibited owner, as applicable, will be distributed to the beneficiary. Prior to a sale of any such shares by the trust, the trustee will be entitled to receive, in trust for the beneficiary, all dividends and other distributions paid by Realty Income with respect to such shares, and also will be entitled to exercise all voting rights with respect to such shares.
Subject to Maryland law, effective as of the date that such shares have been transferred to the trust, the trustee will have the authority (at the trustee’s sole discretion) (1) to rescind as void any vote cast by a prohibited transferee or prohibited owner, as applicable, prior to the discovery by Realty Income that such shares of Realty Income common stock have been transferred to the trust and (2) to recast such vote in accordance with the desires of the trustee acting for the benefit of the beneficiary. However, if Realty Income has already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast that vote. Any dividend or other distribution paid to the prohibited transferee or prohibited owner prior to the discovery by Realty Income that such shares of Realty Income common stock had been automatically transferred to a trust as described above will be required to be repaid to the trustee upon demand for distribution to the beneficiary. In the event that the transfer to the trust as described above is not automatically effective (for any reason) to prevent violation of the ownership limit or any other limit as provided in the Realty Income Articles or as otherwise permitted by the Realty Income board of directors, then the Realty Income Articles provides that the transfer of such shares will be void.
In addition, shares of Realty Income common stock held in the trust will be deemed to have been offered for sale to Realty Income, or Realty Income’s designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (2) the market price on the date Realty Income, or Realty Income’s designee, accept such offer. Realty Income will have the right to accept such offer until the trustee has sold the shares of Realty Income common stock held in the trust. Upon such a sale to Realty Income, the interest of the beneficiary in the shares of Realty Income common stock sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited transferee or prohibited owner, and any dividends or other distributions held by the trustee with respect to such shares will be paid to the beneficiary.
If any purported transfer of shares of Realty Income common stock would cause Realty Income to be beneficially owned by fewer than 100 persons, such transfer will be null and void in its entirety and the intended transferee will acquire no rights to the stock.
All certificates representing shares of Realty Income common stock will bear a legend referring to the restrictions described above. The foregoing ownership limitations could delay, defer or prevent a transaction or a change in control of Realty Income that might involve a premium price for Realty Income common stock or otherwise be in the best interests of stockholders.
As set forth in Treasury Regulations, every owner of a specified percentage (or more) of the outstanding shares of Realty Income capital stock (including both Realty Income common stock and Realty Income Series A preferred stock) must file a completed questionnaire with Realty Income containing information regarding their ownership of such shares. Under current Treasury Regulations, the percentage will be set between 0.5% and 5.0%, depending upon the number of record holders of Realty Income’s shares of stock. Under the Realty Income Articles, each common stockholder will upon demand be required to disclose to Realty Income in writing such information as Realty Income may request, in good faith, in order to determine the effect, if any, of such stockholder’s actual and constructive ownership of Realty Income common stock on Realty Income’s status as a REIT and to ensure compliance with the ownership limit, or any other limit as provided in the Realty Income Articles or as otherwise permitted by the Realty Income board of directors.
The transfer restrictions and limitations described above could delay or prevent a tender offer or change in control of Realty Income or reduce the possibility that a third party will attempt such a transaction, even if a tender offer or a change in control were in the Realty Income stockholders’ best interests or involved a premium price for Realty Income capital stock, which could adversely affect the market price of Realty Income common stock, Realty Income Series A preferred stock or any other class or series of Realty Income capital stock.
Election and Removal of Directors
The Realty Income Articles and Realty Income Bylaws provide that the Realty Income board of directors may establish the number of directors of Realty Income as long as the number is not fewer than the minimum number required under the MGCL, which is one, nor, unless the Realty Income Bylaws are amended, more than 15.
Pursuant to the Realty Income Articles, each of the Realty Income directors is elected by Realty Income stockholders to serve until the next annual meeting following his or her election and until his or her successor is duly elected and qualifies.
Pursuant to the Realty Income Bylaws, directors in uncontested elections are elected upon the affirmative vote of a majority of the total votes cast for and against such nominee at a duly called meeting of stockholders, and directors in contested elections are elected by the affirmative vote of a plurality of the votes cast. In both uncontested and contested elections, holders of shares of Realty Income common stock have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of Realty Income common stock will be able to elect all of Realty Income’s directors.
Under the MGCL and the Realty Income Bylaws, except as otherwise provided in the terms of any class or series of Realty Income’s stock, vacancies on the Realty Income board of directors created by any reason other than an increase in the number of directors may be filled by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any vacancy in the number of directors created by an increase in the number of directors may be filled by a majority vote of the entire Realty Income board of directors. Any individual elected to fill a vacancy will serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies.
The Realty Income Articles provide that, subject to the rights of holders of shares of one or more classes or series of preferred stock to elect or remove one or more directors (including the Realty Income Series A preferred stock), a director may be removed at any time, but only for cause (as defined in the Realty Income Articles) by the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast generally in the election of directors.
Amendment to Realty Income Articles and Realty Income Bylaws
Except as provided in the MGCL, amendments to the Realty Income Articles must be advised by the Realty Income board of directors and approved by the affirmative vote of Realty Income stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. The Realty Income board of directors generally has the power to amend the Realty Income Bylaws; provided, that, amendments to certain provisions in the Realty Income Bylaws related to a written statement required to be furnished to stockholders in the event of certain distributions, Realty Income’s investment policy and restrictions, an annual report to stockholders and the definitions used in those sections of the Realty Income Bylaws must be approved by the affirmative vote of Realty Income’s stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. Additionally, stockholders may alter or repeal any provision of the Realty Income Bylaws and adopt new bylaw provisions with the approval by a majority of all votes entitled to be cast on the matter.
Maryland Business Combination Act
Under the MGCL, certain “business combinations” (including certain issuances of equity securities) between a Maryland corporation and any person who beneficially owns ten percent or more of the voting power of the corporation’s outstanding voting stock, or an affiliate or associate of the corporation who beneficially owned ten percent or more of the voting power at any time within the preceding two years, in each case referred to as an “interested stockholder,” or an affiliate thereof, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be approved by two super-majority stockholder votes unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares of common stock. The business combination provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder. These provisions of the MGCL may delay, defer or prevent a transaction or a change of control of Realty Income that might involve a premium price for Realty Income common stock or any class or series of Realty Income preferred stock, or otherwise be in the best interests of Realty Income stockholders.
Maryland Control Share Acquisition Act
The MGCL provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquirer, by officers of the corporation or by employees who are also directors of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (1) one-tenth or more but less than one-third, (2) one-third or more but less than a majority, or (3) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.
A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.
If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem for fair value any and all of the control shares (except those for which voting rights have previously been approved). Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or, if a meeting of stockholders is held at which the voting rights of such shares are considered and not approved, as of the date of the meeting. If voting rights for control shares are approved at a stockholders’ meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights, meaning that they may require us to repurchase their shares for their appraised value as determined pursuant to the MGCL. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.
The control share acquisition statute does not apply to (1) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (2) acquisitions exempted by the charter or bylaws of the corporation, adopted at any time before the acquisition of the shares.
As permitted by the MGCL, the Realty Income Bylaws contain a provision exempting Realty Income from the control share acquisition statute. That bylaw provision states that the control share statute will not apply to any acquisition by any person of shares of Realty Income capital stock. The Realty Income board of directors may, without the consent of any of the Realty Income stockholders, amend or eliminate this bylaw provision at any time, which means that Realty Income would then become subject to the Maryland control share acquisition statute, and there can be no assurance that such provision will not be amended or eliminated by the Realty Income board of directors at any time in the future.
Subtitle 8
Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to be subject to any or all of five provisions, including:
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a classified board;

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a two-thirds vote requirement for removing a director;

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a requirement that the number of directors be fixed only by vote of the board of directors;

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a requirement that a vacancy on the board of directors be filled only by a vote of the remaining directors in office and for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualifies; and

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a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

Realty Income has not elected to be subject to any of the provisions of Subtitle 8, including the provisions that would permit Realty Income to classify the Realty Income board of directors or increase the vote required to remove a director without stockholder approval. Through provisions in the Realty Income Articles and Realty Income Bylaws unrelated to Subtitle 8, Realty Income (1) vests in the Realty Income board of directors the exclusive power to fix the number of directors and (2) requires, unless called by the chairman, chief executive officer, president or the Realty Income board of directors, the request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at the meeting to call a special meeting of stockholders. The provisions of Subtitle 8 expressly provide that Subtitle 8 does not limit the power of a Maryland corporation, by provision in its charter, to confer on the holders of any class or series of preferred stock the right to elect one or more directors or designate the terms and voting powers of directors, which may vary among directors.
Special Meetings of Stockholders
Pursuant to the Realty Income Bylaws, the chairman, chief executive officer, president or the Realty Income board of directors may call a special meeting of Realty Income stockholders. Subject to the provisions of the Realty Income Bylaws, a special meeting of the Realty Income stockholders to act on any matter that may properly be considered at a meeting of the Realty Income stockholders will also be called by Realty Income’s secretary upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at the meeting on such matter, accompanied by the information required by the Realty Income Bylaws. Realty Income’s secretary will inform the requesting stockholders of the reasonably estimated cost of preparing and delivering the notice of meeting (including Realty Income’s proxy materials), and the requesting stockholder must pay such estimated cost before Realty Income’s secretary may prepare and deliver the notice of the special meeting.
Proxy Access
The Realty Income Bylaws include provisions permitting, subject to certain eligibility, procedural and disclosure requirements, qualifying stockholders, or a qualifying group of no more than 20 stockholders, who have maintained continuous ownership of at least three percent of the outstanding shares of Realty Income common stock for at least three years to require Realty Income to include in Realty Income’s proxy materials for an annual meeting of stockholders a number of director nominees not to exceed the greater of two nominees or 20 percent of the number of directors up for election.
Advance Notice of Director Nomination and New Business
The Realty Income Bylaws provide that nominations of individuals for election as directors and proposals of business to be considered by stockholders at any annual meeting may be made only (1) pursuant to Realty Income’s notice of the meeting, (2) by or at the direction of the Realty Income board of directors or (3) by any stockholder who was a stockholder of record at the record date set by the Realty Income board of directors for the annual meeting, at the time of giving the notice required by the Realty Income Bylaws and at the time of the meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual so nominated or on such other proposed business and who has complied with the advance notice procedures and other applicable requirements and, if applicable, the proxy access provisions, of the Realty Income Bylaws. Stockholders generally must provide notice to Realty Income’s secretary not earlier than the 150th day or later than 5:00 p.m., Pacific Time, on the 120th day before the first anniversary of the date Realty Income’s proxy statement was released for the preceding year’s annual meeting.
Only the business specified in the notice of the meeting may be brought before a special meeting of Realty Income stockholders. Nominations of individuals for election as directors at a special meeting of stockholders may be made only (1) by or at the direction of the Realty Income board of directors, (2) by a stockholder that has requested that a special meeting be called for the purpose of electing directors in compliance with the Realty Income Bylaws, or (3) if the special meeting has been called in accordance with the Realty Income Bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record at the record date set by the Realty Income board of directors for the special meeting, at the time of giving the notice required by the Realty Income Bylaws and at the time of the special meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice procedures and other applicable requirements of the Realty Income Bylaws. Stockholders generally must provide notice to Realty Income’s secretary not earlier than the 120th day before such special meeting or later than 5:00 p.m., Pacific Time, on the later of the 90th day before the special meeting or the tenth day after the first public announcement of the date of the special meeting and such stockholder satisfies the other applicable requirements set forth in the Realty Income Bylaws.
A stockholder’s notice must contain certain information specified by the Realty Income Bylaws about the stockholder, its affiliates and any proposed business or nominee for election as a director, including information about the economic interest of the stockholder, its affiliates and any proposed nominee in Realty Income.
Exclusive Forum
The Realty Income Bylaws provide that, unless Realty Income consents in writing to the selection of an alternative forum, any state court of competent jurisdiction in Maryland, or, if such state courts do not have jurisdiction, the United States District Court located in the State of Maryland, will be the sole and exclusive forum for (a) any derivative action or proceeding brought on Realty Income’s behalf (other than actions arising under federal securities laws), (b) any Internal Corporate Claim, as such term is defined in the MGCL, including, without limitation (i) any action asserting a claim based on an alleged breach of any duty owed by any of Realty Income’s directors, officers or other employees to Realty Income or to Realty Income’s stockholders or (ii) any action asserting a claim against Realty Income or any of its directors, officers or other employees arising pursuant to any provision of the MGCL, the Realty Income Articles or the Realty Income Bylaws, or (c) any other action asserting a claim that is governed by the internal affairs doctrine. These choice of forum provisions will not apply to any action or proceeding under federal securities laws or claims arising under the Securities Act or the Exchange Act or any other claim for which federal courts have exclusive jurisdiction.
Furthermore, the Realty Income Bylaws provide that, unless Realty Income consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any cause of action arising under the Securities Act.
Although the Realty Income Bylaws contain the choice of forum provisions described above, it is possible that a court could rule that such provisions are inapplicable for a particular claim or action or that such provisions are unenforceable. For example, under the Securities Act, federal courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. In addition, the exclusive forum provisions described above do not apply to any actions brought under the Exchange Act.
Effect of Certain Provisions of Maryland Law and the Realty Income Articles and Bylaws
The Realty Income Articles contain restrictions on ownership and transfer of Realty Income stock intended to, among other purposes, assist Realty Income in maintaining Realty Income’s status as a REIT for United States federal and/or state income tax purposes. For example, the Realty Income Articles restrict any person or entity from acquiring actual or constructive ownership of more than 9.8% (by value or by number of shares, whichever is more restrictive) of the outstanding shares of Realty Income common stock or Realty Income preferred stock. See “— Restrictions on Ownership and Transfers of Stock.” These restrictions could delay or prevent a tender offer or change in control of Realty Income or reduce the possibility that a third party will attempt such a transaction, even if a tender offer or a change of control were in the Realty Income stockholders’ interests or involved a premium price for Realty Income common stock, which could adversely affect the market price of Realty Income common stock.
The Realty Income Articles authorize the Realty Income board of directors to issue preferred stock, including convertible preferred stock, without stockholder approval. The Realty Income board of directors may establish the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption of any class or series of preferred stock that Realty Income may issue, which may include voting rights and rights to convert such preferred stock into Realty Income common stock. The issuance of preferred stock could delay or prevent a tender offer or change in control of Realty Income or reduce the possibility that a third party will attempt such a transaction, even if a tender offer or a change of control were in the Realty Income stockholders’ interests or involved a premium price for Realty Income common stock, Realty Income Series A preferred stock or any other class or series of preferred stock of Realty Income, which could adversely affect the market price of Realty Income common stock, Realty Income Series A preferred stock and any other class or series of preferred stock.
The Realty Income Articles and Realty Income Bylaws also provide that the number of directors may be established only by the Realty Income board of directors, which prevents Realty Income stockholders from increasing the number of directors and filling any vacancies created by such increase with their own nominees. The provisions of the Realty Income Bylaws discussed above under the captions “Special Meetings of Stockholders” and “Advance Notice of Director Nomination and New Business” require stockholders seeking to call a special meeting, nominate an individual for election as a director or propose other business at an annual or special meeting to comply with certain notice and information requirements. These provisions, alone or in combination, could make it more difficult for Realty Income stockholders to remove incumbent directors or fill vacancies on the Realty Income board of directors with their own nominees and could delay or prevent a proxy contest, tender offer or change in control of Realty Income or reduce the possibility that a third party will attempt such a contest or transaction, even if a proxy contest, tender offer or a change of control were in the Realty Income stockholders’ interests or involved a premium price for Realty Income common stock, Realty Income Series A preferred stock or any class or series of preferred stock of Realty Income, which could adversely affect the market price of Realty Income common stock, Realty Income Series A preferred stock and any other class or series of preferred stock of Realty Income.
Indemnification of Officers and Directors
The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from:
•
actual receipt of an improper benefit or profit in money, property or services, or

•
active and deliberate dishonesty established by a final judgment as being material to the cause of action.

The Realty Income Articles contain such a provision which eliminates such liability to the maximum extent permitted by the MGCL.
The Realty Income Articles authorize it, and the Realty Income Bylaws obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any present or former director or officer who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity or any individual who, while serving as one of Realty Income’s directors or officers and, at Realty Income’s request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity. The Realty Income Articles and Realty Income Bylaws also permit us, with the approval of the Realty Income board of directors, to indemnify and advance expenses to any person who served a predecessor of Realty Income in any of the capacities described above and to any employee or agent of Realty Income or its predecessor.
The MGCL requires a corporation (unless its charter provides otherwise, which the Realty Income Articles do not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to or in which they may be made or are threatened to be made a party or witness by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or,

(c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it will ultimately be determined that the standard of conduct was not met.
Transfer Agent
The registrar and transfer agent for Realty Income common stock and Realty Income Series A preferred stock is Computershare Trust Company, N.A.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF SPIRIT
The following table sets forth certain information regarding the beneficial ownership of shares of Spirit common stock for (1) each person who is a beneficial owner of 5% or more of Spirit common stock, (2) each of Spirit’s directors and executive officers and (3) all of Spirit’s directors and executive officers as a group, each as of November 16, 2023, unless otherwise indicated in the table below.
The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement or (4) the automatic termination of a trust, discretionary account or similar arrangement. Each person named in the following table has sole voting and investment power with respect to all of the shares of Spirit common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Spirit common stock subject to options or other rights held by that person that are exercisable or will become exercisable within 60 days after November 16, 2023, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Unless otherwise indicated, the address of each named person is c/o Spirit Realty Capital, Inc., 2727 North Harwood Street, Suite 300, Dallas, TX 75201. No shares beneficially owned by any executive officer or director have been pledged as security.
Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of All Shares(1)
Greater than 5% Stockholders
The Vanguard Group(2)	20,472,067	14.49%
BlackRock, Inc.(3)	18,071,384	12.79%
Cohen & Steers, Inc. and affiliates(4)	16,327,751	11.55%
FMR LLC(5)	9,989,957	7.07%
State Street Corporation(6)	7,714,714	5.46%
Directors and Executive Officers(7)
Jackson Hsieh(8)	468,990	*
Michael Hughes(9)	61,511	*
Ken Heimlich	46,168	*
Jay Young	2,136	*
Rochelle Thomas	8,834	*
Kevin Charlton	32,184	*
Elizabeth Frank	19,335	*
Michelle Frymire	10,009	*
Kristian Gathright	17,826	*
Richard Gilchrist	50,560	*
Diana Laing	17,835	*
Nicholas Shepherd	27,881	*
Thomas Sullivan	13,303	*
All Directors and Executive Officers as a Group (13 persons)	776,572	*

*
Represents less than 1.0%.

(1)
Percentages are based on 141,331,218 shares of Spirit common stock outstanding as of November 16, 2023.

(2)
Based solely on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 9, 2023, The Vanguard Group (“Vanguard”) has sole power to vote or direct the vote of 0 shares of Spirit common stock, and sole power to dispose or direct the disposition of 20,163,887 shares of Spirit common stock, respectively; and has shared power to vote or direct the vote of 172,864 shares of Spirit common stock, and shared power to dispose or direct the disposition of 308,180, respectively. As of February 9, 2023, Vanguard was the aggregate beneficial owner of 20,472,067 shares of the common stock of the Company which represents 14.49% of Spirit outstanding shares of common stock as of November 16, 2023. The address for Vanguard is 100 Vanguard Blvd. Malvern, PA 19355.

(3)
Based solely on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on January 23, 2023, BlackRock, Inc. (“BlackRock”) has sole power to vote or direct the vote of 16,870,086, and sole power to dispose or direct the disposition of 18,071,384 shares of Spirit common stock, respectively. As of January 23, 2023, BlackRock was the beneficial owner of 18,071,384 shares of the common stock of the Company which represents 12.79% of Spirit outstanding shares of common stock as of November 16, 2023. The address for BlackRock is 55 East 52nd Street, New York, NY 10055.

(4)
Based solely on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 14, 2023, this represents the number of shares of common stock beneficially owned by Cohen & Steers, Inc. (“Cohen & Steers”) either directly or through its affiliates. Cohen & Steers has sole power to vote or direct the vote of 11,680,048 shares of Spirit common stock, and sole power to dispose or direct the disposition of 16,327,751 shares of Spirit common stock, respectively. As of February 14, 2023, Cohen & Steers was the beneficial owner of 16,327,751 shares of the common stock of the Company. The number of shares beneficially owned by Cohen & Steers in the Schedule 13G/A also includes 16,241,928 reported as beneficially owned by Cohen & Steers Capital Management, Inc. (“Cohen & Steers Capital”) which represents 11.49% of Spirit outstanding shares of common stock as of November 16, 2023. Cohen & Steers Capital has sole power to vote or direct the vote of 11,645,991 shares of Spirit common stock, and sole power to dispose or direct the disposition of 16,241,928 shares of Spirit common stock, respectively. The number of shares beneficially owned by Cohen & Steers in the Schedule 13G/A also includes 72,352 reported as beneficially owned by Cohen & Steers UK Ltd (“Cohen & Steers UK”) which represents .05% of Spirit outstanding shares of common stock as of November 16, 2023. Cohen & Steers UK has sole power to vote or direct the vote of 20,586 shares of Spirit common stock, and sole power to dispose or direct the disposition of 72,352 shares of Spirit common stock, respectively. The number of shares beneficially owned by Cohen & Steers in the Schedule 13G/A also includes 13,471 reported as beneficially owned by Cohen & Steers Ireland Limited (“Cohen & Steers Ireland”) which represents .01% of Spirit outstanding shares of common stock as of November 16, 2023. Cohen & Steers Ireland has sole power to vote or direct the vote of 13,471 shares of Spirit common stock, and sole power to dispose or direct the disposition of 13,471 shares of Spirit common stock, respectively. The principal address for Cohen & Steers and Cohen & Steers Capital is 280 Park Avenue, 10th Floor, New York, NY 10017. The principal address for Cohen & Steers UK is 50 Pall Mall, 7th Floor, London, United Kingdom SW1Y 5JH. The principal address for Cohen & Steers Ireland is 77 Sir John Rogerson’s Quay, Block C, Grand Canal Docklands, Dublin 2, D02 VK60.

(5)
Based solely on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 9, 2023 jointly by FMR LLC and Abigail P. Johnson (Ms. Johnson is a director, the chairman and the chief executive officer of FMR LLC and may be deemed to have shared beneficial ownership of the common stock held by FMR, LLC). FMR LLC has sole power to vote or direct the vote of 9,798,109 shares of Spirit common stock, and sole power to dispose or direct the disposition of 9,989,957 shares of Spirit common stock, respectively. As of February 9, 2023, FMR LLC, was the beneficial owner of 9,989,957 shares of the common stock of the Company which represents 7.07% of Spirit outstanding shares of common stock as of November 16, 2023. The principal address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(6)
Based solely on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 6, 2023, State Street Corporation (“State Street”) has sole power to vote or direct the vote of 0 shares of Spirit common stock, and sole power to dispose or direct the disposition of 0 shares of Spirit common stock, respectively; and has shared power to vote or direct the vote of 5,811,216 shares of Spirit common stock, and shared power to dispose or direct the disposition of

7,714,714 shares of Spirit common stock, respectively As of February 6, 2023, State Street was the beneficial owner of 7,714,714 shares of the common stock of the Company which represents 5.46% of Spirit outstanding shares of common stock as of November 16, 2023. The address for State Street is State Street Financial Center, One Lincoln Street, Boston, MA 02111.
(7)
Number includes shares of time-vested restricted stock over which grantees generally have all rights other than transferability and which remain subject to forfeiture under the award agreements pursuant to which they were made. As of November 16, 2023, Jackson Hsieh, Michael Hughes, Ken Heimlich and Jay Young did not have any unvested restricted stock, excluding shares potentially awardable under performance share awards made to Jackson Hsieh, Michael Hughes, Ken Heimlich, and Jay Young. As of November 16, 2023, Rochelle Thomas had 8,834 unvested shares of restricted stock, excluding shares potentially awardable under performance share awards made to Rochelle Thomas.

(8)
Number includes 108,823 shares of common stock that Jackson Hsieh has an indirect interest in through his spouse and 1,444 held through his sons.

(9)
Number includes 240 shares of common stock that Michael Hughes has an indirect interest in through his spouse, son and daughter (collectively).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF REALTY INCOME
The following table sets forth certain information regarding the beneficial ownership of shares of Realty Income common stock for (1) each person who is a beneficial owner of 5% or more of Realty Income common stock, (2) each of Realty Income’s directors and named executive officers and (3) all of Realty Income’s directors and named executive officers as a group, each as of November 14, 2023, unless otherwise indicated in the table below.
The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement or (4) the automatic termination of a trust, discretionary account or similar arrangement. Each person named in the following table has sole voting and investment power with respect to all of the shares of Realty Income common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Realty Income common stock subject to options or other rights held by that person that are exercisable or will become exercisable within 60 days after November 14, 2023, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Unless otherwise indicated, the address of each named person is c/o 11995 El Camino Real, San Diego, CA 92130. No shares beneficially owned by any executive officer or director have been pledged as security.
Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of All Shares(1)
Greater than 5% Shareholders
The Vanguard Group(2)	100,758,107	13.9%
BlackRock, Inc.(3)	58,673,834	8.1%
State Street Corporation(4)	50,254,953	6.9%
Cohen & Steers(5)	39,059,120	5.4%
Directors and Executive Officers
Sumit Roy(6)	253,338	*
Christie B. Kelly(7)	30,091	*
Neil M. Abraham(8)	41,630	*
Michelle Bushore(9)	14,640	*
Mark E. Hagan(10)	47,914	*
Shannon Kehle(11)	21,569	*
Gregory Whyte	—	*
Michael D. McKee(12)	165,500	*
Priscilla Almodovar(13)	14,333	*
Jacqueline Brady(14)	12,161	*
A. Larry Chapman(15)	14,757	*
Reginald H. Gilyard(16)	24,000	*
Mary Hogan Preusse(17)	24,291	*
Priya Cherian Huskins(18)	43,400	*
Gerardo I. Lopez(19)	24,000	*
Ronald L. Merriman(20)	30,075	*
Gregory T. McLaughlin(21)	31,886	*
All Directors and Executive Officers as a Group (17 persons)	793,585	0.1%

*
Represents less than 1.0%.

(1)
Percentages are based on 723,933,461 shares of Realty Income common stock outstanding as of November 14, 2023.

(2)
Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 9, 2023, The Vanguard Group, Inc. (Vanguard) has sole power to dispose or direct the disposition of 97,640,067 shares of Realty Income common stock, shared power to vote or direct the vote of 1,430,055 shares of Realty Income common stock, and shared power to dispose or direct the disposition and 3,118,040 shares of Realty Income common stock. The Vanguard Group does not have the sole power to vote or direct the vote of any shares of Realty Income common stock. The address for Vanguard is 100 Vanguard Blvd. Malvern, PA 19355.

(3)
Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on January 27, 2023, BlackRock, Inc. has sole power to vote or direct the vote of 53,846,594 shares of Realty Income common stock, has sole power to dispose or direct the disposition of 58,673,834 shares of Realty Income common stock, and does not have shared power to vote or direct the vote or dispose or direct the disposition of shares of Realty Income common stock. The address for BlackRock is 55 East 52nd Street, New York, NY 10055.

(4)
Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on January 31, 2023, State Street Corporation does not have the sole power to vote or direct the vote of any shares of Realty Income common stock, or to dispose or direct the disposition of any shares of Realty Income common stock. State Street Corporation has the shared power to vote or direct the vote of 39,718,691 shares of Realty Income common stock and the shared power to dispose or direct the disposition of 50,207,192 shares of Realty Income common stock. The address for State Street is One Lincoln Street, Boston, MA 02111.

(5)
Based on the information provided pursuant to a statement on a Schedule 13G filed with the SEC on February 14, 2023, Cohen & Steers, Inc. has sole power to vote or direct the vote of 27,644,765 shares of Realty Income common stock, has the sole power to dispose or direct the disposition of 39,059,120 shares of Realty Income common stock, and does not have shared power to vote or direct the vote or dispose or direct the disposition of shares of Realty Income common stock. The principal address for Cohen & Steers is 280 Park Avenue, 10th Floor, New York, NY 10017.

(6)
Mr. Roy’s total includes 55,291 shares of unvested restricted stock and 198,047 shares of stock directly owned.

(7)
Ms. Kelly’s total includes 14,849 shares of unvested restricted stock and 15,242 shares of stock directly owned.

(8)
Mr. Abraham’s total includes 14,705 shares of unvested restricted stock and 26,925 shares of stock directly owned.

(9)
Ms. Bushore’s total includes 10,352 shares of unvested restricted stock and 4,288 shares of stock directly owned.

(10)
Mr. Hagan’s total includes 14,238 shares of unvested restricted stock and 33,676 shares of stock directly owned.

(11)
Ms. Kehle’s total includes 13,154 shares of unvested restricted stock and 8,415 shares of stock directly owned.

(12)
Mr. McKee’s total includes 133,200 shares owned of record by The McKee Family Trust dated February 11, 1995, of which he is a trustee and has shared voting and investment power, 6,400 shares owned of record by MCR Holdings, LLC, a family limited liability company, of which he and his wife have shared voting and investment power, 6,400 shares owned of record by MCC Ventures, LLC, a family limited liability company, of which he and his wife have shared voting and investment power, and 19,500 shares owned of record by an IRA, in the account of Mr. McKee.

(13)
Ms. Almodovar’s total includes 8,001 shares of unvested restricted stock and 6,332 shares of stock directly owned.

(14)
Ms. Brady’s total includes 8,001 of unvested restricted stock and 4,160 shares of stock directly owned.

(15)
Mr. Chapman’s total includes 14,757 shares of vested stock owned of record by The Chapman Family Trust, dated March 18, 1998, of which he is a trustee and has sole voting power and shared investment power.

(16)
Mr. Gilyard’s total includes 8,002 shares of unvested restricted stock and 15,998 shares of stock directly owned.

(17)
Ms. Hogan Preusse’s total includes 8,001 shares of unvested restricted stock and 16,290 shares of stock directly owned.

(18)
Ms. Huskins’s total includes 43,400 shares owned of record by The Michael and Priya Huskins Revocable Trust dated February 12, 2001, of which she is a trustee and has shared voting and investment power.

(19)
Mr. Lopez’s total includes 8,001 shares of unvested restricted stock and 15,999 shares of stock directly owned.

(20)
Mr. Merriman’s total includes 30,075 shares owned of record by The Merriman Family Trust dated July 17, 1997, of which he is a trustee and has shared voting and investment power.

(21)
Mr. McLaughlin’s total includes 31,886 shares owned of record by The McLaughlin Family Trust dated May 28, 2009, of which he is a trustee and has shared voting and investment power.

COMPARISON OF RIGHTS OF REALTY INCOME STOCKHOLDERS AND SPIRIT STOCKHOLDERS
If the Merger is consummated, common stockholders of Spirit will become common stockholders of Realty Income. The rights of Spirit stockholders are currently governed by the MGCL and the Spirit Articles and Spirit Bylaws. Upon consummation of the Merger, the rights of legacy Spirit common stockholders who receive shares of Realty Income common stock will be governed by the Realty Income Articles and Realty Income Bylaws, rather than the Spirit Articles and the Spirit Bylaws.
While the rights and privileges of Spirit stockholders are, in many instances, comparable to those of Realty Income stockholders, there are some differences. The following is a summary of the material differences between the rights of Realty Income stockholders and Spirit stockholders but does not purport to be a complete description of those differences or a complete description of the terms of the Realty Income common stock subject to issuance in connection with the Merger. The following summary is qualified in its entirety by reference to the relevant provisions of (i) the MGCL, (ii) the Realty Income Articles, (iii) the Spirit Articles, (iv) the Realty Income Bylaws, and (v) the Spirit Bylaws.
This section does not include a complete description of all differences between the rights of Realty Income common stockholders and Spirit common stockholders, nor does it include a complete description of the specific rights of such holders. Furthermore, the identification of some of the differences in the rights of such holders as material is not intended to indicate that other differences that may be equally important do not exist. You are urged to read carefully the relevant provisions of Maryland law, as well as the governing corporate instruments of each of Realty Income and Spirit, copies of which are available, without charge, to any person, including any beneficial owner to whom this proxy statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information.”
	Rights of Realty Income Stockholders	Rights of Spirit Stockholders
Authorized Capital Stock or Shares of Beneficial Interest	Realty Income is authorized to issue an aggregate of 1,369,900,000 shares of capital stock, consisting of (1) 1,300,000,000 shares of common stock, par value $0.01 per share; and (2) 69,900,000 shares of preferred stock, par value $0.01 per share, of which 6,900,000 shares will be classified and designated as 6.000% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share.	Spirit is authorized to issue an aggregate of 370,000,000 shares of capital stock, consisting of (1) 350,000,000 shares of common stock, par value $0.05 per share; and (2) 20,000,000 shares of preferred stock, par value $0.01 per share, of which 6,900,000 shares are classified and designated as 6.000% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share.
	As of the record date, there were issued and outstanding shares of Realty Income common stock. There are no shares of Realty Income Series A preferred stock outstanding.	As of the record date, there were issued and outstanding shares of Spirit common stock and 6,900,000 shares of Spirit Series A preferred stock outstanding.
Voting Rights
Each outstanding share of Realty Income common stock is entitled to one vote per share on all matters upon which common stockholders are entitled to vote.
If a quorum exists, action on a matter is approved if the votes
Subject to restrictions on ownership and transfer of Spirit common stock in the Spirit Articles (described further below), each outstanding share of Spirit common stock entitles the holder thereof to one vote on all matters submitted to a vote of

	Rights of Realty Income Stockholders	Rights of Spirit Stockholders
cast favoring the action exceed the votes cast opposing the action, except for (i) votes pertaining to revoking or terminating Realty Income’s qualification as a REIT, which requires the affirmative vote of the holders of at least two-thirds of all votes entitled to be cast on the matter, and (ii) a dissolution, share exchange, merger, consolidation or sale of substantially all or substantially all of Realty Income’s assets, amendment to the Realty Income Articles requiring stockholder approval, or removal of a director, which, in each case, requires the affirmative vote of the holders of at least a majority of all votes entitled to be cast on the matter. See “— Vote on Merger, Consolidations or Sales of Substantially All Assets” and “— Charter Amendments.”
stockholders, including the election of directors.
The Spirit Bylaws provide for the election of directors, in uncontested elections, by a majority of the votes cast. In contested elections, the election of directors is by a plurality of the votes cast. Cumulative voting in the election of directors is not permitted.

Size of the Board of Directors
At any regular meeting or at any special meeting called for that purpose, a majority of Realty Income’s entire board of directors may establish, increase or decrease the number of directors, provided that the number thereof will not be less than the minimum number required by the MGCL, nor more than 15. Directors are elected at each annual meeting of stockholders and hold office until the next annual meeting of stockholders and until his or her successor is elected and qualifies or until his or her earlier death, retirement, resignation or removal.
As of the record date, the Realty Income board of directors consists of eleven directors. Upon closing of the Merger, the Realty Income board of directors will consist of            directors.

The number of directors of Spirit may be established, increased or decreased only by a majority of Spirit’s entire board of directors, but may not be fewer than the minimum number (which is one) required under the MGCL, nor more than 15. The number of directors is currently fixed at nine.
Directors are elected by holders of Spirit common stock and serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies under the MGCL.

Removal of Directors	The Realty Income Articles provide that subject to the rights	Subject to the rights of holders of one or more classes or series of

	Rights of Realty Income Stockholders	Rights of Spirit Stockholders

of one or more classes or series of preferred stock of Realty Income (including the Realty Income Series A preferred stock) to elect or remove one or more directors, any Realty Income director, or Realty Income’s entire board of directors, may be removed from office at any time, but only for cause, and then only by the affirmative vote of holders of a majority of the outstanding shares of capital stock entitled to vote in the election of directors, voting together as a single class.
“Cause” means, with respect to any particular director a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to Realty Income through bad faith or active and deliberate dishonesty.

preferred stock to elect or remove one or more directors (including the Spirit Series A preferred stock), a director may be removed only for cause and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors.
“Cause” means, with respect to any particular director, a conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to Spirit through bad faith or active and deliberate dishonesty.

Filling Vacancies of Directors	Any vacancies on the Realty Income board of directors for any cause other than an increase in the number of directors can be filled by a majority of the remaining directors, even if the remaining directors do not constitute a quorum. Vacancies created through an increase in the number of directors may be filled by a majority vote of the entire Realty Income board of directors.	Any vacancies on the Spirit board of directors may be filled only by a majority of the remaining directors, even if such majority is less than a quorum, and any director elected to fill a vacancy will hold office for the remainder of the full term of the directorship in which the vacancy occurred and until his or her successor is duly elected and qualifies.
Charter Amendments	Except for certain ministerial amendments, such as name changes and changes to par value of a class or series of stock, amendments to the Realty Income Articles must be advised by the Realty Income board of directors and approved by the affirmative vote of Realty Income stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.	Except for (i) amendments to the provision of Spirit Articles relating to the removal of directors and the vote required to amend that removal provision (which can only be amended with the approval of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter) and (ii) amendments permitted to be made without stockholder approval under the MGCL, the Spirit Articles may generally be amended only if such amendment is declared advisable

	Rights of Realty Income Stockholders	Rights of Spirit Stockholders
by the Spirit board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast on the matter.
Bylaw Amendments	The Realty Income board of directors has the power to adopt, alter or repeal the Realty Income Bylaws and to adopt new provisions of the Realty Income Bylaws; provided, however, the provisions related to (i) the written statement Realty Income is required to furnish to stockholders, (ii) investment policy and restrictions, (iii) the annual report and (iv) the definitions in Article I of the Realty Income Bylaws to the extent used in the provision related to amendments to the Realty Income Bylaws, may not be amended, repealed or modified, or inconsistent provisions adopted with respect thereto, without the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast on the matter. In addition, pursuant to a binding proposal that is properly submitted by stockholders for approval at a duly called annual meeting or special meeting of stockholders, the stockholders will have the power, by the affirmative vote of a majority of all votes entitled to be cast on the matter, to alter or repeal any provision of the Realty Income Bylaws and to adopt new provisions of the Realty Income Bylaws, in any such case to the extent permitted by and consistent with the Realty Income Articles, Realty Income Bylaws and applicable law.	The Spirit board of directors has the power to adopt, alter or repeal any provision of the Spirit Bylaws and to make new bylaws. In addition, the Spirit stockholders may alter or repeal any provision of the Spirit Bylaws and adopt new bylaws if any such alteration, repeal or adoption is approved by the affirmative vote of a majority of all the votes entitled to be cast on the matter.
Vote on Merger, Consolidations or Sales of Substantially All Assets	The MGCL provides that a dissolution, merger, consolidation, share exchange or sale of substantially all or substantially all of a corporation’s	The MGCL provides that a dissolution, merger, consolidation, share exchange or sale of substantially all or substantially all of a corporation’s

	Rights of Realty Income Stockholders	Rights of Spirit Stockholders

assets must be declared advisable by its board of directors and approved by its stockholders by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter. However, the MGCL permits a corporation in its charter to reduce the voting requirement to allow for the approval of a dissolution, merger, consolidation, share exchange or sale of all or substantially all of the corporation’s assets by the affirmative vote of not less than a majority of the votes entitled to be cast on the matter.
Notwithstanding any provision of law permitting or requiring any action to be taken or authorized by the affirmative vote of the holders of a greater number of votes, the Realty Income Articles provide that any such action will be effective and valid if taken or authorized by the affirmative vote of a majority of all the votes entitled to be cast on the matter.

assets must be declared advisable by its board of directors and approved by its stockholders by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter. However, the MGCL permits a corporation in its charter to reduce the voting requirement to allow for the approval of a dissolution, merger, consolidation, share exchange or sale of all or substantially all of the corporation’s assets by the affirmative vote of not less than a majority of the votes entitled to be cast on the matter.
Notwithstanding any provision of law permitting or requiring any action to be taken or authorized by the affirmative vote of the holders of a greater number of votes, the Spirit Articles provide that any such action will be effective and valid if taken or authorized by the affirmative vote of a majority of all the votes entitled to be cast on the matter, except that amendments to the provision of Spirit Articles relating to the removal of directors and the vote required to amend that removal provision can be amended only with the approval of stockholders entitled to cast at least two-thirds of all of the votes entitled to be cast on the matter.

Ownership Limitations
To maintain Realty Income’s status as a REIT under the Code, not more than 50% in value of the outstanding shares of Realty Income stock may be owned, actually or constructively, by or for five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year.
Under the Realty Income Articles, with certain exceptions, the actual, constructive or beneficial ownership by any person of more than 9.8% (by

To maintain Spirit’s status as a REIT under the Code, not more than 50% in value of the outstanding shares of Spirit stock may be owned, actually or constructively, by or for five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year.
Under the Spirit Articles, with certain exceptions, the actual, beneficial or constructive ownership by any person of more than 9.8% (in value or in number

Rights of Realty Income Stockholders	Rights of Spirit Stockholders

value or by number of shares, whichever is more restrictive) of the outstanding shares of Realty Income common stock or Realty Income Series A preferred stock, is generally prohibited.
The Realty Income board of directors may, but in no event is required to, exempt from the ownership limit described in the preceding paragraph above, a particular stockholder if it determines that such ownership will not jeopardize Realty Income’s status as a REIT. As a condition of such exemption, the Realty Income board of directors may require a ruling from the Internal Revenue Service or an opinion of counsel satisfactory to it and/or undertakings or representations from the applicant with respect to preserving Realty Income’s REIT status.
The Realty Income Articles further prohibit (1) any person from actually or constructively owning shares of Realty Income stock that would result in Realty Income being “closely held” under Section 856(h) of the Code or otherwise cause Realty Income to fail to qualify as a REIT, and (2) any person from transferring shares of Realty Income stock if such transfer would result in shares of our capital stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

of shares, whichever is more restrictive) of the outstanding shares of Spirit common stock or 9.8% in value of the aggregate of the outstanding shares of all classes and series of Spirit stock is generally prohibited, in each case excluding any shares of Spirit stock that are not treated as outstanding for federal income tax purposes.
The Spirit board of directors, subject to certain limits including the directors’ duties under applicable law, may retroactively and shall prospectively exempt a person from either or both of the ownership limits described in the preceding paragraph above and, if necessary, establish a different limit on ownership for such person if it determines that such exemption could not cause or permit: five or fewer individuals to actually or beneficially own more than 49% in value of the outstanding shares of all classes or series of Spirit stock or, subject to exceptions, Spirit to own, actually or constructively, an interest in a tenant of Spirit (or a tenant of any entity owned in whole or in part by Spirit). As a condition of such exemption, the Spirit board of directors may require an opinion of counsel or a ruling from the Internal Revenue Service, in either case in form and substance satisfactory to the Spirit board of directors, in its sole and absolute discretion, in order to determine or ensure Spirit’s status as a REIT, and such representations, covenants and/or undertakings as are necessary or prudent to make the determinations above. Notwithstanding the receipt of any ruling or opinion, Spirit’s board of directors may impose such conditions or restrictions as it deems appropriate in connection with such an

Rights of Realty Income Stockholders	Rights of Spirit Stockholders

exception.
The Spirit board of directors may, in its sole and absolute discretion, increase or decrease one or both of the ownership limits for one or more persons, except that a decreased ownership limit will not be effective for any person whose actual, beneficial or constructive ownership of Spirit stock exceeds the decreased ownership limit at the time of the decrease until the person’s actual, beneficial or constructive ownership of Spirit’s stock equals or falls below the decreased ownership limit, although any further acquisition of Spirit stock will violate the decreased ownership limit.
The Spirit Articles further prohibit any person from actually, beneficially or constructively owning shares of Spirit stock, or the Spirit board of directors from making changes to the ownership limits, that could result in Spirit being “closely held” under the Code or otherwise cause Spirit to fail to qualify as a REIT (including, but not limited to, actual, beneficial or constructive ownership of shares of Spirit stock that could result in Spirit owning (actually or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income Spirit derives from such tenant, taking into account Spirit’s other income that would not qualify under the gross income requirements of the Code, would cause Spirit to fail to satisfy any of the gross income requirements imposed on REITs). The Spirit Articles also prevent any person from transferring shares of Spirit stock if such transfer would result in shares of Spirit stock being beneficially owned by fewer than 100 persons

	Rights of Realty Income Stockholders	Rights of Spirit Stockholders
(determined without reference to any rules of attribution).
Advance Notice Provisions for Stockholder Nominations and Stockholder Business Proposals
The Realty Income Bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to the Realty Income board of directors and the proposal of business to be considered by stockholders at the annual meeting may be made only:
•
pursuant to Realty Income’s notice of meeting;

•
by or at the direction of the Realty Income board of directors; or

•
upon timely and proper notice by a stockholder who is a stockholder of record at the record date for the annual meeting, at the time of giving of notice and the time of the annual meeting (or any postponement of adjournment thereof).

In general, notice of stockholder nominations or business for an annual meeting must be delivered not earlier than the 150th day nor later than 5:00 p.m., Pacific Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced or delayed more than 30 days from the anniversary date of the preceding year’s annual proxy meeting, in order for notice by the stockholder to be timely, such notice must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Pacific Time, on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the 10th day following the day on which

The Spirit Bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to the Spirit board of directors and the proposal of business to be considered by stockholders at the annual meeting may be made only:
•
pursuant to Spirit’s notice of the meeting;

•
by or at the direction of the Spirit board of directors; or

•
by a stockholder that was a stockholder of record both at the time of giving of the notice of the meeting and at the time of the annual meeting, that is entitled to vote at the meeting and that has complied with the advance notice procedures set forth in, and provided the information and certifications required by, the Spirit Bylaws.

With respect to special meetings of stockholders, only the business specified in Spirit’s notice of meeting may be brought before the special meeting of stockholders, and nominations of individuals for election to the Spirit board of directors may be made only:
•
by or at the direction of the Spirit board of directors; or

•
provided that the meeting has been called in accordance with the Spirit Bylaws for the purpose of electing directors, by a stockholder that is a stockholder of record both at the time of giving of the notice required by the Spirit Bylaws and at the time of the meeting, that is entitled to vote at the meeting in the election of each individual so nominated and that has complied with the

	Rights of Realty Income Stockholders	Rights of Spirit Stockholders
public announcement of the date of such meeting is first made. Notice of stockholder nominations for a special meeting must be delivered not earlier than the 120th day prior to the special meeting, and not later than 5:00 p.m., Pacific Time, on the later of the 90th day prior to the meeting or the 10th day following the day on which the public announcement is first made of the date of the meeting.
advance notice provisions set forth in, and provided the information and certifications required by, the Spirit Bylaws.
In general, Spirit must receive notice of a stockholder’s intention to make a nomination or to propose an item of business for the annual stockholders’ meeting not earlier than the 150th day and not later than the 120th day prior to the first anniversary of the date the proxy statement for the previous annual stockholders’ meeting was released to stockholders; provided, however, that if Spirit holds its annual stockholders’ meeting more than 30 days before or after the one-year anniversary date of the previous annual stockholders’ meeting, Spirit must receive the notice not earlier than the 150th day and not later than the 120th day prior to the annual stockholders’ meeting date or the tenth day following the date on which Spirit first publicly announces the date of the annual stockholders’ meeting, whichever occurs later. Notice of stockholder nominations for a special meeting must be received by Spirit no earlier than the 120th day prior to such special meeting and not later than 5:00 p.m., Eastern Time, on the later of the 90th day prior to such special meeting or the tenth day following the day on which the date of the special meeting and the nominees proposed by Spirit board of directors to be elected at such meeting are first announced.

State Anti-Takeover Statutes
Under the MGCL, certain
“business combinations” (which include a merger, consolidation, share exchange and certain transfers, issuances or reclassifications of equity securities) between a Maryland corporation and any person who

Under the MGCL, certain “business combinations” (which include a merger, consolidation, share exchange and certain transfers, issuances or reclassifications of equity securities) between a Maryland corporation and any person who

Rights of Realty Income Stockholders	Rights of Spirit Stockholders

beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock, or an affiliate or associate of the corporation who beneficially owned 10% or more of the voting power of the corporation’s then outstanding stock at any time within the preceding two years, in each case referred to as an “interested stockholder,” or an affiliate thereof, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder or its affiliates or associates. The super-majority vote requirements do not apply, however, to business combinations that are approved or exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder or if the business combination satisfies certain minimum price, form of consideration and procedural requirements. To date, Realty Income has not opted out of the business combination provisions of the MGCL.
As permitted by the MGCL, the
Realty Income Bylaws contain a provision exempting from the control share acquisition statute all shares of Realty Income capital stock to the fullest extent permitted by the MGCL. See beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock, or an affiliate or associate of the corporation who beneficially owned 10% or more of the voting power of the corporation’s then outstanding stock at any time within the preceding two years, in each case referred to as an “interested stockholder,” or an affiliate thereof, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder or its affiliates or associates. The super-majority vote requirements do not apply, however, to business combinations that are approved or exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder or if the business combination satisfies certain minimum price, form of consideration and procedural requirements. The Spirit board of directors has, by resolution, elected to opt out of the business combinations provisions of the MGCL.
As permitted by the MGCL, the Spirit Bylaws contain a provision exempting from the control share acquisition statute all shares of Spirit stock.

Rights of Realty Income Stockholders	Rights of Spirit Stockholders

“Description of Capital Stock — Maryland Control Share Acquisition Act.”
Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:
•
a classified board;

•
a two-thirds stockholder vote requirement for removing a director;

•
a requirement that the number of directors be fixed only by vote of the directors;

•
a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•
a requirement that the request of the holders of at least a majority of all votes entitled to be cast be obtained in order to call a special meeting of stockholders.

To date, Realty Income has not made any of the elections described above, although, independent of these elections, the Realty Income Articles and Realty Income Bylaws contain provisions that directors may be removed only for cause and by the vote of a majority of the votes entitled to be cast; that, generally, vacancies may be filled only by the Realty Income board of directors; and that the request of the holders of at least a majority of all votes entitled to be

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:
•
a classified board;

•
a two-thirds stockholder vote requirement for removing a director;

•
a requirement that the number of directors be fixed only by vote of the directors;

•
a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•
a requirement that the request of the holders of at least a majority of all votes entitled to be cast be obtained in order to call a special meeting of stockholders.

The Spirit Articles contain a provision whereby Spirit has elected, at such time Spirit became eligible to do so, to be subject to the provisions of Subtitle 8 relating to filling vacancies on the Spirit board of directors only by the remaining directors. The Spirit board of directors has further adopted a resolution prohibiting Spirit from electing to be subject to the provisions of Subtitle 8 relating to a classified board unless such election is approved by Spirit stockholders by the affirmative vote of a majority of all the votes entitled to be cast on the matter.

	Rights of Realty Income Stockholders	Rights of Spirit Stockholders
cast on any issue proposed to be considered at a special meeting of stockholders is required to call such special meeting.
Liability and Indemnification of Officers and Directors
The Realty Income Articles authorize it, and the Realty Income Bylaws obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any present or former director or officer who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity or any individual who, while serving as one of Realty Income’s directors or officers and, at Realty Income’s request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity. The Realty Income Articles and Realty Income Bylaws also permit Realty Income, with the approval of the Realty Income board of directors, to indemnify and advance expenses to any person who served a predecessor of Realty Income in any of the capacities described above and to any employee or agent of Realty Income or its predecessor.
Realty Income has also entered into indemnification agreements with certain of its directors and officers, which are intended to provide indemnification to the maximum extent permitted by the MGCL.

The Spirit Articles authorize it, and the Spirit Bylaws obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any present or former director or officer who is made, or threatened to be made a party to, the proceeding by reason of his or her service in that capacity or any individual who, while serving as one of Spirit’s directors or officers and, at Spirit’s request, serves or has served as a director, officer, partner, member, manager, trustee, employee or agent of another corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity. The Spirit Articles and Spirit Bylaws also permit Realty Income, with the approval of the Spirit board of directors, to indemnify and advance expenses to any person who served a predecessor of Spirit in any of the capacities described above and to any employee or agent of Spirit or its predecessor.
Spirit has also entered into indemnification agreements with its directors and executive officers, which are intended to provide indemnification to the maximum extent permitted by the MGCL.

	Rights of Realty Income Stockholders	Rights of Spirit Stockholders
Realty Income has purchased directors’ and officers’ liability insurance for the benefit of its directors and officers.
Stockholder Rights Plan	Realty Income does not have a stockholder rights plan in effect.	Spirit does not have a stockholder rights plan in effect.
Dissenters’ Rights
The MGCL provides that a stockholder of a corporation is generally entitled to receive payment of the fair value of their stock if the stockholder dissents from certain transactions including a proposed merger, share exchange or a sale of substantially all of the assets of the corporation, or unless the charter reserves the right to do so, any amendment authorized by law to the terms of outstanding stock.
However, dissenters’ rights generally are not available to holders of shares, such as shares of Realty Income common stock, that are registered on a national securities exchange nor are dissenters’ rights available if a provision is included in the charter providing that the stockholders are not entitled to such rights.
The Realty Income Articles do not include such charter provisions, but do reserve the right to make any amendment to the Realty Income Articles, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Realty Income Articles, of any shares of outstanding stock.

The MGCL provides that a stockholder of a corporation is generally entitled to receive payment of the fair value of their stock if the stockholder dissents from certain transactions including a proposed merger, share exchange or a sale of substantially all of the assets of the corporation, or unless the charter reserves the right to do so, any amendment authorized by law to the terms of outstanding stock.
However, dissenters’ rights generally are not available to holders of shares, such as shares of Spirit common stock, that are registered on a national securities exchange nor are dissenters’ rights available if a provision is included in the charter providing that the stockholders are not entitled to such rights.
The Spirit Articles include such charter provisions, and reserve the right to make any amendment to the Spirit Articles, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in Spirit Articles, of any shares of outstanding stock.

	Rights of Realty Income Stockholders	Rights of Spirit Stockholders
REIT Qualification	The Realty Income Articles provide that the Realty Income board of directors may revoke or otherwise terminate Realty Income’s REIT election, with the approval of the holders of at least two-thirds of all votes entitled to be cast on the matter, if it determines that it is no longer in Realty Income’s best interests to continue to qualify as a REIT.	The Spirit Articles provide that the Spirit board of directors may revoke or otherwise terminate Spirit’s REIT election, without approval of Spirit’s stockholders, if it determines that it is no longer in Spirit’s best interest to continue to be qualified as a REIT.
Exclusive Forum Provision	The Realty Income Bylaws provide that, unless Realty Income consents in writing to the selection of an alternative forum, any state court of competent jurisdiction in Maryland, or, if such state courts do not have jurisdiction, the United States District Court located in the State of Maryland, will be the sole and exclusive forum for (a) any derivative action or proceeding brought on Realty Income’s behalf (other than actions arising under federal securities laws), (b) any Internal Corporate Claim, as such term is defined in the MGCL, including, without limitation (i) any action asserting a claim based on an alleged breach of any duty owed by any of Realty Income’s directors, officers or other employees to Realty Income or to Realty Income’s stockholders, (ii) any action asserting a claim against Realty Income or any of its directors, officers or other employees arising pursuant to any provision of the MGCL, the Realty Income Articles or the Realty Income Bylaws, or (c) any other action asserting a claim that is governed by the internal affairs doctrine. These choice of forum provisions will not apply to any action or proceeding under federal securities laws or claims arising under the Securities Act or the Exchange Act or any other claim for which federal courts have exclusive jurisdiction.	The Spirit Bylaws provide that, unless Spirit consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Spirit, (ii) any action asserting a claim of breach of any duty owed by any director, officer or other employee of Spirit to Spirit or Spirit’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the MGCL, the Spirit Articles or Spirit Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine will be the Circuit Court for Baltimore City, Maryland or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of Spirit is deemed to have notice of and consented to the provisions of the forum selection clause of the Spirit Bylaws.

Rights of Realty Income Stockholders	Rights of Spirit Stockholders
Furthermore, the Realty Income Bylaws provide that, unless Realty Income consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any cause of action arising under the Securities Act.

LEGAL MATTERS
The validity of the shares of Realty Income common stock and of the shares of Realty Income Series A preferred stock offered by this proxy statement/prospectus will be passed on by Venable LLP.
Certain U.S. federal income tax consequences relating to the Merger will also be passed upon for Realty Income by Latham & Watkins LLP and for Spirit by Wachtell, Lipton, Rosen & Katz.
Certain U.S. federal income tax consequences of the Merger regarding Realty Income’s qualification as a REIT will be passed on by Latham & Watkins LLP. Certain U.S. federal income tax consequences of the Merger regarding Spirit’s qualification as a REIT will be passed on by Latham & Watkins LLP.

EXPERTS
The consolidated financial statements of Realty Income Corporation and subsidiaries as of December 31, 2022 and 2021, and for each of the years in the three-year period ended December 31, 2022, and financial statement schedule III and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2022, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
The consolidated financial statements, and the related financial statement schedules, of Spirit Realty Capital, Inc. appearing in Spirit Realty Capital Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2022, and the effectiveness of Spirit Realty Capital, Inc.’s internal control over financial reporting as of December 31, 2022 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

FUTURE STOCKHOLDER PROPOSALS
Spirit
Spirit held its 2023 annual stockholders’ meeting on May 3, 2023. It is not expected that Spirit will hold an annual meeting of Spirit stockholders for 2024 unless the Merger is not completed. If the Merger is not completed, any stockholder proposal intended to be presented at the 2024 Spirit stockholders’ meeting must be received by Spirit at its principal executive offices at 2727 North Harwood Street, Suite 300, Dallas, TX 75201 not later than November 24, 2023, and meet the requirements of Rule 14a-8 under the Exchange Act to be considered for inclusion in Spirit’s proxy materials for that meeting. Any such proposal should be sent to the attention of Spirit’s investor relations department.
In addition, the Spirit Bylaws permit stockholders to nominate directors and present other business for consideration at Spirit’s 2024 annual stockholders’ meeting if the stockholder gives timely notice in writing to Spirit’s investor relations department at its principal executive offices at 2727 North Harwood Street, Suite 300, Dallas, TX 75201, and such proposal is a proper subject for stockholder action under the Spirit Bylaws. To be timely, Spirit must receive notice of a stockholder’s intention to make a nomination or to propose an item of business at the Spirit 2024 annual stockholders’ meeting not earlier than the 150th day and not later than the 120th day prior to the first anniversary of the date the proxy statement for the Spirit 2023 annual stockholders’ meeting was released to stockholders; however, if Spirit holds its 2024 annual stockholders’ meeting more than 30 days before or after the one-year anniversary date of the 2023 annual stockholders’ meeting, Spirit must receive the notice not earlier than the 150th day and not later than the 120th day prior to the Spirit 2024 annual stockholders’ meeting date or the tenth day following the date on which Spirit first publicly announces the date of the Spirit 2024 annual stockholders’ meeting, whichever occurs later. All nominations must also comply with the Spirit Bylaws and Spirit Articles. All proposals should be sent via mail to Spirit’s investor relations department at its principal executive offices at 2727 North Harwood Street, Suite 300, Dallas, TX 75201.
Householding
To eliminate duplicate mailings, conserve natural resources and reduce Spirit’s printing costs and postage fees, Spirit uses a method of delivery referred to as “householding.” Householding permits Spirit to mail a single set of proxy materials (other than proxy cards, which will remain separate) to Spirit stockholders who share the same address and last name, unless Spirit has received contrary instructions from one or more of such stockholders. Spirit will deliver promptly, upon oral or written request, a separate copy of the proxy materials to any stockholder at the same address. If you wish to receive a separate copy of the proxy materials, then you may call 1-866-648-8133, email paper@investorelections.com or visit www.investorelections.com/SRC. Stockholders sharing an address who now receive multiple copies of our proxy materials may request delivery of a single copy by contacting Spirit as indicated above.

OTHER MATTERS
As of the date of this proxy statement/prospectus, the Spirit board of directors does not know of any matters that will be presented for consideration at the Spirit special meeting other than as described in this proxy statement/prospectus. In accordance with the Spirit Articles, Spirit Bylaws, and Maryland law, business transacted at the Spirit special meeting will be limited to those matters set forth in the accompanying notice of the Spirit special meeting. Nonetheless, if any other matter is properly presented at the Spirit special meeting, or any adjournments or postponements of the Spirit special meeting, and is voted upon, including matters incident to the conduct of the Spirit special meeting, the enclosed proxy card will confer discretionary authority on the individuals named therein as proxies to vote the shares represented thereby as to any such other matters. It is intended that the persons named in the enclosed proxy card and acting thereunder will vote in accordance with their discretion on any such matter.

WHERE YOU CAN FIND MORE INFORMATION
Realty Income and Spirit file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including Realty Income and Spirit, that file electronically with the SEC. The address of that site is www.sec.gov.
Investors may also consult the website of Realty Income or Spirit for more information concerning the Merger. The website of Realty Income is www.realtyincome.com. The website of Spirit is www.spiritrealty.com. Information included on these websites is not incorporated by reference into this proxy statement/prospectus.
Realty Income has filed with the SEC a registration statement of which this proxy statement/prospectus forms a part. The registration statement registers the shares of Realty Income common stock and the shares of Realty Income Series A preferred stock to be issued to Spirit stockholders in connection with the Merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Realty Income common stock and Realty Income Series A preferred stock. The rules and regulations of the SEC allow Realty Income and Spirit to omit certain information included in the registration statement from this proxy statement/prospectus.
In addition, the SEC allows Realty Income and Spirit to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information included directly in this proxy statement/prospectus.
This proxy statement/prospectus incorporates by reference the documents listed below that Realty Income has previously filed with the SEC (File No. 001-13374); provided, however, that we are not incorporating by reference, in each case, any documents, portions of documents or information deemed to have been furnished and not filed in accordance with SEC rules. The following documents may contain important information about Realty Income, its financial condition or other matters:
•
Realty Income’s Annual Report on Form 10-K for the year ended December 31, 2022, filed on February 22, 2023 (the “2022 Form 10-K”).

•
Realty Income’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023, and September 30, 2023, filed on May 4, 2023, August 3, 2023, and November 7, 2023, respectively.

•
The portions of Realty Income’s Definitive Proxy Statement on Schedule 14A, filed on March 31, 2023, incorporated by reference in the 2022 Form 10-K.

•
Realty Income’s Current Reports on Form 8-K filed on January 6, 2023, January 9, 2023, January 10, 2023, January 13, 2023, April 5, 2023, April 6, 2023, April 14, 2023, May 25, 2023, June 22, 2023 (with respect to Item 5.02 only), June 28, 2023, June 29, 2023, July 6, 2023, August 7, 2023, October 30, 2023 (with respect to Item 1.01 and Item 9.01 only), November 13, 2023, November 27, 2023, November 27, 2023 and November 29, 2023 (in each of the foregoing cases, excluding any current reports, or portions thereof, exhibits thereto or information therein that are “furnished” to the SEC).

•
The description of Realty Income common stock contained in Exhibit 4.59 to Realty Income’s 2022 Form 10-K, and any amendment or report filed for the purpose of updating such disclosure.

In addition, Realty Income incorporates by reference into this proxy statement/prospectus any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and prior to the date the Merger is consummated. Such documents are considered to be a part of this proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of the documents listed above from the SEC, through the website of the SEC at the address described above or from Realty Income by requesting them in writing or by telephone at the following address:
Realty Income Corporation
11995 El Camino Real
San Diego, California 92130
Attention: Investor Relations
Telephone: (858) 284-5000
These documents are available from Realty Income without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.
This proxy statement/prospectus also incorporates by reference the documents listed below that Spirit previously filed with the SEC (File No. 001-36004); provided, however, that we are not incorporating by reference, in each case, any documents, portion of documents or information deemed to have been furnished and not filed in accordance with SEC rules. The following documents contain important information about Spirit, its financial condition or other matters:
•
Spirit’s Annual Report on Form 10-K for the year ended December 31, 2022, filed on February 28, 2023.

•
Spirit’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023, and September 30, 2023, filed on May 3, 2023, August 7, 2023, and November 2, 2023, respectively.

•
The portions of Spirit’s Definitive Proxy Statement on Schedule 14A, filed on March 23, 2023, incorporated by reference in Spirit’s Annual Report on Form 10-K for the year ended December 31, 2022.

•
Spirit’s Current Reports on Form 8-K, filed on March 15, 2023, May 4, 2023, May 12, 2023, and October 30, 2023 (with respect to Item 1.01 and Item 9.01 only) (in each of the foregoing cases, excluding any current reports, or portions thereof, exhibits thereto or information therein that are “furnished” to the SEC).

•
the descriptions of Spirit common stock and Spirit Series A preferred stock included in Spirit’s registration statements on Form 8-A filed on July 16, 2013 and October 2, 2017, respectively, each as updated by Exhibit 4.11 to Spirit’s Annual Report on Form 10-K for the year ended December 31, 2022, filed on February 28, 2023.

In addition, Spirit incorporates by reference into this proxy statement/prospectus any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and prior to the date of the Spirit special meeting. Such documents are considered to be a part of this proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of these documents from the SEC, through the website of the SEC at the address described above, or Spirit will provide you with copies of these documents, without charge, upon written or oral request to:
Spirit Realty Capital, Inc.
2727 North Harwood Street, Suite 300
Dallas, Texas 75201
(972) 476 1900
Attn.: Investor Relations
If you are a stockholder of Realty Income or a stockholder of Spirit and would like to request documents, please do so by             , 202 , to receive them before the Spirit special meeting. If you request any documents from Realty Income or Spirit, Realty Income or Spirit will mail them to you by first-class mail, or by another equally prompt means, within one business day after Realty Income or Spirit receives your request.
This document is a prospectus of Realty Income and is a proxy statement of Spirit for the Spirit special meeting. Neither Realty Income nor Spirit has authorized anyone to give any information or make any representation about the Merger Agreement and the transactions contemplated thereby, including the Merger, or Realty Income or Spirit that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that Realty Income or Spirit has incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus reads only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

ANNEX A
AGREEMENT AND PLAN OF MERGER
by and among
REALTY INCOME CORPORATION,
SAINTS MD SUBSIDIARY, INC.
and
SPIRIT REALTY CAPITAL, INC.
Dated as of October 29, 2023

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER, dated as of October 29, 2023 (this “Agreement”), is by and among Realty Income Corporation, a Maryland corporation (“Parent”), Saints MD Subsidiary, Inc., a Maryland corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub”), and Spirit Realty Capital, Inc., a Maryland corporation (the “Company”). Each of Parent, Merger Sub, and the Company is referred to herein as a “party” and, collectively, the “parties.”
WHEREAS, it is proposed that, at the Effective Time (as defined below), and subject to the terms and conditions set forth in this Agreement, the Company shall merge with and into Merger Sub pursuant to the Merger (as defined below), with Merger Sub continuing as the surviving corporation of the Merger and in which (i) each outstanding share of common stock, par value $0.05 per share, of the Company (the “Company Common Stock”) (other than Excluded Shares) will be converted into the right to receive a number of newly issued shares of common stock, par value $0.01 per share, of Parent (the “Parent Common Stock”) equal to 0.762, subject to adjustment as provided in Section 2.5 (the “Merger Consideration” and such ratio, the “Exchange Ratio”), and (ii) each outstanding share of Company Series A Preferred Stock will be converted into the right to receive the Series A Merger Consideration;
WHEREAS, the Board of Directors of the Company has (a) duly and validly authorized the execution and delivery of this Agreement and declared advisable the Merger and the other transactions contemplated by this Agreement, (b) directed that the approval of the Merger and the other transactions contemplated by this Agreement be submitted for consideration at a meeting of the Company’s stockholders and (c) subject to Section 5.4(b)(iii), resolved to recommend that the Company’s stockholders vote in favor of the approval of the Merger (the “Company Board Recommendation”) and to include such recommendation in the Proxy Statement/Prospectus;
WHEREAS, the Board of Directors of Parent has declared advisable the Merger and the other transactions contemplated by this Agreement and has duly and validly authorized the execution and delivery of this Agreement and approved the consummation by Parent of the transactions contemplated hereby, including the issuance of shares of Parent Common Stock and Parent Series A Preferred Stock in connection with the Merger;
WHEREAS, the Board of Directors of Merger Sub has declared advisable the Merger and the other transactions contemplated by this Agreement and has duly and validly authorized the execution and delivery of this Agreement and approved the consummation by Merger Sub of the transactions contemplated hereby, including the Merger;
WHEREAS, Parent, in its capacity as sole stockholder of Merger Sub, has taken all actions required for the execution of this Agreement by Merger Sub and to approve the consummation by Merger Sub of the transactions contemplated hereby, including the Merger; and
WHEREAS, for U.S. federal income tax purposes, (a) it is intended that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) this Agreement is intended to be and is adopted as a “plan of reorganization” for the Merger for purposes of Sections 354 and 361 of the Code.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:
ARTICLE I
THE TRANSACTIONS
Section 1.1   The Merger.
(a)   Upon the terms and subject to satisfaction or waiver (subject to applicable Law) of the conditions set forth in this Agreement, and in accordance with the Maryland General Corporation Law (the “MGCL”), at the Effective Time (as defined below), the Company shall be merged with and into Merger Sub (the “Merger”). As a result of the Merger, the separate existence of the Company shall cease, and Merger Sub shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and a wholly owned Subsidiary of Parent. The Merger will have the effects provided in this Agreement and as set forth in the MGCL.
(b)   The parties shall cause the Merger to be consummated by duly executing and filing as soon as practicable on the Closing Date (as defined below) (i) articles of merger for the Merger (the “Articles of Merger”) with the State Department of Assessments and Taxation of the State of Maryland (“SDAT”), in such form as required by, and executed in accordance with the relevant provisions of, the MGCL and (ii) any other filings, recordings or publications required, if any, under the MGCL in connection with the Merger. The Merger shall become effective at the time when the Articles of Merger have been accepted for record by the SDAT, with such date and time specified in the Articles of Merger, or on such other date and time (not to exceed 30 days from the date the Articles of Merger are accepted for record) as may be agreed to by the Company and Parent and specified in the Articles of Merger (the date and time the Merger becomes effective being the “Effective Time”).
Section 1.2   Closing.   The closing of the Merger (the “Closing”) will take place on the date that is the second (2nd) Business Day after the satisfaction or waiver (subject to applicable Law) of the conditions set forth in Article VI (excluding conditions that, by their terms, are to be satisfied on the Closing Date, but subject to the satisfaction or waiver (subject to applicable Law) of those conditions as of the Closing), unless another date is agreed to in writing by Parent and the Company. The date on which the Closing actually takes place is referred to herein as the “Closing Date.” The Closing shall take place by electronic exchange of signatures and documents, unless otherwise agreed to in writing by Parent and the Company.
Section 1.3   Organizational Documents.
(a)   The charter of Merger Sub as in effect immediately prior to the Effective Time shall be the charter of the Surviving Corporation until thereafter amended in accordance with applicable Law. The bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law.
(b)   Prior to the Effective Time, Parent shall supplement, effective no later than the Effective Time, its charter to include the articles supplementary (the “Articles Supplementary”) classifying and designating the 6.000% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share, of Parent (the “Parent Series A Preferred Stock”) substantially in the form attached hereto as Exhibit A. At the Effective Time, the charter of Parent, as so supplemented, shall be the charter of Parent, until thereafter amended, in accordance with applicable Law.
Section 1.4   Directors and Officers.   From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation.
Section 1.5   Tax Consequences.   It is intended that, for U.S. federal income tax purposes, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for the Merger for purposes of Sections 354 and 361 of the Code.
ARTICLE II
TREATMENT OF SECURITIES
Section 2.1   Effect on Capital Stock.   As of the Effective Time, by virtue of the Merger and without any action on the part of any of the parties or the holders of any of the securities of the parties, the following shall occur:
(a)   Company Common Stock.   Subject to Section 2.2(e), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (A) any Excluded Common Shares, and (B) shares subject to Company Restricted Stock Awards) shall be automatically converted into a number of newly issued shares of Parent Common Stock equal to the Exchange Ratio. As a result of the Merger, all shares of Company Common Stock (other than (A) any Excluded Common Shares and (B) shares subject to Company Restricted Stock Awards) shall no longer be outstanding and shall be automatically canceled and retired and shall cease to exist as shares of Company Common Stock, and each evidence of shares in book-entry form previously representing shares of Company Common Stock immediately prior to the Effective Time (the “Company Book-Entry Shares”) and each certificate previously representing shares of Company Common Stock immediately prior to the Effective Time (the “Company Common Stock Certificates”) shall thereafter represent the right to receive the shares of Parent Common Stock into which such shares of Company Common Stock were converted, in accordance with Section 2.3, without interest.
(b)   Each share of Company Common Stock owned by the Company, Parent or Merger Sub, in each case, immediately prior to the Effective Time (“Canceled Company Shares”), shall be canceled and extinguished without any conversion thereof or consideration paid therefor at the Effective Time by virtue of the Merger. Each share of Company Common Stock owned by any direct or indirect wholly owned Subsidiary of Parent (other than Merger Sub) or the Company, in each case, immediately prior to the Effective Time (together with the Canceled Company Shares, the “Excluded Common Shares”) shall automatically be converted into such number of shares of common stock of the Surviving Corporation, or fraction thereof, such that the ownership percentage of any such Subsidiary of the Surviving Corporation immediately following the Effective Time shall equal the ownership percentage of such Subsidiary in the Company immediately prior to the Effective Time.
(c)   Company Series A Preferred Stock.   Each share of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time shall be automatically converted into one (1) newly issued share of Parent Series A Preferred Stock (the “Series A Merger Consideration”) and shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption and other rights and restrictions as set forth in the Articles Supplementary. As a result of the Merger, all shares of Company Series A Preferred Stock shall no longer be outstanding and shall be automatically canceled and retired and shall cease to exist as shares of Company Series A Preferred Stock, and each evidence of shares in book-entry form previously representing shares of Company Series A Preferred Stock immediately prior to the Effective Time (together with the Company Book-Entry Shares, the “Company Book-Entry Securities”) and each certificate previously representing shares of Company Series A Preferred Stock immediately prior to the Effective Time (together with the Company Common Stock Certificates, the “Company Certificates”) shall thereafter represent the right to receive the shares of Parent Series A Preferred Stock into which such shares of Company Series A Preferred Stock were converted, in accordance with Section 2.3, without interest.
(d)   Merger Sub and Parent Capital Stock.
(i)   Treatment of Merger Sub Common Stock.   Each share of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Merger shall remain outstanding following the Merger as a share of the Surviving Corporation.
(ii)   Treatment of Parent Common Stock.   Each share of Parent Common Stock outstanding immediately prior to the Merger shall remain outstanding following the Merger as a share of Parent Common Stock.
Section 2.2   Exchange of Certificates.
(a)   Exchange Agent.   As of or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of Company Certificates and Company Book-Entry Securities for exchange in accordance with this Article II, (i) certificates or, at Parent’s option, evidence of shares in book-entry form representing the shares of Parent Common Stock, issuable pursuant to Section 2.1(a) or Parent Series A Preferred Stock, issuable pursuant to Section 2.1(c), in each case, in exchange for such Company Certificates or Company Book-Entry Securities, as applicable, and (ii) cash in immediately available funds in an amount sufficient to pay the fractional share consideration under Section 2.2(e) and any dividends or other distributions payable under Section 2.2(c), in each case, with respect thereto. Such certificates and evidence of shares in book-entry form for shares of Parent Common Stock and Parent Series A Preferred Stock (together with any deposited cash sufficient to pay the fractional share consideration and any dividends or other distributions with respect thereto) so deposited are hereinafter referred to as the “Exchange Fund.”
(b)   Exchange Procedures.
(i)   As soon as reasonably practicable after the Effective Time (but in no event later than five (5) Business Days thereafter), Parent shall cause the Exchange Agent to mail (and to make available for collection by hand) to each holder of record of one or more Company Certificates as of immediately prior to the Effective Time, (1) a letter of transmittal (a “Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass only upon proper delivery of the Company Certificates (or affidavits of loss in lieu thereof), to the Exchange Agent, and which Letter of Transmittal shall be in such form and have such other provisions as Parent may reasonably specify, and (2) instructions for use in effecting the surrender of Company Certificates in exchange for certificates or, at Parent’s option, evidence of shares in book-entry form representing the shares of Parent Common Stock issuable pursuant to Section 2.1(a) or Parent Series A Preferred Stock, issuable pursuant to Section 2.1(c), together with any amounts that such holder has the right to receive in respect of dividends or other distributions on shares of Parent Common Stock or Parent Series A Preferred Stock, as applicable, pursuant to and in accordance with Section 2.2(c) and any cash such holder is entitled to receive in lieu of fractional shares of Parent Common Stock pursuant to and in accordance with Section 2.2(e).
(ii)   Upon surrender of a Company Certificate (or affidavit of loss in lieu thereof) for cancellation to the Exchange Agent, together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Company Certificate shall be entitled to receive in exchange therefor the shares of Parent Common Stock formerly represented by such Company Certificate pursuant to the provisions of this Article II, plus any amounts that such holder has the right to receive in respect of dividends or other distributions on shares of Parent Common Stock or Parent Series A Preferred Stock, as applicable, pursuant to and in accordance with Section 2.2(c) and any cash such holder is entitled to receive in lieu of fractional shares of Parent Common Stock that such holder has the right to receive pursuant to and in accordance with Section 2.2(e), to be mailed, made available for collection by hand or delivered by wire transfer, within five (5) Business Days following the later to occur of (A) the Effective Time or (B) the Exchange Agent’s receipt of such Company Certificate (or affidavit of loss in lieu thereof), and the Company Certificate (or affidavit of loss in lieu thereof) so surrendered shall be forthwith canceled. The Exchange Agent shall accept such Company Certificates (or affidavits of loss in lieu thereof) upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Until surrendered as contemplated by this Section 2.2(b), each Company Certificate shall be deemed, at any time after the Effective Time, to represent only the right to receive, upon such surrender, the consideration as expressly set forth in this Article II.
(iii)   As promptly as practicable following the Effective Time (but in no event later than five (5) Business Days thereafter), Parent shall cause the Exchange Agent:
(A)   to issue to each holder of Company Book-Entry Securities as of immediately prior to the Effective Time that number of uncertificated whole shares of Parent Common Stock or Parent Series A Preferred Stock, as applicable, that such holder is entitled to receive in respect of such Company Book-Entry Securities pursuant to this Article II; and
(B)   subject to Section 2.2(h), to issue and deliver to each holder of Company Book-Entry Shares a check or wire transfer of any amounts that such holder has the right to receive in respect of dividends or other distributions on shares of Parent Common Stock or Parent Series A Preferred Stock, as applicable, pursuant to and in accordance with Section 2.2(c) and any cash such holder is entitled to receive in lieu of fractional shares of Parent Common Stock that such holder has the right to receive pursuant to and in accordance with Section 2.2(e).

(iv)   In the event of a transfer of ownership of shares of Company Common Stock or Company Series A Preferred Stock that is not registered in the transfer records of the Company, it shall be a condition of payment that any Company Certificate surrendered in accordance with the procedures set forth in this Section 2.2 shall be properly endorsed or shall be otherwise in proper form for transfer, or any Company Book-Entry Securities shall be properly transferred, and that the Person requesting such payment shall have paid any transfer or similar Tax required by reason of the payment of the consideration to a Person other than the registered holder of the Company Certificate surrendered or Company Book-Entry Securities properly transferred, or shall have established to the satisfaction of Parent that such Tax either has been paid or is not applicable. No interest shall be paid or accrued for the benefit of (A) holders of the Company Certificate on the consideration otherwise payable upon the surrender of the Company Certificate pursuant to this Article II or (B) Company Book-Entry Securities on the consideration otherwise payable in respect of such shares pursuant to this Article II.
(c)   Dividends or Other Distributions with Respect to Parent Common Stock.   No dividends or other distributions declared or made with respect to Parent Common Stock or Parent Series A Preferred Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Certificate with respect to the shares of Parent Common Stock or Parent Series A Preferred Stock, as applicable, represented thereby and issuable hereunder, and all such dividends and other distributions shall instead be deposited by Parent with the Exchange Agent and shall be included in the Exchange Fund, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e), in each case until the holder of such Company Certificate shall surrender such Company Certificate in accordance with this Article II. Subject to the effect of applicable Laws, following the surrender of any such Company Certificate, there shall be paid to the holder of the certificates and/or evidence of shares in book-entry form representing whole shares of Parent Common Stock or Parent Series A Preferred Stock, as applicable, issued in exchange therefor, without interest, (i) at the time of such surrender the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid (but withheld pursuant to the immediately preceding sentence) with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock or Parent Series A Preferred Stock, as applicable.
(d)   No Further Ownership Rights.   All shares of Parent Common Stock issued pursuant to the Merger to holders of shares of Company Common Stock (together with any cash paid pursuant to Section 2.2(c), Section 2.2(e) or Section 2.2(i)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock. There shall be no further registration of transfers on the stock transfer books of Parent or the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates are presented to Parent or the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.
(e)   No Fractional Shares.   No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Company Certificates, and/or Company Book-Entry Shares representing Company Common Stock, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. In lieu thereof, upon surrender of the applicable Company Certificates or Company Book-Entry Shares, Parent shall pay each holder of Company Common Stock an amount in cash equal to the product obtained by multiplying (i) the fractional share interest to which such holder (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) would otherwise be entitled by (ii) the closing price on the New York Stock Exchange (the “NYSE”), as reported on the consolidated tape at the close of the NYSE regular session of trading, for a share of Parent Common Stock on the last trading day immediately preceding the Effective Time.
(f)   Termination of Exchange Fund.   Any portion of the Exchange Fund that remains undistributed to the former holders of shares of Company Common Stock (whose such shares are entitled to be exchanged for shares of Parent Common Stock in accordance with and subject to the provisions of this Article II) or Company Series A Preferred Stock (whose such shares are entitled to be exchanged for shares of Parent Series A Preferred Stock in accordance with and subject to the provisions of this Article II), in each case, for nine (9) months after the Effective Time shall thereafter be delivered to the Surviving Corporation, upon demand, and any such former holders of shares of Company Common Stock or Company Series A Preferred Stock, as applicable, who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of their claim for Company Common Stock or Company Series A Preferred Stock, as applicable, including any amounts in respect of dividends or other distributions on shares of Parent Common Stock or Parent Series A Preferred Stock, as applicable, pursuant to and in accordance with Section 2.2(c) and any cash in lieu of fractional shares of Parent Common Stock pursuant to and in accordance with Section 2.2(e).
(g)   No Liability.   None of the Company, Parent, Merger Sub, or the Surviving Corporation or any employee, officer, director, agent or affiliate of any of them shall be liable to any holder of shares of Company Common Stock for shares of Parent Common Stock (or dividends or other distributions with respect thereto), to any holder of Company Series A Preferred Stock for shares of Parent Series A Preferred Stock (or dividends or other distributions with respect thereto), or for any cash in lieu of fractional shares of Parent Common Stock from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any such shares immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of any claims or interest of any such holders or their successors, assigns or personal Representatives previously entitled thereto.
(h)   Withholding.   Each of Parent, the Company, Merger Sub, the Surviving Corporation and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock, Company Series A Preferred Stock or Company Equity Awards (including with respect to any related accrued dividends, dividend equivalents or other distributions) such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any applicable provision of state, local or foreign tax law. To the extent that amounts are so deducted or withheld by Parent, the Company, Merger Sub, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be paid to the appropriate taxing authority within the period required under applicable Law and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent, the Company, Merger Sub, the Surviving Corporation or the Exchange Agent, as applicable.
(i)   Dividends and Other Distributions.   In the event that a dividend or other distribution with respect to the shares of Company Common Stock or Company Series A Preferred Stock that is permitted under the terms of this Agreement (1) is declared after the date of this Agreement with a record date prior to the Effective Time and (2) has not been paid as of the Effective Time, then the holders of shares of Company Common Stock or the holders of Company Series A Preferred Stock, as applicable, shall be entitled to receive such dividend or other distribution from the Company as of immediately prior to the Effective Time (subject to Section 5.9).
Section 2.3   Further Assurances.   If, at any time following the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in Parent its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of any party hereto, or (b) otherwise to carry out the purposes of this Agreement, Parent and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of any such Person, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of any such Person, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm Parent’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such party and otherwise to carry out the purposes of this Agreement.

Section 2.4   Treatment of Company Equity Awards.
(a)   Company Restricted Stock Award.   As of the Effective Time, each Company Restricted Stock Award that is outstanding as of immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and automatically converted into the right to receive (i) a number of newly issued shares of Parent Common Stock (rounded down to the nearest whole number of shares) equal to the product obtained by multiplying (A) the number of shares of Company Common Stock subject to such Company Restricted Stock Award as of immediately prior to the Effective Time by (B) the Exchange Ratio, and (ii) the consideration under Section 2.2(e) in respect of the fractional share of Parent Common Stock to which the holder would otherwise have been entitled.
(b)   Company Performance Share Awards.   As of the Effective Time, each Company Performance Share Award that is outstanding as of immediately prior to the Effective Time (whether or not then vested) shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and automatically converted into the right to receive (i) a number of newly issued shares of Parent Common Stock (rounded down to the nearest whole number of shares) equal to the product obtained by multiplying (A) the number of shares of Company Common Stock subject to such Company Performance Share Award determined based on, (I) to the extent the Effective Time is prior to the End Date (as defined in the applicable award agreement), the greater of target level of achievement of the applicable performance goals and actual level of achievement of the applicable performance goals as of immediately prior to the Effective Time, and otherwise (II) the actual level of achievement of the applicable performance goals as of the End Date, in each case, as determined in accordance with the terms of the applicable award agreement as in effect on the date hereof, in good faith by the Board of Directors of the Company by (B) the Exchange Ratio, (ii) the consideration under Section 2.2(e) in respect of the fractional share of Parent Common Stock to which the holder would otherwise have been entitled, and (iii) the amount of any accrued and unpaid cash dividend equivalents corresponding to each such Company Performance Share Award.
(c)   Termination of Company Equity Plan.   As of the Effective Time, the Company Equity Plan will be terminated, and no further Company Restricted Stock Awards, Company Performance Share Awards and stock options or other awards or rights with respect to Shares will be granted thereunder.
(d)   Company and Parent Actions.   Prior to the Effective Time, the Board of Directors of the Company (or an applicable committee thereof) shall adopt such resolutions as are necessary to effectuate the provisions of this Section 2.4, including to provide for the treatment of the Company Restricted Stock Awards and Company Performance Share Awards (collectively, the “Company Equity Awards”) as contemplated by this Section 2.4 . On the first regularly scheduled payroll date, to occur at least seven (7) Business Days, following the Effective Time, Parent shall pay or deliver or cause the Surviving Corporation to pay or deliver the consideration payable pursuant to this Section 2.4, without interest and net of any applicable withholding or other Taxes or other amounts required by Law to be withheld. This Section 2.4 shall be subject to the last sentence of Section 5.6 of the Company Disclosure Letter.
Section 2.5   Adjustments to Prevent Dilution.   If, at any time during the period between the date of this Agreement and the Effective Time, there is a change in the number or class of (i) issued and outstanding shares of Company Common Stock, or (ii) issued and outstanding shares of Parent Common Stock, or securities convertible or exchangeable into shares of Company Common Stock or shares of Parent Common Stock, in each case, as a result of a reclassification, stock or unit split (including reverse stock or unit split), stock or unit dividend or other distribution (including any dividend or other distribution of securities convertible into stock or units) or other stock or unit distribution, recapitalization, combination or exchange offer of shares or other similar transaction, the Exchange Ratio shall be equitably adjusted, without duplication, to proportionally reflect any such change; provided, that this Section 2.5 shall not be construed to permit the Company or Parent to take any action with respect to its or its respective Subsidiaries’ securities that is otherwise prohibited by the terms of this Agreement.
Section 2.6   Lost Certificates.   If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate or to be lost, stolen or destroyed and, if requested by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Company Certificate, the Exchange Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 2.2(f), Parent) shall issue, in exchange for such lost, stolen or destroyed Company Certificate, the shares of Parent Common Stock into which the shares of Company Common Stock represented by such Company Certificate were converted, or the shares of Parent Series A Preferred Stock into which the shares of Company Series A Preferred Stock represented by such Company Certificate were converted, in each case, pursuant to this Article II, together with any amounts that such holder has the right to receive in respect of dividends or other distributions on shares of Parent Common Stock or Parent Series A Preferred Stock, as applicable, pursuant to and in accordance with Section 2.2(c) and any cash such holder is entitled to receive in lieu of fractional shares of Parent Common Stock pursuant to and in accordance with Section 2.2(e).
Section 2.7   No Dissenters’ Rights.   No dissenters’, or objecting stockholders’ appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
Section 3.1   Representations and Warranties of Company.   Except (x) as set forth in the disclosure letter delivered to Parent by the Company immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any matter disclosed pursuant to any section or subsection of the Company Disclosure Letter shall be deemed to be disclosed for all purposes of this Agreement and the Company Disclosure Letter, as long as the relevance of such disclosure is reasonably apparent on the face of such disclosure) or (y) as disclosed in the Company SEC Documents (as defined below) filed with the SEC since December 31, 2020 (other than disclosures in the “Risk Factors” or “Forward Looking Statements” sections of such reports or any other disclosures in such reports to the extent they are predictive, cautionary or forward-looking in nature), and provided that nothing set forth or disclosed in any such Company SEC Documents will be deemed to modify or qualify the representations and warranties set forth in Section 3.1(b) or Section 3.2(d)(ii), the Company hereby represents and warrants to Parent as follows:
(a)   Organization, Standing and Power.
(i)   The Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, with the corporate power and authority to own and operate its business as presently conducted. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, with the corporate, partnership or limited liability company (as the case may be) power and authority to own and operate its business as presently conducted. The Company and each of its Subsidiaries is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction where the ownership and operation of its properties or the nature of its activities makes such qualification necessary, except for such failures to be so qualified as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(ii)   Section 3.1(a)(ii) of the Company Disclosure Letter sets forth a true and complete list of the Subsidiaries of the Company, together with the jurisdiction of organization or incorporation, as the case may be, of each such Subsidiary. Each Subsidiary of the Company is in compliance in all material respects with the terms of its organizational documents.
(iii)   Except as set forth on Section 3.1(a)(iii) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries directly or indirectly owns any interest or investment (whether equity or debt) in any Person (other than in the Subsidiaries of the Company, and investments in short-term investment securities that would constitute “cash items” within the meaning of Section 856(c)(4)(A) of the Code).
(iv)   Section 3.1(a)(iv) of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company that is a REIT, a Qualified REIT Subsidiary or a Taxable REIT Subsidiary.

(b)   Capital Structure.
(i)   The authorized capital stock of the Company consists of 350,000,000 shares of Company Common Stock and 20,000,000 shares of preferred stock, par value $0.01 per share, of the Company, of which 6,900,000 shares are classified and designated as Company Series A Preferred Stock. As of the close of business on October 25, 2023, (A) (i) 141,331,218 shares of Company Common Stock were issued and outstanding (including 206,817 shares of Company Common Stock subject to unvested Company Restricted Stock Awards), (ii) 6,900,000 shares of Company Series A Preferred Stock were issued and outstanding, (iii) 4,630,723 shares of Company Common Stock were reserved for issuance pursuant to future awards under the Company Equity Plan, (iv) 1,971,896 shares of Company Common Stock were subject to outstanding Company Performance Share Awards (assuming maximum performance), (v) no shares of Company Common Stock were held by any Subsidiaries of the Company and (B) no Company Partnership Units (including Company Partnership Preferred Units) were issued and outstanding, other than such Partnership Units issued to the Company and its wholly owned Subsidiaries in such amounts set forth on Section 3.1(b)(i) of the Company Disclosure Letter. All outstanding shares of Company Common Stock and Company Series A Preferred Stock, and all outstanding Company Partnership Units have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights.
(ii)   No bonds, debentures, notes or other Indebtedness having the right to vote on any matters on which stockholders may vote (“Voting Debt”) of the Company or any of its Subsidiaries is issued or outstanding.
(iii)   As of the close of business on October 25, 2023, except for (A) this Agreement and (B) the outstanding Company Restricted Stock Awards and Company Performance Share Awards in the amounts set forth in Section 3.1(b)(i)), there are no options, warrants, calls, rights, commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt or stock appreciation rights of the Company or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. As of the close of business on October 25, 2023, there are no outstanding contractual obligations of the Company, except as set forth on Section 3.1(b)(iii) of the Company Disclosure Letter, (1) other than in respect of Company Equity Awards under the Company Equity Plan, to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or (2) pursuant to which the Company is or could be required to register shares of Company Common Stock or other securities under the U.S. Securities Act of 1933, as amended (the “Securities Act”).
(iv)   As of the close of business on October 25, 2023, except for (A) this Agreement and (B) the outstanding Company Restricted Stock Awards and Company Performance Share Awards in the amounts set forth in Section 3.1(b)(i)), there are no options, warrants, calls, rights, commitments or agreements of any character to which any Subsidiary of the Company is a party or by which any such Subsidiary is bound obligating the Company or any Subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt or stock appreciation rights of the Company or of any Subsidiary of the Company or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. As of the close of business on October 25, 2023, there are no outstanding contractual obligations of any of the Company’s Subsidiaries, except as set forth on Section 3.1(b)(iii) of the Company Disclosure Letter, (1) other than in respect of Company Equity Awards under the Company Equity Plan, to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or (2) pursuant to which the Company or any of its Subsidiaries is or could be required to register shares of Company Common Stock or other securities under the Securities Act.

(c)   Authority.
(i)   The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to the receipt of the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock to approve the Merger and the other transactions contemplated by this Agreement (the “Company Required Stockholders Vote”), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of the Company, and no other corporate action on the part of the Company, other than the receipt of the Company Required Stockholders Vote, is necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company, and (subject to execution by the other parties thereto) constitutes a valid and binding obligation of the Company, subject to execution by the other parties thereto, enforceable against the Company in accordance with its terms, except as enforceability is subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and general equitable principles.
(ii)   Except as set forth on Section 3.1(c)(ii) of the Company Disclosure Letter, the execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the transactions contemplated hereby, will not (A) subject to the receipt of the Company Required Stockholders Vote, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a Lien, pledge, security interest, charge or other encumbrance on any assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, regardless of context, a “Violation”) pursuant to, any provision of the organizational documents of the Company, or (B) subject to obtaining or making the notification, filings, consents, approvals, Orders, authorizations, registrations, waiting period expirations or terminations, declarations and filings referred to in paragraph (iii) below, result in any Violation of any Contract (other than the right to terminate a Contract as a result of the consummation of the transactions contemplated by this Agreement in any Contract that is terminable by a party other than the Company or any of its Subsidiaries without cause or penalty or liability on not more than thirty (30) days’ notice or less), Company Benefit Plan or Law applicable to the Company or any of its Subsidiaries or their respective properties or assets, which Violation under this clause (B) only would have, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(iii)   Except for (A) the applicable requirements, if any, of state securities or “blue sky” Laws (“Blue Sky Laws”), (B) required filings or approvals under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Securities Act, (C) any filings or approvals required under the rules and regulations of the NYSE, (D) any required filings or authorizations, clearances, consents, approvals, or waiting period terminations or expirations under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and foreign antitrust, competition or merger control Laws, (E) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT pursuant to the MGCL and (F) the filing of the Articles Supplementary with, and the acceptance for record of the Articles Supplementary by the SDAT pursuant to the MGCL, no consent, approval, Order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or industry self-regulatory organization (a “Governmental Entity”), is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, as applicable, the failure to make or obtain which would have, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)   SEC Documents; Regulatory Reports.
(i)   The Company has timely filed or furnished to the SEC all reports, schedules, statements and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act since December 31, 2020 together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) (such documents, as supplemented or amended since the time of filing, and together with all information incorporated by reference therein and schedules and exhibits thereto, the “Company SEC Documents”). As of their respective dates, the Company SEC Documents at the time filed (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such filing) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown.
(ii)   The Company has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. The Company (A) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to provide reasonable assurance that all information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure, and (B) has disclosed, based on its most recent evaluation of internal control over financial reporting, to the Company’s outside auditors and the audit committee of the Board of Directors of the Company (1) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since December 31, 2020, any material change in internal control over financial reporting required to be disclosed in any Company SEC Document has been so disclosed.
(iii)   Except as set forth on Section 3.1(d)(iii) of the Company Disclosure Letter, the Company has made available to Parent complete and correct copies of all written correspondence between the SEC, on the one hand, and the Company, on the other hand, since December 31, 2020.
(iv)   Neither the Company nor any Subsidiary of the Company is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement, including any Contract relating to any transaction or relationship between or among the Company or any Subsidiary of the Company, on the one hand, and any unconsolidated affiliate of the Company, or any Subsidiary of the Company, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Subsidiary of the Company or any of their financial statements or other Company SEC Documents.
(v)   Since December 31, 2020, (A) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any Representative of the Company or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls relating to periods after December 31, 2020, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices (except for any of the foregoing after the date hereof which have no reasonable basis), and (B) to the knowledge of the Company, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported to the Board of Directors of the Company or any committee thereof evidence of a material Violation of securities Laws or breach of fiduciary duty relating to periods after December 31, 2020, by the Company or any of its officers, directors, employees or agents.
(e)   Information Supplied.   None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the applicable Form is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement/Prospectus (as defined below) will, at the date of mailing to stockholders and at the times of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent for inclusion or incorporation by reference in the Proxy Statement/Prospectus.
(f)   Compliance with Applicable Laws.   The Company and each of its Subsidiaries is in compliance with all Laws applicable to their operations or with respect to which compliance is a condition of engaging in the business thereof, except to the extent that failure to comply would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice since December 31, 2020 asserting a failure, or possible failure, to comply with any such Law, the subject of which written notice has not been resolved as required thereby or otherwise to the reasonable satisfaction of the party sending the notice, except for (i) matters being contested in good faith and set forth in Section 3.1(f) of the Company Disclosure Letter and (ii) such failures as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(g)   Legal Proceedings.   There is no suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of the Company, threatened in writing, against or affecting the Company or any of its Subsidiaries as to which there is a significant possibility of an adverse outcome which would have, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, nor is there any judgment, decree, injunction or Order of any Governmental Entity or arbitrator outstanding against the Company or any Subsidiary of the Company which would have, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(h)   Taxes.   Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(i)   the Company and each of its Subsidiaries have (A) duly and timely filed (or there have been timely filed on their behalf) with the appropriate taxing authority all Tax Returns required to be filed by them (after giving effect to any extensions), and such Tax Returns are true, correct and complete, (B) duly paid in full (or there has been paid on their behalf), or made adequate provision for, all Taxes required to be paid by them, and (C) withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party;
(ii)   neither the Company nor any of its Subsidiaries has received a written claim or, to the knowledge of the Company, an unwritten claim, by any taxing authority in a jurisdiction where the Company or such Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction;
(iii)   there are no disputes, audits, examinations or proceedings pending (or threatened in writing), or claims asserted, for Taxes upon the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries is a party to any litigation or administrative proceeding relating to Taxes;
(iv)   neither the Company nor any of its Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign income Tax Law), has requested, has received or is subject to any written ruling of a taxing authority or has entered into any written agreement with a taxing authority with respect to any Taxes;
(v)   neither the Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period for the assessment or collection of Tax that remains in effect;
(vi)   there are no Tax allocation or sharing agreements or similar arrangements with respect to or involving the Company or any of its Subsidiaries, and, after the Closing Date, neither the Company nor any of its Subsidiaries shall be bound by any such Tax allocation or sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date (in each case, excluding customary tax indemnities included in loan agreements or commercial agreements entered into in the ordinary course of business, agreements solely between the Company and/or its Subsidiaries and the Company Tax Protection Agreements (as defined below));
(vii)   neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company or a Subsidiary of the Company) or (B) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract (excluding customary commercial contracts not primarily related to Taxes and the Company Tax Protection Agreements (as defined below)), or otherwise;
(viii)   (1) the Company (A) for all taxable years commencing with its taxable year ended December 31, 2005 through its taxable year ended December 31 immediately prior to the Effective Time, has elected and has been subject to federal taxation as a REIT and has satisfied all requirements to qualify as a REIT, and has so qualified, for federal Tax purposes for such years, (B) at all times since such date, has operated in such a manner so as to qualify as a REIT for federal Tax purposes and will continue to operate (in each case, taking into account the permitted REIT Dividends (as defined below) under Section 5.9(b)) through the Effective Time in such a manner so as to so qualify for the taxable year that includes the Closing Date and (C) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other taxing authority to its status as a REIT, and no such challenge is pending or, to the Company’s knowledge, threatened and (2) each Subsidiary of the Company has been since the later of its acquisition or formation and continues to be treated for federal and state income Tax purposes as (A) a partnership or a disregarded entity and not as a corporation or an association or publicly traded partnership taxable as a corporation, (B) a Qualified REIT Subsidiary, (C) a Taxable REIT Subsidiary or (D) a REIT;
(ix)   (1) Section 3.1(h)(ix) of the Company Disclosure Letter sets forth each asset of the Company and the Subsidiaries of the Company which would be subject to rules similar to Section 1374 of the Code and (2) with respect to each such asset, Section 3.1(h)(ix) of the Company

Disclosure Letter sets forth (A) the amount of any gain that could be subject to Tax pursuant to such rules, based on a good faith estimate of the value of such asset at the relevant date that a determination thereof is required to be made under such rules (it being understood that the estimated value of any such asset that is a partnership interest shall be determined on a “look-through” basis by reference to the underlying assets) and (B) the date after which such gain will no longer be subject to Tax pursuant to such rules;
(x)   neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2);
(xi)   neither the Company nor any of its Subsidiaries (other than Taxable REIT Subsidiaries) currently has or, as of December 31 of any taxable year through and including the taxable year ended December 31 immediately prior to the Effective Time, has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code;
(xii)   except as set forth on Section 3.1(h)(xii) of the Company Disclosure Letter, (A) there are no Tax Protection Agreements to which the Company or any of its Subsidiaries is a party (a “Company Tax Protection Agreement”) currently in force, and (B) no Person has raised, or to the knowledge of the Company threatened to raise, a material claim against the Company or any of its Subsidiaries for any breach of any Company Tax Protection Agreement and none of the transactions contemplated by this Agreement will give rise to any liability or obligation to make any payment under any Company Tax Protection Agreement;
(xiii)   as of the date of this Agreement, the Company is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; and
(xiv)   neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355(a) of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.
(i)   Material Contracts.   Section 3.1(i) of the Company Disclosure Letter sets forth a list of all Company Material Contracts as of the date of this Agreement, true, correct and complete copies of which the Company has made available to Parent prior to the date of this Agreement. For purposes of this Agreement, “Company Material Contract” means any Contract (other than Company Benefit Plans or insurance policies) to which the Company or any of its Subsidiaries is a party to or bound that:
(i)   is required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K under the Exchange Act;
(ii)   contains any non-compete or exclusivity provision or otherwise limits in any material respect the ability of the Company or any of its Subsidiaries to engage in any line of business in any geographic area, except for any such provision that may be contained in the Company Leases entered into in the ordinary course of business consistent with past practice;
(iii)   involves the future acquisition of assets or properties with a fair market value in excess of $1,000,000;
(iv)   obligates the Company or any of its Subsidiaries to make non-discretionary expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $2,000,000, in any 12-month period, other than any Company Lease or any ground lease pursuant to which any third party is a lessee or sublessee on any Company Property (as defined below); or
(v)   evidences a capitalized lease obligation or other Indebtedness to any Person, or any guaranty thereof, in excess of $2,000,000, other than any Contract in respect of a ground lease or office leases or obligations thereunder.

Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company Material Contracts is a legal, valid and binding obligation of the Company, or the Subsidiary of the Company that is a party thereto, and, to the Company’s knowledge, the other parties thereto, enforceable against the Company and its Subsidiaries and, to the Company’s knowledge, the other parties thereto in accordance with its terms, except as such enforceability is subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and general equitable principles. None of the Company or any of its Subsidiaries is, and to the Company’s knowledge no other party is, in breach, default or Violation (and no event has occurred or not occurred through the Company’s or any Subsidiary of the Company’s action or inaction or, to the Company’s knowledge, through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a breach, default or Violation) of any term, condition or provision of any Company Material Contract to which the Company or any Subsidiary of the Company is now a party, or by which any of them or their respective properties or assets may be bound, except for such breaches, defaults or Violations as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(j)   Benefit Plans.
(i)   Section 3.1(j)(i) of the Company Disclosure Letter contains a true, complete and correct list of each material Benefit Plan sponsored, maintained or contributed to by the Company or any of its Subsidiaries, or which the Company or any of its Subsidiaries is obligated to sponsor, maintain or contribute to, other than any plan or program maintained by a Governmental Entity to which the Company or its Subsidiaries contribute pursuant to applicable Law (the “Company Benefit Plans”). No Company Benefit Plan is established or maintained outside of the United States or for the benefit of current or former employees, directors or individual independent contractors of the Company or any of its Subsidiaries residing outside of the United States.
(ii)   The Company has delivered or made available to Parent a true, correct and complete copy of each Company Benefit Plan and, with respect thereto, if applicable, (A) all amendments, trust (or other funding vehicle) agreements, summary plan descriptions and insurance Contracts, (B) the most recent annual report (Form 5500 series including, where applicable, all schedules and actuarial and accountants’ reports) filed with the IRS and the most recent actuarial report or other financial statement relating to such Company Benefit Plan, (C) the most recent determination or opinion letter from the IRS for such Company Benefit Plan, (D) any notice to or from the IRS or any office or Representative of the Department of Labor relating to any unresolved material compliance issues in respect of such Company Benefit Plan, and (E) all material correspondence since December 31, 2020 from any Governmental Entity regarding any active or threatened legal proceeding regarding any Company Benefit Plan.
(iii)   Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) each Company Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including, but not limited to, ERISA and the Code and in each case the regulations promulgated thereunder, (B) each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter as to its qualification from the IRS or is entitled to rely on an advisory or opinion letter as to its qualification issued with respect to an IRS approved master and prototype or volume submitter plan, and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan, (C) neither the Company nor its Subsidiaries has engaged in a transaction that has resulted in, or could result in, the assessment of a civil penalty upon the Company or any of its Subsidiaries pursuant to Section 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code that has not been satisfied in full, (D) there does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of the Company or any of its Subsidiaries, (E) all payments required to be made by or with respect to each Company Benefit Plan (including all contributions, insurance premiums or intercompany charges) with respect to all prior periods have been timely made or paid by the Company or its Subsidiaries in accordance with the provisions of each of the Company Benefit Plans and applicable Law and (F) there are no pending or, to the Company’s knowledge, threatened claims by or on behalf of any Company Benefit Plan, by any employee or beneficiary covered under any Company Benefit Plan or otherwise involving any Company Benefit Plan (other than routine claims for benefits).
(iv)   No Company Benefit Plan is, and none of the Company, any of its Subsidiaries or any other entity (whether or not incorporated) that, together with the Company or a Subsidiary of the Company, would be treated as a single employer under Section 414 of the Code or Section 4001(b) of ERISA, maintains, contributes to, or participates in, or has ever during the past six (6) years maintained, contributed to, or participated in, or otherwise has any obligation or liability with respect to: (A) a plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (B) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), a “multiple employer plan” (as defined in Section 413(c) of the Code) or a “multiemployer plan” (as defined in Section 3(37) of ERISA), or (C) any plan or arrangement which provides retiree medical or welfare benefits, except as required by applicable Law.
(v)   Neither the Company nor any Subsidiary has any obligation to provide (whether under a Company Benefit Plan or otherwise) health, accident, disability, life or other welfare benefits to any current or former director, employee or other service provider of the Company or any of its Subsidiaries (or any spouse, beneficiary or dependent of the foregoing) beyond the termination of employment or other service of such director, employee or other service provider, other than health continuation coverage pursuant to Section 4980B of the Code.
(vi)   Except as set forth in Section 3.1(j)(vi) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (A) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of Indebtedness or otherwise) becoming due to any current or former director, employee or other service provider of the Company or any of its Subsidiaries under any Company Benefit Plan or otherwise, (B) increase any benefits otherwise payable or trigger any other obligation under any Company Benefit Plan, (C) result in any acceleration of the time of payment, funding or vesting of any such benefits or (D) result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust. No Company Benefit Plan provides for, and neither the Company nor any of its Subsidiaries is otherwise obligated to provide, the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code.
(vii)   Each Company Benefit Plan has been maintained and operated in documentary and operational compliance in all material respects with Section 409A of the Code or an available exemption therefrom.
(k)   Employment and Labor Matters.
(i)   (A) Except in accordance with applicable Law, neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement or work rules or practices with any labor union, works council, labor organization or employee association applicable to employees of the Company or any of its Subsidiaries, (B) there are no strikes or lockouts with respect to any employees of the Company or any of its Subsidiaries pending or, to the Company’s knowledge, threatened, (C) to the knowledge of the Company, there is no union organizing effort pending or threatened against the Company or any of its Subsidiaries, (D) there is no unfair labor practice, labor dispute (other than routine individual grievances), labor arbitration proceeding or claim, complaint or grievance relating to plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy or long-term disability policy, safety, retaliation, immigration or discrimination matters involving any employee, in each case, pending or, to the knowledge of the Company, threatened with respect to employees of the Company or any of its Subsidiaries, and (E) there is no slowdown or work stoppage in effect or, to the knowledge of the Company, threatened with respect to employees of the Company or any of its Subsidiaries, nor, has the Company or any of its Subsidiaries experienced any events described in clauses (B), (D) and this clause (E) hereof within the past three (3) years, except, in the case of each of (B), (D) and (E), as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(ii)   Except for such matters as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are, and have been, in compliance with all applicable Laws respecting labor and employment, including (A) employment and employment practices, (B) terms and conditions of employment and wages and hours, (C) unfair labor practices and (D) occupational safety and health and immigration.
(iii)   The Company has provided Parent with an accurate and complete list of the names of all present employees of the Company or any of the Subsidiaries and each such employee’s title, hire date, annual base salary or hourly wage rate (as applicable), bonus or other cash incentive opportunity, principal location (city, state (where applicable) and country), and status as exempt or non-exempt from the overtime requirements of applicable wage and hour Laws, and indicating whether such employee is on a work visa as of the date of this Agreement.
(iv)   The Company has provided Parent with a list of all individual independent contractors and individual consultants (including those providing services through their own wholly owned entities) currently engaged by the Company or any of the Subsidiaries, along with the services provided by, date of retention for and rate of remuneration for each such Person.
(l)   Absence of Certain Changes.   From December 31, 2022 through the date hereof, (i) the Company and its Subsidiaries have conducted their respective businesses in the ordinary course in all material respects, and (ii) there has not been a Company Material Adverse Effect that is continuing.
(m)   Board Approval.   The Board of Directors of the Company, by resolutions duly adopted by unanimous vote of those directors voting at a meeting duly called and held, has (i) approved this Agreement and declared this Agreement and the transactions contemplated hereby, including the Merger, to be advisable and in the best interests of the Company and its stockholders, and (ii) resolved to recommend that the stockholders of the Company approve the Merger and direct that such matter be submitted for consideration by the Company stockholders at the Company Stockholders Meeting (as defined below).
(n)   Takeover Statute.   The Company has taken such actions and votes as are necessary on its part to render the provisions of any “fair price,” “moratorium” or “control share acquisition” statute, including, the provisions contained in Subtitle 6 or Subtitle 7 of Title 3 of the MGCL or the provisions of any other anti-takeover statute or similar federal or state statute (the “Takeover Statutes”) inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement.
(o)   Vote Required.   The Company Required Stockholders Vote is the only vote of the holders of any class or series of capital stock of the Company necessary to approve the Merger and the other transactions contemplated by this Agreement.
(p)   Properties.
(i)   Except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material and adverse to the Company and its Subsidiaries, taken as a whole, (A) the Company has delivered to or made available to Parent a true, correct and complete copy of each Material Company Lease, (B) to the knowledge of the Company, each Material Company Lease is in full force and effect, and neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party to a Material Company Lease, is in default beyond any applicable notice and cure period under any Material Company Lease, which default is in effect on the date of this Agreement and (C) neither the Company nor its Subsidiaries has, prior to the date hereof, received from any counterparty under any Material Company Lease a notice of any intention to vacate or terminate prior to the end of the term of such Material Company Lease. Section 3.1(p)(i) of the Company Disclosure Letter sets forth, as of October 25, 2023, a complete list of all

Material Company Leases, including, with respect to each Material Company Lease, the address, the identities of the landlord and tenant, the square feet of rented area, the annualized rent as of the date hereof and the remaining term of such lease. Except as set forth on Section 3.1(p)(i) of the Company Disclosure Letter or except as has been resolved prior to the date hereof, as of the date of this Agreement, (1) no counterparty under any Material Company Lease is currently asserting in writing a right to cancel or terminate such Material Company Lease prior to the end of the current term, and (2) neither the Company nor any of its Subsidiaries has received notice of any insolvency or bankruptcy proceeding (or threatened proceedings) involving any tenant under any Material Company Lease where such proceeding remains pending, except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material and adverse to the Company and its Subsidiaries, taken as a whole.
(ii)   Except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material and adverse to the Company and its Subsidiaries, taken as a whole, the Company or a Subsidiary of the Company owns fee simple title to or has a valid leasehold interest in, each of the real properties reflected as an asset on the most recent balance sheet of the Company included in the Company SEC Documents (each, a “Company Property” and collectively, the “Company Properties”), in each case free and clear of all Liens except for (A) debt and other matters set forth in Section 3.1(p)(ii) of the Company Disclosure Letter, (B) inchoate mechanics’, workmen’s, repairmen’s and other inchoate Liens imposed for construction work in progress or otherwise incurred in the ordinary course of business, (C) mechanics’, workmen’s and repairmen’s Liens (other than inchoate Liens for work in progress) which have heretofore been bonded or insured, (D) all matters disclosed on existing title policies or surveys, none of which, individually or in the aggregate, would have a material adverse effect on the use and operation of such Company Property, (E) real estate Taxes and special assessments not yet due and payable or which are being contested in good faith in the ordinary course of business and (F) Liens and other encumbrances that would not cause a material adverse effect on the value or use of the affected property. Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company nor any Subsidiary of the Company has received written notice to the effect that there are any condemnation proceedings that are pending or, to the knowledge of the Company, threatened, with respect to any material portion of any of the Company Properties. Except for the owners of the properties in which the Company or any Subsidiary of the Company has a leasehold interest and except for any Company Property that is held by a fund, no Person other than the Company or a Subsidiary of the Company has any ownership interest in any of the Company Properties (other than immaterial easements, licenses or similar rights). Section 3.1(p)(ii) of the Company Disclosure Letter contains a complete and accurate list in all material respects of the street addresses of each parcel of Company Property (to the extent such parcels have street addresses).
(iii)   Except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material and adverse to the Company and its Subsidiaries, taken as a whole, policies of title insurance or updates or endorsements have been issued, insuring the Company’s or the applicable Subsidiary of the Company’s fee simple or leasehold title to such Company Property in amounts at least equal to the purchase price paid for ownership or leasehold interest of such Company Property or such entity that owned such Company Property at the time of the issuance of each such policy, and no material claim has been made against any such policy that has not been resolved.
(iv)   Except as set forth on Section 3.1(p)(iv) of the Company Disclosure Letter, the Company and any Subsidiary of the Company (A) have not received written notice of any structural defects, or Violation of Law, relating to any Company Property which would have, or would reasonably be expected to be, individually or in the aggregate, material and adverse to the Company and its Subsidiaries, taken as a whole and (B) have not received written notice of any physical damage to any Company Property which would have, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the use and operation of such Company Property for which there is not insurance in effect covering the cost of the restoration and the loss of revenue.

(v)   Except for as set forth on Section 3.1(p)(v) of the Company Disclosure Letter, there are no agreements which restrict the Company or any Subsidiary of the Company from transferring any of the Company Properties, and none of such Company Properties is subject to any restriction on the sale or other disposition thereof or on the financing or release of financing thereon, except, in each case, as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(vi)   The Company and the Subsidiaries of the Company have good and sufficient title to, or are permitted to use under valid and existing leases, all personal and non-real properties and assets reflected in their books and records as being owned by them or reflected on the most recent balance sheet of the Company included in the Company SEC Documents (except as has since been sold or otherwise disposed of in the ordinary course of business) or used by them in the ordinary course of business, free and clear of all Liens, and except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(vii)   Except for discrepancies, errors or omissions that would not reasonably be expected to be, individually or in the aggregate, material and adverse to the Company and its Subsidiaries, taken as a whole, the property data tape, dated as of October 25, 2023, which data tape has previously been made available to Parent by or on behalf of the Company or its Subsidiaries, correctly (A) references each Company Lease that was in effect as of October 25, 2023 and to which the Company or its Subsidiaries are parties as lessors or sublessors with respect to each of the applicable Company Properties, (B) identifies the rent currently payable and future rent escalators, (C) identifies the expiration date of the Company Lease and any extension options and (D) identifies whether the Company Lease is NNN or NN (as those terms are customarily used in the Company’s industry) with respect to the individual Company Property subject to such Company Lease. Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all security deposits have been held by the Company or any of its Subsidiaries, as applicable, in accordance with applicable Law and the applicable Company Leases.
(q)   Environmental Matters.   Except as set forth in Section 3.1(q) of the Company Disclosure Letter or as otherwise would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(i)   (A) The Company, each Subsidiary of the Company and each of the Company Properties is in compliance and, except for matters that have been fully and finally resolved, has complied with all applicable Environmental Laws; (B) there is no litigation, investigation, request for information or other claim or proceeding pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary of the Company under any applicable Environmental Laws or with respect to Hazardous Materials; (C) the Company holds all of the Permits (as defined below) required under applicable Environmental Laws for its current operations and is in compliance with the terms of any such Permits; and (D) the Company has not received any written notice of Violation or actual or potential liability under any applicable Environmental Laws or with respect to Hazardous Materials that remains unresolved, or that any judicial, administrative or compliance Order or claim has been issued against the Company or any Subsidiary of the Company which remains unresolved;
(ii)   to the knowledge of the Company, neither the Company nor any Subsidiary of the Company has used, generated, stored, treated or handled any Hazardous Materials on the Company Properties in a manner that would reasonably be expected to result in liability under any Environmental Law, and there are currently no underground storage tanks, active or abandoned, used now or in the past for the storage of Hazardous Materials on, in or under any Company Properties in Violation of applicable Environmental Laws. To the knowledge of the Company, neither the Company nor any Subsidiary of the Company nor any other Person has caused a release of or arranged for the disposal or treatment of Hazardous Materials at any site that would reasonably be expected to result in liability or remediation obligations to the Company or any Subsidiary of the Company under any Environmental Law; and

(iii)   to the knowledge of the Company, all Hazardous Material which has been removed from any Company Properties was handled, transported and disposed of at the time of removal in compliance with applicable Environmental Laws.
(r)   Intellectual Property.   Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries own or have a valid license to use all trademarks, service marks, trade names, copyrights and patents (including any registrations or applications for registration of any of the foregoing) (collectively, the “Company Intellectual Property”) necessary to carry on their business substantially as currently conducted, (ii) neither the Company nor any such Subsidiary has received any notice of infringement of or conflict with, and to the Company’s knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any Company Intellectual Property and (iii) to the Company’s knowledge, no Person is infringing on or violating any rights of the Company Intellectual Property.
(s)   Permits.   Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the permits, licenses, approvals, variances, exemptions, orders, franchises, certifications and authorizations from Governmental Entities and accreditation and certification agencies, bodies or other organizations, including building permits and certificates of occupancy (collectively, “Permits”) held by the Company and its Subsidiaries are valid and sufficient in all respects for all business presently conducted by the Company and its Subsidiaries and for the operation of the properties of the Company and its Subsidiaries, (ii) all applications required to have been filed for the renewal of such Permits have been duly filed on a timely basis with the appropriate Governmental Entities, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Entities and (iii) neither the Company nor any of its Subsidiaries has received any claim or notice indicating that the Company or any of its Subsidiaries is currently not in compliance with the terms of any such Permits, and to the Company’s knowledge no such noncompliance exists.
(t)   Insurance.   The Company and its Subsidiaries have obtained and maintained in full force and effect insurance in such amounts, on such terms and covering such risks as the Company’s management believes is reasonable and customary for its business. The Company or the applicable Subsidiary of the Company has paid, or caused to be paid, all premiums due under such policies and is not in default with respect to any obligations under such policies, except, in each case, as would not reasonably be expected, individually or in the aggregate to be material and adverse to the Company and its Subsidiaries, taken as a whole. All such policies are valid, outstanding and enforceable and neither the Company nor any of its Subsidiaries has agreed to modify or cancel any of such insurance policies nor has the Company or any of its Subsidiaries received any notice of any actual or threatened modification or cancellation of such insurance other than in the ordinary course of business consistent with past practice or such as is normal and customary in the Company’s industry.
(u)   No Joint Ventures or Partnerships.   Neither the Company nor any Subsidiary of the Company is party to, directly or indirectly, any (i) partnership, joint venture, co-investment or similar agreement with any third party related to the ownership or investment in real property or (ii) any other material partnership, joint venture, co-investment or similar agreement with any third party.
(v)   Investment Company Act of 1940.   Neither the Company nor any Subsidiary of the Company is, or on the Closing Date will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.
(w)   Brokers or Finders.   Neither the Company nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated by this Agreement, except that the Company has engaged J.P. Morgan Securities LLC (“J.P. Morgan”) and Morgan Stanley & Co. LLC (“Morgan Stanley”) as its financial advisors and will owe fees, compensation and indemnification to each of J.P. Morgan and Morgan Stanley in connection therewith. A full and complete copy of the engagement letters with J.P. Morgan and Morgan Stanley have been made available to Parent prior to the date hereof.

(x)   Opinion of the Company’s Financial Advisors.   The Board of Directors of the Company has received the opinions of each of J.P. Morgan and Morgan Stanley, to the effect that, as of the date of such opinion and based on and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of shares of Company Common Stock (other than the Company, Parent, Merger Sub and any direct or indirect wholly owned Subsidiary of Parent (other than Merger Sub) or the Company).
(y)   No Undisclosed Material Liabilities.   There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (i) liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in the Company’s most recent balance sheet as of June 30, 2023 or in the notes thereto; (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practices since June 30, 2023; (iii) liabilities or obligations arising out of this Agreement or the transactions contemplated hereby; and (iv) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(z)   No Additional Representations.   Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the transactions contemplated hereby, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub or any of their affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of its Subsidiaries or their respective businesses or (ii) any oral or, except for the representations and warranties made by the Company in this Article III, written information presented to Parent, Merger Sub or any of their affiliates or Representatives in the course of their due diligence investigation of the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
Section 3.2   Representations and Warranties of Parent.   Except (x) as set forth in the disclosure letter delivered to the Company by Parent immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being understood that any matter disclosed pursuant to any section or subsection of the Parent Disclosure Letter shall be deemed to be disclosed for all purposes of this Agreement and the Parent Disclosure Letter, as long as the relevance of such disclosure is reasonably apparent on the face of such disclosure) or (y) as disclosed in the Parent SEC Documents filed with the SEC since December 31, 2020 (other than disclosures in the “Risk Factors” or “Forward Looking Statements” sections of such reports or any other disclosures in such reports to the extent they are predictive, cautionary or forward-looking in nature), and provided that nothing set forth or disclosed in any such Parent SEC Documents will be deemed to modify or qualify the representations and warranties set forth in Section 3.2(b) or Section 3.2(d)(ii), Parent hereby represents and warrants to the Company as follows:
(a)   Organization, Standing and Power.
(i)   Parent is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, with the corporate power and authority to own and operate its business as presently conducted. Each of Parent’s Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, with the corporate, partnership or limited liability company (as the case may be) power and authority to own and operate its business as presently conducted. Parent and each of its Subsidiaries is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction where the ownership and operation of its properties or the nature of its activities makes such qualification necessary, except for such failures to be so qualified as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(ii)   Section 3.2(a)(ii) of the Parent Disclosure Letter sets forth a true and complete list of the Subsidiaries of Parent, together with the jurisdiction of organization or incorporation, as the case may be, of each such Subsidiary. Each Subsidiary of Parent and, to Parent’s knowledge, each joint venture of Parent, is in compliance in all material respects with the terms of its organizational documents.
(iii)   Except as set forth on Section 3.2(a)(iii) of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries directly or indirectly owns any interest or investment (whether equity or debt) in any Person (other than in the Subsidiaries of Parent, the joint ventures of Parent and investments in short-term investment securities that would constitute “cash items” within the meaning of Section 856(c)(4)(A) of the Code).
(iv)   Section 3.2(a)(iv) of the Parent Disclosure Letter sets forth a true and complete list of each Subsidiary of Parent that is a REIT, a Qualified REIT Subsidiary or a Taxable REIT Subsidiary.
(b)   Capital Structure.
(i)   The authorized capital stock of Parent consists of 1,300,000,000 shares of Parent Common Stock and 69,900,000 shares of preferred stock, par value $0.01 per share. The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock, par value $0.01 per share. From the date hereof until immediately prior to the Merger, all of the capital stock or other equity interests of Merger Sub shall be owned, directly or indirectly, by Parent. As of the close of business on October 25, 2023, (A) (i) 723,912,487 shares of Parent Common Stock were issued and outstanding (including the shares subject to Parent Restricted Stock Awards included in clause (iii) below), (ii) 25,222,249 shares of Parent Common Stock were reserved for issuance pursuant to future awards under the Parent Management Incentive Plan, the Parent 2003 Stock Incentive Award Plan, the Parent 2012 Incentive Award Plan, the Parent 2021 Incentive Award Plan and the Parent Dividend Reinvestment and Stock Purchase Plan (collectively, the “Parent Equity Plans”), (iii) 355,097 shares of Parent Common Stock were subject to Parent Restricted Stock Awards, (iv) 1,064,176 shares of Parent Common Stock were subject to Parent Performance Share Awards (assuming maximum performance for any such awards that are subject to performance-based vesting), (v) 50,330 shares of Parent Common Stock were subject to Parent RSU Awards, (vi) 45,379 shares of Parent Common Stock were subject to issuance pursuant to outstanding Parent Stock Options, (vii) 2,333 shares of Parent Common Stock were subject to Parent DSU Awards and (viii) no shares of Parent Common Stock were held by Subsidiaries of Parent and (B) no shares of Parent preferred stock were issued and outstanding. All outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights.
(ii)   No Voting Debt of Parent or any of its Subsidiaries is issued or outstanding.
(iii)   As of the close of business on October 25, 2023, except for (A) this Agreement and the partnership agreement of Parent, L.P. (the “Parent Partnership Agreement”), (B) partnership units outstanding under the Parent Partnership Agreement, and (C) awards in respect of Parent Common Stock issued and outstanding under the Parent Equity Plans (“Parent Equity Awards”), there are no options, warrants, calls, rights, commitments or agreements of any character to which Parent is a party or by which it is bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of common stock or any Voting Debt or stock appreciation rights of Parent or obligating Parent to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. As of the close of business on October 25, 2023, there are no outstanding contractual obligations of Parent (1) other than in respect of partnership units under the Parent Partnership Agreement or in respect of Parent Equity Awards under the Parent Equity Plans, to repurchase, redeem or otherwise acquire any shares of common stock of Parent or (2) pursuant to which Parent is or could be required to register shares of Parent Common Stock or other securities under the Securities Act.
(iv)   As of the close of business on October 25, 2023, except for (A) this Agreement and the partnership agreement of Parent, L.P. (the “Parent Partnership Agreement”), (B) partnership units outstanding under the Parent Partnership Agreement, and (C) awards in respect of Parent

Common Stock issued and outstanding under the Parent Equity Plans (“Parent Equity Awards”), there are no options, warrants, calls, rights, commitments or agreements of any character to which any Subsidiary of Parent is a party or by which any such Subsidiary is bound obligating Parent or any Subsidiary of Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of common stock or any Voting Debt or stock appreciation rights of Parent or of any Subsidiary of Parent or obligating Parent or any Subsidiary of Parent to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. As of the close of business on October 25, 2023, there are no outstanding contractual obligations of any of Parent’s Subsidiaries (1) other than in respect of partnership units under the Parent Partnership Agreement or in respect of Parent Equity Awards under the Parent Equity Plans, to repurchase, redeem or otherwise acquire any shares of common stock of Parent or any of its Subsidiaries or (2) pursuant to which Parent or any of its Subsidiaries is or could be required to register shares of Parent Common Stock or other securities under the Securities Act.
(c)   Authority.
(i)   Each of Parent, and Merger Sub has all requisite corporate power and authority to execute, deliver and perform their applicable obligations under this Agreement, and to consummate the transactions contemplated hereby, as applicable. The execution and delivery of this Agreement by Parent and Merger Sub, as applicable, and the performance by Parent and Merger Sub of their obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Parent (in the case of Parent), by the Board of Directors of Merger Sub and the sole stockholder of Merger Sub (in the case of Merger Sub), and all other necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub, as applicable, and (subject to execution by the other parties thereto) constitutes a valid and binding obligation of each of Parent and Merger Sub, as applicable, subject to execution by the other parties thereto, enforceable against Parent and Merger Sub, as applicable, in accordance with its terms, except as enforceability is subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and general equitable principles.
(ii)   Except as set forth on Section 3.2(c)(ii) of the Parent Disclosure Letter, the execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, as applicable will not, (A) conflict with, or result in any Violation of, any provision of the organizational documents of Parent or Merger Sub or (B) subject to obtaining or making the notification, filings, consents, approvals, Orders, authorizations, registrations, waiting period expirations or terminations, declarations and filings referred to in paragraph (iii) below, result in any Violation of any Contract, Parent Benefit Plan (as defined below) or Law applicable to Parent or any of its Subsidiaries or their respective properties or assets, which Violation under this clause (B) only would have, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(iii)   Except for (A) the applicable requirements, if any, of Blue Sky Laws, (B) required filings or approvals under the Exchange Act and the Securities Act, (C) any filings or approvals required under the rules and regulations of the NYSE, (D) any required filings or authorizations, clearances, consents, approvals, or waiting period terminations or expirations under the HSR Act and foreign antitrust, competition or merger control Laws, (E) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by the SDAT pursuant to the MGCL and (F) the filing of the Articles Supplementary with, and the acceptance for record of the Articles Supplementary by the SDAT pursuant to the MGCL, no consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger

Sub of the transactions contemplated hereby, as applicable, the failure to make or obtain which would have, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(d)   SEC Documents; Regulatory Reports.
(i)   Parent has timely filed or furnished to the SEC all reports, schedules, statements and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act since December 31, 2020, together with all certifications required pursuant to the Sarbanes-Oxley Act (such documents, as supplemented or amended since the time of filing, and together with all information incorporated by reference therein and schedules and exhibits thereto, the “Parent SEC Documents”). As of their respective dates, the Parent SEC Documents at the time filed (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such filing) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown.
(ii)   Parent has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. Parent (A) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to provide reasonable assurance that all information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and (B) has disclosed, based on its most recent evaluation of internal control over financial reporting, to Parent’s outside auditors and the audit committee of the Board of Directors of Parent (1) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Since December 31, 2020, any material change in internal control over financial reporting required to be disclosed in any Parent SEC Document has been so disclosed.
(iii)   Parent has made available to the Company complete and correct copies of all written correspondence between the SEC, on the one hand, and Parent, on the other hand, since December 31, 2020.
(iv)   Neither Parent nor any Subsidiary of Parent is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement, including any Contract relating to any transaction or relationship between or among Parent or any Subsidiary of Parent, on the one hand, and any unconsolidated affiliate of Parent or any Subsidiary of Parent, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any Subsidiary of Parent or any of their financial statements or other Parent SEC Documents.
(v)   Since December 31, 2020, (A) neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any Representative of Parent or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls relating to periods after December 31, 2020, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices (except for any of the foregoing after the date hereof which have no reasonable basis), and (B) to the knowledge of Parent, no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported to the Board of Directors of Parent or any committee thereof evidence of a material Violation of securities Laws or breach of fiduciary duty relating to periods after December 31, 2020, by Parent or any of its officers, directors, employees or agents.
(e)   Information Supplied.   None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement/Prospectus (as defined below) will, at the date of mailing to stockholders and at the times of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement/Prospectus.
(f)   Compliance with Applicable Laws.   Parent and each of its Subsidiaries is in compliance with all Laws applicable to their operations or with respect to which compliance is a condition of engaging in the business thereof, except to the extent that failure to comply would not have, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries has received any written notice since December 31, 2020 asserting a failure, or possible failure, to comply with any such Law, the subject of which written notice has not been resolved as required thereby or otherwise to the reasonable satisfaction of the party sending the notice, except for (i) matters being contested in good faith and set forth in Section 3.2(f) of the Parent Disclosure Letter and (ii) such failures as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(g)   Legal Proceedings.   There is no suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of Parent, threatened in writing, against or affecting Parent or any of its Subsidiaries as to which there is a significant possibility of an adverse outcome which would have, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, nor is there any judgment, decree, injunction or Order of any Governmental Entity or arbitrator outstanding against Parent or any Subsidiary of Parent which would have, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(h)   Taxes.   Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:
(i)   Parent and each of its Subsidiaries have (A) duly and timely filed (or there have been timely filed on their behalf) with the appropriate taxing authority all Tax Returns required to be filed by them (after giving effect to any extensions), and such Tax Returns are true, correct and complete, (B) duly paid in full (or there has been paid on their behalf), or made adequate provision for, all Taxes required to be paid by them and (C) withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party;
(ii)   neither Parent nor any of its Subsidiaries has received a written claim or, to the knowledge of Parent, an unwritten claim, by any taxing authority in a jurisdiction where Parent or such Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction;
(iii)   there are no disputes, audits, examinations or proceedings pending (or threatened in writing), or claims asserted, for Taxes upon Parent or any of its Subsidiaries, and neither Parent nor any of its Subsidiaries is a party to any litigation or administrative proceeding relating to Taxes;
(iv)   neither Parent nor any of its Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign income Tax Law), has requested, has received or is subject to any written ruling of a taxing authority or has entered into any written agreement with a taxing authority with respect to any Taxes;
(v)   (1) Parent (A) for all taxable years commencing with its taxable year ended December 31, 1994 through its taxable year ended December 31 immediately prior to the Effective Time, has elected and has been subject to federal taxation as a REIT and has satisfied all requirements to qualify as a REIT, and has so qualified, for federal Tax purposes for such years, (B) at all times since such date, has operated in such a manner so as to qualify as a REIT for federal Tax purposes and will continue to operate (in each case, taking into account the permitted REIT Dividends under Section 5.9(b)) through the Effective Time in such a manner so as to so qualify for the taxable year that includes the Closing Date and (C) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other taxing authority to its status as a REIT, and no such challenge is pending or, to Parent’s knowledge, threatened and (2) each Subsidiary of Parent has been since the later of its acquisition or formation and continues to be treated for federal and state income Tax purposes as (A) a partnership or a disregarded entity and not as a corporation or an association or publicly traded partnership taxable as a corporation, (B) a Qualified REIT Subsidiary, (C) a Taxable REIT Subsidiary or (D) a REIT;
(vi)   neither Parent nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2);
(vii)   except as set forth on Section 3.2(h)(vii) of the Parent Disclosure Letter, (A) there are no Tax Protection Agreements to which Parent or any of its Subsidiaries is a party (a “Parent Tax Protection Agreement”) currently in force, and (B) no Person has raised, or to the knowledge of Parent threatened to raise, a material claim against Parent or any of its Subsidiaries for any breach of any Parent Tax Protection Agreement, and none of the transactions contemplated by this Agreement will give rise to any liability or obligation to make any payment under any Parent Tax Protection Agreement;
(viii)   as of the date of this Agreement, Parent is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(ix)   Merger Sub is, since its formation has been, and at the Effective Time will be, properly treated as a Qualified REIT Subsidiary; and
(x)   neither Parent nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355(a) of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.
(i)   Absence of Certain Changes.   From December 31, 2022 through the date hereof, there has not been a Parent Material Adverse Effect that is continuing.

(j)   Board Approval.   The Board of Directors of Parent, by resolutions duly adopted by those directors voting at a meeting duly called and held, has (i) approved this Agreement, and declared this Agreement, and the transactions contemplated hereby, including the Merger, and the issuance of Parent Common Stock and Parent Series A Preferred Stock in connection with the Merger (the “Parent Stock Issuance”) on the terms set forth herein, to be advisable and in the best interests of Parent and its stockholders, (ii) authorized the classification and designation of the Parent Series A Preferred Stock and approved the filing of the Articles Supplementary with the SDAT and (iii) taken all appropriate and necessary actions to render any and all limitations on ownership of shares of Parent Common Stock, as set forth in the organizational documents of Parent, inapplicable to the Merger and the other transactions contemplated by this Agreement. The Board of Directors of Merger Sub, by unanimous written consent has approved this Agreement and declared this Agreement and the transactions contemplated hereby, including the Merger, to be advisable and in the best interests of Merger Sub and its sole stockholder upon the terms and subject to the conditions of this Agreement.
(k)   Takeover Statute.   Each of Parent and Merger Sub has taken such actions and votes as are necessary on its part to render the provisions of any Takeover Statute inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement.
(l)   Vote Required.   No vote of the holders of any class or series of capital stock of Parent is necessary to approve the Merger and the other transactions contemplated by this Agreement.
(m)   Properties.
(i)   Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent or a Subsidiary of Parent owns fee simple title to or has a valid leasehold interest in, each of the real properties reflected as an asset on the most recent balance sheet of Parent included in the Parent SEC Documents (each, a “Parent Property” and collectively, the “Parent Properties”), in each case free and clear of all Liens except for (A) debt and other matters set forth in Section 3.2(m)(i) of the Parent Disclosure Letter or the Parent SEC Documents, (B) inchoate mechanics’, workmen’s, repairmen’s and other inchoate Liens imposed for construction work in progress or otherwise incurred in the ordinary course of business, (C) mechanics’, workmen’s and repairmen’s Liens (other than inchoate Liens for work in progress) which have heretofore been bonded or insured, (D) all matters disclosed on existing title policies or surveys, none of which, individually or in the aggregate, would have a material adverse effect on the use and operation of such Parent Property, (E) real estate Taxes and special assessments not yet due and payable or which are being contested in good faith in the ordinary course of business and (F) Liens and other encumbrances that would not cause a material adverse effect on the value or use of the affected property. Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, none of Parent nor any Subsidiary of Parent has received written notice to the effect that there are any condemnation proceedings that are pending or, to the knowledge of Parent, threatened, with respect to any material portion of any of the Parent Properties. Except for the owners of the properties in which Parent or any Subsidiary of Parent has a leasehold interest and except for any Parent Property that is held by a fund, no Person other than Parent or a Subsidiary of Parent has any ownership interest in any of the Parent Properties (other than immaterial easements, licenses or similar rights).
(ii)   Parent and the Subsidiaries of Parent have good and sufficient title to, or are permitted to use under valid and existing leases, all personal and non-real properties and assets reflected in their books and records as being owned by them or reflected on the most recent balance sheet of Parent included in the Parent SEC Documents (except as has since been sold or otherwise disposed of in the ordinary course of business) or used by them in the ordinary course of business, free and clear of all Liens, and except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(n)   Environmental Matters.   Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (i) Parent, each Subsidiary of Parent and each of the Parent Properties is in compliance and, except for matters that have been fully and finally resolved, has complied with all applicable Environmental Laws; (ii) there is no litigation, investigation, request for information or other claim or proceeding pending or, to the knowledge of Parent, threatened against Parent or any Subsidiary of Parent under any applicable Environmental Laws or with respect to Hazardous Materials; (iii) Parent holds all of the Permits required under applicable Environmental Laws for its current operations and is in compliance with the terms of any such Permits; and (iv) Parent has not received any written notice of Violation or actual or potential liability under any applicable Environmental Laws or with respect to Hazardous Materials that remains unresolved, or that any judicial, administrative or compliance Order or claim has been issued against Parent or any Subsidiary of Parent which remains unresolved.
(o)   Investment Company Act of 1940.   Neither Parent nor any Subsidiary of Parent is, or on the Closing Date will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.
(p)   Activities of Merger Sub.   Merger Sub was formed on October 26, 2023 solely for the purpose of engaging in the transactions contemplated by this Agreement. Merger Sub has engaged in no other business activities, has no liabilities or obligations and has conducted its operations only as contemplated hereby.
(q)   Brokers or Finders.   Neither Parent nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated by this Agreement except that Parent has engaged Wells Fargo Securities, LLC (“Wells Fargo”) as its financial advisor and will owe fees, compensation and indemnification to Wells Fargo in connection therewith.
(r)   No Undisclosed Material Liabilities.   There are no liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in Parent’s most recent balance sheet for the year ended December 31, 2022 or in the notes thereto; (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practices since December 31, 2022; (iii) liabilities or obligations arising out of this Agreement or the transactions contemplated hereby; and (iv) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(s)   No Additional Representations.   Except for the representations and warranties made by Parent in this Article III, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent or its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the transactions contemplated hereby, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Parent nor any other Person makes or has made any representation or warranty to the Company or any of its affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Parent or any of its Subsidiaries or their respective businesses, or (ii) any oral or, except for the representations and warranties made by the Company in this Article III, written information presented to the Company or any of its affiliates or Representatives in the course of their due diligence investigation of Parent or its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS
Section 4.1   Covenants of the Company.
(a)   From and after the date hereof until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, and except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 4.1(a) of the Company Disclosure Letter, (iii) as required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company or any of its Subsidiaries, or (iv) with Parent’s prior written consent (which consent is not to be unreasonably withheld, conditioned or delayed), the Company agrees as to itself and its Subsidiaries that such entities shall use commercially reasonable efforts to (1) carry on their respective businesses in the ordinary course consistent with past practice in all material respects, (2) maintain their material assets and properties in their current condition in all material respects (normal wear and tear and damage caused by casualty or by any reason outside of the Company and its Subsidiaries’ reasonable control excepted), (3) preserve the Company’s business organization intact, and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors and tenants, (4) maintain all insurance policies in all material respects and (5) maintain the status of the Company as a REIT.
(b)   The Company agrees as to itself and its Subsidiaries that, from the date hereof until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 4.1(b) of the Company Disclosure Letter, (iii) as required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company or any of its Subsidiaries, or (iv) with Parent’s prior written consent (which consent is not to be unreasonably withheld, conditioned or delayed), such entities shall not:
(i)   enter into any new material line of business or create any new Subsidiaries, other than the creation of new Subsidiaries organized to conduct or continue activities otherwise permitted by Section 4.1(b);
(ii)   except (A) as permitted by Section 5.9, (B) for payment of any accrued dividends, dividend equivalents or other distributions pursuant to any Company Equity Awards in accordance with the terms thereof as in effect on the date of this Agreement (or in the case of Company Equity Awards issued in accordance with this Agreement following the date hereof, in accordance with the terms thereof), (C) for dividends by a Subsidiary of the Company to the Company or a Subsidiary of the Company, (D) for the declaration and payment by the Company of dividends required pursuant to the terms of the Company Series A Preferred Stock and (E) for the declaration and payment by the Company Partnership of distributions required pursuant to the terms of the Company Partnership Preferred Units, declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock, partnership interests, or other equity interests;
(iii)   (A) split, combine, subdivide or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (B) repurchase, redeem or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than (1) acquisitions of shares of Company Common Stock tendered by holders of, or otherwise deliverable pursuant to, Company Equity Awards in accordance with the terms thereof as in effect on the date of this Agreement (or, in the case of Company Equity Awards issued in accordance with this Agreement following the date hereof, in accordance with the terms thereof) in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto or (2) as required by Article VI of the Company’s charter;
(iv)   except for (A) issuances of shares of Company Common Stock upon the exercise or settlement of Company Equity Awards in accordance with the terms thereof as in effect on the date of this Agreement (or, in the case of Company Equity Awards issued in accordance with this Agreement following the date hereof, in accordance with the terms thereof), or (B) issuances by a Subsidiary of its capital stock to its parent or to another wholly owned Subsidiary of the Company, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of the Company’s capital stock or that of a Subsidiary of the Company, any Voting Debt, any stock appreciation rights, stock options, restricted shares or other equity-based awards (whether discretionary, formulaic or automatic grants and whether under the Company Equity Plan or otherwise) or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing;

(v)   amend or propose to amend the organizational documents of the Company or its Subsidiaries, in each case except for ministerial amendments;
(vi)   enter into, or, except as permitted by Section 4.1(b)(vii) or Section 4.1(b)(viii), permit any Subsidiary to enter into, a plan of consolidation, merger or reorganization with any Person other than a wholly owned Subsidiary of the Company;
(vii)   other than acquisitions of real property for cash (including entering into construction, development and disbursement agreements related to) (“Acquisitions”) pursuant to the terms of letters of intent or Contracts, in each case, in effect as of the date hereof and set forth on Section 4.1(b)(vii) of the Company Disclosure Letter, copies of which have been provided to Parent prior to the date hereof, in each case, that would not reasonably be expected to materially delay, impede or affect the consummation of the transactions contemplated by this Agreement in the manner contemplated hereby and would not create a non de minimis Change of Control Cost and provided that, in each case, the Company provides Parent with weekly updates of its acquisition pipeline report, the Company reasonably consults with Parent regarding such Acquisition, acquire, whether directly or indirectly, including by purchasing, merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or by any other manner, any real property, any personal property, any business or any corporation, partnership, association or other business organization or division thereof; provided, however, that the foregoing shall not prohibit (x) internal reorganizations or consolidations involving existing Subsidiaries that would not delay the consummation of the Merger, or (y) the creation of new Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement;
(viii)   other than (A) internal reorganizations or consolidations involving existing Subsidiaries that would not delay the consummation of the Merger or (B) the dispositions set forth on Section 4.1(b)(viii) of the Company Disclosure Letter, sell, assign, encumber or otherwise dispose of any real property, or any of its other, material assets (including capital stock of its Subsidiaries and Indebtedness of others held by the Company and its Subsidiaries);
(ix)   incur, create or assume, refinance, replace or prepay any Indebtedness (or modify any of the material terms of any outstanding Indebtedness), guarantee any Indebtedness of any Person or issue or sell any warrants or rights to acquire any Indebtedness of the Company or any of its Subsidiaries, other than (A) Indebtedness of any wholly owned Subsidiary of the Company to the Company or to another wholly owned Subsidiary of the Company, (B) Indebtedness of any Subsidiary of the Company to or among one of its wholly owned Subsidiaries, (C) as required pursuant to Section 5.17, and (D) borrowings under the Company’s existing revolving credit facility;
(x)   except as disclosed in any the Company SEC Document filed prior to the date of this Agreement, (x) fail to maintain all financial books and records in all material respects in accordance with GAAP or (y) change its methods of accounting in effect as of December 31, 2022, except as required by changes in GAAP (or any interpretation thereof) or in applicable Law, the SEC or the Financial Accounting Standards Board or any similar organization;
(xi)   adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization;
(xii)   other than any termination, modification or renewal in accordance with the terms of any existing Company Material Contract (other than any Company Lease, which shall be subject to Section 4.1(b)(xx)) that occurs automatically without any action by the Company, or any of its Subsidiaries (provided, that no such actions may cause a Contract to include a change of control or similar provision that would require a material payment to or would give rise to any material rights (including termination rights) of the other party or parties thereto as a result of the consummation of the Merger or the other transactions contemplated by this Agreement or that would reasonably be expected to require a material payment to or would give rise to any material rights (including termination rights) of the other party or parties if a change of control of Parent were to occur immediately following consummation of the Merger (a “Change of Control

Cost”)), terminate, cancel, renew or request or agree to any material amendment or material modification to, material change in, or material waiver under or assignment of, any Company Material Contract or enter into or materially amend any Contract that, if existing on the date of this Agreement, would be a Company Material Contract, or enter into any Contract that would create a Change of Control Cost or amend or modify any existing Contract so as to create a Change of Control Cost;
(xiii)   waive the excess share provisions of, or otherwise grant or increase an exception to or waiver of any ownership limits set forth in, the organizational documents of the Company or any of its Subsidiaries for any Person;
(xiv)   take any action, or fail to take any action, which would reasonably be expected to cause (A) the Company to fail to qualify as a REIT or (B) any of its Subsidiaries to cease to be treated (1) as a partnership or disregarded entity for federal income tax purposes or (2) as a Qualified REIT Subsidiary, a Taxable REIT Subsidiary or a REIT under the applicable provisions of Section 856 of the Code, as the case may be;
(xv)   make or commit to make any capital expenditures in excess of the applicable category set forth in the capital expenditure budget set forth on Section 4.1(b)(xv) of the Company Disclosure Letter (with respect to budgeted amounts for the fiscal year ended December 31, 2023, less any capital expenditures incurred by the Company or its Subsidiaries from January 1, 2023 to the date of this Agreement);
(xvi)   take any action, or knowingly fail to take any action, which action or failure to act could be reasonably expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(xvii)   enter into any Tax Protection Agreement, make, change or rescind any material Tax election or change a material method of Tax accounting, amend any material Tax Return, settle or compromise any material federal, state, local or foreign income Tax liability, audit, claim or assessment for an amount materially in excess of amounts reserved therefor on the financial statements of the Company, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund, except in each case, (x) as required by law, or (y) provided the Company provides notice to Parent before taking such action, as necessary (i) to preserve the status of the Company as a REIT under the Code, or (ii) to qualify or preserve the status of any Subsidiary of the Company as a partnership or disregarded entity for federal income tax purposes or as a Qualified REIT Subsidiary, a Taxable REIT Subsidiary or a REIT under the applicable provisions of Section 856 of the Code, as the case may be;
(xviii)   other than with respect to claims of or receivables owed to the Company or its Subsidiaries which arise in the ordinary course of business, waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) (x) equal to or lesser than the amounts specifically reserved with respect thereto on the most recent balance sheet of the Company and its consolidated Subsidiaries included in the Company SEC Documents or (y) that do not exceed $2,000,000 individually or $5,000,000 in the aggregate, (B) do not involve the imposition of injunctive relief against the Company or any of its Subsidiaries or the Surviving Corporation following the Effective Time, and (C) do not provide for any admission of material liability by the Company or any of its Subsidiaries, excluding in each case any matter relating to Taxes (which, for the avoidance of doubt, shall be governed by Section 4.1(b)(xvii));
(xix)   except as required by the terms of any Company Benefit Plan as in effect on the date hereof, (A) increase the compensation, bonus or pension, welfare, severance or other benefits payable or provided to, or pay any bonus to, or grant any new cash- or equity-based awards (including Company Equity Awards) or long-term cash awards to, any current or former directors, employees or other service providers of the Company or any of its Subsidiaries (except for increases in base salary or hourly wage rate to an employee below the vice president level in the ordinary course of business consistent with past practice not to exceed three percent (3%) of such employee’s base salary or hourly wage rate), (B) grant or provide any change of control, severance or retention payments or benefits to any current or former director, employee or other service provider of the Company or any of its Subsidiaries, (C) establish, adopt, enter into or amend any Company Benefit Plan or any other plan, policy, program, agreement or arrangement that would be a Company Benefit Plan if in effect on the date hereof, other than immaterial amendments that do not result in an increase in cost to the Company or its affiliates of maintaining such Company Benefit Plan or other plan, trust, fund, policy or arrangement that would be a Company Benefit Plan if in effect on the date hereof, (D) enter into or amend any collective bargaining agreement or similar agreement, (E) hire any new employee of the Company or its Subsidiaries other than employees below the vice president level hired to replace employees who terminate employment following the date of this Agreement, (F) promote or terminate the employment (other than for cause) of any employee of the Company or its Subsidiaries at the vice president level or above (in the case of promotion, whether before or after such promotion), or (G) take any action to accelerate the vesting or payment, or fund or in any way secure the payment, of compensation or benefits under any Company Benefit Plan or other plan, trust, fund, policy or arrangement that would be a Company Benefit Plan if in effect on the date hereof;
(xx)   enter into, renew, terminate, or amend, waive, release or compromise in any material respects or assign any material rights or claims under or, enter into any material rent abatement or rent deferral arrangements with respect to, any Company Lease (or any lease for real property that, if existing as of the date hereof, would be a Company Lease) except for (i) automatic renewals, automatic expirations or third-party terminations of Company Leases in accordance with their terms over which the Company does not have discretionary authority, or (2) entering into any new lease pursuant to the terms of an existing letter of intent or Contract in effect as of the date hereof listed on Section 4.1(b)(xx) of the Company Disclosure Letter, copies of which have been provided to Parent prior to the date hereof; provided that (A) no such new lease shall contain any non de minimis Change of Control Costs, (B) the Company provides Parent with weekly updates of its leasing activities, and (C) the Company reasonably consults with Parent regarding its leasing activity;
(xxi)   form any new funds, non-traded real estate investment trusts, joint ventures or other pooled investment vehicles, or similar investment structure;
(xxii)   amend or modify the compensation terms or any other material obligations of the Company contained in the engagement letters with J.P. Morgan or Morgan Stanley in a manner adverse to the Company or any of the Company’s Subsidiaries or engage other financial advisers in connection with the transactions contemplated by this Agreement; provided, however, that the foregoing shall not restrict the Company from obtaining a new fairness opinion from each of J.P. Morgan or Morgan Stanley in connection with any Superior Proposal or amendment thereto;
(xxiii)   effect any deed in lieu of foreclosure, or sell, lease, assign, encumber or transfer to a lender any property securing Indebtedness owed to such lender; or
(xxiv)   agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 4.1.
(c)   Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Company from taking any action at any time or from time to time, that in the reasonable judgment of the Board of Directors of the Company, upon advice of counsel to the Company, is reasonably necessary for the Company to avoid incurring entity level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time, including making dividend or other distribution payments to stockholders of the Company in accordance with this Agreement or otherwise or to qualify or preserve the status of any Subsidiary of the Company as a disregarded entity or partnership for federal income tax purposes or as a Qualified REIT Subsidiary, a Taxable REIT Subsidiary or a REIT,

under the applicable provisions of Section 856 of the Code, as the case may be, provided the Company provides notice to Parent before taking such action.
(d)   The Company shall (i) use its reasonable best efforts to obtain or cause to be provided the opinions referred to in Section 6.2(d) and Section 6.3(e), (ii) use its reasonable best efforts to obtain or cause to be provided opinions of counsel consistent with the opinions of counsel referred to in Section 6.2(d) and Section 6.3(e) but dated as of the effective date of the Form S-4, to the extent required for the Form S-4 to be declared effective by the SEC, (iii) deliver to Company REIT Counsel an officer’s certificate, dated as of the Closing Date and, if applicable, as of the effective date of the Form S-4, as applicable, signed by an officer of the Company and in form and substance reasonably satisfactory to Company REIT Counsel and Parent (it being agreed and understood that an officer’s certificate substantially similar to the draft officer’s certificate provided to Parent and Company REIT Counsel prior to the date of this Agreement, if any, is and will be in form and substance reasonably satisfactory to Parent and Company REIT Counsel subject to reasonable changes to take into account any changes in fact or law), containing representations of the Company reasonably necessary or appropriate to enable Company REIT Counsel to render the tax opinion described in Section 6.3(e) and any similar opinions described in Section 4.1(d)(ii), and (iv) deliver to the Company Merger Counsel and Parent Merger Counsel a tax representation letter in form and substance reasonably satisfactory to Company Merger Counsel and Parent Merger Counsel, containing representations of the Company reasonably necessary or appropriate to enable such counsel to render the applicable tax opinions described in Section 6.2(d) and Section 6.3(d) and any similar opinions described in Section 4.1(d)(ii) and Section 4.2(d)(ii).
(e)   Notwithstanding anything to the contrary set forth in this Agreement, (i) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or the Company’s Subsidiaries’ operations prior to the Closing, (ii) prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations, and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent shall be required with respect to any matter set forth in this Section 4.1 or elsewhere in this Agreement to the extent that the requirement of such consent could violate any applicable law.
Section 4.2   Covenants of Parent.
(a)   From and after the date hereof until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, and except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 4.2(a) of the Parent Disclosure Letter, (iii) as required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Parent or any of its Subsidiaries, or (iv) with the Company’s prior written consent (which consent is not to be unreasonably withheld, conditioned or delayed), Parent agrees as to itself and its Subsidiaries that such entities shall use commercially reasonable efforts to (1) carry on their respective businesses in the ordinary course consistent with past practice in all material respects, (2) maintain their material assets and properties in their current condition in all material respects (normal wear and tear and damage caused by casualty or by any reason outside of Parent and its Subsidiaries’ reasonable control excepted), (3) preserve Parent’s business organization intact, and to maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors and tenants, (4) maintain all insurance policies in all material respects and (5) maintain the status of Parent as a REIT.
(b)   Parent agrees as to itself and its Subsidiaries that, from the date hereof until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 4.2(b) of the Parent Disclosure Letter, (iii) as required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Parent or any of its Subsidiaries, or (iv) with the Company’s prior written consent (which consent is not to be unreasonably withheld, conditioned or delayed), such entities shall not:
(i)   (A) split, combine, subdivide or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (B) repurchase, redeem or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than (1) repurchases, redemptions or exchanges of partnership units of Realty Income, L.P. for Parent Common Stock required pursuant to the Parent Partnership Agreement, or (2) acquisitions of shares of Parent Common Stock tendered by holders of, or otherwise deliverable pursuant to, Parent Equity Awards in accordance with the terms of the applicable Parent Equity Plan in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto;
(ii)   amend or propose to amend the organizational documents of Parent or Merger Sub (except for immaterial or ministerial amendments);
(iii)   except as disclosed in any Parent SEC Document filed prior to the date of this Agreement, (x) fail to maintain all financial books and records in all material respects in accordance with GAAP or (y) change its methods of accounting in effect as of December 31, 2022, except as required by changes in GAAP (or any interpretation thereof) or in applicable Law, the SEC or the Financial Accounting Standards Board or any similar organization;
(iv)   adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization; provided, however, that the foregoing shall not prohibit internal reorganizations or consolidations involving existing wholly owned Subsidiaries that would not reasonably be expected to prevent or materially impede, hinder or delay the consummation of the transactions contemplated by this Agreement;
(v)   waive the excess share provisions of, or otherwise grant or increase an exception to or waiver of any ownership limits set forth in, the organizational documents of Parent or any of its Subsidiaries for any Person (other than the Company or any of its Subsidiaries);
(vi)   take any action, or fail to take any action, which would reasonably be expected to cause Parent to fail to qualify as a REIT;
(vii)   take any action, or knowingly fail to take any action, which action or failure to act could be reasonably expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or
(viii)   agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 4.2.
(c)   Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit Parent from taking any action, at any time or from time to time, that in the reasonable judgment of the Board of Directors of Parent, upon advice of tax counsel to Parent, is reasonably necessary for Parent to avoid incurring entity level income or excise Taxes under the Code or maintain its qualification as a REIT under the Code, including making dividend or other distribution payments to stockholders of Parent in accordance with this Agreement or otherwise or to qualify or preserve the status of any Subsidiary of Parent as a disregarded entity or partnership for federal income tax purposes or as a Qualified REIT Subsidiary, a Taxable REIT Subsidiary or a REIT under the applicable provisions of Section 856 of the Code, as the case may be, provided Parent provides notice to the Company before taking such action.
(d)   Parent shall (i) use its reasonable best efforts to obtain or cause to be provided the opinions referred to in Section 6.2(e) and Section 6.3(d), (ii) use its reasonable best efforts to obtain or cause to be provided opinions of counsel consistent with the opinions of counsel referred to in Section 6.2(e) and Section 6.3(d) but dated as of the effective date of the Form S-4, to the extent required for the Form S-4 to be declared effective by the SEC, (iii) deliver to Parent REIT Counsel an officer’s certificate, dated as of the Closing Date and, if applicable, as of the effective date of the Form S-4, as applicable, signed by an officer of Parent and in form and substance reasonably satisfactory to Parent REIT Counsel and the Company (it being agreed and understood that an officer’s certificate substantially similar to the draft officer’s certificate provided to Parent REIT Counsel and the Company prior to the date of this

Agreement, if any, is and will be in form and substance reasonably satisfactory to Parent REIT Counsel and the Company subject to reasonable changes to take into account any changes in fact or law), containing representations of Parent reasonably necessary or appropriate to enable Parent REIT Counsel to render the tax opinion described in Section 6.2(e) and any similar opinion described in Section 4.2(d)(ii), and (iv) deliver to Parent Merger Counsel and Company Merger Counsel a tax representation letter in form and substance reasonably satisfactory to Parent Merger Counsel and Company Merger Counsel, containing representations of Parent and Merger Sub reasonably necessary or appropriate to enable such counsel to render the applicable tax opinions described in Section 6.2(d) and Section 6.3(d) and any similar opinions described in Section 4.1(d)(ii) and Section 4.2(d)(ii).
ARTICLE V
ADDITIONAL AGREEMENTS
Section 5.1   Preparation of Form S-4 and Proxy Statement; Company Stockholders Meeting.
(a)   As promptly as reasonably practicable following the date hereof, each of the parties hereto shall cooperate in preparing and shall cause to be filed with the SEC mutually acceptable proxy materials which shall constitute the proxy statement/prospectus relating to the matters to be submitted to the Company stockholders at the Company Stockholders Meeting (as defined below) (such proxy statement/prospectus, and any amendments or supplements thereto, the “Proxy Statement/Prospectus”), and Parent shall prepare and file with the SEC a registration statement on Form S-4 (of which the Proxy Statement/Prospectus shall be a part) with respect to the Parent Stock Issuance (such Form S-4, and any amendments or supplements thereto, the “Form S-4”). Each of the parties hereto shall use reasonable best efforts to have the Proxy Statement/Prospectus cleared by the SEC and the Form S-4 become effective or be declared effective by the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the other transactions contemplated thereby. The Company and Parent shall, as promptly as practicable after receipt thereof, provide the other party with copies of any written comments and advise the other party of any oral comments with respect to the Proxy Statement/Prospectus or the Form S-4 received from the SEC. Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement/Prospectus and the Form S-4 prior to filing such with the SEC, and each party will provide the other party with a copy of all such filings made with the SEC. Each party shall use its reasonable best efforts to take any action required to be taken under any applicable state securities laws in connection with the Merger and the Parent Stock Issuance, and each party shall furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4. If, at any time prior to the Effective Time, any information relating to either of the parties, or their respective affiliates, officers or directors, should be discovered by either party, and such information should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement/Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of the Company.
(b)   The Company shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable following the date upon which the Form S-4 becomes effective (the “Company Stockholders Meeting”) for the purpose of obtaining the Company Required Stockholders Vote. Unless a Change in Company Recommendation (as defined below) has occurred in accordance with Section 5.4, the Board of Directors of the Company shall use its reasonable best efforts to obtain from the stockholders of the Company Required Stockholders Vote. The Company covenants that, unless a Change in Company Recommendation has occurred in accordance with Section 5.4, the Company will, through its Board of Directors, recommend to its stockholders approval of the Merger and further covenants that the Proxy Statement/Prospectus and the Form S-4 will include such recommendation. Notwithstanding the foregoing provisions of this Section 5.1(b), if, on a date for which the Company Stockholders Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of the Company Common Stock to obtain Company Required Stockholders Vote, whether or not a quorum is present, the Company shall have the right to make one or more successive postponements or adjournments of the Company Stockholders Meeting solely for the purpose of and for the time reasonably necessary to solicit additional proxies and obtain the Company Required Stockholders Vote; provided that (i) the Company shall have first reasonably consulted with Parent and (ii) the Company Stockholders Meeting is not postponed or adjourned to a date that is more than thirty (30) days after the date for which the Company Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law). The Company agrees that, unless this Agreement shall have been terminated in accordance with Section 7.1, its obligations to hold the Company Stockholders Meeting pursuant to this Section 5.1(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal (as defined below) or by any Change in Company Recommendation. During the term of this Agreement, the Company shall not be permitted to submit to the vote of its stockholders any Acquisition Proposal other than the Merger prior to the termination of this Agreement.
Section 5.2   Access to Information.
(a)   For purposes of facilitating the transactions contemplated hereby, and subject to applicable Law, upon reasonable request and advance notice, the Company shall (and shall cause its Subsidiaries to) afford to Parent’s Representatives reasonable access, during normal business hours, during the period prior to the Effective Time, to all its properties (other than for purposes of invasive testing), books, Contracts, records and Representatives, and, during such period, the Company shall (and shall cause its Subsidiaries to) make available to Parent, upon Parent’s reasonable request, (i) a copy of each report, schedule, registration statement and other document filed or received by the Company during such period pursuant to the requirements of Federal or state securities laws, or the rules and regulations of self-regulatory organizations (other than reports or documents which the Company is not permitted to disclose under applicable Law) and (ii) all other information concerning the Company’s business, properties and personnel as the Parent may reasonably request. Following the date of this Agreement, the Company and Parent shall use reasonable efforts to develop mutually acceptable protocols to manage communications between the parties and their respective employees. The Company further agrees to use reasonable best efforts to provide all available Company Leases to Parent as promptly as practicable following the date hereof. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any Law, rule, regulation, Order, judgment or decree. The Company will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Notwithstanding anything contained in this Agreement to the contrary, the Company shall not be required to provide any access or make any disclosure to the other pursuant to this Section 5.2 to the extent such access or information is reasonably pertinent to a litigation where Parent or any of its affiliates, on the one hand, and the Company or any of its affiliates, on the other hand, are adverse parties or reasonably likely to become adverse parties.
(b)   The parties will hold any such information which is nonpublic in confidence to the extent required by, and in accordance with, the provisions of (i) the Confidentiality Agreement between the Company and Parent, dated as of August 21, 2022 and (ii) the Confidentiality Agreement between Parent and the Company, dated as of September 25, 2023, and as each may be amended from time to time (the “Confidentiality Agreements”), which Confidentiality Agreements will remain in full force and effect; provided that in the event this Agreement is terminated at any time prior to the Effective Time, the terms of the Confidentiality Agreements shall survive for a period of two (2) years following such termination.

Section 5.3   Reasonable Best Efforts.
(a)   Subject to the terms and conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions and to do promptly, or cause to be done promptly, and to assist and cooperate with each other in doing, all things necessary, proper or advisable under applicable Law to cause the conditions in Article VI to be satisfied and to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the Merger and the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each of the parties hereto agrees to (i) use its reasonable best efforts to cooperate with the other party in determining which filings are required to be made prior to the Closing with, and which consents, clearances, approvals, waiting period expirations or terminations, Permits or authorizations are required to be obtained prior to the Closing from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement and in timely making all such filings, (ii) promptly furnish the other party, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, with such information and reasonable assistance as such other party and its affiliates may reasonably request in connection with their preparation of necessary filings, registrations and submissions of information to any Governmental Entity, (iii) supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to any applicable Laws by any Governmental Entity, and (iv) take or cause to be taken all other actions necessary, proper or advisable to obtain applicable clearances, consents, authorizations, approvals or waivers and cause the expiration or termination of the applicable waiting periods with respect to the Merger and the other transactions contemplated by this Agreement under any applicable Laws as promptly as practicable. In addition, each of Parent and the Company shall use reasonable best efforts to obtain all consents, approvals, waivers, licenses, permits, franchises, authorizations or Orders (“Consents”) of Persons other than Governmental Entities that are necessary, proper or advisable to consummate the Merger; provided, however, that none of Parent, the Company nor any of their respective Subsidiaries shall be required to make, or commit or agree to make, any concession or payment to, or incur any liability to, any such non-Governmental Entity to obtain any such Consent that is not contingent on the closing of the Merger (unless the parties mutually consent to such concession, payment or liability (such consent not to be unreasonably withheld, conditioned or delayed)).
(b)   Each of the parties hereto shall, in connection with the efforts referenced in this Section 5.3(b), use its reasonable best efforts to: (i) cooperate in all respects with each other in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) promptly notify the other party of any communication concerning this Agreement or any of the transactions contemplated hereby to that party from or with any Governmental Entity and consider in good faith the views of the other party and keep the other party reasonably informed of the status of matters related to the transactions contemplated by this Agreement, including furnishing the other with any written notices or other communications received by such party from, or given by such party to, any Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, except that any materials concerning one party’s valuation of the other party may be redacted; and (iii) permit the other party to review in draft any proposed communication to be submitted by it to any Governmental Entity with reasonable time and opportunity to comment, and consult with each other in advance of any in-person or telephonic meeting or conference with any Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and, to the extent permitted by the applicable Governmental Entity or Person, not agree to participate in any meeting or discussion with any Governmental Entity relating to any filings or investigations concerning this Agreement and or any of the transactions contemplated hereby unless it invites the other party’s Representatives to attend in accordance with applicable Laws. The parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 5.3 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials.
(c)   In furtherance and not in limitation of the foregoing, each of the parties hereto shall use its reasonable best efforts to resolve objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Laws, including defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby (including seeking to have any stay, temporary restraining order or preliminary injunction entered by any court or other Governmental Entity vacated or reversed).
(d)   Each of the Company, the Board of Directors of the Company, Parent and the Board of Directors of Parent shall, if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger or any other transactions contemplated hereby, use all reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated hereby.
Section 5.4   Acquisition Proposals.
(a)   The Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or facilitate any inquiries or the making of an Acquisition Proposal, (ii) participate in any discussions with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) approve or execute or enter into any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal (an “Acquisition Agreement”) or (iv) propose or agree to do any of the foregoing.
(b)
(i)   Notwithstanding the foregoing, the Board of Directors of the Company shall be permitted, prior to the Company Stockholders Meeting to be held pursuant to Section 5.1, and subject to (A) compliance with the other terms of this Section 5.4 and (B) first entering into a confidentiality agreement having provisions that are no less favorable to the Company than those contained in the Confidentiality Agreements (provided that such agreement need not contain any standstill or similar provision prohibiting the making of an Acquisition Proposal), to engage in discussions and negotiations with, or provide any nonpublic information or data to, any Person in response to an unsolicited bona fide written Acquisition Proposal by such Person first made after the date of this Agreement (that did not result from a material breach of this Section 5.4) and which the Board of Directors of the Company concludes in good faith (after consultation with outside legal counsel and financial advisors) constitutes or is reasonably likely to result in a Superior Proposal, if and only to the extent that the directors of the Company conclude in good faith (after consultation with their outside legal counsel) that failure to do so would reasonably be expected to result in a breach of their duties to the Company. The Company shall provide Parent with a copy of any nonpublic information or data provided to a third party pursuant to the prior sentence prior to or substantially concurrently with furnishing such information to such third party (except to the extent that such nonpublic information or data shall have been previously provided to Parent).
(ii)   The Company shall notify Parent promptly (but in no event later than twenty-four (24) hours) after receipt of any Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its Subsidiaries by any Person that informs the Company or any of its Subsidiaries that it is considering making, or has made, an Acquisition Proposal, or any inquiry from any Person seeking to have discussions or negotiations with such party relating to a possible Acquisition Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the Person making the Acquisition Proposal, inquiry or request and the terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related documentation or written correspondence, and/or a summary of the terms and conditions thereof if such inquiry, proposal or offer was not made in writing). The Company shall also promptly, and in any event within twenty-four (24) hours, notify Parent, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal or provides nonpublic information or data to any Person in accordance with this Section 5.4(b) and keep Parent reasonably informed of the status and terms of any such proposals, offers, discussions or negotiations on a reasonably current basis, including by providing a copy of all material documentation or written correspondence relating thereto. Notwithstanding anything to the contrary in this Agreement, the Company may contact any Person submitting an Acquisition Proposal after the date of this Agreement (that did not result from a material breach of this Section 5.4) to clarify and understand the terms of the Acquisition Proposal so as to determine whether such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal.
(iii)   Except as provided in Section 5.4(b)(iv) or Section 5.4(b)(v), neither the Board of Directors of the Company nor any committee thereof shall (a) withhold, withdraw, modify or qualify in any manner adverse to the other party, or propose publicly to withhold, withdraw, modify or qualify in any manner adverse to the other party, the Company Board Recommendation, (b) fail to include the Company Board Recommendation in the Proxy Statement, (c) make or publicly propose to make any recommendation in connection with a tender offer or exchange offer commenced by a third party other than a recommendation against such offer or a customary “stop, look and listen” communication or (d) in the event an Acquisition Proposal has been publicly announced or publicly disclosed, fail to publicly reaffirm the Company Board Recommendation within five (5) Business Days of Parent’s written request that the Company do so (provided that a party shall be entitled to make such a written request for reaffirmation only once with respect to each Acquisition Proposal and once for each material amendment to each such Acquisition Proposal) (any of the foregoing clause (a), (b), (c) or this clause (d), a “Change in Company Recommendation”).
(iv)   Notwithstanding anything in this Agreement to the contrary, with respect to an Acquisition Proposal, the Board of Directors of the Company may make a Change in Company Recommendation (and in the event that the Board of Directors of the Company determines such Acquisition Proposal to be a Superior Proposal, in accordance with this Section 5.4, terminate this Agreement pursuant to Section 7.1(c)), in each case (including with respect to any such termination), if and only if (A) an unsolicited bona fide written Acquisition Proposal (that did not result from a material breach by the Company of this Section 5.4) is made to the Company by a third party, and such Acquisition Proposal is not withdrawn, (B) the Board of Directors of the Company has concluded in good faith (after consultation with outside legal counsel and financial advisors) that such Acquisition Proposal constitutes a Superior Proposal, (C) the Board of Directors of the Company has concluded in good faith (after consultation with its outside legal counsel) that failure to do so would reasonably be expected to result in a breach of its duties to the Company, (D) four (4) Business Days (the “Notice Period”) shall have elapsed since the Company has given written notice to Parent advising Parent that the Company intends to take such action and specifying in reasonable detail the reasons therefor, including the terms and conditions of any such Superior Proposal that is the basis of the proposed action (a “Notice of Recommendation Change”) (it being understood that any amendment to any material term of such Superior Proposal shall require a new Notice of Recommendation Change and a new Notice Period, except that the four (4) Business Day Notice Period referred to in clause (D) above shall instead be equal to the longer of (1) three (3) Business Days or (2) the period remaining under the Notice Period under clause (D) above immediately prior to the delivery of such additional notice under this clause (D)), (E) during the Notice Period, the Company has considered and, at the request of Parent, engaged in good faith discussions and negotiations with Parent regarding, any adjustment or modification of the terms of this Agreement proposed by Parent, and (F) the Board of Directors of the Company, following the Notice Period, again reasonably determines in good faith (after consultation with outside legal counsel, and taking into account any adjustment or modification of the terms of this

Agreement proposed by Parent) that failure to do so would reasonably be expected to result in a breach of its duties to the Company.
(v)   Notwithstanding anything in this Agreement to the contrary, in circumstances not involving or relating to an Acquisition Proposal, the Board of Directors of the Company may make a Change in Company Recommendation if and only if (A) an Intervening Event shall have occurred, (B) the Board of Directors of the Company has first reasonably determined in good faith (after consultation with outside legal counsel) that failure to make a Change in Company Recommendation would reasonably be expected to result in a breach of its duties to the Company, (C) the Notice Period shall have elapsed since the Company has given a Notice of Recommendation Change to Parent advising that the Company intends to take such action and specifying in reasonable detail the reasons therefor, including the facts and circumstances relating to the applicable Intervening Event in reasonable detail, (D) during the Notice Period, the Company has considered and, at the request of Parent, engaged in good faith discussions and negotiations with Parent regarding, any adjustment or modification of the terms of this Agreement proposed by Parent, and (E) the Board of Directors of the Company, following the Notice Period, again reasonably determines in good faith (after consultation with outside legal counsel, and taking into account any adjustment or modification of the terms of this Agreement proposed by the other party) that failure to make a Change in Company Recommendation would reasonably be expected to result in a breach of its duties to the Company.
(vi)   Nothing contained in this Section 5.4 shall prohibit the Company or its Subsidiaries from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder; provided, however, that compliance with such rules shall not in any way limit or modify the effect that any action taken pursuant to such rules has under any other provision of this Agreement, including Section 7.1(c) or Section 7.1(d), as applicable; and provided, further that any such disclosure that addresses the approval, recommendation or declaration of advisability by the Board of Directors of the Company with respect to this Agreement or an Acquisition Proposal shall not be deemed to be a Change in Company Recommendation if the Board of Directors of the Company, in connection with such communication, publicly states that its recommendation with respect to this Agreement and the transactions contemplated hereby has not changed or expressly reaffirms the Company Board Recommendation, without disclosing any Change in Company Recommendation.
(c)   The Company agrees that (i) it will and will cause its Subsidiaries, and its and their Representatives to, cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal and (ii) except with respect to the Company and its Subsidiaries, it will not release any third party from, or waive any confidentiality provisions of, any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party and will use reasonable efforts to enforce the confidentiality provisions of such agreements; provided that, if the Board of Directors of the Company determines in good faith after consultation with the Company’s outside legal counsel that the failure to waive a particular standstill provision would reasonably be expected to be inconsistent with the directors’ duties under applicable Law, the Company may waive such standstill solely to the extent necessary to permit the applicable Person (if it has not been solicited in material violation of this Section 5.4) to make, on a confidential basis to the Board of Directors of the Company, an Acquisition Proposal, conditioned upon such Person agreeing to disclosure of such Acquisition Proposal to Parent, in each case as contemplated by this Section 5.4 so long as the Company promptly notifies Parent thereof after granting any such waiver. The Company agrees that it will use its reasonable best efforts to promptly inform its and its Subsidiaries’ respective Representatives of the obligations undertaken in this Section 5.4.
(d)   The Company shall not submit to the vote of its stockholders any Acquisition Proposal other than the Merger and the other transactions contemplated hereby prior to the termination of this Agreement.

(e)   For purposes of this Agreement, “Superior Proposal” means a bona fide written Acquisition Proposal that the Board of Directors of the Company concludes in good faith, after consultation with its financial advisors and outside legal counsel, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal (including any break-up fees, expense reimbursement provisions, conditions to consummation and certainty, and speed of Closing), (i) is more favorable to the stockholders of the Company than the transactions contemplated by this Agreement, and (ii) is reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed; provided that, for purposes of this definition of “Superior Proposal,” the term Acquisition Proposal shall have the meaning assigned to such term in Article IX, except that the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be a references to “75%.”
Section 5.5   NYSE Listing.   Parent shall use reasonable best efforts to cause (a) the shares of Parent Common Stock to be issued in the Merger, (b) the shares of Parent Series A Preferred Stock to be issued in the Merger, and (c) the shares of Parent Common Stock to be reserved for issuance upon exercise or settlement of Parent Equity Awards issued at the Effective Time, in each case, to be approved for listing on the NYSE as promptly as practicable, subject to official notice of issuance.
Section 5.6   Employee Matters.
(a)   For a period of one (1) year following the Effective Time (or, if earlier, the date of the applicable employee’s termination of employment), Parent shall provide, or shall cause to be provided, to each employee of the Company and its Subsidiaries immediately prior to the Effective Time (each, a “Company Employee”), who continues employment with Parent or its Subsidiaries (including the Surviving Corporation and its Subsidiaries) following the Effective Time (each, a “Continuing Employee”), (i) base compensation that is no less than that provided to such Continuing Employee immediately prior to the Effective Time, and (ii) health and welfare benefits (excluding defined benefit pension plans, post-retirement medical and welfare plans, equity and equity-based incentives, severance, retention, change in control or similar plans, policies or agreements), that are substantially comparable in the aggregate to those provided to (x) a similarly situated employee of Parent or its Subsidiaries, or (y) such Continuing Employee as of immediately prior to the Effective Time, as elected by Parent in its sole discretion, it being understood that the Continuing Employees may commence participation in the “employee benefit plans,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), maintained by Parent or any of its Subsidiaries (collectively, the “New Plans”) at such times as are determined by Parent.
(b)   For purposes of any New Plans providing benefits to any Continuing Employees after the Effective Time, Parent shall, or shall cause its applicable Subsidiary to: (i) use commercially reasonable efforts to waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees and their eligible dependents under any New Plans in which such employees may be eligible to participate after the Effective Time, except, with respect to pre-existing conditions or exclusions, to the extent such pre-existing conditions or exclusions would apply under the analogous Company Benefit Plan; (ii) use commercially reasonable efforts to provide each Continuing Employee and their eligible dependents under any New Plan with credit for any co-payments and deductibles paid during the portion of the plan year of the corresponding Company Benefit Plan ending on the date such Continuing Employee’s participation in the New Plan begins (to the same extent that such credit was given under the analogous Company Benefit Plan prior to the date that the Continuing Employee first participates in the New Plan) in satisfying any applicable deductible or out-of-pocket requirements under the New Plan; and (iii) recognize all service of the Continuing Employees with the Company and its Subsidiaries (and any predecessors or affiliates thereof), for all purposes in any New Plan in which such employees may be eligible to participate after the Effective Time to the same extent such service was taken into account under the analogous Company Benefit Plan prior to the date that the Continuing Employee first participates in the New Plan; provided, however, that the foregoing clause (iii) shall not apply (A) to the extent it would result in duplication of benefits, or (B) for any purpose with respect to any defined benefit pension plan, postretirement welfare plan or any New Plan under which similarly situated employees of Parent and its Subsidiaries do not receive credit for prior service or that is grandfathered or frozen, either with respect to level of benefits or participation.

(c)   If the parties agree (which agreement shall not be unreasonably withheld, conditioned or delayed) not less than ten (10) Business Days before the Closing Date, the Company shall adopt resolutions and take such corporate action as is necessary to terminate the Company Benefit Plans that are Tax-qualified defined contribution plans (collectively, the “Company Qualified DC Plan”), effective as of the day prior to the Closing Date. The form and substance of such resolutions and any other actions taken in connection with the foregoing termination shall be subject to the review and comment of Parent (which comments shall be considered by the Company in good faith). If the Company Qualified DC Plan is terminated prior to the Closing Date, Parent shall use commercially reasonable efforts to cause the Continuing Employees who participated in the Company Qualified DC Plan as of the day prior to the Closing Date to be eligible to participate in a Tax-qualified defined contribution plan maintained by Parent or one of its Subsidiaries thereof on the Closing Date. Upon the distribution of the assets in the accounts under the Company Qualified DC Plan to the participants, Parent shall use commercially reasonable efforts to cause an applicable Tax-qualified defined contribution plan of Parent or its Subsidiaries to accept a rollover from such participants who are then actively employed by Parent or its Subsidiaries who elect the rollover of (i) the cash portion of any “eligible rollover distributions” (within the meaning of Section 402(c)(4) of the Code) to such employee from the Company Qualified DC Plan and (ii) the portion of any such eligible rollover distribution that consists of a promissory note applicable to a loan from the Company Qualified DC Plan to such employee.
(d)   From and after the date of this Agreement until the Effective Time, the Company agrees that any written communications to the Company Employees regarding the terms and conditions of their employment (including compensation and benefits) following the Closing shall be subject to prior review and approval by Parent and its outside counsel (such approval not to be unreasonably withheld, conditioned or delayed). Parent and the Company shall take the employee-related actions described in Section 5.6 of the Company Disclosure Letter.
(e)   The provisions of this Section 5.6 are solely for the benefit of the parties to this Agreement, no current or former director, employee or other service provider or any other Person shall be a third-party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any Parent Benefit Plan, Company Benefit Plan or other compensation or benefit plan or arrangement for any purpose. Without limiting the generality of the foregoing, nothing contained in this Agreement shall obligate Parent, the Company or any of their respective affiliates to (i) maintain any particular Benefit Plan or (ii) retain the employment or services of any current or former director, employee or other service provider.
Section 5.7   Fees and Expenses.   Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense, except that (a) if the Merger is consummated, the Surviving Corporation shall pay, or cause to be paid, any and all Transfer Taxes imposed in connection with the Merger, and (b) expenses incurred in connection with filing, printing and mailing the Proxy Statement/Prospectus, the Form S-4, and filing fees of the parties to this Agreement in connection with any filings required under the Laws governing antitrust or merger control matters related to the transactions contemplated by this Agreement shall be shared equally by the Company and Parent.
Section 5.8   Exculpation; Indemnification; Directors’ and Officers’ Insurance.
(a)   From and after the Effective Time, Parent shall, to the fullest extent permitted by applicable Law, exculpate, indemnify, defend and hold harmless, and provide advancement of expenses to, each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company or its Subsidiaries (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts arising from or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on the fact that such Person is or was a director, officer, manager or general partner of the Company or its Subsidiaries, as applicable, or was prior to the Effective Time serving at the request of any such party as a director or officer of another Person, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this

Agreement and the consummation of the transactions contemplated hereby), in each case, to the same extent such Persons are exculpated or indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company or any of its Subsidiaries pursuant to any of their organizational documents or applicable Law in existence on the date hereof.
(b)   Prior to the Effective Time, the Company may obtain and fully pay for a “tail” prepaid insurance policy, with a claim period of six (6) years from and after the Effective Time from an insurance carrier believed to be sound and reputable, with respect to directors’ and officers’ liability insurance and fiduciary insurance (“Company D&O Insurance”) for the current and former directors and officers of the Company and its Subsidiaries, as applicable, as to the status of each such Person as a director or officer of the Company or its Subsidiaries or the service of each such Person prior to the Effective Time at the request of any such party as a director or officer of another Person and for facts or events that occurred at or prior to the Effective Time, which Company D&O Insurance: (i) shall not have an annual premium in excess of 300% of the last annual premium paid by the Company (the “Company Maximum Premium” prior to the date hereof for its existing directors’ and officers’ liability insurance and fiduciary insurance; and (ii) shall have terms, conditions, retentions and limits of coverage no less favorable than the existing directors’ and officers’ liability insurance and fiduciary insurance for the Company with respect to matters existing or occurring prior to the Effective Time (including with respect to acts or omissions occurring in connection with this Agreement and consummation of the transaction contemplated hereby); provided, however, that if terms, conditions, retentions and limits of coverage at least as favorable as the existing directors’ and officers’ liability insurance and fiduciary insurance for the Company cannot be obtained or can be obtained only by paying an annual premium in excess of the Company Maximum Premium, the Company may obtain as much similar insurance as is reasonably practicable for an annual premium equal to the applicable Company Maximum Premium. After the Effective Time, Parent shall maintain such directors’ and officers’ liability insurance and fiduciary insurance policies in full force and effect for each of their full six (6) year terms and continue to honor its respective obligations under each policy. If the Company for any reason does not obtain such “tail” prepaid insurance as of the Effective Time, Parent (i) shall continue to maintain in effect, for a period of six (6) years from and after the Effective Time for the respective current and former directors and officers of the Company and its Subsidiaries as to the status of each such Person as a director or officer of the Company or its Subsidiaries, as the case may be, and for facts or events that occurred at or prior to the Effective Time, the existing directors’ and officers’ liability insurance and fiduciary insurance of the Company, which insurance shall not have an annual premium in excess of the applicable Company Maximum Premium and shall have terms, conditions, retentions and limits of coverage at least as favorable as the existing directors’ and officers’ liability insurance and fiduciary insurance for the Company with respect to matters existing or occurring prior to the Effective Time (including with respect to acts or omissions occurring in connection with this Agreement and consummation of the transaction contemplated hereby); provided, however, that if terms, conditions, retentions and limits of coverage at least as favorable as such existing insurance cannot be obtained or can be obtained only by paying an annual premium in excess of the Company Maximum Premium, Parent shall only be required to obtain as much similar insurance as is reasonably practicable for an annual premium equal to the Company Maximum Premium; and (ii) shall maintain such directors’ and officers’ liability insurance and fiduciary insurance policy in full force and effect for its full six (6) year terms and continue to honor its obligations under such policy.
(c)   If Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 5.8.
(d)   Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.8; provided, that such Indemnified Party provides an undertaking to repay such expenses to the extent it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such Person is not legally entitled to indemnification under Law.

(e)   The provisions of this Section 5.8 (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and Representatives, shall be binding on all successors and assigns of Parent and the Company and shall not be amended in a manner that is adverse to any Indemnified Party (including his or her successors, assigns and heirs) without the prior written consent of such Indemnified Party (including such successors, assigns and heirs) affected thereby, and (ii) are in addition to, and not in substitution for, any other rights to indemnification, advancement of expenses or contribution that any such Person may have by contract or otherwise.
Section 5.9   Dividends.
(a)   From and after the date of this Agreement until the earlier of the Effective Time and termination of this Agreement, neither the Company nor Parent shall make, declare or set aside any dividend or other distribution to its respective stockholders without the prior written consent of the Company (in the case of Parent) or Parent (in the case of the Company); provided, however, that the written consent of the other party shall not be required for the declaration and payment of regular quarterly cash dividends by the Company or regular monthly cash dividends by Parent, in each case, in accordance with past practice at a rate not in excess of the regular cash dividend most recently declared prior to the date of this Agreement with respect to each of the (i) shares of Company Common Stock (with respect to the Company) (including such shares subject to Company Restricted Stock Awards), (ii) shares of the Company Series A Preferred Stock (with respect to the Company and solely to the extent required pursuant to the terms of Company Series A Preferred Stock in effect as of the date of this Agreement) and (iii) shares of Parent Common Stock (with respect to Parent) (including such shares subject to Parent Restricted Stock Awards), subject to, in the case of subclause (i), customary increases in accordance with past practices (it being agreed that the timing of any such distributions permitted by this Section 5.9 will be coordinated so that, if either the holders of Company Common Stock or the Company Restricted Stock Awards or the holders of shares of Parent Common Stock or Parent Restricted Stock Awards receive a distribution for a particular period prior to the Closing Date, then the holders of shares of Parent Common Stock or Parent Restricted Stock Awards and the holders of Company Common Stock or the Company Restricted Stock Awards, respectively, shall receive a distribution for a comparable period prior to the Closing Date).
(b)   Notwithstanding the foregoing or anything else to the contrary in this Agreement, each of the Company and Parent, as applicable, shall be permitted to declare and pay a dividend to its common stockholders, the record date and payment date for which shall be the close of business on the last Business Day prior to the Closing Date, distributing any amounts determined by such party (in each case in consultation with the other party) to be the minimum dividend required to be distributed in order for such party to qualify as a REIT and to avoid to the extent reasonably possible the incurrence of income or excise Tax (any dividend paid pursuant to this paragraph, a “REIT Dividend”).
(c)   If either party determines that it is necessary to declare a REIT Dividend, it shall notify the other party at least twenty (20) days prior to the Effective Time, and such other party shall be entitled to declare a dividend per share payable (i) in the case of the Company, to holders of Company Common Stock or Company Restricted Stock Awards, in an amount per share of Company Common Stock or per Company Restricted Stock Award equal to the product of (A) the REIT Dividend declared by Parent with respect to each share of Parent Common Stock or Parent Restricted Stock Awards and (B) the Exchange Ratio and (ii) in the case of Parent, to holders of shares of Parent Common Stock or Parent Restricted Stock Awards, in an amount per share of Parent Common Stock or per Parent Restricted Stock Award equal to the quotient obtained by dividing (x) the REIT Dividend declared by the Company with respect to each share of Company Common Stock or per Company Restricted Stock Award by (y) the Exchange Ratio. The record date and payment date for any dividend payable pursuant to this Section 5.9(c) shall be the close of business on the last Business Day prior to the Closing Date.
Section 5.10   Public Announcements.   Except in respect of any announcement required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, or as required in connection with required notifications or filings under the HSR Act or any foreign antitrust, competition, or merger control Law or in response to any request by a Governmental Entity investigating the transactions described herein, Parent shall consult with the Company before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in or consistent with the Proxy Statement in accordance with the provisions of Section 5.1 or as otherwise permitted under Section 5.4, or as required in connection with required notifications or filings under the HSR Act or any foreign antitrust, competition, or merger control Law or in response to any request by a Governmental Entity investigating the transactions described herein, the Company shall not issue any press release or otherwise make any public statement or disclosure concerning Parent or Parent’s business, financial condition or results of operations without the consent of Parent, which consent shall not be unreasonably withheld or delayed.
Section 5.11   Additional Agreements.   In case at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Parent with full title to all properties, assets, rights, approvals, immunities and franchises of the Company, the proper officers and directors of each party to this Agreement shall take all such necessary action.
Section 5.12   Tax Matters.
(a)   The Company and Parent agree to use their reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The parties shall treat the Merger as a tax-free “reorganization” under Section 368(a) of the Code and no party shall take any position for tax purposes inconsistent therewith, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.
(b)   Parent shall, with the Company’s good faith cooperation and assistance, prepare, execute and file, or cause to be prepared, executed and filed, all returns, questionnaires, applications or other documents regarding any real property transfer, sales, use, transfer, value added, stock transfer, recording, registration, stamp or similar Taxes that become payable in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) and the Company and Parent shall cooperate to minimize the amount of such Transfer Taxes to the extent permitted by applicable Law.
Section 5.13   Financing Cooperation.
(a)   Consistent with applicable Laws, the Company shall use reasonable best efforts to, and shall cause its Subsidiaries and each of its and its Subsidiaries’ respective officers and employees to use reasonable best efforts to, provide to Parent and its Subsidiaries, at Parent’s sole expense, all cooperation as may be reasonably requested in writing by Parent in connection with (i) one or more equity or debt offerings or issuances of Parent, that Parent and its Subsidiaries may pursue prior to the Effective Time and (ii) the assumption, restatement or refinancing of the Company Term Loan Credit Agreements by Parent and its Subsidiaries (any such transaction in clauses (i) or (ii) a “Financing”), including, without limitation, in the event such action is customary in connection with the applicable Financing, using reasonable best efforts to: (i) cooperate with customary marketing efforts relating to such Financing, including assisting in the preparation of customary confidential information memoranda, private placement memoranda, lender presentations, prospectuses, offering memoranda and other customary offering documents and marketing materials; (ii) assist in the preparation of rating agency presentations and participate in a reasonable number of meetings with rating agencies, roadshows, due diligence sessions, drafting sessions and meetings with prospective lenders and debt and equity investors, in each case, at such places (which may be by audio or videoconference) as coordinated reasonably in advance thereof at mutually agreed times; (iii) deliver documentation and other information reasonably requested by sources of such Financing as promptly as reasonably practicable with respect to (x) applicable “know-your-customer”, FINCEN and anti-money laundering rules and regulations, including the PATRIOT Act and (y) the U.S. Treasury Department’s Office of Foreign Assets Control and the Foreign Corrupt Practices Act, in each case, to the extent such information is required pursuant to the applicable Financing; (iv) deliver as promptly as reasonably practicable all financial information and real property and other diligence materials related to the Company and its Subsidiaries customary or reasonably necessary for the arrangement or completion of such Financing; (v) direct the Company’s independent auditors to cooperate with any Financing that is a securities offering consistent with their customary practice, including requesting the Company’s independent accountants to prepare and deliver customary comfort letters (it being understood that such customary comfort letters shall include a SAS 100 review of any interim financial statements and “negative assurance” comfort covering any “stub” period) if customary for such Financing, in connection with any Financing to the applicable underwriters, arrangers, initial purchasers or placement agents thereof in each case, on customary terms and consistent with the customary practice of such independent accountants; (vi) assist with the preparation of pro forma financial information and pro forma financial statements solely with respect to the Company to the extent customary or reasonably necessary for the arrangement or completion of the Financing, including, if applicable, of the type that would be required by Regulation S-X and Regulation S-K promulgated under the Securities Act for a public offering of securities of Parent and for Parent’s preparation of pro forma financial statements; (vii) assist in the preparation of customary projections, estimates and other forward looking financial information regarding the future performance of the Company to the extent customary or reasonably necessary for the arrangement or completion of the Financing; and (viii) the execution and delivery of such definitive financing documents, including certificates, credit agreements, note purchase agreements, securities purchase agreements, dealer manager agreements, solicitation agent agreements, authorization letters, guarantees, schedules, legal opinions and other documents, as may be reasonably necessary to facilitate such Financing, in each case in form and substance reasonably satisfactory to the party executing such document; provided that any such documents referred to in this clause (viii) shall be effective no earlier than the Effective Time (other than any authorization letters that are required to be given in advance of such time in order for the Financing to be consummated on or after the Effective Time). The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with any Financing; provided that such logos are used solely in a manner that is not intended to or is reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of such party or its Subsidiaries. Notwithstanding any other provision set forth herein or in any other agreement between Parent and the Company or its affiliates, the parties hereto agree that Parent may share with the arrangers and sources of such Financing customary projections and other confidential information with respect to the Company (including information about the Company’s Subsidiaries) after giving effect to the Merger and the transactions contemplated hereby that the parties have cooperated in preparing, and that Parent, its Subsidiaries and such arrangers and sources of Financing may share information about the Company and its Subsidiaries (notwithstanding anything to the contrary herein or in the Confidentiality Agreements) with potential sources of the Financing in connection with any marketing efforts in connection with the Financing, provided that the recipients of such information agree to customary confidentiality arrangements in form and substance reasonably acceptable to the Company.
(b)   During the period from the date of this Agreement until the earlier to occur of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 7.1 (the “Interim Period”), Parent or one or more of its Subsidiaries may (i) commence any one or more of the following: (A) one or more offers to purchase (including any “change of control offer” under the Company Notes Indenture and/or the notes issued thereunder) any or all of the outstanding debt issued under the Company Notes Indenture for cash (collectively, the “Offers to Purchase”); and/or (B) one or more offers to exchange any or all of the outstanding debt issued under the Company Notes Indenture for securities issued by Parent or any of its affiliates (the “Offers to Exchange”); and/or (ii) solicit the consent of the holders of debt issued under the Company Notes Indenture regarding certain proposed amendments thereto (the “Consent Solicitations” and, together with the Offers to Purchase and Offers to Exchange, if any, the “Note Offers and Consent Solicitations”); provided that any such notice or offer shall expressly reflect that, and it shall be the case that, the closing of any such transaction shall not be consummated until the Effective Time. Any Note Offers and Consent Solicitations shall be made on such terms and conditions (including price to be paid and conditionality) as are proposed by Parent and which are permitted by the terms of the Company Notes Indenture and applicable Laws, including SEC rules and regulations. Parent shall consult with the Company regarding the material terms and conditions of any Note Offers and Consent Solicitations, including the timing and commencement of any Note Offers and Consent Solicitations and any tender deadlines. Parent shall have provided the Company with the necessary offer to purchase, offer to exchange, consent solicitation statement, letter of transmittal, press release, if any, in connection therewith, and each other document relevant to the transaction that will be distributed by Parent in the applicable Note Offers and Consent Solicitations (collectively, the “Debt Offer Documents”) a reasonable period of time in advance of commencing the applicable Note Offers and Consent Solicitations to allow the Company and its counsel to review and comment on such Debt Offer Documents, and Parent shall give reasonable and good faith consideration to any comments made or input provided with respect thereto by the Company and its legal counsel. Subject to the receipt of the requisite holder consents, in connection with any or all of the Consent Solicitations (including for the avoidance of doubt any other liability management transaction hereunder that includes a Consent Solicitation), the Company shall execute a supplemental indenture to the Company Notes Indenture in accordance with the terms thereof amending the terms and provisions thereof as described in the applicable Debt Offer Documents in a form as reasonably requested by Parent (the “Supplemental Indenture”); provided that the amendments effected by such supplemental indenture shall not become operative until the Effective Time. During the Interim Period, at Parent’s sole expense, the Company shall and shall cause its Subsidiaries to, and shall cause its and their Representatives to, provide all cooperation reasonably requested by Parent to assist Parent in connection with any Note Offers and Consent Solicitations (including using reasonable best efforts to direct the Company’s independent accountants to provide customary consents for use of their reports to the extent required in connection with any Note Offers and Consent Solicitations). The dealer manager, solicitation agent, information agent, depositary or other agent retained in connection with any Note Offers and Consent Solicitations will be selected and retained by Parent. If, at any time prior to the completion of the Note Offers and Consent Solicitations, the Company or any of its Subsidiaries, on the one hand, or Parent or any of its Subsidiaries, on the other hand, discovers any information that should be set forth in an amendment or supplement to the Debt Offer Documents, so that the Debt Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, such party that discovers such information shall use reasonable best efforts to promptly notify the other party, and an appropriate amendment or supplement prepared by Parent describing such information shall be disseminated to the holders of the notes outstanding under the Company Notes Indenture.
(c)   Parent shall promptly, upon request by the Company, reimburse the Company and its Subsidiaries for all reasonable and documented out-of-pocket costs and expenses paid to third parties (including reasonable and documented advisor’s fees and expenses) incurred by the Company and its Subsidiaries in connection with the cooperation provided pursuant to this Section 5.13 and indemnify and hold harmless the Company, its Subsidiaries and their respective officers, directors and other Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties (collectively, “Losses”) suffered or incurred by them in connection with any Financing, any information utilized in connection therewith or any action taken by the Company or any Subsidiary of the Company pursuant to this Section 5.13, in each case, whether or not the Merger is consummated or this Agreement is terminated; provided, however, that the foregoing indemnity shall not apply with respect to any Losses resulting from any gross negligence or willful misconduct of the Company or its Subsidiaries or Representatives or a Willful Breach of the Company or any Subsidiary of the Company under this Agreement.
(d)   Notwithstanding the requirements of Section 5.13(a), neither the Company nor any of its Subsidiaries shall be required to take or permit the taking of any action pursuant to this Section 5.13 that (i) would unreasonably interfere with the business or operations of the Company or its Subsidiaries, (ii) would require the Company, its Subsidiaries or any Persons who are directors or officers of the Company or its Subsidiaries to pass resolutions or consents to approve or authorize the execution of any Financing or any Note Offers and Consent Solicitations or execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement, in each case, that is effective prior to the Effective Time, or that would be effective if the Effective Time does not occur (other than (x) authorization letters contemplated by clause (viii) of Section 5.13(a) and (y) to the extent required to be executed or delivered prior to the Effective Time pursuant to Section 5.13(a)), (iii) would cause any representation or warranty in this Agreement to be breached by the Company or any of its Subsidiaries, (iv) would require the Company or any of its Subsidiaries to pay any commitment or other similar fee prior to the Effective Time or incur any other expense, liability or obligation in connection with any Financing or any Note Offers and Consent Solicitations prior to the Effective Time, or have any obligation of the Company or any of its Subsidiaries under any agreement, certificate, document or instrument be effective until the Effective Time, (v) could reasonably be expected to cause any director, officer or employee or stockholder of the Company or any of its Subsidiaries to incur any personal liability, (vi) could reasonably be expected to conflict with the organizational documents of the Company or its

Subsidiaries or any Laws, (vii) could reasonably be expected to result in a material violation or breach of, or a default (with or without notice, lapse of time, or both) under, any contract to which the Company or any of its Subsidiaries is a party, (viii) would require providing access to or disclosing information that would reasonably be expected to jeopardize any attorney-client privilege of the Company or any of its Subsidiaries, (ix) would require delivering or causing to be delivered any opinion of counsel in connection with any Financing or any Note Offers and Consent Solicitations (other than to the extent required by Section 5.13(b) in connection with the entry into a Supplemental Indenture, an opinion of counsel if the trustee under the Company Notes Indenture requires an opinion of counsel to the Company) or (x) could reasonably be expected to cause the Company to fail to qualify as a REIT for federal income tax purposes (including by reason of potential payments under Section 5.13(c) from such action).
(e)   Upon the request of Parent, the Company shall use reasonable best efforts to, and cause its Subsidiaries and each of its and its Subsidiaries’ respective officers and employees to, facilitate the payoff and termination of the Company Revolving Credit Agreement and, if any loans are outstanding under either Company Term Loan Credit Agreement immediately prior to Closing (and the obligations under such Company Term Loan Credit Agreement are not being assumed by Parent at Closing and such Company Term Loan Credit Agreement is not being amended or restated at Closing), each such Company Term Loan Credit Agreement, including obtaining customary payoff letters in connection therewith (the “Credit Agreement Payoff”); provided that any such action described in this clause (e) shall not be required unless it can be and is conditioned on the occurrence of the Closing.
(f)   For the avoidance of doubt, the parties hereto acknowledge and agree that the provisions contained in this Section 5.13 represent the sole obligation of the Company, its Subsidiaries and their respective Representatives with respect to cooperation in connection with the arrangement of any Financing to be obtained by Parent or any of its Subsidiaries with respect to the transactions contemplated by this Agreement and no other provision of this Agreement (including the Exhibits and Schedules hereto) shall be deemed to expand or modify such obligations. Notwithstanding the foregoing, it is expressly understood and agreed that the parties’ obligation to consummate the Merger and the transactions contemplated hereby are not contingent upon the completion of any Financing, any Note Offers and Consent Solicitations or the Credit Agreement Payoff. Notwithstanding anything to the contrary in this Agreement, any breach, other than a Willful Breach, by the Company of any of the covenants required to be performed by it under this Section 5.13 shall not be considered in determining the satisfaction of the condition set forth in Section 6.3(b).
Section 5.14   Notification of Certain Matters; Transaction Litigation.
(a)   The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any written notice or other written communication received by such party from any Governmental Entity in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement.
(b)   The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any litigation, claim or other proceeding commenced or, to such party’s knowledge, threatened against, relating to or involving such party or any of the Subsidiaries of the Company or the Subsidiaries of Parent, respectively, which relate to this Agreement, the Merger or the other transactions contemplated by this Agreement. The Company shall give Parent an opportunity to reasonably participate in the defense and settlement of any stockholder litigation against the Company and/or its directors relating to this Agreement and the transactions contemplated hereby, and no such settlement shall be agreed to without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Parent shall give the Company the opportunity to reasonably participate in the defense and settlement of any stockholder litigation against Parent and/or its directors relating to this Agreement and the transactions contemplated hereby, and no such settlement which could reasonably be expected to impair or impede the parties’ ability to timely perform their obligations under this Agreement or the consummation of the transactions contemplated hereby shall be agreed to without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 5.15   Section 16 Matters.   The Company, Parent and Merger Sub each shall take all such steps as may be necessary or appropriate to ensure that (a) any dispositions of Company Common Stock (including derivative securities related to such stock) resulting from the Merger and the other transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time are exempt under Rule 16b-3 promulgated under the Exchange Act, and (b) any acquisitions of Parent Common Stock (including derivative securities related to such stock) resulting from the Merger and the other transactions contemplated by this Agreement by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent are exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 5.16   Alternative Structure.   Notwithstanding anything to the contrary contained in this Agreement, (A) at any time prior to the date the definitive Proxy Statement is first mailed to the stockholders of the Company in connection with the Company Stockholders Meeting, or (B) or otherwise with the prior written consent of the Company (which shall not be unreasonably withheld or delayed), Parent, in its sole discretion, may elect to modify the structure of the Merger so as to provide that the Company shall merge with and into Parent (rather than Merger Sub), with Parent continuing as the surviving corporation of the Merger (the “Alternative Structure”); provided that (a) the consideration to be paid to the stockholders of the Company is not thereby changed in nature or kind or reduced in amount as a result of such modification, (b) the Alternative Structure will not adversely affect (1) the tax treatment to the stockholders of the Company as a result of the Merger or payment or receipt of the Merger Consideration, or (2) the qualification and taxation of the Company as a REIT for federal income tax purposes for any period prior to the Closing, (c) the merger contemplated by such Alternative Structure shall not require the approval of the shareholders of Parent to be consummated, and (d) such Alternative Structure (after giving effect to the following sentence) will not and, will not reasonably be expected to, jeopardize, impede or delay the consummation of the transactions contemplated by this Agreement. In the event that Parent elects to implement the Alternative Structure, the parties agree, in good faith, to prepare and execute an amendment to this Agreement to reflect the Alternative Structure and any necessary modifications to the terms of the Agreement to give effect to the Alternative Structure (including all necessary or appropriate changes to the definitions of the Merger, the Surviving Corporation and such terms impacted thereby).
Section 5.17   Term Loan Matters.   On December 15, 2023 or any date prior thereto (as determined by the Company in consultation with Parent), the Company shall, or shall cause its Subsidiaries to, in compliance with the terms of the Company 2022 Term Loan Agreement, borrow an additional $200.0 million that is permitted to be borrowed pursuant to Section 2.15 thereof titled “Increase in Term Loan Commitments”.
ARTICLE VI
CONDITIONS PRECEDENT
Section 6.1   Conditions to Each Party’s Obligation.   The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions unless waived by such party in writing:
(a)   Stockholder Approval.   The Company shall have obtained the Company Required Stockholders Vote.
(b)   NYSE Listing.   The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.
(c)   Form S-4.   The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.
(d)   No Injunctions or Restraints; Illegality.   No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect. There shall not be any action taken, or any statute, rule, regulation or Order enacted, entered, enforced or deemed applicable to the Merger by any Governmental Entity of competent jurisdiction which makes the consummation of the Merger illegal.
Section 6.2   Conditions to Obligations of the Company.   The obligation of the Company to effect the Merger is subject to the satisfaction of the following conditions unless waived by the Company in writing:
(a)   Representations and Warranties.   (i) The representations and warranties of Parent set forth in Sections 3.2(a)(i) (Organization, Standing and Power) (other than the second sentence thereof), (b) (Capital Structure) (other than subclauses (i) and (iii) thereof), (c)(i) (Authority), (j) (Board Approval), (l) (Vote Required), (o) (Investment Company Act of 1940), (q) (Brokers or Finders) and (r) (Opinion of Parent Financial Advisor) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent made as of an earlier date, in which case as of such date), (ii) the representations and warranties set forth in subclauses (i) and (iii) of Section 3.2(b) (Capital Structure) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case, such date), except for inaccuracies in such representations and warranties that are de minimis relative to the total fully-diluted equity capitalization of Parent, (iii) the representations and warranties set forth in Section 3.2(i) (Absence of Certain Changes) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent made as of an earlier date, in which case as of such date), and (iv) the other representations and warranties of Parent set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iv), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or Parent Material Adverse Effect) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b)   Performance of Obligations of Parent Entities.   Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.
(c)   Absence of Material Adverse Effect.   Since the date of this Agreement, there shall not have occurred any event, development, change or occurrence that has had or would reasonably be expected to have had, individually or in the aggregate, a Parent Material Adverse Effect that is continuing.
(d)   Merger Opinion.   The Company shall have received the opinion of Company Merger Counsel in form and substance substantially as set forth in Section 6.2(d) of the Company Disclosure Letter, and with such reasonable changes as are reasonably acceptable to the Company, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The tax opinion will be subject to customary exceptions, assumptions and qualifications, and in rendering such opinion, counsel may require and rely upon the officer’s certificates delivered pursuant to Section 4.1(d) and Section 4.2(d). The condition set forth in this Section 6.2(d) may not be waived after receipt of the Company Required Stockholders Vote, unless further stockholder approval is obtained with appropriate disclosure.
(e)   REIT Opinion.   The Company shall have received a tax opinion of Parent REIT Counsel, in form and substance substantially as set forth in Section 6.2(e) of the Parent Disclosure Letter, and with such changes as are mutually agreeable to the Company and Parent (such agreement not to be unreasonably withheld, conditioned or delayed), dated as of the Closing Date and addressed to the Company, to the effect that, commencing with Parent’s taxable year ended December 31, 2016, Parent has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its proposed method of operation will enable Parent to continue to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year that includes the Effective Time and future taxable years. The tax opinion will be subject to customary exceptions, assumptions and qualifications, be based on the representations contained in the officer’s certificate delivered pursuant to Section 4.2(d) and assume the accuracy of the representations contained in the officer’s certificate delivered to Company REIT Counsel pursuant to Section 4.1(d).
(f)   Closing Certificate.   The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and Chief Financial Officer of Parent, dated as of the Closing Date, to the effect that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied.
Section 6.3   Conditions to Obligations of Parent.   The obligation of Parent to effect the Merger is subject to the satisfaction of the following conditions unless waived by Parent in writing:
(a)   Representations and Warranties.   (i) The representations and warranties of the Company set forth in Sections 3.1(a)(i) (Organization, Standing and Power) (other than the second sentence thereof), (b) (Capital Structure) (other than subclause (i) thereof), (c)(i) (Authority), (m) (Board Approval), (o) (Vote Required), (v) (Investment Company Act of 1940), (w) (Brokers or Finders) and (x) (Opinion of the Company’s Financial Advisors) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent made as of an earlier date, in which case as of such date), (ii) the representations and warranties set forth in subclause (i) of Section 3.1(b) (Capital Structure) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case, such date), except for inaccuracies in such representations and warranties that are de minimis relative to the total fully-diluted equity capitalization of the Company, (iii) the representations and warranties set forth in subclause (ii) of Section 3.1(l) (Absence of Certain Changes) shall be true and correct in all respects as of the date of this Agreement, and (iv) the other representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iv), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or Company Material Adverse Effect) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)   Performance of Obligations of the Company.   The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.
(c)   Absence of Material Adverse Effect.   Since the date of this Agreement, there shall not have occurred any event, development, change or occurrence that has had or would reasonably be expected to have had, individually or in the aggregate, a Company Material Adverse Effect that is continuing.
(d)   Merger Opinion.   Parent shall have received the opinion of Parent Merger Counsel in form and substance substantially as set forth in Section 6.3(d) of the Parent Disclosure Letter, and with such reasonable changes as are reasonably acceptable to Parent, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The tax opinion will be subject to customary exceptions, assumptions and qualifications, and in rendering such opinion, counsel may require and rely upon the officer’s certificates delivered pursuant to Section 4.1(d) and Section 4.2(d).
(e)   REIT Opinion.   Parent shall have received a tax opinion of Company REIT Counsel, in form and substance substantially as set forth in Section 6.3(e) of the Company Disclosure Letter, and with such changes as are mutually agreeable to Parent and the Company (such agreement not to be unreasonably withheld, conditioned or delayed), dated as of the Closing Date and addressed to Parent, to the effect that, commencing with the Company’s taxable year ended December 31, 2016 and through the Effective Time, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code. The tax opinion will be subject to customary exceptions, assumptions and qualifications, and based on the representations contained in the officer’s certificate delivered pursuant to Section 4.1(d).

(f)   Closing Certificate.   Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company, dated as of the Closing Date, to the effect that the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c) have been satisfied.
ARTICLE VII
TERMINATION AND AMENDMENT
Section 7.1   Termination.   This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of the Merger by the stockholders of the Company:
(a)   by mutual consent of the Company and Parent in a written instrument;
(b)   by either the Company or Parent, upon written notice to the other party:
(i)   if the Company Required Stockholders Vote shall not have been obtained upon a vote taken thereon at the duly convened Company Stockholders Meeting or at any adjournment or postponement thereof, in each case at which a vote on obtaining the Company Required Stockholders Vote was taken; provided, however, that the right to terminate this Agreement under this Section 7.1(b), shall not be available to the Company where a failure to obtain the Company Required Stockholders Vote was primarily caused by a material breach of its obligations under (i) the first two sentences and the final sentence of Section 5.1 or (ii) Section 5.4;
(ii)   if any Governmental Entity of competent jurisdiction shall have issued an Order, decree or ruling or taken any other action permanently enjoining or otherwise prohibiting the Merger, and such Order, decree, ruling or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to comply with any provision of this Agreement has been the primary cause of, or resulted in, such action; or
(iii)   upon written notice to the other party, if the Merger shall not have been consummated on or before July 29, 2024 (the “Outside Date”); provided, the right to terminate this Agreement under this Section 7.1(b)(iii) shall not be available to any party whose material breach of any representation, warranty, covenant or other agreement has been the primary cause of, or resulted in, the failure of the Merger to occur on or before such date;
(c)   by the Company, upon written notice to Parent at any time prior to the receipt of the Company Required Stockholders Vote in order to enter into an Acquisition Agreement with respect to a Superior Proposal in accordance with the express terms and conditions of Section 5.4; provided, however, that this Agreement may not be so terminated unless the payment required by Section 7.2(b)(i) is made in full to Parent substantially concurrently with the occurrence of such termination and the entry into such Acquisition Agreement with respect to such Superior Proposal;
(d)   by Parent, upon written notice to the Company upon a Change in Company Recommendation;
(e)   by the Company, upon written notice to Parent, if either Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing on the Closing Date, (A) would result in the failure to be satisfied of the condition set forth in Section 6.2(a) or (b) and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) thirty (30) Business Days after the giving of written notice to Parent of such breach; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if the Company is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement that would result in the failure to be satisfied of the condition set forth in Section 6.3(a) or (b); or
(f)   by Parent, upon written notice to the Company, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement,

or if any representation or warranty of the Company shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing on the Closing Date, (A) would result in the failure to be satisfied of the condition set forth in Section 6.3(a) or (b) and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) thirty (30) Business Days after the giving of written notice to the Company of such breach; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(f) if Parent or Merger Sub is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement that would result in the failure to be satisfied of the condition set forth in Section 6.2(a) or (b).
Section 7.2   Effect of Termination.
(a)   In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Company or Parent or their respective officers or directors, except with respect to Section 5.2(b), Section 5.7, this Section 7.2 and Article VIII and except for the Confidentiality Agreements, each of which shall survive such termination and except that no party shall be relieved or released from any liabilities or damages arising out of its fraud or Willful Breach of this Agreement.
(b)   The Company Termination Fee.
(i)   If the Company shall terminate this Agreement pursuant to Section 7.1(c) then the Company shall pay to Parent the Company Termination Fee as a condition to the effectiveness of such termination.
(ii)   If Parent shall terminate this Agreement pursuant to Section 7.1(d) then the Company shall pay to Parent the Company Termination Fee within three (3) Business Days after termination of this Agreement.
(iii)   In the event that (A) a bona fide Acquisition Proposal with respect to the Company shall have been publicly announced or shall have become publicly disclosed and shall not have been publicly withdrawn prior to the date that is at least ten (10) Business Days prior to the Company Stockholders Meeting, (B) thereafter this Agreement is terminated (1) by Parent or the Company pursuant to Section 7.1(b)(iii) (if the Company Required Stockholders Vote has not theretofore been obtained) or pursuant to Section 7.1(b)(i) or (2) by Parent pursuant to Section 7.1(f), due to a material breach by the Company of (i) the first two sentences of Section 5.1 or (ii) Section 5.4 and (C) prior to the date that is twelve (12) months after the date of such termination, the Company either (1) consummates a transaction of a type set forth in the definition of “Acquisition Proposal” or (2) enters into an Acquisition Agreement, then the Company shall, on the earlier of the date such transaction is consummated or the date such Acquisition Agreement is entered into, pay to Parent a one-time fee equal to the Company Termination Fee less the amount of any Parent Expense Reimbursement previously paid to Parent (if any) pursuant to Section 7.2(b)(iii) (provided that, for purposes of this clause (C), each reference to “20%” in the definitions of “Acquisition Proposal” and “Acquisition Agreement” shall be deemed to be a reference to “50.1%”).
(iv)   In the event that the Company or Parent terminates this Agreement pursuant to Section 7.1(b)(i) under circumstances in which the Company Termination Fee is not then payable, then the Company shall pay to Parent a one-time fee equal to the Parent Expense Reimbursement within three (3) Business Days after such termination; provided that the payment by the Company of the Parent Expense Reimbursement pursuant to this Section 7.2(b)(iv), shall not relieve the Company of any subsequent obligation to pay the Company Termination Fee pursuant to Section 7.2(b)(ii).
(c)   In no event shall this Section 7.2 require the Company to pay the Company Termination Fee on more than one occasion.
(d)   Each of the parties hereto acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. Accordingly, if the Company fails to pay all amounts due to the other party under this Section 7.2 on the dates specified, then the Company shall pay all costs and expenses (including legal fees and expenses) incurred by Parent in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in The Wall Street Journal, from the date such amounts were required to be paid until the date actually received by Parent. Each of the parties hereto acknowledges that each of the Parent Expense Reimbursement and the Company Termination Fee is not a penalty, but rather are liquidated damages in a reasonable amount that will compensate a party in the circumstances in which such amounts are due and payable, which amounts would otherwise be impossible to calculate with precision.
(e)   The “Company Termination Fee” shall be an amount equal to the lesser of (i) the Company Base Amount (as defined below) and (ii) the maximum amount, if any, that can be paid to Parent without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code (the “REIT Requirements”) for such year determined as if (a) the payment of such amount did not constitute Qualifying Income, and (b) Parent has 0.5% of its gross income from unknown sources during such year which was not Qualifying Income (in addition to any known or anticipated income of Parent which was not Qualifying Income), in each case as determined by independent accountants to Parent. Notwithstanding the foregoing, in the event Parent receives Tax Guidance providing that Parent’s receipt of the Company Base Amount should either constitute Qualifying Income or should be excluded from gross income within the meaning of the REIT Requirements, the Company Termination Fee shall be an amount equal to the Company Base Amount and the Company shall, upon receiving notice that Parent has received the Tax Guidance, pay to Parent the unpaid Company Base Amount within five (5) Business Days. In the event that Parent is not able to receive the full Company Base Amount due to the above limitations, the Company shall place the unpaid amount in escrow by wire transfer within three (3) days of the date when the Company Termination Fee would otherwise be due but for the above limitations and shall not release any portion thereof to Parent unless and until Parent receives either one or a combination of the following once or more often: (A) a letter from Parent’s independent accountants indicating the maximum amount that can be paid at that time to Parent without causing Parent to fail to meet the REIT Requirements (calculated as described above) or (B) the Tax Guidance, in either of which events the Company shall pay to Parent the lesser of the unpaid Company Base Amount or the maximum amount stated in the letter referred to in clause (A) above within five (5) Business Days after the Company has been notified thereof. The obligation of the Company to pay any unpaid portion of the Company Termination Fee shall terminate on the December 31 following the date which is three (3) years from the date the Company Termination Fee first becomes payable under Section 7.2(b). Amounts remaining in escrow after the obligation of the Company to pay the Company Termination Fee terminates shall be released to the Company. “Qualifying Income” shall mean income described in Sections 856(c)(2)(A) — (I) and 856(c)(3)(A) — (I) of the Code. “Tax Guidance” shall mean a reasoned opinion from nationally recognized federal income tax counsel experienced in REIT tax matters or a ruling from the IRS. The “Company Base Amount” shall mean $173,970,000; provided, however, that, in the event the Company Termination Fee becomes payable as a result of the termination of this Agreement prior to the Window Period End Time (a) by the Company pursuant to Section 7.1(c) with respect to a Superior Proposal by a Qualified Bidder or (b) by Parent pursuant to Section 7.1(d) in response to a Change in Company Recommendation effected in compliance with Section 5.4(b)(iv) with respect to a Superior Proposal by a Qualified Bidder, then, in the case of either of the immediately preceding clauses (a) or this clause (b), the “Company Base Amount” shall mean $93,680,000.
(f)   The “Parent Expense Reimbursement” shall be an amount equal to the lesser of (i) the Parent Expense Reimbursement Base Amount (as defined below) and (ii) the maximum amount, if any, that can be paid to Parent without causing it to fail to meet the REIT Requirements for such year determined as if (a) the payment of such amount did not constitute Qualifying Income, and (b) Parent has 0.5% of its gross income from unknown sources during such year which was not Qualifying Income (in addition to any known or anticipated income of Parent which was not Qualifying Income), in each case as determined by independent accountants to Parent. Notwithstanding the foregoing, in the event Parent receives Tax Guidance providing that Parent’s receipt of the Parent Expense Reimbursement Base Amount should either constitute Qualifying Income or should be excluded from gross income within the meaning of the REIT Requirements, the Parent Expense Reimbursement shall be an amount equal to the Parent Expense Reimbursement Base Amount and the Company shall, if required to pursuant to Section 7.2(b)(iv), upon receiving notice that Parent has received the Tax Guidance, pay to Parent the unpaid Parent Expense Reimbursement Base Amount within five (5) Business Days. In the event that Parent is not able to receive the full Parent Expense Reimbursement Base Amount due to the above limitations, the Company shall, if required to pursuant to Section 7.2(b)(iv), place the unpaid amount in escrow by wire transfer within three (3) days of the date when the Parent Expense Reimbursement would otherwise be due but for the above limitations and shall not release any portion thereof to Parent unless and until Parent receives either one or a combination of the following once or more often: (A) a letter from Parent’s independent accountants indicating the maximum amount that can be paid at that time to Parent without causing Parent to fail to meet the REIT Requirements (calculated as described above) or (B) the Tax Guidance, in either of which events the Company shall pay to Parent the lesser of the unpaid Parent Expense Reimbursement Base Amount or the maximum amount stated in the letter referred to in clause (A) above within five (5) Business Days after the Company has been notified thereof. Any obligation of the Company to pay any unpaid portion of the Parent Expense Reimbursement shall terminate on the December 31 following the date which is three (3) years from the date the Parent Expense Reimbursement first becomes payable under Section 7.2(b). Amounts remaining in escrow after the obligation of the Company to pay the Parent Expense Reimbursement terminates shall be released to the Company. The “Parent Expense Reimbursement Base Amount” shall mean $25,000,000.00.
ARTICLE VIII
GENERAL PROVISIONS
Section 8.1   Non-Survival of Representations, Warranties and Agreements.   None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time or which otherwise by their terms survive the termination of this Agreement or the Effective Time.
Section 8.2   Notices.   All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the party to be notified, (b) when received when sent by email to the party to be notified; provided, however, that if the sending party receives a “bounce back” or similar message indicating non-delivery is received with respect thereto, notice given by email shall not be effective unless either (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 8.2 or (ii) the receiving party delivers a written confirmation of receipt for such notice either by email or any other method described in this Section 8.2 or (c) when delivered by a courier (with confirmation of delivery); in each case to the party to be notified at the following address:
if to the Company, to:
Spirit Realty Capital, Inc.
2727 North Harwood Street, Suite 300
Dallas, Texas 75201
Attention:   General Counsel
E-mail:       rthomas@spiritrealty.com
with a copies (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:   Adam O. Emmerich
                Karessa L. Cain
Fax No.:     (212) 403-2000
E-mail:       AOEmmerich@wlrk.com
                KLCain@wlrk.com

if to Parent or Merger Sub, to:
Realty Income Corporation
11995 El Camino Real
San Diego, California 92130
Attention:   Chief Legal Officer
Email:       mbushore@realtyincome.com
with copies (which shall not constitute notice) to:
Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, California 92626
Attention:   Charles Ruck
                Bradley Helms
                Darren Guttenberg
Fax No.:     (714) 755-8290
E-mail:       charles.ruck@lw.com
                bradley.helms@lw.com
                darren.guttenberg@lw.com
Section 8.3   Interpretation.   When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.” References to “$” and “dollars” are to the currency of the United States of America. Any dollar or percentage thresholds set forth herein shall not be used as a benchmark for the determination of what is or is not “material,” a “Parent Material Adverse Effect” or a “Company Material Adverse Effect” under this Agreement. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. Any pronoun shall include the corresponding masculine, feminine and neuter forms. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.
Section 8.4   Counterparts.   This Agreement may be executed in counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to each other party (including by means of electronic delivery), it being understood that the parties need not sign the same counterpart. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.
Section 8.5   Entire Agreement; No Third-Party Beneficiaries.   This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, other than the Confidentiality Agreements, which shall survive the execution and delivery of this Agreement. Except (a) for, after the Effective Time, the rights of the holders of Company Common Stock and Company Equity Awards to receive the shares of Parent Common Stock, cash in lieu of fractional shares and cash dividend equivalents, as applicable, as provided in Article I and Article II, plus any dividends or other distributions as provided in Section 2.2(c) or Section 2.2(i), and (b) as provided in Section 5.8(e) which, in each case, shall inure to the benefit of the respective Persons benefiting therefrom who are expressly intended to be third-party beneficiaries thereof and who may enforce the covenants contained therein, nothing in this Agreement is intended to confer upon any Person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.
Section 8.6   Governing Law.   This Agreement shall be governed and construed in accordance with the Laws of the State of Maryland (without giving effect to choice of law principles thereof).
Section 8.7   Severability.   Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
Section 8.8   Assignment.   Neither this Agreement nor any of the rights, interests or obligations of the parties hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.
Section 8.9   Submission to Jurisdiction.   For the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby, each party hereto irrevocably submits to the jurisdiction of the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the U.S. District Court for the District of Maryland, Northern Division (the “Maryland Courts”). In the case of any suit, action or other proceeding in the Circuit Court for Baltimore City, Maryland, each of the parties irrevocably agrees to request and/or consent to the assignment of any such suit, action or other proceeding to such court’s Business and Technology Case Management Program. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Maryland Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party hereto further irrevocably consents to the service of process out of any of the aforementioned courts in any such suit, action or other proceeding by the mailing of copies thereof by registered mail to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail; provided that nothing in this Section 8.9 shall affect the right of any party to serve legal process in any other manner permitted by Law. The consent to jurisdiction set forth in this Section 8.9 shall not constitute a general consent to service of process in the State of Maryland and shall have no effect for any purpose except as provided in this Section 8.9. The parties hereto agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
Section 8.10   Enforcement.   The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in Section 8.9, this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security. Each party further agrees that it will use its reasonable best efforts to cooperate with the other parties in seeking and agreeing to an expedited schedule in any litigation seeking an injunction or order of specific performance.
Section 8.11   WAIVER OF JURY TRIAL.   EACH OF THE PARTIES HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE SHARES OR SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION 8.11 HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.
Section 8.12   Amendment.   At any time prior to the Effective Time, this Agreement may be amended by the parties hereto, by an instrument in writing signed on behalf of each of the parties; provided, that after the Company Required Stockholders Vote is obtained, no amendment shall be made which by Law requires further approval by the stockholders of the Company without such further approval by such stockholders.
Section 8.13   Extension; Waiver.   At any time prior to the Effective Time, the parties hereto, by action taken or authorized by the Board of Directors of the Company or the Board of Directors of Parent, as applicable, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of a party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.
ARTICLE IX
DEFINITIONS
“Acquisition Proposal” means any inquiry, proposal, indication of interest or offer from any Person or “group” (as defined in Section 13d-3 promulgated under the Exchange Act) (other than any of the parties or their Subsidiaries) relating to (a) any merger, consolidation, share exchange or similar business combination transaction involving the Company or any of its Subsidiaries that would result in any Person beneficially owning more than twenty percent (20%) of the outstanding voting securities of the Company, its operating partnership, any successor thereto or parent company thereof, (b) any sale, lease, exchange or license, transfer or other disposition, directly or indirectly (including by way of merger, consolidation, recapitalization, sale of equity interests, share exchange, joint venture or any similar transaction), of any of the Company’s or its Subsidiaries’ assets (including stock or other ownership interests of its respective Subsidiaries) representing more than twenty percent (20%) of the assets of the Company and its Subsidiaries on a consolidated basis (as determined on a fair market value basis), (c) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange, joint venture or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing more than twenty percent (20%) of the outstanding voting securities of the Company or any successor thereto or parent company thereof, or (d) any tender offer or exchange offer that, if consummated, would result in any Person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) acquiring beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership, of more than twenty percent (20%) of the outstanding voting securities of the Company or any successor thereto or parent company thereof; provided, however, that the term “Acquisition Proposal” shall not include the Merger or the other transactions contemplated by this Agreement.
“Benefit Plan” means, with respect to any entity, any compensation or employee benefit plan, program, policy, agreement or other arrangement, including any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), including any bonus, cash- or equity-based incentive, deferred compensation, stock purchase, health, medical, dental, disability, accident, life insurance, or vacation, paid time off, perquisite, fringe benefit, severance, change of control, retention, employment, separation, retirement, pension, or saving, plan, program, policy, agreement or arrangement.
“Business Day” means any day other than a Saturday, Sunday or other day on which the banks in New York are authorized by Law or executive order to be closed.
“Company Equity Plan” means that certain Second Amended and Restated Company and Company Partnership 2012 Incentive Award Plan, as amended.
“Company Lease” means each lease, sublease, sub-sublease, license and other agreement (including any amendments, notices, deferral agreements or other modifications thereto) under which the Company or any of its Subsidiaries leases, subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property.
“Company Material Adverse Effect” means an event, development, change or occurrence that is materially adverse to the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that a Company Material Adverse Effect shall not include any event, development, change or occurrence to the extent arising out of, relating to or resulting from:
(a)   changes in general business, economic or market conditions in the United States or elsewhere in the world (including changes generally in prevailing interest rates (including long-term estimates thereof), inflation, credit availability and liquidity, currency exchange rates and price levels or trading volumes in the United States or foreign securities or credit markets);
(b)   changes generally affecting the industry or industries in which the Company or any of its Subsidiaries operates or any of the markets or geographical areas in which the Company or any of its Subsidiaries operate (including changes in the creditworthiness of tenants);
(c)   any change or proposed change after the date hereof in Law or the interpretation thereof or GAAP or the interpretation thereof;
(d)   changes in political or social conditions, including civil unrest, protests, public demonstrations, acts of war, armed hostility or terrorism (including cyber-terrorism or cyber-attacks), data breaches, riots, demonstrations, public disorders, civil disobedience, government “shutdowns” (including any potential or actual government “shutdown” in the United States, including the “shutdown” of any agencies or bodies thereof) or any escalation or any worsening thereof (including any acts of war or sanctions imposed in connection with (i) the current dispute involving the Russian Federation and Ukraine, including relating to Belarus and (ii) the current dispute involving Israel, Hamas, Lebanon, Syria, Iran and any other state or non-state actors involved);
(e)   earthquakes, hurricanes, tornados or other acts of God, natural disasters or calamities;
(f)   any epidemics, pandemics or disease outbreaks (including Covid-19) or worsening thereof;
(g)   the negotiation, execution, announcement or existence of this Agreement or the consummation of the transactions contemplated hereby (including the Merger), including the impact thereof on relationships, contractual or otherwise, of Parent or any of its Subsidiaries with tenants, customers, suppliers, lenders, partners, employees, regulators or other third parties (provided, that this clause (g) shall not apply to any inaccuracy in the representations and warranties set forth in clause (B) of Section 3.1(c)(ii));
(h)   any failure by the Company to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect);
(i)   any change in the price or trading volume of shares of Company Common Stock (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect);
(j)   any reduction in the credit rating of the Company or its Subsidiaries (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect); and
(k)   compliance with the terms of, or the taking of any action required by, this Agreement (including the Merger) (other than any action or failure to take any action pursuant to Section 4.1, unless Parent has unreasonably withheld, conditioned or delayed its written consent to any such action or failure to take action);
provided, that (x) if any event, development, change or occurrence described in any of clause (a), (b), (c), (d), (e) or (f) has had a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other similarly situated participants in the commercial real estate REIT industry, then the incremental disproportionate adverse impact (and only the incremental disproportionate adverse impact) of such event, development, change or may be taken into account for purposes of determining whether a Company Material Adverse Effect has occurred, and (y) if any event, development, change or occurrence has caused or is reasonably likely to cause the Company to fail to qualify as a REIT for federal Tax purposes, such event, development, change or occurrence shall be considered a Company Material Adverse Effect, unless such failure has been, or is able to be, cured on commercially reasonable terms under the applicable provisions of the Code.
“Company Merger Counsel” means Wachtell, Lipton, Rosen & Katz (or another nationally recognized tax counsel reasonably acceptable to the Company and Parent).
“Company Notes Indenture” means that certain Indenture, dated as of August 18, 2016, by and among the Company Partnership and U.S. Bank National Association, as trustee (as amended, supplemented or otherwise modified from time to time).
“Company Partnership” means Spirit Realty, L.P., a Delaware limited partnership.
“Company Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the Company Partnership, dated as of October 3, 2017, as amended from time to time.
“Company Partnership Preferred Unit” has the meaning assigned to the term “Preferred Units” in the Company Partnership Agreement.
“Company Partnership Unit” has the meaning assigned to the term “Partnership Unit” in the Company Partnership Agreement.
“Company Performance Share Award” means an award of the right to receive Company Common Stock subject to performance-based vesting conditions granted under the Company Equity Plan.
“Company REIT Counsel” means Latham & Watkins LLP (or another nationally recognized REIT counsel reasonably acceptable to the Company and Parent).

“Company Restricted Stock Award” means an award of Company Common Stock subject to vesting, repurchase or other lapse restriction granted under the Company Equity Plan.
“Company Revolving Credit Agreement” means the Amended and Restated Revolving Credit Agreement, dated as of March 30, 2022, by and among the Company LP, JPMorgan Chase Bank, N.A., as administrative agent and the financial institutions party thereto as lenders from time to time (as amended, supplemented or otherwise modified from time to time).
“Company Series A Preferred Stock” means the 6.000% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share, of the Company.
“Company 2022 Term Loan Agreement” means the Term Loan Agreement, dated as of August 22, 2022 , by and among the Company LP, JPMorgan Chase Bank, N.A., as administrative agent and the financial institutions party thereto as lenders from time to time (as amended, supplemented or otherwise modified from time to time).
“Company 2023 Term Loan Agreement” means the Term Loan Agreement, dated as of November 17, 2022, by and among the Company LP, JPMorgan Chase Bank, N.A., as administrative agent and the financial institutions party thereto as lenders from time to time (as amended, supplemented or otherwise modified from time to time)
“Company Term Loan Credit Agreements” means the Company 2022 Term Loan Agreement and the Company 2023 Term Loan Agreement. and “Contract” means any written contract, agreement, lease, license, note, bond, mortgage, indenture, commitment or other instrument or obligation (other than any Company Benefit Plan).
“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, or (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.
“Environmental Laws” means any applicable Law relating (a) to releases, discharges, emissions or disposals to air, water, land or groundwater of Hazardous Materials; (b) to the use, handling or disposal of polychlorinated biphenyls, asbestos or urea formaldehyde or any other Hazardous Material; (c) to the treatment, storage, disposal or management of Hazardous Materials; (d) to exposure to Hazardous Materials or any other toxic, hazardous or other controlled, prohibited or regulated substances; (e) to the transportation, release or any other use of Hazardous Materials; or (f) to the pollution, protection or regulation of the environmental or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq. (“CERCLA”), the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq. (“RCRA”), the Toxic Substances Control Act, 15 U.S.C. 2601, et seq., those portions of the Occupational, Safety and Health Act, 29 U.S.C. 651, et seq. relating to Hazardous Materials exposure and compliance, the Clean Air Act, 42 U.S.C. 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. 1251, et seq., the Safe Drinking Water Act, 42 U.S.C. 300f, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. 1802 et seq. (“HMTA”) and the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001, et seq. (“EPCRA”), and other comparable Laws and all rules and regulations promulgated pursuant thereto or published thereunder.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“GAAP” means United States generally accepted accounting principles.
“Hazardous Materials” means each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, regulated or identified under applicable Environmental Laws because of its hazardous, toxic, dangerous or deleterious properties. Without limiting the generality of the foregoing, “Hazardous Materials” include “hazardous substances” as defined in CERCLA, “extremely hazardous substances” as defined in EPCRA, “hazardous waste” as defined in RCRA, “hazardous materials” as defined in HMTA, crude oil, petroleum products or any fraction thereof, radioactive materials, including source, byproduct or special nuclear materials, asbestos or asbestos-containing materials, chlorinated fluorocarbons, polychlorinated biphenyls, per- and polyfluoroalkyl substances and radon.

“Indebtedness” means, with respect to any Person, without duplication, as of the date of determination (i) all obligations of such Person for borrowed money, including accrued and unpaid interest, and any prepayment fees or penalties, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person issued or assumed as the deferred purchase price of property (including any potential future earnout, purchase price adjustment, release of “holdback” or similar payment, but excluding obligations of such Person incurred in the ordinary course of business consistent with past practice), (iv) all lease obligations of such Person capitalized on the books and records of such Person, (v) all Indebtedness of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the Indebtedness secured thereby have been assumed, (vi) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions or similar arrangement (valued at the termination value thereof), (vii) all letters of credit or performance bonds issued for the account of such Person, to the extent drawn upon, and (viii) all guarantees and keepwell arrangements of such Person of any Indebtedness of any other Person other than a wholly owned Subsidiary of such Person.
“Initial Period” means the period commencing on the date of this Agreement and ending at 11:59 p.m. (New York time) on November 29, 2023.
“Intervening Event” shall mean any event, change, effect, development, state of facts, condition or occurrence (other than any event, change, effect, development, state of facts, condition or occurrence resulting from a material breach of this Agreement by the Company) that (a) materially affects the business, assets or operations of the Company and its Subsidiaries, taken as a whole, (b) was not known or reasonably foreseeable to the Board of Directors of the Company prior to the date of this Agreement or, if known, the material consequences of which were not reasonably foreseeable by the Board of Directors of the Company as of the date of this Agreement and (c) does not relate to an Acquisition Proposal; provided, however, that in no event shall any of the following constitute or be taken into account in determining whether an “Intervening Event” has occurred: (i) a change in the market price or trading volume of shares of capital stock of the Company and (ii) the fact that, in and of itself, the Company meets, exceeds or fails to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or other financial results for any period (provided, further, that with respect to this clause (ii), any event, change, effect, development, state of facts, condition or occurrence giving rise to such change, meeting, exceeding or failure may otherwise constitute or be taken into account in determining whether an Intervening Event has occurred).
“IRS” means the U.S. Internal Revenue Service or any successor agency.
“Law” means any federal, state, local or foreign law (including common law), statute, ordinance, rule, regulation, judgment, Order, injunction, decree or agency requirement of any Governmental Entity.
“Lien” means any with respect to any asset (including any security), any mortgage, deed of trust, claim, condition, covenant, lien, pledge, charge, security interest, preferential arrangement, option or other third-party right (including right of first refusal or first offer), restriction, right of way, easement, or title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.
“Material Company Leases” means the Company Leases listed on Section 9.1(a) of the Company Disclosure Letter.
“Order” means any order, writ, decree, judgment, award, injunction, ruling, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Entity or arbitral body or tribunal with competent jurisdiction (in each case, whether temporary, preliminary or permanent).
“Parent DSU Awards” means an award of deferred stock units that corresponds to a number of shares of Parent Common Stock.
“Parent Material Adverse Effect” means an event, development, change or occurrence that is materially adverse to the financial condition, business or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that a Parent Material Adverse Effect shall not include any event, development, change or occurrence to the extent arising out of, relating to or resulting from:

(a)   changes in general business, economic or market conditions in the United States or elsewhere in the world (including changes generally in prevailing interest rates (including long-term estimates thereof), inflation, credit availability and liquidity, currency exchange rates and price levels or trading volumes in the United States or foreign securities or credit markets);
(b)   changes generally affecting the industry or industries in which Parent or any of its Subsidiaries operates or any of the markets or geographical areas in which Parent or any of its Subsidiaries operate (including changes in the creditworthiness of tenants);
(c)   any change or proposed change after the date hereof in Law or the interpretation thereof or GAAP or the interpretation thereof;
(d)   changes in political or social conditions, including civil unrest, protests, public demonstrations, acts of war, armed hostility or terrorism (including cyber-terrorism or cyber-attacks), data breaches, riots, demonstrations, public disorders, civil disobedience, government “shutdowns” (including any potential or actual government “shutdown” in the United States, including the “shutdown” of any agencies or bodies thereof) or any escalation or any worsening thereof (including any acts of war or sanctions imposed in connection with (i) the current dispute involving the Russian Federation and Ukraine, including relating to Belarus and (ii) the current dispute involving Israel, Hamas, Lebanon, Syria, Iran and any other state or non-state actors involved);
(e)   earthquakes, hurricanes, tornados or other acts of God, natural disasters or calamities;
(f)   any epidemics, pandemics or disease outbreaks (including Covid-19) or worsening thereof;
(g)   the negotiation, execution, announcement or existence of this Agreement or the consummation of the transactions contemplated hereby (including the Merger), including the impact thereof on relationships, contractual or otherwise, of Parent or any of its Subsidiaries with tenants, customers, suppliers, lenders, partners, employees, regulators, or other third parties (provided, that this clause (g) shall not apply to any inaccuracy in the representations and warranties set forth in this clause (B) of Section 3.2(c)(ii));
(h)   any failure by Parent to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of a Parent Material Adverse Effect may be taken into account in determining whether there has been a Parent Material Adverse Effect);
(i)   any change in the price or trading volume of shares of Parent Common Stock (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of a Parent Material Adverse Effect may be taken into account in determining whether there has been a Parent Material Adverse Effect);
(j)   any reduction in the credit rating of Parent or its Subsidiaries (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of a Parent Material Adverse Effect may be taken into account in determining whether there has been a Parent Material Adverse Effect);
(k)   compliance with the terms of, or the taking of any action required by, this Agreement (including the Merger) (other than any action or failure to take any action pursuant to Section 4.2, unless the Company has unreasonably withheld, conditioned or delayed its written consent to any such action or failure to take action);
provided, that (x) if any event, development, change or occurrence described in any of clause (a), (b), (c), (d), (e) or (f) has had a disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, relative to other similarly situated participants in the commercial real estate REIT industry, then the incremental disproportionate adverse impact (and only the incremental disproportionate adverse impact) of such event, development, change or may be taken into account for purposes of determining whether a Parent Material Adverse Effect has occurred, and (y) if any event, development, change or occurrence has caused or is reasonably likely to cause Parent to fail to qualify as a REIT for federal Tax purposes, such event, development, change or occurrence shall be considered a Parent Material Adverse Effect, unless such failure has been, or is able to be, cured on commercially reasonable terms under the applicable provisions of the Code.
“Parent Merger Counsel” means Latham & Watkins LLP (or another nationally recognized tax counsel reasonably acceptable to Parent and the Company).
“Parent Performance Share Award” means an award of performance shares that correspond to a number of shares of Parent Common Stock.
“Parent REIT Counsel” means Latham & Watkins LLP (or another nationally recognized REIT counsel reasonably acceptable to Parent and the Company).
“Parent Restricted Stock Award” means an award of restricted shares of Parent Common Stock.
“Parent RSU Awards” means an award of restricted stock units that corresponds to a number of shares of Parent Common Stock.
“Parent Series A Preferred Stock” means shares of Series A Preferred Stock, $0.01 par value per share, of Parent having rights, preferences and privileges as set forth on Exhibit A.
“Parent Stock Option” means an option to purchase a number of shares of Parent Common Stock.
“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust, or any other entity or organization, including a Governmental Entity, and any permitted successors and assigns of such Person.
“Qualified Bidder” means a Person that has made during the Initial Period an unsolicited bona fide written Acquisition Proposal (provided that the Acquisition Proposal by such Person did not result from a breach of Section 5.4(a) or Section 5.4(c)) that the Board of Directors of the Company during the Initial Period, has concluded in good faith (after consultation with its outside legal counsel and its financial advisors) either constitutes or is reasonably likely to result in a Superior Proposal.
“Qualified REIT Subsidiary” means a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code.
“REIT” means a real estate investment trust within the meaning of Sections 856 through 860 of the Code.
“Representatives” means, with respect to any Person, such Person’s officers, employees, agents, or representatives (including investment bankers, financial or other advisors or consultants, auditors, accountants, attorneys, brokers, finders or other agents).
“SEC” means the U.S. Securities and Exchange Commission.
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture, real estate investment trust, or other organization, whether incorporated or unincorporated, or other legal entity of which (i) such Person directly or indirectly owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions; (ii) such Person holds a majority of the equity economic interest; or (iii) such Person is a general partner, manager or managing member.
“Tax” or “Taxes” means all federal, state, local, foreign and other taxes, levies, fees, imposts, assessments, impositions or other similar government charges in the nature of a tax, including income, estimated income, business, occupation, franchise, real property, payroll, personal property, sales, transfer, stamp, use, employment, commercial rent, withholding (including dividend withholding and withholding required pursuant to Sections 1445 and 1446 of the Code), occupancy, premium, gross receipts, profits, windfall profits, deemed profits, license, lease, severance, capital, production, corporation, ad valorem, excise, duty or other taxes, including interest, penalties and additions (to the extent applicable) thereto, whether disputed or not.

“Tax Protection Agreement” means any agreement pursuant to which (i) any liability to direct or indirect holders of units in a partnership that is a Subsidiary of the Company or Parent (a “Relevant Partnership”) or any interests in any Subsidiary of any Relevant Partnership (any such units or interests, “Relevant Partnership Units”) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; (ii) in connection with the deferral of income Taxes of a direct or indirect holder of Relevant Partnership Units, a party to such agreement has agreed to (a) maintain a minimum level of debt or continue a particular debt, (b) retain or not dispose of assets for a period of time that has not since expired, (c) make or refrain from making Tax elections, (d) operate (or refrain from operating) in a particular manner, (e) use (or refrain from using) a specified method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets of such party or any of its Subsidiaries, (f) use (or refrain from using) a particular method for allocating one or more liabilities of such party or any of its Subsidiaries under Section 752 of the Code and/or (g) only dispose of assets in a particular manner; and/or (iii) any Persons, whether or not partners in any Relevant Partnership, have been or are required to be given the opportunity to guaranty or assume debt of such Relevant Partnership or any Subsidiary of such Relevant Partnership or are so guarantying or have so assumed such debt.
“Tax Return” shall mean any report, return, document, declaration or other information or filing filed or required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including any schedule or attachment thereto and any amendment thereof, any information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.
“Taxable REIT Subsidiary” means a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code.
“Tenant Improvements” means the construction or improvement of long-term real property (not including furniture, fixtures, equipment or inventory) for use in a tenant’s trade or business at the applicable property.
“to Parent’s knowledge” or “to the knowledge of Parent” means the actual knowledge of any of the individuals listed in Section 9.1 of the Parent Disclosure Letter.
“to the Company’s knowledge” or “to the knowledge of the Company” means the actual knowledge of any of the individuals listed in Section 9.1(b) of the Company Disclosure Letter.
“Willful Breach” means a deliberate and willful act or a deliberate and willful failure to act, in each case, which action or failure to act (as applicable) occurs with the actual knowledge that such act or failure to act constitutes or would result in a material breach of this Agreement, regardless of whether breaching was the intent and object of the act or the failure to act, and which in fact does cause a material breach of this Agreement.
“Window Period End Time” means, with respect to a Qualified Bidder, the later of (a) 11:59 p.m. (New York time) on December 14, 2023 and (b) 11:59 p.m. (New York time) on the first (1st) Business Day after the end of any Notice Period (including any extensions thereof pursuant to Section 5.4(b)(iv)) with respect to a Superior Proposal by such Qualified Bidder for which such Notice Period commenced on or prior to December 14, 2023.
[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the Company, Parent, and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.
SPIRIT REALTY CAPITAL, INC.
By:
/s/ Jackson Hsieh

Name:   Jackson Hsieh
Title:
Chief Executive Officer and President

REALTY INCOME CORPORATION
By:
/s/ Sumit Roy

Name:   Sumit Roy
Title:
President, Chief Executive Officer

SAINTS MD SUBSIDIARY, INC.
By:
/s/ Sumit Roy

Name:   Sumit Roy
Title:
President, Chief Executive Officer

[Signature Page to Merger Agreement]

Exhibit A
Form of Articles Supplementary of Parent Series A Preferred Stock

A-A-1

REALTY INCOME CORPORATION
ARTICLES SUPPLEMENTARY
6,900,000 SHARES OF
6.000% SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK
Realty Income Corporation, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
FIRST:   Pursuant to the authority expressly vested in the Board of Directors of the Corporation (the “Board of Directors”) by Article VI of the charter of the Corporation (the “Charter”) and Sections 2-105 and 2-208 of the Maryland General Corporation Law (the “MGCL”), the Board of Directors, by duly adopted resolutions, classified and designated 6,900,000 shares of authorized but unissued preferred stock, par value $0.01 per share, of the Corporation (“Preferred Stock”), as shares of 6.000% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share, with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption, which, upon any restatement of the Charter, shall become part of Article VI of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof.
Section 1.   Designation and Number.   A series of Preferred Stock, designated the “6.000% Series A Cumulative Redeemable Preferred Stock” (the “Series A Preferred Stock”), is hereby established. The number of shares of Series A Preferred Stock initially shall be 6,900,000.
Section 2.   Rank.   The Series A Preferred Stock will, with respect to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, rank: (a) senior to all classes or series of the Corporation’s common stock, par value $0.01 per share (the “Common Stock”), and all classes or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding expressly designated as ranking junior to the Series A Preferred Stock as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation; (b) on parity with any class or series of capital stock of the Corporation expressly designated as ranking on parity with the Series A Preferred Stock as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and (c) junior to any class or series of capital stock of the Corporation expressly designated as ranking senior to the Series A Preferred Stock as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation. The term “capital stock” does not include convertible or exchangeable debt securities, which will rank senior to the Series A Preferred Stock prior to conversion or exchange. The Series A Preferred Stock will also rank junior in right of payment to the Corporation’s existing and future debt obligations.
Section 3.   Dividends.
(a)   Subject to the preferential rights of the holders of any class or series of capital stock of the Corporation ranking senior to the Series A Preferred Stock as to dividends, the holders of shares of the Series A Preferred Stock shall be entitled to receive, when, as and if authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 6.000% per annum of the $25.00 liquidation preference per share of the Series A Preferred Stock (equivalent to a fixed annual amount of $1.50 per share of the Series A Preferred Stock). Such

A-A-2

dividends shall accrue and be cumulative from and including [      ], 202[      ]2 (the “Original Issue Date”) and shall be payable quarterly in arrears on each Dividend Payment Date (as defined below), commencing [      ], 202[      ];3 provided, however, that if any Dividend Payment Date is not a Business Day (as defined below), then the dividend which would otherwise have been payable on such Dividend Payment Date may be paid, at the Corporation’s option, on either the immediately preceding Business Day or the next succeeding Business Day, except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if paid on such Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Dividend Payment Date to such next succeeding Business Day. The amount of any dividend payable on the Series A Preferred Stock for any partial Dividend Period (as defined below) shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day  months. Dividends will be payable to holders of record as they appear in the stockholder records of the Corporation at the close of business on the applicable Dividend Record Date (as defined below). Notwithstanding any provision to the contrary contained herein, each outstanding share of Series A Preferred Stock shall be entitled to receive a dividend with respect to any Dividend Record Date equal to the dividend paid with respect to each other share of Series A Preferred Stock that is outstanding on such date. “Dividend Record Date” shall mean the date designated by the Board of Directors for the payment of dividends that is not more than 35 or fewer than 10 days prior to the applicable Dividend Payment Date. “Dividend Payment Date” shall mean the last calendar day of each March, June, September and December, commencing on [      ], 202[      ].4 “Dividend Period” shall mean the respective periods commencing on and including the first day of January, April, July and October of each year and ending on, and including, the last day of March, June, September and December (other than the Dividend Period during which any shares of Series A Preferred Stock shall be redeemed pursuant to Section 5 or Section 6 hereof, which shall end on and include the day preceding the redemption date with respect to the shares of Series A Preferred Stock being redeemed).
The term “Business Day” shall mean each day, other than a Saturday or a Sunday, which is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.
(b)   Notwithstanding anything contained herein to the contrary, dividends on the Series A Preferred Stock shall accrue whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends, and whether or not such dividends are authorized or declared.
(c)   Except as provided in Section 3(d) below, no dividends shall be declared and paid or declared and set apart for payment, and no other distribution of cash or other property may be declared and made, directly or indirectly, on or with respect to, any shares of Common Stock or shares of any other class or series of capital stock of the Corporation ranking, as to dividends, on parity with or junior to the Series A Preferred Stock (other than a dividend paid in shares of Common Stock or in shares of any other class or series of capital stock ranking junior to the Series A Preferred Stock as to payment of dividends and the distribution of assets upon the Corporation’s liquidation, dissolution or winding up) for any period, nor shall any shares of Common Stock or any other shares of any other class or series of capital stock of the Corporation ranking, as to payment of dividends and the distribution of assets upon the Corporation’s liquidation, dissolution or winding up, on parity with or junior to the Series A Preferred Stock be redeemed, purchased

2
To be the last dividend payment date before the Effective Time of the Merger (provided that if such Effective Time occurs after the dividend record date for a dividend and before the dividend payment date for such dividend, such date shall be the dividend payment date for such dividend).

3
To be the first dividend payment date after the Effective Time of the Merger (provided that if such Effective Time occurs after the dividend record date for a dividend and before the dividend payment date for such dividend, such date shall be the scheduled dividend payment date for the next succeeding dividend).

4
To be the first dividend payment date after the Effective Time of the Merger (provided that if such Effective Time occurs after the dividend record date for a dividend and before the dividend payment date for such dividend, such date shall be the scheduled dividend payment date for the next succeeding dividend).

A-A-3

or otherwise acquired for any consideration, nor shall any funds be paid or made available for a sinking fund for the redemption of such shares, and no other distribution of cash or other property may be made, directly or indirectly, on or with respect thereto by the Corporation (except by conversion into or exchange for other shares of any class or series of capital stock of the Corporation ranking junior to the Series A Preferred Stock as to payment of dividends and the distribution of assets upon the Corporation’s liquidation, dissolution or winding up, and except for the acquisition of shares made pursuant to the provisions of Article VII of the Charter or Section 9 hereof), unless full cumulative dividends on the Series A Preferred Stock for all past Dividend Periods shall have been or contemporaneously are (i) declared and paid in cash or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for such payment.
(d)   When dividends are not paid in full (and a sum sufficient for such full payment is not so set apart) on the Series A Preferred Stock and the shares of any other class or series of capital stock ranking, as to dividends, on parity with the Series A Preferred Stock, all dividends declared upon the Series A Preferred Stock and each such other class or series of capital stock ranking, as to dividends, on parity with the Series A Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series A Preferred Stock and such other class or series of capital stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock and such other class or series of capital stock (which shall not include any accrual in respect of unpaid dividends on such other class or series of capital stock for prior Dividend Periods if such other class or series of capital stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock which may be in arrears.
(e)   Holders of shares of Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or shares of capital stock, in excess of full cumulative dividends on the Series A Preferred Stock as provided herein. Any dividend payment made on the Series A Preferred Stock shall first be credited against the earliest accrued but unpaid dividends due with respect to such shares which remain payable. Accrued but unpaid dividends on the Series A Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable.
Section 4.   Liquidation Preference.
(a)   Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any distribution or payment shall be made to holders of shares of Common Stock or any other class or series of capital stock of the Corporation ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, junior to the Series A Preferred Stock, the holders of shares of Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders, after payment of or provision for the debts and other liabilities of the Corporation and, subject to compliance with section 7(f)(i) of these Articles Supplementary, any class or series of capital stock of the Corporation ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, senior to the Series A Preferred Stock, a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends (whether or not authorized or declared) up to but excluding the date of payment. In the event that, upon such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the full amount of the liquidating distributions on all outstanding shares of Series A Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Corporation ranking, as to rights upon the Corporation’s liquidation, dissolution or winding up, on parity with the Series A Preferred Stock in the distribution of assets, then the holders of the Series A Preferred Stock and each such other class or series of capital stock ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up, on parity with the Series A Preferred Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Written notice of any such voluntary or involuntary liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not fewer than 30 or more than 60 days prior to the payment date stated therein, to each record holder of shares of Series A Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Stock

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will have no right or claim to any of the remaining assets of the Corporation. The consolidation or merger of the Corporation with or into any other corporation, trust or entity, or the voluntary sale, lease, transfer or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.
(b)   In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of capital stock of the Corporation or otherwise, is permitted under the MGCL, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of Series A Preferred Stock shall not be added to the Corporation’s total liabilities.
Section 5.   Redemption.
(a)   Shares of Series A Preferred Stock shall not be redeemable prior to [      ], 202[      ]5 except as set forth in Section 6 hereof or to preserve the status of the Corporation as a REIT (as defined in Section 9(a) hereof) for United States federal income tax purposes. In addition, the Series A Preferred Stock shall be subject to the provisions of Section 9 hereof pursuant to which Series A Preferred Stock owned by a stockholder in excess of the Series A Ownership Limit (as defined in Section 9(a) hereof) shall automatically be transferred to a Trust (as defined in Section 9(a) hereof) for the exclusive benefit of a Charitable Beneficiary (as defined in Section 9(a) hereof).
(b)   On and after [      ], 202[      ],6 the Corporation, at its option, upon not fewer than 30 or more than 60 days’ written notice, may redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends (whether or not authorized or declared) thereon up to but not including the date fixed for redemption, without interest, to the extent the Corporation has funds legally available therefor (the “Redemption Right”). If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares of Series A Preferred Stock to be redeemed shall be redeemed pro rata (as nearly as may be practicable without creating fractional shares) or by lot as determined by the Corporation. If redemption is to be by lot and, as a result, any holder of shares of Series A Preferred Stock would have actual ownership, Beneficial Ownership or Constructive Ownership (each as defined in Section 9(a) hereof) in excess of the Series A Ownership Limit (as defined in Section 9(a) hereof), or such other limit as permitted by the Board of Directors or a committee thereof pursuant to Section 9(b)(vii) hereof, because such holder’s shares of Series A Preferred Stock were not redeemed, or were only redeemed in part, then, except as otherwise provided in the Charter, the Corporation shall redeem the requisite number of shares of Series A Preferred Stock of such holder such that no holder will hold an amount of Series A Preferred Stock in excess of the applicable ownership limit, subsequent to such redemption. Holders of Series A Preferred Stock to be redeemed shall surrender such Series A Preferred Stock at the place, or in accordance with the book-entry procedures, designated in such notice and shall be entitled to the redemption price of $25.00 per share and any accrued and unpaid dividends payable upon such redemption following such surrender. If (i) notice of redemption of any shares of Series A Preferred Stock has been given (in the case of a redemption of the Series A Preferred Stock other than to preserve the status of the Corporation as a REIT), (ii) the funds necessary for such redemption have been set aside by the Corporation in trust for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption, and (iii) irrevocable instructions have been given to pay the redemption price and all accrued and unpaid dividends, then from and after the redemption date, dividends shall cease to accrue on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall no longer be deemed outstanding, and all rights of the holders of such shares shall terminate, except the right to receive the redemption price plus any accrued and unpaid dividends payable upon such redemption, without interest. So long as full cumulative dividends on the Series A Preferred Stock for all past Dividend Periods shall have been or contemporaneously are (i) declared and paid in cash, or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for payment, nothing herein shall prevent or restrict the Corporation’s right or ability to purchase, from time to time, either at a public or a private sale, all or any part of the Series A Preferred Stock at such price or prices as

5
To insert Effective Date of Merger.

6
To insert Effective Date of Merger.

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the Corporation may determine, subject to the provisions of applicable law, including the repurchase of shares of Series A Preferred Stock in open-market transactions duly authorized by the Board of Directors.
(c)   In the event of any redemption of the Series A Preferred Stock in order to preserve the status of the Corporation as a REIT for United States federal income tax purposes, such redemption shall be made in accordance with the terms and conditions set forth in this Section 5 of these Articles Supplementary. If the Corporation calls for redemption of any shares of Series A Preferred Stock pursuant to and in accordance with this Section 5(c), then the redemption price for such shares will be an amount in cash equal to $25.00 per share together with all accrued and unpaid dividends to but excluding the dated fixed for redemption.
(d)   Unless full cumulative dividends on the Series A Preferred Stock for all past Dividend Periods shall have been or contemporaneously are (i) declared and paid in cash, or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for payment, no shares of Series A Preferred Stock shall be redeemed pursuant to the Redemption Right or Special Optional Redemption Right (defined below) unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series A Preferred Stock or any class or series of capital stock of the Corporation ranking, as to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation, on parity with or junior to the Series A Preferred Stock (except by conversion into or exchange for shares of capital stock of the Corporation ranking, as to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation, junior to the Series A Preferred Stock); provided, however, that the foregoing shall not prevent the purchase of Series A Preferred Stock, or any other class or series of capital stock of the Corporation ranking, as to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation, on parity with or junior to the Series A Preferred Stock, by the Corporation in accordance with the terms of Sections 5(c) and 9 of these Articles Supplementary or otherwise, in order to ensure that the Corporation remains qualified as a REIT for United States federal income tax purposes, or the purchase or acquisition of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock.
(e)   Notice of redemption pursuant to the Redemption Right will be mailed by the Corporation, postage prepaid, not fewer than 30 or more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series A Preferred Stock to be redeemed at their respective addresses as they appear on the transfer records of the Corporation. No failure to give or defect in such notice shall affect the validity of the proceedings for the redemption of any Series A Preferred Stock except as to the holder to whom such notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series A Preferred Stock may be listed or admitted to trading, each such notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series A Preferred Stock to be redeemed; (iv) the place or places where the certificates, if any, representing shares of Series A Preferred Stock are to be surrendered for payment of the redemption price; (v) procedures for surrendering noncertificated shares of Series A Preferred Stock for payment of the redemption price; (vi) that dividends on the shares of Series A Preferred Stock to be redeemed will cease to accumulate on such redemption date; and (vii) that payment of the redemption price and any accumulated and unpaid dividends will be made upon presentation and surrender of such Series A Preferred Stock. If fewer than all of the shares of Series A Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed. Notwithstanding anything else to the contrary in these Articles Supplementary, the Corporation shall not be required to provide notice to the holder of Series A Preferred Stock in the event such holder’s Series A Preferred Stock is redeemed in accordance with Sections 5(c) and 9 of these Articles Supplementary to preserve the Corporation’s status as a REIT.
(f)   If a redemption date falls after a Dividend Record Date and on or prior to the corresponding Dividend Payment Date, each holder of Series A Preferred Stock at the close of business of such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares on or prior to such Dividend Payment Date, and each holder of Series A Preferred Stock that surrenders its shares on such redemption date will be entitled to the dividends accruing after the end of the Dividend Period to which such Dividend Payment Date relates up to but excluding the redemption date. Except as provided herein, the Corporation shall make no

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payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Stock for which a notice of redemption has been given.
(g)   All shares of the Series A Preferred Stock redeemed or repurchased pursuant to this Section 5, or otherwise acquired in any other manner by the Corporation, shall be retired and shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series or class.
(h)   The Series A Preferred Stock shall have no stated maturity and shall not be subject to any sinking fund or mandatory redemption; provided, however, that the Series A Preferred Stock owned by a stockholder in excess of the applicable ownership limit shall be subject to the provisions of this Section 5 and Section 9 of these Articles Supplementary.
Section 6.   Special Optional Redemption by the Corporation.
(a)   Upon the occurrence of a Change of Control (as defined below), the Corporation will have the option upon written notice mailed by the Corporation, postage pre-paid, no fewer than 30 nor more than 60 days prior to the redemption date and addressed to the holders of record of shares of the Series A Preferred Stock to be redeemed at their respective addresses as they appear on the share transfer records of the Corporation, to redeem shares of the Series A Preferred Stock, in whole or in part within 120 days after the first date on which such Change of Control occurred, for cash at $25.00 per share plus accrued and unpaid dividends, if any, to, but not including, the redemption date (“Special Optional Redemption Right”). No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given. If, prior to the Change of Control Conversion Date (as defined below), the Corporation has provided or provides notice of redemption with respect to the Series A Preferred Stock (whether pursuant to the Redemption Right or the Special Optional Redemption Right), the holders of shares of Series A Preferred Stock will not have the conversion right described below in Section 8 of these Articles Supplementary.
A “Change of Control” is when, after the original issuance of the Series A Preferred Stock, the following have occurred and are continuing:
(i)   the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of the Corporation entitling that person to exercise more than 50% of the total voting power of all stock of the Corporation entitled to vote generally in the election of the Corporation’s directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and
(ii)   following the closing of any transaction referred to in (i) above, neither the Corporation nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange (the “NYSE”), the NYSE American (the “NYSE American”), or the NASDAQ Stock Market (“NASDAQ”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or NASDAQ.
(b)   In addition to any information required by law or by the applicable rules of any exchange upon which the Series A Preferred Stock may be listed or admitted to trading, such notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series A Preferred Stock to be redeemed; (iv) the place or places where the certificates, if any, representing shares of Series A Preferred Stock are to be surrendered for payment of the redemption price; (v) procedures for surrendering noncertificated shares of Series A Preferred Stock for payment of the redemption price; (vi) that dividends on the shares of Series A Preferred Stock to be redeemed will cease to accumulate on the redemption date; (vii) that payment of the redemption price and any accumulated and unpaid dividends will be made upon presentation and surrender of such Series A Preferred Stock; (viii) that the shares of Series A Preferred Stock are being redeemed pursuant to the Special Optional Redemption Right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control; and (ix) that holders of the shares of Series A Preferred Stock to which the notice relates will not be able to

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tender such shares of Series A Preferred Stock for conversion in connection with the Change of Control and each share of Series A Preferred Stock tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related redemption date instead of converted on the Change of Control Conversion Date. If fewer than all of the shares of Series A Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed.
If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares of Series A Preferred Stock to be redeemed shall be redeemed pro rata (as nearly as may be practicable without creating fractional shares) or by lot as determined by the Corporation. If such redemption pursuant to the Special Optional Redemption Right is to be by lot and, as a result, any holder of shares of Series A Preferred Stock would have actual ownership, Beneficial Ownership or Constructive Ownership (each as defined in Section 9(a) hereof) in excess of the Series A Ownership Limit (as defined in Section 9(a) hereof), or such limit as permitted by the Board of Directors or a committee thereof pursuant to Section 9(b)(vii) hereof, because such holder’s shares of Series A Preferred Stock were not redeemed, or were only redeemed in part then, except as otherwise provided in the Charter, the Corporation shall redeem the requisite number of shares of Series A Preferred Stock of such holder such that no holder will hold an amount of Series A Preferred Stock in excess of the applicable ownership limit, subsequent to such redemption.
(c)   If the Corporation has given a notice of redemption pursuant to the Special Optional Redemption Right and has set aside sufficient funds for the redemption in trust for the benefit of the holders of the Series A Preferred Stock called for redemption, then from and after the redemption date, those shares of Series A Preferred Stock will be treated as no longer being outstanding, no further dividends will accrue and all other rights of the holders of those shares of Series A Preferred Stock will terminate. The holders of those shares of Series A Preferred Stock will retain their right to receive the redemption price for their shares and any accrued and unpaid dividends to, but not including, the redemption date, without interest. So long as full cumulative dividends on the Series A Preferred Stock for all past Dividend Periods shall have been or contemporaneously are (i) declared and paid in cash, or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for payment, nothing herein shall prevent or restrict the Corporation’s right or ability to purchase, from time to time, either at a public or a private sale, all or any part of the Series A Preferred Stock at such price or prices as the Corporation may determine, subject to the provisions of applicable law, including the repurchase of shares of Series A Preferred Stock in open-market transactions duly authorized by the Board of Directors.
(d)   The holders of Series A Preferred Stock at the close of business on a Dividend Record Date will be entitled to receive the dividend payable with respect to the Series A Preferred Stock on the corresponding Dividend Payment Date notwithstanding the redemption of the Series A Preferred Stock pursuant to the Special Optional Redemption Right between such Dividend Record Date and the corresponding Dividend Payment Date or the Corporation’s default in the payment of the dividend due. Except as provided herein, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Stock for which a notice of redemption pursuant to the Special Optional Redemption Right has been given.
(e)   All shares of the Series A Preferred Stock redeemed or repurchased pursuant to this Section 6, or otherwise acquired in any other manner by the Corporation, shall be retired and shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series or class.
Section 7.   Voting Rights.
(a)   Holders of the Series A Preferred Stock shall not have any voting rights, except as set forth in this Section 7.
(b)   Whenever dividends on any shares of Series A Preferred Stock shall be in arrears for six or more consecutive or non-consecutive quarterly periods (a “Preferred Dividend Default”), the holders of such Series A Preferred Stock (voting separately as a class together with holders of all other classes or series of preferred stock of the Corporation ranking on parity with the Series A Preferred Stock with respect to payment of dividends and the distribution of assets upon the Corporation’s liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable (“Parity Preferred”)) shall be

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entitled to vote for the election of a total of two additional directors of the Corporation (the “Preferred Directors”) until all dividends accumulated on such Series A Preferred Stock and Parity Preferred for the past Dividend Periods shall have been fully paid. In such case, the entire Board of Directors will be increased by two directors.
(c)   The Preferred Directors will be elected by a plurality of the votes cast in the election for a one-year term and each Preferred Director will serve until his or her successor is duly elected and qualifies or until such Preferred Director’s right to hold the office terminates, whichever occurs earlier, subject to such Preferred Director’s earlier death, disqualification, resignation or removal. The election will take place at (i) either (A) a special meeting called in accordance with Section 7(d) below if the request is received more than 90 days before the date fixed for the Corporation’s next annual or special meeting of stockholders or (B) the next annual or special meeting of stockholders if the request is received within 90 days of the date fixed for the Corporation’s next annual or special meeting of stockholders, and (ii) at each subsequent annual meeting of stockholders, or special meeting held in place thereof, until all such dividends in arrears on the Series A Preferred Stock and each such class or series of outstanding Parity Preferred have been paid in full. A dividend in respect of Series A Preferred Stock shall be considered timely made if made within two Business Days after the applicable Dividend Payment Date if at the time of such late payment date there shall not be any prior quarterly Dividend Periods in respect of which full dividends were not timely made at the applicable Dividend Payment Date.
(d)   At any time when such voting rights shall have vested, a proper officer of the Corporation shall call or cause to be called, upon written request of holders of record of at least 10% of the outstanding shares of Series A Preferred Stock and Parity Preferred, a special meeting of the holders of Series A Preferred Stock and each class or series of Parity Preferred by mailing or causing to be mailed to such holders a notice of such special meeting to be held not fewer than ten or more than 45 days after the date such notice is given. The record date for determining holders of the Series A Preferred Stock and Parity Preferred entitled to notice of and to vote at such special meeting will be the close of business on the third Business Day preceding the day on which such notice is mailed. At any such annual or special meeting, all of the holders of the Series A Preferred Stock and Parity Preferred, by plurality vote, voting together as a single class without regard to class or series will be entitled to elect two directors on the basis of one vote per $25.00 of liquidation preference to which such Series A Preferred Stock and Parity Preferred are entitled by their terms (excluding amounts in respect of accumulated and unpaid dividends) and not cumulatively. The holder or holders of one-third of the Series A Preferred Stock and Parity Preferred voting as a single class then outstanding, present in person or by proxy, will constitute a quorum for the election of the Preferred Directors except as otherwise provided by law. Notice of all meetings at which holders of the Series A Preferred Stock and the Parity Preferred shall be entitled to vote will be given to such holders at their addresses as they appear in the transfer records. At any such meeting or adjournment thereof in the absence of a quorum, subject to the provisions of any applicable law, a majority of the holders of the Series A Preferred Stock and Parity Preferred voting as a single class present in person or by proxy shall have the power to adjourn the meeting for the election of the Preferred Directors, without notice other than an announcement at the meeting, until a quorum is present. If a Preferred Dividend Default shall terminate after the notice of a special meeting has been given but before such special meeting has been held, the Corporation shall, as soon as practicable after such termination, mail or cause to be mailed notice of such termination to holders of the Series A Preferred Stock and the Parity Preferred that would have been entitled to vote at such special meeting.
(e)   If and when all accumulated dividends on such Series A Preferred Stock and all classes or series of Parity Preferred for the past Dividend Periods shall have been fully paid, the right of the holders of Series A Preferred Stock and the Parity Preferred to elect such additional two directors shall immediately cease (subject to revesting in the event of each and every Preferred Dividend Default), and the term of office of each Preferred Director so elected shall terminate and the entire Board of Directors shall be reduced accordingly. Any Preferred Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Series A Preferred Stock and the Parity Preferred entitled to vote thereon when they have the voting rights set forth in Section 7(b) hereof (voting as a single class). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Director may be filled by written consent of the Preferred Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of

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the outstanding Series A Preferred Stock when they have the voting rights described above (voting as a single class with all other classes or series of Parity Preferred). Each of the Preferred Directors shall be entitled to one vote on any matter.
(f)   So long as any shares of Series A Preferred Stock remain outstanding, the affirmative vote or consent of the holders of two-thirds of the shares of Series A Preferred Stock and each other class or series of Parity Preferred outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting together as a single class) will be required to: (i) authorize, create or issue, or increase the number of authorized or issued shares of, any class or series of capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation (collectively, “Senior Capital Stock”) or reclassify any authorized shares of capital stock of the Corporation into such capital stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such Senior Capital Stock; or (ii) amend, alter or repeal the provisions of the Charter, including the terms of the Series A Preferred Stock, whether by merger, consolidation, transfer or conveyance of all or substantially all of its assets or otherwise (an “Event”), so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock; provided however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Series A Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that, upon the occurrence of an Event set forth in (ii) above, the Corporation may not be the surviving entity, the occurrence of such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of Series A Preferred Stock, and in such case such holders shall not have any voting rights with respect to the occurrence of any of the Events set forth in (ii) above. In addition, if the holders of the Series A Preferred Stock receive the greater of the full trading price of the Series A Preferred Stock on the date of an Event set forth in (ii) above or the $25.00 liquidation preference per share of the Series A Preferred Stock pursuant to the occurrence of any of the Events set forth in (ii) above, then such holders shall not have any voting rights with respect to the Events set forth in (ii) above. If any Event set forth in (ii) above would materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock disproportionately relative to other classes or series of Parity Preferred, the affirmative vote of the holders of at least two-thirds of the outstanding shares of the Series A Preferred Stock, voting separately as a class, will also be required. Holders of shares of Series A Preferred Stock shall not be entitled to vote with respect to (A) any increase in the total number of authorized shares of Common Stock or Preferred Stock of the Corporation, or (B) any increase in the number of authorized shares of Series A Preferred Stock or the creation or issuance of any other class or series of capital stock, or (C) any increase in the number of authorized shares of any other class or series of capital stock, in each case referred to in clause (A), (B) or (C) above ranking on parity with or junior to the Series A Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation. Except as set forth herein, holders of the Series A Preferred Stock shall not have any voting rights with respect to, and the consent of the holders of the Series A Preferred Stock shall not be required for, the taking of any corporate action, including an Event, regardless of the effect that such corporate action or Event may have upon the powers, preferences, voting power or other rights or privileges of the Series A Preferred Stock.
(g)   The foregoing voting provisions of this Section 7 shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice pursuant to these Articles Supplementary, and sufficient funds, in cash, shall have been deposited in trust to effect such redemption.
(h)   In any matter in which the Series A Preferred Stock may vote (as expressly provided herein), each share of Series A Preferred Stock shall be entitled to one vote per $25.00 of liquidation preference.
Section 8.   Conversion.   The shares of Series A Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation, except as provided in this Section 8.
(a)   Upon the occurrence of a Change of Control, each holder of shares of Series A Preferred Stock shall have the right, unless, prior to the Change of Control Conversion Date, the Corporation has provided or provides notice of its election to redeem the Series A Preferred Stock pursuant to the Redemption Right or Special Optional Redemption Right, to convert some or all of the Series A Preferred Stock held by

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such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of Common Stock per share of Series A Preferred Stock to be converted (the “Common Stock Conversion Consideration”) equal to the lesser of (A) the quotient obtained by dividing (i) the sum of (x) the $25.00 liquidation preference per share of Series A Preferred Stock to be converted plus (y) the amount of any accrued and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case no additional amount for such accrued and unpaid dividends will be included in such sum) by (ii) the Common Stock Price (as defined herein) and (B) 4.51957 (the “Share Cap”), subject to the immediately succeeding paragraph.
The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of the Common Stock), subdivisions or combinations (in each case, a “Share Split”) with respect to the Common Stock as follows: the adjusted Share Cap as the result of a Share Split shall be the number of shares of Common Stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of Common Stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Share Split.
For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of Common Stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable in connection with the exercise of the Change of Control Conversion Right shall not exceed 31,185,064 shares of Common Stock in total (or equivalent Alternative Conversion Consideration, as applicable)(the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Share Cap.
In the case of a Change of Control pursuant to which shares of Common Stock shall be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of shares of Series A Preferred Stock shall receive upon conversion of such shares of Series A Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of Common Stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”; and the Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, shall be referred to herein as the “Conversion Consideration”).
In the event that holders of Common Stock have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration will be deemed to be the kind and amount of consideration actually received by holders of a majority of the Common Stock that voted for such an election (if electing between two types of consideration) or holders of a plurality of the Common Stock that voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.
The “Change of Control Conversion Date” shall be a Business Day set forth in the notice of Change of Control provided in accordance with Section 8(c) below that is no less than 20 days nor more than 35 days after the date on which the Corporation provides such notice pursuant to Section 8(c).
The “Common Stock Price” shall be (i) if the consideration to be received in the Change of Control by the holders of Common Stock is solely cash, the amount of cash consideration per share of Common Stock or (ii) if the consideration to be received in the Change of Control by holders of Common Stock is other than solely cash (x) the average of the closing sale prices per share of Common Stock (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which the Common Stock is then traded, or (y) the average of the last quoted bid prices for the Common Stock in the over-the-counter market as reported by Pink Sheets LLC

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or similar organization for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the Common Stock is not then listed for trading on a U.S. securities exchange.
(b)   No fractional shares of Common Stock shall be issued upon the conversion of Series A Preferred Stock. In lieu of fractional shares, holders shall be entitled to receive the cash value of such fractional shares based on the Common Stock Price.
(c)   Within 15 days following the occurrence of a Change of Control, a notice of occurrence of the Change of Control, describing the resulting Change of Control Conversion Right, shall be delivered to the holders of record of the shares of Series A Preferred Stock at their addresses as they appear on the Corporation’s share transfer records and notice shall be provided to the Corporation’s transfer agent. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the conversion of any share of Series A Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the last date on which the holders of Series A Preferred Stock may exercise their Change of Control Conversion Right; (iv) the method and period for calculating the Common Stock Price; (v) the Change of Control Conversion Date; (vi) that if, prior to the Change of Control Conversion Date, the Corporation has provided or provides notice of its election to redeem all or any portion of the Series A Preferred Stock, the holder will not be able to convert shares of Series A Preferred Stock designated for redemption and such shares of Series A Preferred Stock shall be redeemed on the related redemption date, even if they have already been tendered for conversion pursuant to the Change of Control Conversion Right; (vii) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series A Preferred Stock; (viii) the name and address of the paying agent and the conversion agent; and (ix) the procedures that the holders of Series A Preferred Stock must follow to exercise the Change of Control Conversion Right.
(d)   The Corporation shall issue a press release for publication on the Dow Jones & Corporation, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on the Corporation’s website, in any event prior to the opening of business on the first Business Day following any date on which the Corporation provides notice pursuant to Section 8(c) above to the holders of Series A Preferred Stock.
(e)   In order to exercise the Change of Control Conversion Right, a holder of shares of Series A Preferred Stock shall be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) representing the shares of Series A Preferred Stock to be converted, duly endorsed for transfer, together with a written conversion notice completed, to the Corporation’s transfer agent. Such notice shall state: (i) the relevant Change of Control Conversion Date; (ii) the number of shares of Series A Preferred Stock to be converted; and (iii) that the shares of Series A Preferred Stock are to be converted pursuant to the applicable provisions of these Articles Supplementary. Notwithstanding the foregoing, if the shares of Series A Preferred Stock are held in global form, such notice shall comply with applicable procedures of The Depository Trust Corporation (“DTC”).
(f)   Holders of Series A Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the Corporation’s transfer agent prior to the close of business on the Business Day prior to the Change of Control Conversion Date. The notice of withdrawal must state: (i) the number of withdrawn shares of Series A Preferred Stock; (ii) if certificated shares of Series A Preferred Stock have been issued, the certificate numbers of the shares of withdrawn Series A Preferred Stock; and (iii) the number of shares of Series A Preferred Stock, if any, which remain subject to the conversion notice. Notwithstanding the foregoing, if the shares of Series A Preferred Stock are held in global form, the notice of withdrawal shall comply with applicable procedures of DTC.
(g)   Shares of Series A Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn shall be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless, prior to the Change of Control Conversion Date, the

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Corporation has provided or provides notice of its election to redeem such shares of Series A Preferred Stock, whether pursuant to its Redemption Right or Special Optional Redemption Right. If the Corporation elects to redeem shares of Series A Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such shares of Series A Preferred Stock shall not be so converted and the holders of such shares shall be entitled to receive on the applicable redemption date $25.00 per share, plus any accrued and unpaid dividends thereon to, but not including, the redemption date.
(h)   The Corporation shall deliver the applicable Conversion Consideration no later than the third Business Day following the Change of Control Conversion Date.
(i)   Notwithstanding anything to the contrary contained herein, no holder of shares of Series A Preferred Stock will be entitled to convert such shares of Series A Preferred Stock into shares of Common Stock to the extent that receipt of such shares of Common Stock would cause the holder of such shares of Common Stock (or any other person) to have actual ownership, Beneficial Ownership or Constructive Ownership (each as defined in Article VII of the Charter) of shares of Common Stock of the Corporation in excess of the Ownership Limit (as defined in Article VII of the Charter) or such other limit as permitted by the Board of Directors or a committee thereof pursuant to Article VII of the Charter.
Section 9.   Restrictions on Ownership and Transfer of Shares.
(a)   Definitions.   For the purposes of Section 5 and this Section 9 of these Articles Supplementary, the following terms shall have the following meanings:
“Beneficial Ownership” shall mean ownership of shares of Series A Preferred Stock by a Person, whether the interest in the shares of Series A Preferred Stock is held directly or indirectly (including by a nominee), and shall include interests that are actually owned or would be treated as owned through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3) of the Code. The terms “Beneficial Owner,” “Beneficially Own,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.
“Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.
“Capital Stock” shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.
“Charitable Beneficiary” shall mean one or more beneficiaries of the Trust as determined pursuant to Section 9(c)(vi), provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.
“Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor statute.
“Constructive Ownership” shall mean ownership of shares of Series A Preferred Stock by a Person, whether the interest in the shares of Series A Preferred Stock is held directly or indirectly (including by a nominee), and shall include interests that are actually owned or would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Own,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.
“Excepted Holder” shall mean a stockholder of the Corporation for whom an Excepted Holder Limit is created by the Board of Directors pursuant to Section 9(b)(vii).
“Excepted Holder Limit” shall mean for each Excepted Holder, the percentage limit established by the Board of Directors for such Excepted Holder pursuant to Section 9(b)(vii), which limit may be expressed, in the discretion of the Board of Directors, as one or more percentages and/or numbers of shares of Capital Stock, and may apply with respect to one or more classes of Capital Stock or to all classes of Capital

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Stock in the aggregate, provided that the affected Excepted Holder agrees to comply with any requirements established by the Board of Directors pursuant to Section 9(b)(vii) and subject to adjustment pursuant to Section 9(b)(viii).
“Individual” means an individual, a trust qualified under Section 401(a) or 501(c)(17) of the Code, a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, or a private foundation within the meaning of Section 509(a) of the Code, provided that, except as set forth in Section 856(h)(3)(A)(ii) of the Code, a trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code shall be excluded from this definition.
“Initial Date” shall mean the date upon which these Articles Supplementary are accepted for record by the State Department of Assessments and Taxation of Maryland.
“Market Price” on any date shall mean, with respect to the Series A Preferred Stock, the Closing Price for the Series A Preferred Stock on such date. The “Closing Price” on any date shall mean the last sale price for the Series A Preferred Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for the Series A Preferred Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if the Series A Preferred Stock is not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Series A Preferred Stock is listed or admitted to trading or, if the Series A Preferred Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system on which the Series A Preferred Stock is quoted, or if the Series A Preferred Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Series A Preferred Stock selected by the Board of Directors or, in the event that no trading price is available for the Series A Preferred Stock, the fair market value of the Series A Preferred Stock, as determined in good faith by the Board of Directors.
“Ownership Limit” has the meaning set forth in Article VII of the Charter.
“NYSE” shall mean the New York Stock Exchange.
“Person” shall mean an Individual, corporation, partnership, limited liability company, estate, trust, association, joint stock company or other entity.
“Prohibited Owner” shall mean, with respect to any purported Transfer, any Person who, but for the provisions of Section 9(b)(i), would Beneficially Own or Constructively Own shares of Series A Preferred Stock, and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Prohibited Owner would have so owned.
“REIT” shall mean a real estate investment trust under Sections 856 through 860 of the Code.
“Restriction Termination Date” shall mean the first day after the Initial Date on which the Board of Directors determines pursuant to Section 5.7 of the Charter that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Series A Preferred Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.
“Series A Ownership Limit” shall mean 9.8% (in value or in number of shares, whichever is more restrictive, and subject to adjustment from time to time by the Board of Directors in accordance with Section 9(b)(viii)) of the aggregate of the outstanding shares of Series A Preferred Stock, excluding any such outstanding Series A Preferred Stock which is not treated as outstanding for federal income tax purposes. Notwithstanding the foregoing, for purposes of determining the percentage ownership of Series A Preferred Stock by any Person, shares of Series A Preferred Stock that are treated as Beneficially Owned or Constructively Owned by such Person shall be deemed to be outstanding. The number and value of shares of outstanding Series A Preferred Stock of the Corporation shall be determined by the Board of Directors in good faith, which determination shall be conclusive for all purposes hereof.

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“Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire, or change its level of, Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Series A Preferred Stock or the right to vote or receive dividends on Series A Preferred Stock, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Series A Preferred Stock or any interest in Series A Preferred Stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Series A Preferred Stock; in each case, whether voluntary or involuntary, whether owned of record, Beneficially Owned or Constructively Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.
“Trust” shall mean any trust provided for in Section 9(c)(i).
“Trustee” shall mean the Person unaffiliated with the Corporation and any Prohibited Owner, that is appointed by the Corporation to serve as trustee of the Trust.
(b)   Series A Preferred Stock.
(i)   Ownership Limitations.   Prior to the Restriction Termination Date, but subject to Section 9(d):
(A)   Basic Restrictions.
(i)   The Series A Preferred Stock constitutes a class or series of Preferred Stock, and Preferred Stock constitutes Capital Stock of the Corporation. Therefore, the Series A Preferred Stock, being Capital Stock, shall be subject to all restrictions and limitations on the Transfer and ownership of Capital Stock set forth in the Charter and applicable to Capital Stock. In addition, (1) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Series A Preferred Stock in excess of the Series A Ownership Limit and (2) no Excepted Holder shall Beneficially Own or Constructively Own shares of Series A Preferred Stock in excess of the Excepted Holder Limit for such Excepted Holder.
(ii)   No Person shall Beneficially or Constructively Own shares of Series A Preferred Stock to the extent that, taking into account other Capital Stock of the Corporation Beneficially or Constructively Owned by such Person, such Beneficial or Constructive Ownership of shares of Series A Preferred Stock could result in, (A) the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or (B) otherwise failing to qualify as a REIT (including but not limited to Beneficial or Constructive Ownership that could result in the Corporation Constructively Owning an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant, taking into account any other income of the Corporation that would not qualify under the gross income requirements of Section 856(c) of the Code, would cause the Corporation to fail to satisfy any of such gross income requirements).
(iii)   Any Transfer of shares of Series A Preferred Stock that, if effective, would result in the Capital Stock being beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Series A Preferred Stock.
Without limitation of the application of any other provision of this Section 9, it is expressly intended that the restrictions on ownership and Transfer described in this Section 9(b)(i) shall apply to restrict the rights of any members or partners in limited liability companies or partnerships to exchange their interest in such entities for shares of Capital Stock of the Corporation.
(B)   Transfer in Trust.   If any Transfer of shares of Series A Preferred Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) occurs which, if effective,

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would result in any Person Beneficially Owning or Constructively Owning shares of Series A Preferred Stock in violation of Section 9(b)(i)(A)(i) or (ii):
(i)   then that number of shares of the Series A Preferred Stock, the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 9(b)(i)(A)(i) or (ii) (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 9(c), effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such shares; or
(ii)   if the transfer to the Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 9(b)(i)(A)(i) or (ii), then the Transfer of that number of shares of Series A Preferred Stock that otherwise would cause any Person to violate Section 9(b)(i)(A)(i) or (ii) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Series A Preferred Stock.
(iii)   In determining which shares of Series A Preferred Stock are to be transferred to a Trust in accordance with this Section 9(b)(i)(B) and Section 9(c) hereof, shares shall be so transferred to a Trust in such manner as minimizes the aggregate value of the shares that are transferred to the Trust (except as provided in Section 9(b)(vi)) and, to the extent not inconsistent therewith, on a pro rata basis (unless otherwise determined by the Board of Directors in its sole and absolute discretion). To the extent that, upon a transfer of shares of Series A Preferred Stock pursuant to this Section 9(b)(i)(B), a violation of any provision of Section 9(b)(i)(A) would nonetheless be continuing (as, for example, where the ownership of shares of Series A Preferred Stock by a single Trust would result in the shares of Capital Stock being Beneficially Owned (determined under the principles of Section 856(a)(5) of the Code) by fewer than 100 Persons), then shares of Series A Preferred Stock shall be transferred to that number of Trusts, each having a Trustee and a Charitable Beneficiary or Beneficiaries that are distinct from those of each other Trust, such that there is no violation of any provision of Section 9(b)(i)(A) hereof.
(ii)   Remedies for Breach.   If the Board of Directors shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 9(b)(i) or that a Person intends or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Series A Preferred Stock in violation of Section 9(b)(i) (whether or not such violation is intended), the Board of Directors or a committee thereof shall take such action as it deems advisable, in its sole and absolute discretion, to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 9(b)(i) shall automatically result in the transfer to the Trust described above, or, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or a committee thereof.
(iii)   Notice of Restricted Transfer.   Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Series A Preferred Stock that will or may violate Section 9(b)(i)(A) or any Person who would have owned shares of Series A Preferred Stock that resulted in a transfer to the Trust pursuant to the provisions of Section 9(b)(i)(B) shall immediately give written notice to the Corporation of such event or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s status as a REIT.
(iv)   Owners Required To Provide Information.   Prior to the Restriction Termination Date, each Person who is a Beneficial Owner or Constructive Owner of shares of Series A Preferred Stock and each Person (including the stockholder of record) who is holding shares of Series A Preferred Stock for a Beneficial or Constructive Owner shall, on demand, provide to the Corporation in writing such information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership or Constructive Ownership on the Corporation’s status as a REIT and to ensure compliance with the Series A Ownership

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Limit and the other restrictions set forth herein, and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.
(v)   Remedies Not Limited.   Subject to Section 5.7 of the Charter, nothing contained in this Section 9(b) shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation’s status as a REIT.
(vi)   Ambiguity.   In the case of an ambiguity in the application of any of the provisions of this Section 9, including Section 9(b) Section 9(c), or any definition contained in Section 9(a) or any defined term used in this Section 9 but defined elsewhere in these Articles Supplementary or the Charter, the Board of Directors shall have the power to determine the application of the provisions of this Section 9 with respect to any situation based on the facts known to it. In the event Section 9(b) or Section 9(c) requires an action by the Board of Directors and these Articles Supplementary and the Charter fail to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Section 9(a), Section 9(b) or Section 9(c).
(vii)   Exceptions.
(A)   Subject to Section 9(b)(i)(A)(ii), the Board of Directors, subject to the directors’ duties under applicable law, may retroactively exempt and shall prospectively exempt a Person from the Series A Ownership Limit, and, if necessary, shall establish or increase an Excepted Holder Limit for such Person, if the Board of Directors determines, based on such representations, covenants and undertakings from such Person to the extent required by the Board of Directors, and as are necessary or prudent to ascertain, as determined by the Board of Directors in its sole discretion, that such exemption could not cause or permit:
(i)   five or fewer Individuals to Beneficially Own more than 49% in value of the outstanding Capital Stock (taking into account the then current Series A Ownership Limit or Ownership Limit, any then existing Excepted Holder Limits, and the Excepted Holder Limit of such Person); or
(ii)   the Corporation to Constructively Own an interest in any tenant of the Corporation or any tenant of any entity directly or indirectly owned, in whole or in part, by the Corporation (for this purpose, the Board of Directors may determine in its sole and absolute discretion that a tenant shall not be treated as a tenant of the Corporation if (a) the Corporation could not Constructively Own more than a 9.9% interest (that is described in Section 856(d)(2)(B) of the Code) in any such tenant; or (b) the Corporation (directly, or through an entity directly or indirectly owned, in whole or in part, by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue from such tenant such that, in the opinion of the Board of Directors, rent from such tenant would not adversely affect the Corporation’s ability to qualify as a REIT).
(B)   Prior to granting any exception pursuant to Section 9(b)(vii)(A), the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole and absolute discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.
(C)   Subject to Section 9(b)(i)(A)(ii), an underwriter which participates in a public offering or a private placement of Series A Preferred Stock (or securities convertible into or exchangeable for Series A Preferred Stock) may Beneficially Own or Constructively Own shares of Series A Preferred Stock (or securities convertible into or exchangeable for Series A Preferred Stock) in excess of the Series A Ownership Limit, but only to the extent necessary to facilitate such public offering or private placement.
(D)   The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Series A Ownership Limit.

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(viii)   Increase or Decrease in Series A Ownership Limit.   Subject to Section 9(b)(i)(A)(ii) and the rest of this Section 9(b)(vii), the Board of Directors may, in its sole and absolute discretion, from time to time increase or decrease the Series A Ownership Limit for one or more Persons; provided, however, that a decreased Series A Ownership Limit will not be effective for any Person who Beneficially Owns or Constructively Owns, as applicable, shares of Series A Preferred Stock in excess of such decreased Series A Ownership Limit at the time such limit is decreased, until such time as such Person’s Beneficial Ownership or Constructive Ownership of shares of Series A Preferred Stock, as applicable, equals or falls below the decreased Series A Ownership Limit, but any further acquisition of shares of Series A Preferred Stock or increased Beneficial Ownership or Constructive Ownership of shares of Series A Preferred Stock, during the period that such decreased Series A Ownership Limit is not effective with respect to such Person, will be in violation of the Series A Ownership Limit and, provided further, that the new Series A Ownership Limit (taking into account any then existing Excepted Holder Limits to the extent appropriate as determined by the Corporation) would not allow five or fewer Persons to Beneficially Own more than 49% in value of the outstanding Capital Stock.
(ix)   Legend.   Each certificate representing shares of Series A Preferred Stock, if any, shall bear substantially the following legend, in addition to any other legend that may be required in order to comply with applicable federal and state laws:
The shares represented by this certificate are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose of the Corporation’s maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the “Code”). Subject to certain further restrictions and except as expressly provided in the Articles Supplementary for the Series A Preferred Stock, (i) no Person may Beneficially or Constructively Own shares of the Corporation’s Series A Preferred Stock in excess of the Series A Ownership Limit unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Person may Beneficially or Constructively Own Series A Preferred Stock that, taking into account other Capital Stock of the Corporation Beneficially or Constructively Owned by such Person, would result in the Corporation being “closely held” under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; and (iii) no Person may Transfer shares of Series A Preferred Stock if such Transfer would result in the Capital Stock of the Corporation being owned by fewer than 100 Persons. Any Person who Beneficially or Constructively Owns or attempts to Beneficially or Constructively Own shares of Series A Preferred Stock which causes or will cause a Person to Beneficially or Constructively Own shares of Series A Preferred Stock in excess or in violation of the above limitations must immediately notify the Corporation. If any of the restrictions on transfer or ownership set forth in (i) and (ii) above are violated, the shares of Series A Preferred Stock in excess or in violation of the above limitations will be automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries. In addition, the Corporation may take other actions, including redeeming shares upon the terms and conditions specified by the Board of Directors in its sole and absolute discretion if the Board of Directors determines that ownership or a Transfer or other event may violate the restrictions described above. Furthermore, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. All capitalized terms in this legend have the meanings defined in the Articles Supplementary for the Series A Preferred Stock, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Series A Preferred Stock of the Corporation on request and without charge. Requests for such a copy may be directed to the Secretary of the Corporation at its Principal Office.
Instead of the foregoing legend, a certificate may state that the Corporation will furnish a full statement about certain restrictions on ownership and transfer of the shares to a stockholder on request and without charge.
(c)   Transfer of Series A Preferred Stock in Trust.
(i)   Ownership in Trust.   Upon any purported Transfer or other event described in Section 9(b)(i)(B) that would result in a transfer of shares of Series A Preferred Stock to a Trust, such shares of Series A Preferred Stock shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee

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shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Trust pursuant to Section 9(b)(i)(B). The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 9(c)(vi).
(ii)   Status of Shares Held by the Trustee.   Shares of Series A Preferred Stock held by the Trustee shall be issued and outstanding shares of Series A Preferred Stock of the Corporation. The Prohibited Owner shall have no rights in the shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Trust. The Prohibited Owner shall have no claim, cause of action, or any other recourse whatsoever against the purported transferor of such Series A Preferred Stock.
(iii)   Dividend and Voting Rights.   The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Series A Preferred Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that the shares of Series A Preferred Stock have been transferred to the Trustee shall be paid by the recipient of such dividend or other distribution to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Trust and, subject to Maryland law, effective as of the date that the shares of Series A Preferred Stock have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole and absolute discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Series A Preferred Stock have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Section 9, until the Corporation has received notification that shares of Series A Preferred Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.
(iv)   Sale of Shares by Trustee.   Within 20 days of receiving notice from the Corporation that shares of Series A Preferred Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to a Person or Persons, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 9(b)(i)(A). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 9(c)(iv). The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Trust. The Trustee shall reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 9(c)(iii). Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Series A Preferred Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 9(c)(iv), such excess shall be paid to the Trustee upon demand.

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(v)   Purchase Right in Series A Preferred Stock Transferred to the Trustee.   Shares of Series A Preferred Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a gift, devise or other transaction, the Market Price at the time of such gift, devise or other transaction) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which has been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 9(c)(iii). The Corporation shall pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Section 9(c)(iv). Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.
(vi)   Designation of Charitable Beneficiaries.   By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that the shares of Series A Preferred Stock held in the Trust would not violate the restrictions set forth in Section 9(b)(i)(A) in the hands of such Charitable Beneficiary. Neither the failure of the Corporation to make such designation nor the failure of the Corporation to appoint the Trustee before the automatic transfer provided for in Section 9(b)(i)(B)(i) shall make such transfer ineffective, provided that the Corporation thereafter makes such designation and appointment. The designation of a nonprofit organization as a Charitable Beneficiary shall not entitle such nonprofit organization to continue to serve in such capacity and the Corporation may, in its sole discretion, designate a different nonprofit organization as the Charitable Beneficiary at any time and for any or no reason, provided, however, that if a Charitable Beneficiary was designated at the time the shares of Series A Preferred Stock were placed in the Trust, such Charitable Beneficiary shall be entitled to the rights set forth in herein with respect to such shares of Series A Preferred Stock, unless and until the Corporation opts to purchase such shares.
(d)   NYSE Transactions.   Nothing in this Section 9 shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Section 9 and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Section 9.
(e)   Enforcement.   The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Section 9.
(f)   Non-Waiver.   No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.
(g)   Severability.   If any provision of this Section 9 or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.
(h)   Applicability of Section 9.   The provisions set forth in this Section 9 shall apply to the Series A Preferred Stock notwithstanding any contrary provisions of the Series A Preferred Stock provided for elsewhere in these Articles Supplementary.
Section 10.   No Conversion Rights.   The shares of Series A Preferred Stock shall not be convertible into or exchangeable for any other property or securities of the Corporation or any other entity, except as otherwise provided herein.
Section 11.   Record Holders.   The Corporation and its transfer agent may deem and treat the record holder of any Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor its transfer agent shall be affected by any notice to the contrary.

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Section 12.   No Maturity or Sinking Fund.   The Series A Preferred Stock has no maturity date, and no sinking fund has been established for the retirement or redemption of Series A Preferred Stock; provided, however, that the Series A Preferred Stock owned by a stockholder in excess of the Series A Ownership Limit shall be subject to the provisions of Section 5 and Section 9 of these Articles Supplementary.
Section 13.   Exclusion of Other Rights.   The Series A Preferred Stock shall not have any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption other than expressly set forth in the Charter and these Articles Supplementary.
Section 14.   Headings of Subdivisions.   The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.
Section 15.   Severability of Provisions.   If any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A Preferred Stock set forth in the Charter and these Articles Supplementary are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of Series A Preferred Stock set forth in the Charter which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A Preferred Stock herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.
Section 16.   No Preemptive Rights.   No holder of Series A Preferred Stock shall be entitled to any preemptive rights to subscribe for or acquire any unissued shares of capital stock of the Corporation (whether now or hereafter authorized) or securities of the Corporation convertible into or carrying a right to subscribe to or acquire shares of capital stock of the Corporation.
Section 17.   Provision of Financial Information.   Whether or not it is subject to Section 13 or 15(d) of the Exchange Act, the Corporation will, to the extent permitted under the Exchange Act, file with the Securities and Exchange Commission (the “SEC”) the annual reports, quarterly reports and other documents that the Corporation would have been required to file with the SEC pursuant to such Section 13 or 15(d) if it were so subject, such documents to be filed with the SEC on or prior to the respective dates (the “Required Filing Dates”) by which the Corporation would have been required so to file such documents if it were so subject.
The Corporation will also in any event (1) within 15 days of each Required Filing Date transmit by mail or electronic transmittal to all holders, as their names and addresses appear in the security register, without cost to such holders, copies of the annual reports, quarterly reports and other documents that the Corporation is required to file or would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if it were subject to such sections, provided that the foregoing transmittal requirement will be deemed satisfied if the foregoing reports and documents are available on the SEC’s EDGAR system or on the Corporation’s website within the applicable time period specified above, and (2) if filing such documents with the SEC is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective holder.
SECOND:   The Series A Preferred Stock has been classified and designated by the Board of Directors, or a duly authorized committee thereof, under the authority contained in the Charter and Sections 2-105 and 2-208 of the MGCL.
THIRD:   These Articles Supplementary have been approved by the Board of Directors, or a duly authorized committee thereof, in the manner and by the vote required by law.
FOURTH:   These Articles Supplementary shall be effective at [   ] [a][p].m., Eastern Time, on [                 ], 202[      ].
FIFTH:   The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges

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that to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
[Signature page follows]

A-A-22

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Executive Vice President, Chief Legal Officer, General Counsel and Secretary as of this [      ] day of [   ], 202[      ].
ATTEST:	REALTY INCOME CORPORATION
Michelle Bushore Executive Vice President, Chief Legal Officer, General Counsel and Secretary	By: Sumit Roy President and Chief Executive Officer

A-A-23

ANNEX B
October 29, 2023
The Board of Directors
Spirit Realty Capital, Inc.
2727 North Harwood Street, Suite 300
Dallas, Texas 75201
Members of the Board of Directors:
You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.05 per share (the “Company Common Stock”), of Spirit Realty Capital, Inc. (the “Company”) of the Exchange Ratio (as defined below) in the proposed merger (the “Transaction”) of the Company with a direct wholly-owned subsidiary of Realty Income Corporation (the “Acquiror”). Pursuant to the Agreement and Plan of Merger (the “Agreement”), among the Company, the Acquiror and its subsidiary, MD Subsidiary, Inc., the Company will become a wholly-owned subsidiary of the Acquiror, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Acquiror and its affiliates and Excluded Common Shares (as defined in the Agreement), will be converted into the right to receive 0.762 shares (the “Exchange Ratio”) of the Acquiror’s common stock, par value $0.01 per share (the “Acquiror Common Stock”).
In connection with preparing our opinion, we have (i) reviewed a draft dated October 28, 2023 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the Acquiror and the industries in which they operate; (iii) compared the financial and operating performance of the Company and the Acquiror with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and the Acquiror Common Stock and certain publicly traded securities of such other companies; (iv) reviewed certain internal financial analyses and forecasts prepared by the managements of the Company and the Acquiror relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the “Synergies”); and (v) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.
In addition, we have held discussions with certain members of the management of the Company and the Acquiror with respect to certain aspects of the Transaction, and the past and current business operations of the Company and the Acquiror, the financial condition and future prospects and operations of the Company and the Acquiror, the effects of the Transaction on the financial condition and future prospects of the Company and the Acquiror, and certain other matters we believed necessary or appropriate to our inquiry.
In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Acquiror or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Acquiror to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or the Acquiror or on the contemplated benefits of the Transaction.
Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the holders of the Company Common Stock of the Exchange Ratio in the proposed Transaction and we express no opinion as to the fairness of any consideration to be paid in connection with the Transaction to the holders of any other class of securities (including the Company Series A Preferred Stock, $.0.01 par value per share), creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Exchange Ratio applicable to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock or the Acquiror Common Stock will trade at any future time.
We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction. We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company and the Acquiror, for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger and joint bookrunner on the Company’s credit facilities in March 2022, August 2022, November 2022 and May 2023 and acting as joint lead arranger and joint bookrunner on the Acquiror’s credit facilities in April 2022 and January 2023 and as joint lead bookrunner on the Acquiror’s offerings of debt securities in October 2022 and June 2023. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Company, for which it receives customary compensation or other financial benefits. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and the Acquiror. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.
On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Transaction is fair, from a financial point of view, to the holders of the Company Common Stock.
The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval.

This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.
Very truly yours,
J.P. MORGAN SECURITIES LLC
J.P. Morgan Securities LLC

ANNEX C
October 29, 2023
Board of Directors
Spirit Realty Capital, Inc.
2727 North Harwood Street, Suite 300,
Dallas, Texas 75201
Members of the Board:
We understand that Spirit Realty Capital, Inc. (the “Company”), Realty Income Corp. (the “Buyer”) and Saints MD Subsidiary, Inc., a direct wholly owned subsidiary of the Buyer (“Acquisition Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated October 27, 2023 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of the Company with and into Acquisition Sub, with Acquisition Sub continuing as the surviving corporation of the Merger. Pursuant to the Merger, (i) each outstanding share of common stock, par value $0.05 per share, of the Company (the “Company Common Stock”), other than (a) shares of Company Common Stock owned by the Company, the Buyer or Acquisition Sub or by any direct or indirect wholly owned subsidiary of the Buyer (other than Acquisition Sub) or the Company, and (b) shares subject to an award of Company Common Stock subject to vesting, repurchase or other lapse restriction granted under that certain Second Amended and Restated Company and Company Partnership 2012 Incentive Award Plan, as amended, will be converted into the right to receive a number of newly issued shares of common stock, par value $0.01 per share, of the Buyer (the “Buyer Common Stock”) equal to 0.762, subject to (x) adjustment in certain circumstances and (y) the payment of cash for fractional shares of Buyer Common Stock (the “Consideration” and such ratio, the “Exchange Ratio”), and (ii) each outstanding share of 6.000% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share, of the Company (the “Company Series A Preferred Stock”) will be converted into the right to receive one (1) newly issued share of Series A Preferred Stock, $0.01 par value per share, of the Buyer. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.
You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock (other than the Company, the Buyer and Acquisition Sub and any direct or indirect wholly owned subsidiary of Buyer (other than Acquisition Sub) or the Company).
For purposes of the opinion set forth herein, we have:
1)
Reviewed certain publicly available financial statements and other business and financial information of the Company and the Buyer, respectively;

2)
Reviewed certain internal financial statements and other financial and operating data concerning the Company and the Buyer, respectively;

3)
Reviewed certain financial projections prepared by the managements of the Company and the Buyer, respectively;

4)
Reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the managements of the Company and the Buyer, respectively;

5)
Discussed the past and current operations and financial condition and the prospects of the Company, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Company;

6)
Discussed the past and current operations and financial condition and the prospects of the Buyer, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Buyer;

7)
Reviewed the pro forma impact of the Merger on the Buyer’s earnings per share, cash flow, consolidated capitalization and certain financial ratios;

8)
Reviewed the reported prices and trading activity for the Company Common Stock and the Buyer Common Stock;

9)
Compared the financial performance of the Company and the Buyer and the prices and trading activity of the Company Common Stock and the Buyer Common Stock with that of certain other publicly-traded companies comparable with the Company and the Buyer, respectively, and their securities;

10)
Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

11)
Participated in certain discussions among representatives of the Company and the Buyer and their financial and legal advisors;

12)
Reviewed the Merger Agreement and certain related documents; and

13)
Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and the Buyer, and formed a substantial basis for this opinion. We have relied upon, without independent verification, the assessment by the managements of the Company and the Buyer of: (i) the strategic, financial and other benefits expected to result from the Merger; (ii) the timing and risks associated with the integration of the Company and the Buyer; (iii) their ability to retain key employees of the Company and the Buyer, respectively, and (iv) the validity of, and risks associated with, the Company’s and the Buyer’s existing and future business models. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the Company and the Buyer of the future financial performance of the Company and the Buyer. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Merger will be treated as a reorganization pursuant to the Internal Revenue Code of 1986, as amended, and that the definitive Merger Agreement will not differ in any material respect from the draft thereof furnished to us. We do not express any view on, and this opinion does not address, any other term or aspect of the Merger Agreement or the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection therewith. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We have been advised by the Buyer that the Buyer has operated in conformity with the requirements for qualification as a real estate investment trust (“REIT”) for U.S. federal income tax purposes since its formation as a REIT and we have assumed that the Merger will not adversely affect such status or operations of the Buyer. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Buyer and the Company and their legal, tax and regulatory advisors with respect to legal, tax and regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration to be received by the holders of shares of the Company Common Stock in the transaction. Morgan Stanley also expresses no opinion as to the relative fairness of any portion of the consideration to holders of any other equity securities of the Company. This opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to enter into the Merger Agreement or proceed with any other transaction contemplated by the Merger Agreement. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or the Buyer, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.
In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction, involving the Company, nor did we negotiate with any of the parties which expressed interest to Morgan Stanley in the possible acquisition of the Company or certain of its constituent businesses.
We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a significant portion of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financing services for the Buyer and the Company and have received fees in connection with such services. Morgan Stanley may also seek to provide financial advisory and financing services to the Buyer and the Company and their respective affiliates in the future and would expect to receive fees for the rendering of these services.
Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Buyer, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.
This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company only and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the Buyer Common Stock will trade following consummation of the Merger or at any time and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders’ meeting to be held in connection with the Merger.
Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock (other than the Company, the Buyer and Acquisition Sub and any direct or indirect wholly owned subsidiary of Buyer (other than Acquisition Sub) or the Company).
Very truly yours,
MORGAN STANLEY & CO. LLC
By:

Mike Connor
Managing Director

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers
The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from:
•
actual receipt of an improper benefit or profit in money, property or services, or

•
active and deliberate dishonesty established by a final judgment as being material to the cause of action.

The Realty Income Articles contain such a provision which eliminates such liability to the maximum extent permitted by the MGCL.
The Realty Income Articles authorize Realty Income, and the Realty Income Bylaws obligate Realty Income, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any present or former director or officer who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity or any individual who, while serving as one of Realty Income’s directors or officers and at Realty Income’s request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity. The Realty Income Articles and Realty Income Bylaws also permit Realty Income, with the approval of the Realty Income board of directors, to indemnify and advance expenses to any person who served a predecessor of Realty Income in any of the capacities described above and to any employee or agent of Realty Income or its predecessor.
The MGCL requires a corporation (unless its charter provides otherwise, which the Realty Income Articles do not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to or in which they may be made or are threatened to be made a party or witness by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it will ultimately be determined that the standard of conduct was not met.
Realty Income has entered into indemnification agreements with its directors and executive officers. The indemnification agreements require, among other matters, that Realty Income indemnify its directors and executive officers to the fullest extent permitted by law and advance to the directors and executive officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under the indemnification agreements, Realty Income must also indemnify and advance all expenses incurred by directors and executive officers seeking to enforce their rights under the indemnification agreements and may cover directors and executive officers under Realty Income’s directors’ and officers’ liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides greater assurance to directors and executive officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by Realty Income’s board of directors or the stockholders to alter or eliminate the rights it provides.
Item 21.   Exhibits and Financial Statement Schedules
The exhibits listed below in the “Exhibit Index” are part of this registration statement and are numbered in accordance with Item 601 of Regulation S-K.
Item 22.   Undertakings
The undersigned registrant hereby undertakes:
(a)(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)   to include any prospectus required by section 10(a)(3) of the Securities Act;
(ii)   to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and
(iii)   to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(a)(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
(a)(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;
(a)(4) that, for the purpose of determining liability under the Securities Act, to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than a prospectus filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement shall, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;
(a)(5) that for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant shall be a seller to the purchaser and shall be considered to offer or sell such securities to such purchaser:

(i)   any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)   any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)   the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)   any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)   for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(b)(1) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus shall contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form; and
(b)(2) that every prospectus (i) that is filed pursuant to paragraph (h)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, shall be filed as a part of an amendment to the registration statement and shall not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant shall, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and shall be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX
Exhibit Number	Description
2.1**	Agreement and Plan of Merger, dated as of October 29, 2023, by and among Realty Income Corporation, Saints MD Subsidiary, Inc., and Spirit Realty Capital, Inc. (included as Annex A to the proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference).
3.1	Articles of Incorporation of Realty Income Corporation, as amended by amendment No. 1 dated May 10, 2005, and amendment No. 2 dated May 10, 2005 (filed as exhibit 3.1 to Realty Income Corporation’s Form 10-Q for the quarter ended June 30, 2005 (File No. 033-69410) and incorporated herein by reference).
3.2	Articles of Amendment dated July 29, 2011 (filed as exhibit 3.1 to Realty Income Corporation’s Form 8-K, filed on August 2, 2011 (File No. 001-13374) and incorporated herein by reference).
3.3	Articles of Amendment dated June 21, 2012 (filed as exhibit 3.1 to Realty Income Corporation’s Form 8-K, filed on June 21, 2012 (File No. 001-13374) and incorporated herein by reference).
3.4	Articles of Amendment dated May 14, 2019 (filed as exhibit 3.1 to Realty Income Corporation’s Form 8-K, filed on May 16, 2019 (File No. 001-13374) and incorporated herein by reference).
3.5	Articles of Amendment dated May 17, 2022 (filed as exhibit 3.1 to Realty Income Corporation’s Form 8-K, filed on May 19, 2022 (File No. 001-13374) and incorporated herein by reference).
3.6	Amended and Restated Bylaws of Realty Income Corporation dated November 3, 2023 (filed as exhibit 3.1 to Realty Income Corporation’s Form 10-Q, filed on November 7, 2023 (File No. 001-13374) and incorporated herein by reference).
3.7	Articles Supplementary dated June 30, 1998, establishing the terms of Realty Income Corporation’s Class A Junior Participating Preferred Stock (filed as exhibit A to exhibit 1 of Form 8-A12B, filed on June 26, 1998 (File No. 001-13374) and incorporated herein by reference).
3.8	Articles Supplementary dated May 24, 1999, establishing the terms of Realty Income Corporation’s 9 3/8% Class B Cumulative Redeemable Preferred Stock (filed as exhibit 4.1 on Form 8-K, filed on May 25, 1999 (File No. 001-13374) and incorporated herein by reference).
3.9	Articles Supplementary dated July 28, 1999, establishing the terms of Realty Income Corporation’s 9 1/2% Class C Cumulative Redeemable Preferred Stock (filed as exhibit 4.1 on Form 8-K, filed on July 30, 1999 (File No. 001-13374) and incorporated herein by reference).
3.10	Articles Supplementary dated May 24, 2004, and the Articles Supplementary dated October 18, 2004, establishing the terms of Realty Income Corporation’s 7.375% Monthly Income Class D Cumulative Redeemable Preferred Stock (filed as exhibit 3.8 on Form 8-A12B, filed on May 25, 2004 (File No. 001-13374) and incorporated herein by reference).
3.11	Articles Supplementary dated November 30, 2006, establishing the terms of Realty Income Corporation’s 6.75% Monthly Income Class E Cumulative Redeemable Preferred Stock (filed as exhibit 3.5 on Form 8-A12B, filed on December 5, 2006 (File No. 001-13374) and incorporated herein by reference).
3.12	Articles Supplementary to the Articles of Incorporation of Realty Income Corporation classifying and designating the 6.625% Monthly Income Class F Cumulative Redeemable Preferred Stock, dated February 3, 2012 (the “First Class F Articles Supplementary”) (filed as exhibit 3.1 to Realty Income Corporation’s Form 8-K, filed on February 3, 2012 (File No. 001-13374) and incorporated herein by reference).
3.13	Certificate of Correction to the First Class F Articles Supplementary, dated April 11, 2012 (filed as exhibit 3.2 to Realty Income Corporation’s Form 8-K, filed on April 17, 2012 (File No. 001-13374) and incorporated herein by reference).

Exhibit Number	Description
3.14	Articles Supplementary to the Articles of Incorporation of Realty Income Corporation classifying and designating additional shares of the 6.625% Monthly Income Class F Cumulative Redeemable Preferred Stock, dated April 17, 2012 (filed as exhibit 3.3 to Realty Income Corporation’s Form 8-K, filed on April 17, 2012 (File No. 001-13374) and incorporated herein by reference).
4.1	Form of Articles Supplementary to the Articles of Incorporation of Realty Income Corporation classifying and designating the 6.000% Series A Cumulative Redeemable Preferred Stock (included as Exhibit A to the Merger Agreement, which is attached to the proxy statement/prospectus forming a part of this registration statement as Annex A and incorporated herein by reference).
5.1*	Form of Opinion of Venable LLP as to the validity of the shares of Realty Income common stock and of the shares of Realty Income Series A preferred stock to be issued in the Merger.
8.1+	Form of Tax Opinion of Latham & Watkins LLP.
8.2+	Form of Tax Opinion of Wachtell, Lipton, Rosen & Katz.
23.1*	Form of Consent of Venable LLP for legality opinion (included in Exhibit 5.1).
23.2+	Form of Consent of Latham & Watkins LLP for tax opinion (included in Exhibit 8.1).
23.3+	Form of Consent of Wachtell, Lipton, Rosen & Katz for tax opinion (included in Exhibit 8.2).
23.4*	Consent of Independent Registered Public Accounting Firm of Realty Income Corporation, KPMG LLP.
23.5*	Consent of Independent Registered Public Accounting Firm of Spirit Realty Capital, Inc., Ernst & Young LLP.
24.1*	Power of Attorney (included in Signature Page).
99.1*	Consent of J.P. Morgan Securities LLC.
99.2*	Consent of Morgan Stanley & Co. LLC.
99.3*	Form of Proxy Card of Spirit Realty Capital, Inc.
107*	Filing Fee Table

*
Filed herewith.

**
Certain schedules (or similar attachments) have been omitted pursuant to Item 601(a)(5) of Regulation S-K. Realty Income hereby undertakes to furnish supplemental copies of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission; provided, that Realty Income may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedules so furnished.

+
To be filed by amendment.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 1st day of December, 2023.
REALTY INCOME CORPORATION
By:
/s/ Michelle Bushore

Michelle Bushore
Executive Vice-President, Chief Legal Officer,
General Counsel and Secretary
POWER OF ATTORNEY
Each person whose signature appears below hereby constitutes and appoints Michelle Bushore, Shannon Jensen and Bianca Martinez and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.
Signature	Title	Date
/s/ Sumit Roy Sumit Roy	President, Chief Executive Officer and Director (Principal Executive Officer)	December 1, 2023
/s/ Christie B. Kelly Christie B. Kelly	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	December 1, 2023
/s/ Sean P. Nugent Sean P. Nugent	Senior Vice President and Controller (Principal Accounting Officer)	December 1, 2023
/s/ Priscilla Almodovar Priscilla Almodovar	Director	December 1, 2023
/s/ Jacqueline Brady Jacqueline Brady	Director	December 1, 2023
/s/ A. Larry Chapman A. Larry Chapman	Director	December 1, 2023

Signature	Title	Date
/s/ Reginald H. Gilyard Reginald H. Gilyard	Director	December 1, 2023
/s/ Mary Hogan Preusse Mary Hogan Preusse	Director	December 1, 2023
/s/ Priya Cherian Huskins Priya Cherian Huskins	Director	December 1, 2023
/s/ Gerardo I. Lopez Gerardo I. Lopez	Director	December 1, 2023
/s/ Michael D. McKee Michael D. McKee	Non-Executive Chairman	December 1, 2023
/s/ Gregory T. McLaughlin Gregory T. McLaughlin	Director	December 1, 2023
/s/ Ronald L. Merriman Ronald L. Merriman	Director	December 1, 2023